As filed with the Securities and Exchange Commission on October 16, 2003

Registration No. 333-105499

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Seafoods Corporation

(Exact name of registrant as specified in its charter)

Delaware	6719	01-0781250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Market Place Tower

2025 First Avenue

Suite 1200

Seattle, Washington 98121

(206) 374-1515

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Co-Registrants

See Next Page

Brad Bodenman

Chief Financial Officer

American Seafoods Group LLC

Market Place Tower

2025 First Avenue

Suite 900

Seattle, Washington 98121

(206) 374-1515

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Jeffrey J. Rosen, Esq. Debevoise & Plimpton 919 Third Avenue New York, New York 10022 (212) 909-6000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Income Deposit Securities (IDSs)(2)	$675,235,361	$3,400(3)

Shares of Common Stock, par value 0.01 per share(4)	38,918,465

% Notes(5)(6)	$301,618,101

Guarantees	*	None(7)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes an indeterminate number of IDSs of the same series of the IDSs offered hereby, which may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs offered hereby in the event of a subsequent issuance of IDSs. The IDS units represent 38,918,465 shares of the common stock and $301.6 million aggregate principal amount of % notes of American Seafoods Corporation, including 4,971,182 IDSs subject to the underwriters’ over-allotment option. Assuming the underwriters’ over-allotment option is exercised, 38,112,392 IDSs will be sold to the public in connection with this initial public offering and 806,073 IDSs will be issued to certain affiliates and members of management in connection with the transactions described in this registration statement under “Detailed Transaction Steps.”
(3)	$36,405 and $15,124 were previously paid in connection with the initial filing of this Registration Statement on May 22, 2003 and the filing of Amendment No. 1 on July 9, 2003, respectively.
(4)	Including 4,971,182 common shares subject to the underwriters’ over-allotment option, 38,112,392 common shares will be sold to the public in connection with this initial public offering and 806,073 common shares will be issued to certain affiliates and members of management in connection with the transactions.
(5)	Including $38.5 million principal amount subject to the underwriters’ over-allotment option. $295.4 million % notes will be sold to the public in connection with this initial public offering and $6.2 million % notes will be issued to certain affiliates and members of management in connection with the transactions.
(6)	Includes an indeterminate principal amount of notes of the same series as the notes offered hereby, which will be received by holders of notes offered hereby in the future on one or more occasions in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the notes offered hereby for identical portions of such additional notes.
(7)	Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Code, and Telephone Number, Including Area Code, of Principal Executive Office
American Seafoods Holdings LLC	Delaware	6719	13-4097209	Market Place Tower 2025 First Avenue, Suite 1200 Seattle, WA 98121 Phone: (206) 374-1515

American Seafoods Group LLC	Delaware	6719	22-3702647	Market Place Tower 2025 First Avenue, Suite 1200 Seattle, WA 98121 Phone: (206) 374-1515

American Seafoods International LLC	Delaware	2092	22-3702872	40 Herman Melville Blvd. P.O. Box 2087 New Bedford, MA 02741 Phone: (508) 997-0031

New Bedford Seafoods LLC	Delaware	2092	22-3702925	40 Herman Melville Blvd. P.O. Box 2087 New Bedford, MA 02741 Phone: (508) 997-0031

The Hadley Group LLC	Delaware	2092	04-2918779	40 Herman Melville Blvd. P.O. Box 2087 New Bedford, MA 02741 Phone: (508) 997-0031

American Seafoods Processing LLC	Delaware	2092	04-3540757	40 Herman Melville Blvd. P.O. Box 2087 New Bedford, MA 02741 Phone: (508) 997-0031

American Seafoods Company LLC	Delaware	2092	22-3702875	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

American Challenger LLC	Delaware	0912	22-3702876	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

American Dynasty LLC	Delaware	0912	22-3702909	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

American Triumph LLC	Delaware	0912	22-3702882	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.	Code, and Telephone Number, Including Area Code, of Principal Executive Office

Ocean Rover LLC	Delaware	0912	22-3702880	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515
Northern Eagle LLC	Delaware	0912	22-3702900	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Northern Hawk LLC	Delaware	0912	22-3702905	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Northern Jaeger LLC	Delaware	0912	22-3702901	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Katie Ann LLC	Delaware	0912	22-3702906	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Southern Pride Catfish LLC	Delaware	0912	42-1563059	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Southern Pride Catfish Trucking, Inc.	Delaware	0912	42-1563057	Market Place Tower 2025 First Avenue, Suite 900 Seattle, WA 98121 Phone: (206) 374-1515

Subject to Completion, Dated October 16, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

33,141,210

Income Deposit Securities (IDSs)

We are selling 33,141,210 IDSs in respect of 33,141,210 shares of our common stock and $256.8 million aggregate principal amount of our     % notes. Each IDS represents:

•	one share of our common stock; and
•	$7.75 aggregate principal amount of our % notes.

Assuming we make our scheduled interest payments and pay dividends in the amount contemplated by our current dividend policy, you will receive in the aggregate approximately $1.80 per year in dividends and interest on the common stock and notes represented by each IDS.

This is the initial public offering of our common stock and notes. We anticipate that the public offering price will be between $16.70 and $18.00 per IDS. We have applied to list our IDSs on the American Stock Exchange under the trading symbol “SEA”. We do not anticipate that the notes will be separately listed on any exchange.

Holders of IDSs will have the right to separate IDSs into the shares of common stock and notes represented thereby at any time after the earlier of 90 days from the closing of this offering or the occurrence of a change of control. Separation of IDSs will occur automatically upon a repurchase, redemption or maturity of the notes. Similarly, holders of our common stock and notes may, at any time, unless the IDSs have automatically separated, combine the applicable number of shares of common stock and principal amount of notes to form IDSs.

Under specified circumstances, we will be permitted to defer interest payments on our notes initially represented by the IDSs. Interest payments will not be deferred for more than 24 months in the aggregate or at any time after                     , 2008. We will also have the ability to defer interest payments on our notes on one occasion for not more than 10 months between                     , 2008 and                     , 2013. Deferred interest on our notes will bear interest at an annual rate of     %. Our notes mature on                     , 2013, subject to our right to extend their maturity for two additional successive five-year terms under specified circumstances.

Upon a subsequent issuance by us of IDSs, a portion of your notes may be automatically exchanged for an identical principal amount of the notes issued in such subsequent issuance and, in such event, your IDSs will be replaced with new IDSs. For more information regarding these automatic exchanges and the effect they may have on your investment, see “Risk Factors—Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange rights by partners of ASLP may cause you to recognize original issue discount and other adverse consequences” and “Description of Notes—Additional Notes” on page 123 and “Material U.S. Federal Tax Considerations—Exchange Rights and Additional Issuances” on page 177.

We are subject to foreign ownership provisions of the American Fisheries Act as a result of which each owner of 5% or more of our common stock (including purchasers in this offering) must certify to us that such person is a U.S. citizen, and at least 95% of all of our beneficial owners will be required to have U.S. addresses. These requirements, and the remedies we may need to invoke to satisfy them, may have an adverse effect on the market for and trading price of IDSs or shares of our common stock.

Investing in the shares of our common stock and our notes represented by IDSs involves risks. See “Risk Factors” beginning on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per IDS	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to American Seafoods Corporation (before expenses)(1)	$	$

(1)	Approximately $155.0 million of those proceeds will be paid to the current owners of our business before this offering and approximately $33.8 million will be paid to a related party to repay indebtedness and redeem preferred stock.

We have granted the underwriters an option to purchase up to 4,971,182 additional IDSs at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. We will use all of the proceeds from the sale of any additional IDSs under the underwriters’ over-allotment option indirectly to redeem additional equity from the persons who owned our affiliate, American Seafoods, L.P., before this offering, which will increase our percentage ownership in Holdings. This prospectus also relates to 1,265,464 IDSs being issued concurrently with this offering to certain indirect holders of equity interests in Holdings in exchange for a portion of those interests.

The underwriters expect to deliver the IDSs to purchasers on or about                     , 2003.

CIBC World Markets

     Credit Suisse First Boston

UBS Investment Bank

RBC Capital Markets

Legg Mason Wood Walker

Incorporated

McDonald Investments Inc.

SunTrust Robinson Humphrey

U.S. Bancorp Piper Jaffray

Wells Fargo Securities, LLC

Morgan Joseph & Co. Inc.

Scotia Capital

                    , 2003

i

Summary

The following is a summary of the principal features of this offering of IDSs and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

Throughout this prospectus, we refer to American Seafoods Corporation, a Delaware corporation, as the “Issuer.” The Issuer will be the sole general partner of American Seafoods Holdings, L.P., a Delaware limited partnership (together with its predecessor, American Seafoods Holdings LLC, “Holdings”), which owns the operating entities described below, including American Seafoods Group LLC, a Delaware limited liability company (“ASG”). References in this prospectus to “we,” “our” and “us” refer to the Issuer, Holdings and its direct and indirect subsidiaries and their predecessors, unless the context otherwise requires. The current owner of our business is American Seafoods, L.P., a Delaware limited partnership (“ASLP”), which is controlled by its general partner, ASC Management, Inc.

Our Company

We are one of the largest integrated seafood companies in the U.S. in terms of revenues. We harvest and process a variety of fish, either on board our sophisticated catcher-processor vessels or at our land-based processing facilities, and market our products to a diverse group of customers in North America, Asia and Europe. We are the largest harvester and at-sea processor of pollock and the largest processor of catfish in the U.S. Pollock is the world’s highest-volume whitefish harvested for human consumption and accounts for a majority of our revenues. According to the Food and Agriculture Organization of the United Nations, catfish accounted for approximately 50% of the value of all aquaculture in the U.S. in 2001. In addition, we harvest and/or process other seafood, including scallops, hake and cod. We maintain an international marketing network through our U.S., Japanese and European offices and have developed long-term relationships with a U.S. and international customer base.

We own and operate a premier modern fleet of seven catcher-processor vessels, which average over 300 feet in length and carry crews of 90 to 125 persons. We produce a variety of products at sea, such as pollock roe (fish eggs), surimi (a fish protein paste used in products such as imitation lobster and crabmeat), fillet blocks, headed and gutted fish and fishmeal. We harvest pollock primarily in the U.S. Bering Sea pollock fishery. According to the Marine Conservation Alliance, this fishery is among the largest and most conservatively managed in the world.

We own and operate two catfish processing facilities in Alabama. We have strong relationships with catfish farmers and we distribute fresh and frozen catfish products to both retailers and foodservice customers throughout several regions in the U.S. In addition, we conduct other seafood processing operations at our facility in Massachusetts, where we manufacture products such as breaded seafood portions, fillets and scallops.

We operate in two principal business segments, ocean harvested whitefish and other seafood products. The ocean harvested whitefish segment includes the harvesting and processing of pollock, cod and hake. Processing of ocean harvested whitefish occurs on our vessels while at sea and at our facilities in Massachusetts. The other seafood products segment includes the processing of catfish and scallops at our facilities in Alabama and Massachusetts.

Industry Overview

Our pollock harvesting and at-sea processing operations benefit from a favorable statutory and regulatory environment. The American Fisheries Act specifically identifies the catcher-processor vessels that are eligible to participate in the U.S. Bering Sea pollock fishery, prohibits the entry of additional vessels and prohibits any single entity from harvesting more than 17.5% of the annual directed pollock catch. We own and operate seven of the 19 catcher-processor vessels permitted to participate in the catcher-processor sector of the U.S. Bering Sea pollock fishery. Under the American Fisheries Act, this sector is allocated 40% of the annual directed pollock catch. Within the catcher-processor sector, our allocation for pollock under the Pollock Conservation Cooperative agreement, a contractual arrangement among the seven companies that own the catcher-processors named in the statute, is nearly 2.5 times larger than that of the second largest Pollock Conservation Cooperative member. In addition to harvesting and processing pollock, we also participate in the catcher-processor sector of U.S. fisheries for hake and cod.

Catcher-processors, such as the vessels we own, harvest and process fish into frozen products, such as roe, fillets and surimi, within hours of catching them.

As part of our other seafood products processing operations, we process approximately 100 million pounds of catfish per year, making us the largest catfish processor by volume in the U.S. We do not own any of the farms from which we source catfish, reducing our exposure to catfish price volatility. In the U.S., the catfish market has evolved over the last decade from being a regional commodity, locally produced and consumed predominantly in the southern U.S., to a large, commercial aquaculture industry serving major U.S. markets.

Competitive Strengths

•	Abundant, Stable Pollock Fishery. Our pollock harvesting operations target the U.S. Bering Sea pollock fishery, which, according to the Marine Conservation Alliance, is one of the healthiest and most responsibly managed fisheries in the world.

•	Attractive Regulatory Environment; Barriers to Entry. The American Fisheries Act provides us with key competitive benefits, among other things limiting participation in the catcher-processor sector of the U.S. Bering Sea pollock fishery to 19 specifically named catcher-processor vessels, of which we own and operate seven.

•	Efficient Large-Scale Operator. We own and operate the largest fleet of catcher-processors in the U.S. Bering Sea pollock fishery. In 2002, our fleet included the industry’s top five catcher-processors in terms of metric tons harvested. Each of our catcher-processors is a floating factory equipped with flexible manufacturing platforms and an integrated computer system, enabling constant communication among vessels, the corporate office and our sales representatives, and the ability to shift production based on current market demand.

•	Catfish Processor Leader. We are the largest catfish processor in the U.S., processing approximately 100 million pounds of catfish per year in our two Alabama facilities, which represents a leading market share in the catfish processing sector of over 15%.

•	Strong Customer Relationships and Distribution Network. We have established long-standing relationships with a diverse base of customers worldwide, including industrial importers, foodservice distributors, food retailers, restaurant chains and reprocessing companies.

•	Experienced Management Team. Our senior management team members average more than 20 years of industry experience.

Business Strategy

Over the past decade, we have become one of the largest integrated seafood companies in the U.S.  Today we are committed to building on our existing harvesting, processing and marketing platforms.

The primary components of our business strategy include the following:

•	Maximize Pollock Revenues. Our pollock harvesting and at-sea processing operations provide a majority of our revenues. Our strategy to maximize pollock revenues includes continuing to increase our share of the total allowable catch in the U.S. Bering Sea pollock fishery by purchasing community development quota from Alaska Community Development Groups and optimizing our product mix based on global demand and pricing.

•	Continue to Diversify Sources of Revenues. We participate in a number of other fisheries besides pollock, such as those for hake and cod. With the recent acquisition of Southern Pride, we became the largest catfish processor in the U.S. and therefore have significant market positions in pollock, catfish and cod, the top three whitefish species in terms of U.S. human consumption.

•	Leverage International Marketing Network. We are currently expanding our presence in worldwide seafood markets, with a particular focus on the Asian and European markets, to increase and diversify our customer base and global seafood market share.

•	Continually Improve Operating Efficiencies. We believe that there may be significant synergies created by integrating Southern Pride, our recently acquired Alabama catfish processing operations, with our secondary processing operations in Massachusetts, leading to improved profitability for both businesses.

•	Pursue Strategic Acquisitions. We intend to evaluate and selectively pursue accretive opportunities that we believe are strategically important based on their potential to diversify our product and customer base, broaden our distribution network and increase cash flow.

New Credit Facility

Simultaneously with consummating this offering, our subsidiary ASG will enter into $300.0 million of senior secured debt facilities with a syndicate of financial institutions, which we refer to as the “new credit facility.”  We expect that the new credit facility will include an $80.0 million senior secured revolving credit facility, which we refer to as the “new revolver,” a term loan in a total principal amount of $80.0 million, which we refer to as the “new term loan,” and $140.0 million of senior secured notes, which we refer to as the “new senior notes.” The Issuer will not be a party to the new credit facility. The new credit facility will contain restrictions on ASG’s ability to make distributions to Holdings and the Issuer. Such distributions are the projected sources of cash to allow the Issuer to make interest and dividend payments to IDS holders. We expect that the new credit facility will have a 5-year maturity. CIBC World Markets Corp., the lead underwriter of this offering, is also the sole placement agent, lead arranger and bookrunner of the new credit facility. The closing of the IDSs offering is conditioned upon the closing of the proposed new credit facility. See “Use of Proceeds” and “Description of Certain Indebtedness—New Credit Facility.”

Existing Senior Subordinated Notes

In conjunction with this offering, ASG commenced a consent solicitation with respect to its outstanding $175.0 million 10.125% senior subordinated notes due 2010, which we refer to as our “existing senior subordinated notes” and a tender offer for such notes. As of October 10, 2003, all of our existing senior subordinated notes had been validly and irrevocably tendered. The tender offer will expire on October 24, 2003, unless we extend it. ASG intends to use a portion of the net proceeds from this offering and borrowings under the new credit facility (1) to acquire our existing senior subordinated notes in the tender offer and (2) to pay fees, expenses and premiums associated with the consent solicitation and tender offer. The closing of the consent solicitation and tender offer is conditioned on the consummation of this offering. Credit Suisse First Boston is the dealer manager of the tender offer and the solicitation agent in the consent solicitation.

The Transactions and Use of Proceeds

Prior to and in connection with this offering, we will consummate various internal restructuring and realignment transactions, the principal effects of which will be to rationalize the existing structure and recapitalize ASLP’s equity interest in Holdings into an interest consisting of part equity and part notes issued by Holdings. In this offering, we expect that the Issuer will sell 33,141,210 IDSs and receive approximately $546.3 million in net proceeds after underwriting discounts, assuming an initial public offering price of $17.35 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. In addition, the Issuer will issue 1,265,464 IDSs, and pay approximately $14.3 million of the net proceeds it receives from the offering, to certain indirect holders of equity interests in Holdings in exchange for those interests.

The remaining net proceeds will be invested, directly or indirectly, in equity interests in Holdings and in the notes to be issued by Holdings. The Issuer will become the managing general partner of Holdings (which will convert to a limited partnership).

Holdings will use the proceeds it receives from the Issuer, as well as proceeds from the repayment of a management loan:  to repay related party indebtedness and to redeem preferred equity interests (a total of approximately $33.8 million); to make a distribution to ASLP in redemption of Holdings equity held by ASLP (approximately $140.7 million); and to make an investment of approximately $357.5 million in equity of ASG.

ASLP will use the funds it receives from Holdings as well as amounts it receives in repayment of management loans and from the exercise of various options to make a distribution to the existing owners of our business. ASG will use the funds it receives from Holdings, as well as the proceeds from the new credit facility, to repay its outstanding indebtedness as well as expenses associated with such repayment and these transactions. In addition, ASG will escrow approximately $25.0 million to pre-fund the first four monthly interest payments on the notes, the first four monthly distributions on the junior preferred units and the first three monthly distributions on the Holdings regular and junior common equity units. The escrow account will be pledged to secure the new credit facility.

Holdings will guarantee on a subordinated basis the Issuer’s notes represented by the IDSs. ASG and its principal operating subsidiaries will also guarantee, on a subordinated basis, the Issuer’s notes represented by the IDSs, as well as the notes issued by Holdings and held by the Issuer and ASLP. For a more detailed outline of these steps and transactions, see “Detailed Transaction Steps.”

After giving effect to these transactions, the Issuer will own directly or indirectly approximately 73.5% of the economic interests in Holdings and, indirectly, in ASG, and ASLP will own the remaining 26.5%. In addition, members of management will have unvested options to acquire equity interests in ASLP, a portion of which will vest based either on the option holders’ continued employment or on a combination of such continued employment and the achievement by Holdings of performance targets. The options that vest in this compensatory manner will be structured so that the resulting dilution is shared ratably by the Issuer and ASLP. Other management options to acquire equity interests in ASLP will dilute only the owners of ASLP.

Following the completion of these transactions, approximately 34.3% of ASLP’s retained economic interest in Holdings will initially be in the form of junior equity units, consisting of $33.0 million stated amount of     % junior preferred units and a number of junior common equity units. Unless and until certain performance and dividend targets are met or certain time periods have elapsed, the distributions otherwise allocable to the junior equity units will be subordinated to the distributions on the regular Holdings equity units held by the Issuer and ASLP. For more information about the subordination of distributions on ASLP’s junior equity units, see “Summary of the Capital Stock—Subordination of Distributions on ASLP’s Junior Equity Units” and “Related Party Transactions—Agreements Relating to ASLP and Holdings—Holdings Partnership Agreement.”

In connection with the offering, the Issuer will issue to all ASLP partners and option holders exchange warrants permitting such holders to exchange their regular ASLP limited partnership units for IDSs representing the Issuer’s common stock and notes. Upon any such exchange, the Issuer would then have the right to exchange the ASLP units received by it for equity interests in Holdings and Holdings notes. See “Related Party Transactions—ASLP Exchange and Registration Rights Agreement.” If all such exchange warrants, other than those associated with compensatory options, were exercised in full (assuming that all ASLP junior units were converted into regular ASLP units), the ASLP partners and option holders would receive an aggregate of 12,428,426 IDSs (or 26.5% of the total IDSs that would be outstanding following such exercise) and the Issuer would own 100% of the economic interests in Holdings.

The Issuer will also issue, for nominal consideration, preferred stock to three partners of ASLP—Centre Partners Management LLC, or Centre Partners, Bernt O. Bodal, our chairman and chief executive officer, and Coastal Villages Pollock LLC. The preferred stock will entitle each such holder to elect one member of the Issuer’s board of directors for so long as such holder meets minimum indirect ownership levels in Holdings. Following this offering, our board will consist of five members, which will be increased to at least seven members shortly thereafter, a majority of whom will be independent. See “American Seafoods Corporate Structure after IDS Offering” in the “Detailed Transaction Steps” section.

The following chart reflects our capital structure immediately following this offering:

The Issuer was formed as a holding company under Delaware law in May 2003 and has not conducted any independent operations. Following this offering, Holdings will own 100% of the economic interests in ASG. The Issuer will not have direct operations but, as the sole general partner of Holdings, it will have management responsibility for Holdings and its subsidiaries, including ASG.

Our principal executive office is located at Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington 98121, and our telephone number is (206) 374-1515. Our internet address is www.americanseafoods.com.  www.americanseafoods.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

Summary of the IDSs

What are IDSs?

We are offering 33,141,210 IDSs at an initial public offering price of $17.35 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. As described below, assuming we make our scheduled interest payments and pay dividends in the amount contemplated by our current dividend policy, you will receive in the aggregate approximately $1.80 per year in dividends and interest on the common stock and notes represented by each IDS.

Each IDS represents:

•	one share of our common stock; and

•	$7.75 aggregate principal amount of our % notes.

The ratio of common stock to principal amount of notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a recombination or reclassification of our common stock, each IDS will thereafter represent the appropriate number of shares of common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented.

What payments can I expect to receive as a holder of IDSs?

You will be entitled to receive monthly interest payments at an annual rate of     % of the aggregate principal amount of notes represented by your IDSs or approximately $1.01 per IDS per year, subject to our right, under specified circumstances, to defer interest payments on the Issuer’s notes for no more than 24 months in the aggregate and no later than        , 2008; and subject further to our right, on one occasion for not more than 10 months between             , 2008 and             , 2013, to defer interest payments on the Issuer’s notes; in each case, so long as the Issuer is not in default under such notes and (if the default is not a payment default) the notes have not been accelerated as a result of such default at the time or during the pendency of such deferral.

You will also receive monthly dividends on the shares of our common stock represented by your IDSs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness. The indenture governing the notes contains restrictions on our ability to declare and pay dividends on our common stock. We have adopted a dividend policy which contemplates that initial annual dividends will be approximately $0.79 per share of our common stock. However, our board of directors may, in its discretion, modify or repeal our dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all.

ASG will use a portion of the proceeds from this offering to escrow approximately $25.0 million to pre-fund the first four monthly interest payments on the notes, the first four monthly distributions on the junior preferred units and the first three monthly dividend payments on our common stock. The escrow account will be pledged to secure the new credit facility.

We expect to make interest and dividend payments on or about the last day of each month to holders of record on the 25th day of such month. The cash used to make such interest and dividend payments is expected to come from interest payments and distributions by Holdings, and those are expected to be funded out of distributions made to Holdings by ASG. The new credit facility will contain provisions limiting ASG’s ability to make distributions to Holdings in the event various financial tests are not met. See “Description of Certain Indebtedness—New Credit Facility—Limitations on Distributions to Holdings and the Issuer.”

Will my rights as a holder of IDSs be any different than the rights of a direct holder of the common stock and notes?

No. As a holder of IDSs you are the beneficial owner of the common stock and notes represented by your IDSs. As such, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the common stock and notes, as applicable.

Will the IDSs be listed on an exchange?

We have applied to list the IDSs on the American Stock Exchange under the trading symbol “SEA”.

Will the notes and shares of our common stock represented by the IDSs be listed on an exchange?

The notes represented by the IDSs will not be listed on any exchange. Our shares of common stock will not be listed for separate trading on the American Stock Exchange until a required number of shares is held separately and not in the form of IDSs. If more than such required number of our outstanding shares of common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our common stock for separate trading on the American Stock Exchange. The notes and shares of our common stock represented by the IDSs will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

In what form will IDSs and the securities represented by the IDSs be issued?

The IDSs and the securities represented by the IDSs will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs, and you will not be entitled to receive a certificate for your IDSs or the securities represented by your IDSs. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs.

How can I separate my IDSs into shares of common stock and notes or combine shares of common stock and notes to form IDSs?

Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 90 days from the closing of this offering or the occurrence of a change of control, through a broker or other financial institution, separate each of their IDSs into the shares of common stock and notes represented thereby. Similarly, any holder of shares of our common stock and notes may, at any time, through a broker or other financial institution, combine the applicable number of shares of common stock and principal amount of notes to form IDSs. Separation and recombination of IDSs may involve transaction fees charged by your broker and/or other financial intermediaries. See “Description of IDSs—Book Entry, Settlement and Clearance—Separation and Recombination.”

What will happen if we issue additional IDSs of the same series in the future?

We may conduct future financings by selling additional IDSs of the same series. Additional IDSs will have terms that are identical to those of the IDSs being sold in this offering, except that if they are issued 90 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 90 days from the closing of this offering, they will be separable on the same date as the IDSs issued hereunder may separate. Additional IDSs will also represent the same proportions of common stock and notes as are represented by the then outstanding IDSs. In addition, we will be required to issue additional IDSs in the future upon the exercise of exchange rights by our existing owners. Although the notes represented by such IDSs will have terms that are substantially identical (except for the issuance date) to the notes being sold in this offering and will be part of the same series of notes for all purposes under the indenture, it is possible that the new notes will be sold with original issue discount (referred to as OID) for U.S. federal income tax purposes. If such notes are issued with OID, all holders of IDSs of the same series (including the IDSs being offered hereby) and of outstanding notes not held in IDSs will automatically exchange a ratable portion of their outstanding notes for a portion of the new notes, whether held directly or in the form of IDSs, and will thereafter hold a unit consisting of new notes and old notes with a new CUSIP number or a new IDS (consisting of such note unit and common stock) with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the sale of the new notes among all holders of notes on a pro rata basis, which may adversely affect your tax treatment. See “What will be the U.S. federal income tax considerations in connection with a subsequent issuance of notes?” In addition, if such notes are issued with OID, holders of such notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the Issuer prior to the maturity of the notes. See “Risk Factors—Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange rights by partners of ASLP may cause you to recognize original issue discount and other adverse consequences.”

We will file as soon as practicable a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of IDS components or changes in OID attributed to the notes.

What will be the U.S. federal income tax considerations in connection with an investment in the IDSs?

Certain aspects of the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs in this offering are not entirely clear. We intend to treat the purchase of IDSs in this offering as the purchase of shares of our common stock and notes and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of common stock and notes in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each share of common stock as $9.60 and the initial fair market value of each $7.75 aggregate principal amount of our notes as $7.75 and, by purchasing IDSs, you will agree to and be bound by such allocation, assuming an initial public offering price of $17.35 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus.

We believe that the notes should be treated as debt for U.S. federal income tax purposes. However, this conclusion is not free from doubt. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes would generally be treated as a dividend, and interest on the notes would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow. In addition, payments on the notes to foreign holders would be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to foreign holders would not be grossed-up on account of any such taxes.

Dividends paid by us, to the extent paid out of our tax “earnings and profits,” will generally be taxable to you at long-term capital gains rates under recently-enacted legislation, which is scheduled to sunset in 2008. Interest income on the notes will generally be taxable to you at ordinary income rates. See “Material U.S. Federal Income Tax Considerations.”

What will be the U.S. federal income tax considerations in connection with a subsequent issuance of notes?

The U.S. federal income tax consequences to you of the subsequent issuance of notes with OID upon a subsequent sale of IDSs pursuant to an offering by us or upon an exercise of exchange rights by partners of ASLP are not entirely clear. The indenture governing the notes and the agreements with the Depository Trust Company, or DTC, will provide that, in the event there is a subsequent issuance of notes by the Issuer having substantially identical terms as the notes, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an indivisible unit composed of notes of each separate issuance in the same proportion as each other holder (and, for any such holder of IDSs, such indivisible unit composed of notes will be included in such holder’s IDSs). However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. Even if the exchange is not treated as a taxable event, such exchange may result in holders having to include OID in taxable income prior to the receipt of cash and other potentially adverse U.S. federal income tax consequences to holders. Because a subsequent issuance will affect the notes in the same manner regardless of whether the notes are held as part of IDSs or directly, the recombination of notes and shares of common stock to form IDSs or the separation of IDSs should not affect your tax treatment. See “Material U.S. Federal Income Tax Considerations.”

Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs, and each holder of notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Summary of the Notes

Issuer	American Seafoods Corporation.

Notes to be outstanding following the offering

$266.7 million aggregate principal amount of     % notes (or $301.6 million aggregate principal amount assuming the underwriters’ over-allotment option is exercised in full), which includes $9.8 million aggregate principal amount of notes issued to certain of our existing direct and indirect equity investors upon consummation of this offering in connection with our internal restructuring and realignment transactions.

Interest rate	% per year.

Interest payment dates	Interest will be paid monthly in arrears on the last day of each month, commencing , 2003 to holders of record on the twenty fifth day of such month.

Interest deferral

We will be permitted to defer interest payments on the notes if and for so long as the most recently calculated (i) fixed charge coverage ratio of Holdings for the twelve-month period ended on any June 30, September 30 or December 31, or (ii) adjusted fixed charge coverage ratio of Holdings for the twelve-month period ended on any March 31, in each case, is less than the applicable interest deferral threshold described under “Description of Notes – Certain Definitions,” unless, in each case, a default in payment of interest, principal or premium, if any, on the notes has occurred and is continuing, or any other event of default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such event of default. Interest payments will not be deferred under this provision for more than 24 months in the aggregate or at any time after             , 2008. In addition, on one occasion for not more than 10 months between             , 2008 and             , 2013, interest payments may again be deferred, at our option, on the notes, unless a default in payment of interest, principal or premium, if any, has occurred and is continuing, or any other event of default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such event of default. Deferred interest on the notes will bear interest at an annual rate of     %. After the end of any deferral period occurring before             , 2008, we will repay deferred interest (together with accrued interest thereon) in one or more equal quarterly installments payable through             , 2008. We may prepay deferred interest at any time, except when an interest deferral period is in effect. At the end of any interest deferral period occurring between 2008 and 2013, we must pay all deferred interest and accrued interest on deferred interest in full.

In the event that interest payments on the notes are deferred, you would be required to include interest in your income for U.S. federal income tax purposes on an economic accrual basis even if you do not receive any cash interest payments.

Maturity date

The notes will mature on             , 2013. We may extend the maturity of the notes for two additional successive five-year terms if the fixed charge coverage ratio or the adjusted fixed charge coverage ratio, as applicable, of Holdings for the most recent twelve-month period ended on the last day of the fiscal quarter ended at least 45 days before the end of the then current term is equal to or greater than              and so long as we are not in default under our notes or any of our other outstanding indebtedness and there are no overdue payments of interest on our notes or any of our other outstanding indebtedness for borrowed money in excess of $1 million.

Ranking

The notes will be senior secured indebtedness of the Issuer and will rank pari passu in right of payment with all existing and future unsubordinated obligations of the Issuer. As of June 30, 2003, after giving pro forma effect to the IDSs offering and the use of proceeds as contemplated in this prospectus, the Issuer had no indebtedness other than the notes. Because the Issuer is a holding company, the notes will be structurally subordinated to all indebtedness of the Issuer’s subsidiaries, including indebtedness under the new credit facility. However, to the extent the holders of the notes are able to exercise their rights and remedies under the note guarantees and the pledge, and indirectly under the guarantees of the Holdings notes, they should be effectively in the same position as if the notes ranked pari passu with all indebtedness of Holdings, ASG and its subsidiaries that is not senior or subordinate to the note guarantees, other than indebtedness of foreign subsidiaries.

As a holding company, we will rely entirely on payments of interest and principal on the notes issued by Holdings to us and dividends, distributions and other payments from our subsidiaries to make payments on the notes. In addition, Holdings is also a holding company and must rely entirely on equity distributions from ASG to make such payments to us. The new credit facility contains limitations on the ability of our subsidiaries to make distributions to us. See “Description of Certain Indebtedness.”

Acceleration Forbearance Periods

So long as the notes are guaranteed by at least one of the guarantors and until the earlier of             , 2008 and the time when no designated senior indebtedness of any guarantors is outstanding, without in any way limiting the right of holders to exercise any other remedies they may have (including the right to bring suit against the Issuer or any guarantor for payment of all amounts of principal, premium and interest due and payable), upon the occurrence of an event of default (other than bankruptcy defaults), the principal of the notes may not be accelerated for a period of up to 90 days (subject to earlier termination in certain circumstances). See “Description of Notes—Acceleration Forbearance Periods.”

Note guarantees

The notes will be guaranteed by Holdings, ASG and its subsidiaries on an unsecured subordinated basis on the terms set forth in the indenture. The note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of the guarantors that does not expressly provide that it ranks pari passu with or subordinate to the guarantees, including indebtedness and guarantees of Holdings, ASG and its subsidiaries under our new credit facility. The note guarantees issued by ASG and its subsidiaries will rank senior to ASG’s 10 1/8% senior subordinated notes due 2010, if any, outstanding after the consummation of this offering, and related guarantees of such notes by ASG’s subsidiaries, and to all existing and future debt of our subsidiaries that expressly provides that it is subordinated to the guarantees. See “Description of Notes—Guarantees and Pledge.”

As of June 30, 2003, after giving pro forma effect to the IDSs offering and the other transactions contemplated in this prospectus, including the tender offer and consent solicitation and the new credit facility, and the use of proceeds as contemplated in this prospectus, the guarantors had approximately $585.0 million of indebtedness, excluding trade payables, of which $255.0 million is indebtedness under our new credit facility and other senior indebtedness of the guarantors.

Collateral

The Issuer will pledge all of its interest in the Holdings notes and related guarantees as security for the notes. We will be required to provide additional collateral of the same type if we issue additional notes in the future.

Optional redemption

On and after             , 2008, we may redeem for cash all or part of the notes upon not less than 30 or more than 60 days’ notice by mail to the owners of notes, at redemption prices described under “Description of Notes—Optional Redemption.” If the notes are redeemed in part on a pro rata basis, the notes and stock represented by each IDS will be automatically separated.

In addition, at any time before         , 2008, we may redeem all or part of the notes at a redemption price equal to the sum of the present values of the redemption price of the notes at the first optional redemption date pursuant to the preceding paragraph and all required interest payments on the notes through the first optional redemption date, discounted at the treasury rate plus 50 basis points, plus accrued and unpaid interest. See “Description of Notes—Optional Redemption.”

Change of control

Upon the occurrence of a change of control, as defined under “Description of Notes—Change of Control,” unless we have exercised our right to redeem all notes as described above, each holder of the notes will have the right to require us to repurchase that holder’s notes at a price equal to 101% of the principal amount of the notes being repurchased, plus any accrued but unpaid interest to the date of repurchase. In order to exercise this right, a holder must separate the notes and common stock represented by such holder’s IDSs.

Procedures relating to subsequent Issuances

The indenture governing the notes will provide that, in the event there is a subsequent issuance of notes by the Issuer having substantially identical terms as the notes but a different CUSIP number, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes (whether held directly in book-entry form or held as part of IDSs) will be automatically exchanged for a portion of the notes purchased by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and automatic exchange, without any action by such holder, each holder of notes or IDSs (as the case may be) will own an indivisible unit composed of notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. The indenture governing the notes will permit issuances of additional notes upon exercise of exchange warrants by holders of ASLP units for notes and common stock and, subject to compliance with restrictive covenants contained in the indenture, for other permitted purposes in connection with issuances of the Issuer’s IDSs or common stock. However, we may not issue additional notes if and for so long as an event of default with respect to the notes has occurred and is continuing. Any subsequent issuance of notes by the Issuer may adversely affect the tax and non-tax treatment of the holders of notes and IDSs. See “Risk Factors—Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange rights by partners of ASLP may cause you to recognize original issue discount and other adverse consequences” and “Material U.S. Federal Income Tax Considerations—Exchange Rights and Additional Issuances.”

Restrictive covenants	The indenture governing the notes will contain covenants with respect to us and our restricted subsidiaries that will restrict:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	dividends or distributions on or redemptions of capital stock;

•	a number of other restricted payments, including investments;

•	specified sales of assets;

•	specified transactions with affiliates;

•	the creation of a number of liens;

•	consolidations, mergers and transfers of all or substantially all of our assets; and

•	certain restrictions on distributions from our restricted subsidiaries.

The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under “Description of Notes—Certain Covenants.”

Use of Proceeds; Intercompany Notes

The aggregate gross cash proceeds from the issuance of the notes will be approximately $256.8 million (or $295.4 million if the underwriters’ overallotment option is exercised in full). The Issuer will lend these proceeds and a portion of the proceeds from the issuance of the common stock to Holdings pursuant to intercompany notes, such that the aggregate principal amount of Holdings notes issued to the Issuer will be the same as the principal amount of the notes. Holdings will also issue identical notes to ASLP in redemption of a portion of the Holdings’ equity interests held by ASLP and may issue notes to ASLP in the future in redemption of ASLP’s junior preferred equity units in Holdings. The notes issued by Holdings will be unsecured subordinated indebtedness of Holdings and will have the same payment and interest terms and substantially similar other provisions as the notes and will contain cross-default provisions such that an event of default under the notes will trigger an event of default under the Holdings notes. The Holdings notes will be guaranteed by ASG and its subsidiaries on the same basis as the notes. The Issuer will pledge all of its interest in the Holdings notes to secure the notes as described above. See “Description of Certain Indebtedness —Holdings Intercompany Notes.”

Summary of the Capital Stock

Issuer	American Seafoods Corporation.

Shares of common stock to be outstanding following the offering

34,406,674 shares (or 38,918,465 shares assuming the underwriters’ over-allotment option is exercised in full), which include 1,265,464 shares to be issued to certain of our existing direct or indirect equity investors upon consummation of this offering in connection with our internal restructuring and realignment transactions.

Voting rights	Subject to applicable law, each outstanding share of our common stock will carry one vote per share and the common stock will vote as a class on all matters presented to the shareholders for a vote.

Listing

The shares of our common stock will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. Our shares of common stock will not be listed for separate trading on the American Stock Exchange until a required number of shares is held separately and not in the form of IDSs. If such required number of our outstanding shares of common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our common stock for separate trading on the American Stock Exchange.

Foreign ownership provisions

We are subject to complex foreign ownership limitations applicable to companies that participate in U.S. fisheries. We will put in place governance provisions (i) requiring each owner of 5% or more of the Issuer’s capital stock (including purchasers in this offering) to certify to us that such person is a U.S. citizen, (ii) limiting to 20% the aggregate percentage ownership of the Issuer’s capital stock by non-U.S. citizens, (iii) requiring that at least 95% of all of the Issuer’s capital stock be held by beneficial owners with U.S. addresses, and (iv) declaring any holding in violation of the foregoing null and void, or voidable, and providing the Issuer with various remedies including mandatory redemptions and sales. See “Business—Government Regulation.”

Equity interest in Holdings

The Issuer will be the sole general partner of Holdings and, through Holdings, will have management control of all of its subsidiaries. Three wholly-owned subsidiaries of the Issuer will hold limited partnership interests in Holdings. The Issuer’s direct and indirect interests in Holdings at the closing will constitute 73.5% of the equity of Holdings (assuming conversion of ASLP’s junior equity into regular equity and Holdings notes). The balance of the equity of Holdings will be held by ASLP.

Subordination of Distributions on ASLP’s Junior Equity Units

Under the limited partnership agreement of Holdings, a portion of ASLP’s retained economic interest in Holdings (approximately 34.3% of its total retained economic interest in the debt and equity of Holdings) will initially be in the form of junior equity units, consisting of $33.0 million of     % junior preferred units and a number of junior common equity units. The junior equity units will not be entitled to monthly distributions, and all amounts otherwise distributable on the junior equity units will be distributed in respect of the regular Holdings equity units held by the Issuer and ASLP, if and to the extent necessary to permit the Issuer to pay dividends on its common stock at a rate of $0.79 per year per share. The junior equity units will be entitled to quarterly distributions if the Issuer is paying dividends on its common stock at a rate of $0.79 per year per share. The junior common equity units will be recapitalized into regular Holdings equity units, and the junior preferred units will be redeemed for an equivalent amount of Holdings notes, if certain performance and dividend targets are met or certain time periods have elapsed. See “Related Party Transactions—Agreements Relating to ASLP and Holdings—Holdings Partnership Agreement.”

Preferred Stock

The Issuer will issue 100 shares of each of its Class A, Class B and Class C preferred stock directly or indirectly by Coastal Villages Pollock LLC, Bernt O. Bodal and Centre Partners Management LLC respectively for nominal consideration. Each class of preferred shares will entitle the holder thereof to elect one member of our board of directors, which will be increased to at least seven members shortly after this offering, a majority of whom will be independent. Our organizational documents will limit the size of our board to not more than 13 members. The shares of preferred stock will not entitle the holders thereof to any voting rights other than the right to block any increase in the size of the board to more than 13 members and other changes to our organizational documents that would be detrimental to the specific rights, privileges and preferences of the preferred holders and as required by applicable law. The shares of preferred stock will not be transferable except to a limited class of affiliates of the original owners. The preferred shares of each class will be redeemable by us for nominal consideration (i) if the holders thereof sell shares of our common stock or equity in ASLP such that their indirect equity interest in Holdings is reduced below 5% (or, following any sale, their indirect equity interest in Holdings has otherwise been reduced below 5%) or (ii) at such time as, for any reason, the indirect equity interest in Holdings of the holders of such class falls below 2%. The preferred shares will not entitle the holders thereof to receive dividends or distributions of any kind, other than nominal redemption consideration.

Risk Factors

You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in the shares of our common stock and notes represented by IDSs.

General Information About This Prospectus

Unless we specifically state otherwise, the information in this prospectus does not take into account the exercise by the underwriters of their over-allotment option with respect to IDSs.

Throughout this prospectus, we have assumed (i) the purchase of all of the existing senior subordinated notes pursuant to the consent solicitation and tender offer for aggregate consideration of $210.2 million, (ii) a     % interest rate on the notes, which is subject to change depending on market conditions and (iii) an initial public offering price of $17.35 per IDS (comprised of $7.75 allocated to each note and $9.60 allocated to each share of common stock).

Unless we specifically state otherwise, the information and computations in this prospectus do not take into account the exercise by members of our management of compensatory options to acquire interests in ASLP that, if exercised, would cause ASLP to receive additional interests in Holdings, resulting in dilution for all holders of IDSs and ASLP units. If all of such options and mirror options were exercised immediately following the offering, the Issuer’s percentage ownership in Holdings would decline from 73.5% to 69.1%.

Summary Consolidated Financial Information for Holdings

The following summary historical consolidated financial information for Holdings for the years ended December 31, 2001 and 2002 has been derived from our audited consolidated financial statements included elsewhere in this prospectus and the summary historical consolidated financial information for Holdings as of June 30, 2003 and for the six month periods ended June 30, 2002 and 2003 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The following summary unaudited pro forma financial information for Holdings has been derived by the application of pro forma adjustments to Holdings’ historical financial statements included elsewhere in this prospectus. The summary pro forma financial information for Holdings gives pro forma effect to (i) the distribution by Holdings to the equityowners of ASLP and the Corporate Partners of Holdings’ 80% interest in PLC and (ii) the acquisition of Southern Pride as if such transactions occurred on January 1, 2002 and, in the case of balance sheet data, as of June 30, 2003. The pro forma financial information for Holdings does not reflect any adjustments that give effect to this offering or any of the other transactions contemplated hereby, which adjustments are reflected in the pro forma financial information for the Issuer appearing elsewhere in this prospectus.

					Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,	Six Months Ended June 30,
	2001	2002	2002	2003	2002	2002	2003
	(dollars in thousands)
Statement of Operations Data:
Total revenue	$336,839	$332,872	182,710	232,963	$419,293	$228,259	$228,062
Gross profit	127,239	126,481	78,178	88,166	146,628	88,525	87,323
Gross margin	37.8%	38.0%	42.8%	37.8%	35.0%	38.8%	38.3%
Operating profit	35,436	58,975	47,514	51,481	63,629	49,682	51,484
Income before income taxes and minority interest	18,180	23,012	21,064	38,246	24,858	21,982	38,340
Net income	20,078	22,253	20,541	35,800	24,099	21,355	35,927
Statement of Cash Flows Data:
Cash flows from operating activities	84,588	96,678	75,178	39,954
Cash flows from investing activities	(13,648)	(58,634)	(4,840)	(7,881)
Purchases of property, vessels and equipment	(9,171)	(9,431)	(5,069)	(6,708)
Cash flows from financing activities	(73,014)	(34,736)	(53,767)	(32,778)
Other Financial Data:
EBITDA(1)	$121,385	$103,150	$57,262	$79,042	$111,614	$61,559	$78,339
Adjusted EBITDA(1)	108,765	113,297	72,870	75,250	122,512	77,271	74,514
Ratio of earnings to fixed charges(2)	1.53	1.59	2.24	2.77	1.59	2.21	2.79

	June 30, 2003	Pro Forma June 30, 2003
	(dollars in thousands)
Balance Sheet Data:
Current assets	$110,901	$106,582
Current liabilities	56,434	54,653
Property, vessels and equipment, net	240,306	230,330
Cooperative rights, net	83,830	82,563
Total assets	554,076	538,465
Total interest bearing obligations	543,209	535,972
Members deficit	(83,098)	(86,134)

(1)	EBITDA represents net income from continuing operations before interest expense, income tax provision (benefit) and depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We include EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. The consummation of the transactions contemplated by this offering will not have an impact on EBITDA before minority interest. EBITDA as calculated here differs from Adjusted EBITDA as defined in our note indenture and credit agreements. Adjusted EBITDA as defined in our note indenture and credit agreements means net income from continuing operations before interest expense, income tax provision or benefit, depreciation, amortization, net unrealized foreign exchange gains or losses, net gains and losses from derivatives relating to our equity and debt, minority interest in income or loss of consolidated entities, equity-based compensation, fees and expenses related to acquisition, merger or restructuring transactions, and any loss from debt repayments and related write-offs. If our Adjusted EBITDA were to decline below certain levels, covenants in our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio and fixed charge coverage ratio covenants could result in, among other things, a default or mandatory prepayment under our senior credit facility, our inability to pay dividends or a requirement that we defer interest payments on the notes. These covenants are summarized under “Description of Certain Indebtedness” and “Description of Notes.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

					Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	2001	2002	2002	2003
	(dollars in thousands)

EBITDA	$121,385	$103,150	$57,262	$79,042	$111,614	$61,559	$78,339
Unrealized foreign exchange gains/losses, net	(12,976)	(10,763)	(1,508)	(4,037)	(10,763)	(1,508)	(4,037)
Equity-based compensation	527	5,600	1,509	212	5,600	1,509	212
Loss from debt repayment and related write-offs	—	15,711	15,711	—	15,711	15,711	—
Transaction costs related to the acquisition of Southern Pride	—	—	—	—	350	—	—
Minority interest in income (loss) of subsidiary	(171)	(401)	(104)	33	—	—	—

Adjusted EBITDA	$108,765	$113,297	$72,870	$75,250	$122,512	$77,271	$74,514

We consider EBITDA to be a measure of liquidity. Accordingly, EBITDA is reconciled to operating cash flows as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2001	2002	2002	2003
	(dollars in thousands)

Cash flows from operating activities	$84,588	$96,678	$75,178	$39,954
Interest expense, net of non-cash interest	18,715	35,051	11,203	18,938
Net change in operating assets and liabilities	899	(15,495)	(14,138)	12,999
Income tax provision (benefit)	(1,898)	759	627	2,413
Deferred income tax provision (benefit)	6,607	(3,696)	—	—
Other	25	401	104	913
Unrealized foreign exchange gains/losses, net	12,976	10,763	1,508	4,037
Equity-based compensation	(527)	(5,600)	(1,509)	(212)
Loss from debt repayment and related write-offs	—	(15,711)	(15,711)	—

EBITDA	$121,385	$103,150	$57,262	$79,042

(2)	Ratio of earnings to fixed charges is calculated as the total of income before income taxes, minority interest, fixed charges, amortization of capitalized interest, less interest capitalized, divided by the total of interest capitalized and interest expense, including amortization of deferred financing fees and discounts on debt securities.

Summary Pro Forma Financial Information for the Issuer

The following summary pro forma financial information has been derived by the application of pro forma adjustments to the Issuer’s historical consolidated financial statements included elsewhere in this prospectus. The summary pro forma consolidated balance sheet and statement of operations data gives effect to (1) the distribution by Holdings to the equityowners of ASLP and the Corporate Partners of Holdings’ 80% interest in PLC, (2) the acquisition of Southern Pride and (3) the financing transactions described under “Capitalization” and the application of the proceeds therefrom as if the Issuer was formed and all these transactions had been consummated on June 30, 2003 for the consolidated balance sheet data and January 1, 2002 for the consolidated statement of operations data.

Assumptions underlying the pro forma adjustments are described in the notes to the unaudited pro forma condensed consolidated financial statements, which should be read in conjunction with this summary pro forma financial information. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, this summary pro forma financial information should not be considered indicative of actual results that would have been achieved had the PLC distribution, the acquisition of Southern Pride and the financing transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or for any future period.

This summary pro forma financial information should be read in conjunction with the information contained in “Selected Historical and Pro Forma Financial Information for Holdings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holdings’ consolidated financial statements and related notes included elsewhere in this prospectus.

	Pro Forma Issuer
	Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	(dollars in thousands)

Statement of Operations Data:
Total revenue	$419,293	$228,259	$228,062
Gross profit	146,628	88,525	87,323
Gross margin	35.0%	38.8%	38.3%
Operating profit	63,629	49,682	51,484
Other income (expense), net	(66,050)	(44,192)	(24,714)
Net income (loss)	$(2,421)	$5,490	$26,770
Basic earnings (loss) per share	$(0.05)	$0.12	$0.57
Diluted earnings (loss) per share	$(0.05)	$0.11	$0.55
Other Financial Data:
EBITDA	$111,614	$61,559	$78,339
Adjusted EBITDA	122,512	77,271	74,514
Unrealized foreign exchange gains/losses, net	(10,763)	(1,508)	(4,037)
Equity-based compensation	5,600	1,509	212
Loss from debt repayment and related write-offs	15,711	15,711	—
Transaction costs related to the acquisition of Southern Pride	350	—	—
Ratio of earnings to fixed charges	.97	1.16	1.81

			Pro Forma Issuer as of June 30, 2003
			(dollars in thousands)

Balance Sheet Data:
Current assets			$131,583
Current liabilities			36,350
Property, vessels and equipment, net			230,330
Cooperative rights, net			82,503
Total assets			546,493
Total interest bearing obligations			584,975
Shareholders’ deficit			$(140,053)

Interest and Dividend Payments to IDS Holders

The table below shows certain information relating to our available cash in 2002 and for the twelve month period ended June 30, 2003 on a pro forma basis for the Issuer to give effect to this offering, including the use of proceeds from this offering, our recapitalization and the consent solicitation and tender offer, and to give effect to ASG’s new credit facility. For purposes of this presentation, we have assumed that all of the existing senior subordinated notes are purchased pursuant to the consent solicitation and tender offer for an aggregate consideration of $210.2 million, the conversion of ASLP’s junior equity in Holdings into regular equity and Holdings notes, the conversion of ASLP junior units into ASLP regular units and the exchange of all ASLP units for IDSs.

The information in the table below assumes that these transactions occurred on January 1, 2002.

	Pro Forma Issuer
	Year Ended December 31, 2002	LTM Ended June 30, 2003
	(in thousands)

Net income (loss)	$(2,421)	$18,859
Additions:
Interest expense on existing debt	69,190	67,620
Depreciation and amortization	44,845	41,915

EBITDA	$111,614	$128,394
Adjustments:
Unrealized foreign exchange gains/losses, net	$(10,763)	$(13,292)
Equity-based compensation	5,600	4,303
Loss from debt repayment and related write-offs	15,711	—
Transaction costs(1)	350	350
Deductions:
Interest expense(2)	(63,027)	(63,027)

Available cash before additional public company administrative expenses, capital expenditures and dividend payments	$59,485	$56,728

(1)	Consists of seller’s transaction costs related to the 2002 acquisition of Southern Pride Catfish Company.
(2)	Assumes interest at current rates, estimated as 6.93% average interest, on $220.0 million outstanding borrowings under the new term loan and the new senior notes, 4.12% interest on an overall average balance of $5.0 million under the new revolver, 0.5% commitment fee on the average unused balance of $75.0 million under the new revolver and % interest on $363.0 million of notes represented by the IDSs.

Under the dividend policy we expect to have in place upon consummation of this offering, the pro forma use of the available cash before additional public company administrative expenses, capital expenditures and dividend payments shown in the above table is as follows:

	Pro Forma Issuer
	Year Ended December 31, 2002	LTM Ended June 30, 2003
	(in thousands)
Available cash before additional public company administrative expenses, capital expenditures and dividend payments	$59,485	$56,728
Annual maintenance capital expenditures(1)	(9,500)	(9,500)
Estimated additional public company administrative expenses(2)	(700)	(700)
Dividends on shares of common stock	(37,117)	(37,117)

Remaining cash	$12,168	$9,411

(1)	We use the term “maintenance capital expenditures” to refer to costs we incur that meet capitalization requirements under accounting principles generally accepted in the United States of America that we consider recurring in nature. The majority of our maintenance capital expenditures relate to our catcher-processor fleet and include items such as fishing gear, improvements to vessel factory processing equipment and major scheduled vessel maintenance. Major scheduled vessel maintenance costs relate principally to our periodic overhauls and replacements performed generally on a three- to five-year cycle.
(2)	Consist of $50,000 of certain administrative fees being reimbursed to ASLP, estimated incremental audit fees, tax audit fees, director and officer liability insurance, expenses relating to the annual stockholders’ meeting, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors’ fees, additional legal fees, listing fees and miscellaneous fees.

Dividend payments are discretionary. See “Dividend Policy and Restrictions.”

With the recent acquisition of Southern Pride, we estimate that we will have capital expenditure requirements of approximately $9.5 million in each of 2003 and 2004. Interest payments on the notes may be required to be deferred for up to 24 months in the aggregate prior to             , 2008 and may be deferred at our option on one occasion for not more than 10 months between             , 2008 and             , 2013.

Based on the foregoing, aggregate payments to IDS holders for the twelve months ended June 30, 2003 would have been as follows:

	Aggregate	Per IDS
	(in thousands)
Interest on notes represented by IDSs	$47,186	$1.01
Dividends on shares of common stock represented by IDSs	37,117	0.79

Total	$84,303	$1.80

The payments made to the junior equity of Holdings, included in the table above, for the twelve months ended June 30, 2003 would have been as follows:

	Aggregate	Per Unit
	(in thousands)
Dividends on junior preferred units of Holdings	$4,290	$1.01
Dividends on junior common units of Holdings	3,374	$0.79

Total	$7,664	$1.80

Payments on junior equity of Holdings are subordinate to dividends on common units of Holdings.

Risk Factors

An investment in the shares of our common stock and our notes represented by the IDSs involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors.

Risks Relating to Our Industry and Its Regulation

The repeal of or adverse amendments to the American Fisheries Act and other industry regulations would likely impair our profitability.

The American Fisheries Act restricts the number of vessels operating in the catcher-processor sector of the U.S. Bering Sea pollock fishery to 19 named catcher-processor vessels, of which we own and operate seven, and by allocating 40% of the directed pollock catch to this sector (with 36.6% being allocated to these 19 catcher-processor vessels and 3.4% being allocated to catcher-vessels). In the event that the American Fisheries Act and other related industry regulations were repealed or modified to permit additional large vessels to operate in the catcher-processor sector of the U.S. Bering Sea pollock fishery, we could be subject to new competition that could adversely affect our profitability. In addition, our pollock harvesting rights and profitability would be adversely affected if the American Fisheries Act and other industry regulations were repealed or modified in a manner that decreases the percentage of the total pollock harvest allocated to the 19 catcher-processor vessels named in the Act. A repeal or modification of the American Fisheries Act or other industry regulations could result from changes in the political environment, a significant increase or decrease in the pollock biomass or other factors, all of which are difficult to predict and are beyond our control.

The relatively stable and predictable nature of our harvesting operations and our efficiencies would deteriorate if the Pollock Conservation Cooperative agreement were terminated or adversely changed.

The members of the Pollock Conservation Cooperative, which is comprised of all participants in the catcher-processor sector of the U.S. Bering Sea pollock fishery, have agreed that each member will catch only an agreed-upon share of the total allowable catch allocated to the catcher-processor sector in that fishery. By establishing allocations among all catcher-processors, the Pollock Conservation Cooperative, which we refer to as the Cooperative, ensures that members will have the opportunity to harvest a fixed percentage of the total pollock harvest and removes the incentives to harvest and process pollock as fast as possible, thereby giving each member a greater opportunity to optimize operational efficiencies. The Cooperative could be terminated as a result of an adverse change in the American Fisheries Act allocations, the bankruptcy of a Cooperative member or the decision of two or more Cooperative members. The termination of the Cooperative or any adverse change to the allocation system currently in place under the agreement could increase the volatility of our operations, cause us to lose operational efficiencies and have an adverse effect on our existing harvesting rights.

Growth in our core pollock harvesting operations and our profitability are limited by the American Fisheries Act.

The American Fisheries Act imposes a statutory limit on the maximum amount of pollock that we may independently harvest equal to 17.5% of the directed pollock catch. We are allocated 16.8% of the directed pollock catch under our Cooperative agreements, and we lease the right to harvest another 0.7% of the directed pollock catch from other vessels in our fishery, bringing us to the 17.5% limit.

Our business could be materially affected if the community development quota we purchase is significantly reduced or eliminated or offered to us at prices we consider unreasonable.

We supplement our pollock harvest through the purchase of community development quota, which plays an important part in our strategy of maximizing access to pollock. The primary agreements governing our current arrangements for purchasing community development quota expire at the end of 2005. The Alaska Community

Development Groups from which we purchase community development quota could decline to continue to sell their quota to us or could offer their quota at prices we consider unreasonable, which could materially adversely affect our business.

In addition, every three years the state of Alaska may re-allocate the community development quota allocation among the six Alaska Community Development Groups. The next reallocation is for the period beginning 2006. The Alaska Community Development Groups from which we purchase community development quota could have their quota allocation reduced below current levels. If any significant reduction were to occur, we could experience a significant decline in our revenues, earnings and profitability.

Our ocean harvested whitefish operations are subject to regulatory control and political pressure from interest groups that may seek to materially limit our ability to harvest fish.

Under the American Fisheries Act, the Magnuson-Stevens Fishery Conservation and Management Act and other relevant statutes and regulations, various regulatory agencies, including the National Marine Fisheries Service and the North Pacific Fishery Management Council, are endowed with the power to control our harvest of pollock and other groundfish in the fisheries of the North Pacific. These regulatory agencies have the authority to materially reduce the Alaska pollock total allowable catch allocated to the catcher-processor sector as well as our allocation of pollock and other groundfish without any compensation to us.

These regulators may decrease or eliminate our allocation of the fish supply from a broad spectrum of lobbying interests including:

•	native Alaskan groups seeking a greater allocation of the pollock harvest to be devoted to community development quotas;

•	other sectors of the pollock fishery, such as inshore processors who periodically seek an increased allocation of the pollock harvest devoted to the on-shore sector; and

•	environmental protection groups.

The laws and rules that govern the highly-regulated fishing industry could change in a manner that would have a negative impact on our operations. In addition, protests and other similar acts of politically-motivated third party groups could cause substantial disruptions to the ability of our vessels to engage in harvesting activities. These factors may affect a substantial portion of our harvesting and processing operations in any year, which could have a material adverse effect on our business, results of operations or financial condition.

Regulations related to our by-catch could impose substantial costs on our operations and reduce our operational flexibility.

The National Marine Fisheries Service imposes various operational requirements aimed at limiting our ability to discard unwanted species, or by-catch, in the North Pacific. Regulation regarding by-catch is from time to time debated in various forums, including the United Nations, and is the subject of public campaigns by environmental groups. Any significant change in the by-catch rules resulting from these debates or campaigns could materially increase our costs or decrease the flexibility of our fishing operations.

Governmental efforts to protect endangered species, such as Steller sea lions, may significantly restrict our ability to access our primary fisheries and revenues.

There is a risk that access to certain areas of the primary fisheries in which we operate could be restricted due to constraints imposed by governmental authorities in response to the listing of endangered species, such as Steller sea lions, for purposes of the Endangered Species Act. Since 1990, the National Marine Fisheries Service has issued various biological opinions as to the impact on Steller sea lions of the pollock and other groundfish fisheries of the U.S. Bering Sea. These opinions have analyzed the effects of the various groundfish fisheries in the waters off Alaska and have recommended actions to avoid jeopardy for the western population of Steller sea lions and the adverse modification of its habitat. Based upon these opinions, the National Marine Fisheries Service has adopted several regulations relating to the protection of Steller sea lions which have caused us to harvest our allocation of pollock and other groundfish from less than the full territory of the fisheries in which we have historically operated.

The regulations to protect endangered species, such as Steller sea lions, may significantly restrict our fishing operations and revenues. Further, whatever measures that are adopted may be found to be inadequate or not in compliance with the Endangered Species Act. Therefore, as has occurred in the past, a court may in the future force us to modify our fishing operations by restricting our access to certain areas of the primary fisheries in which we operate in order to ensure the protection of the Steller sea lions in compliance with the Endangered Species Act. These restrictions could have an impact on our fishing operations, profitability and revenues which may be material to our business.

In addition, the U.S. Fish and Wildlife Service is currently preparing a biological opinion on the effects of the Bering Sea/Aleutian Islands/Gulf of Alaska groundfish fisheries on bird species listed under the Endangered Species Act, in particular the short-tailed albatross. The National Marine Fisheries Service is also conducting an assessment of the potential interactions between short-tailed albatross and equipment used by trawl vessels in these fisheries. The measures that could be imposed as a result of these investigations could have an impact on our fishing operations, profitability and revenues which may be material to our business.

If we and members of our crew fail to comply with applicable regulations, our vessels may become subject to liens, foreclosure risks and various penalties and our fishing rights could be revoked.

Our industry is subject to highly complex statutes, rules and regulations. For example, we are subject to statutory and contractual limitations on the type and amount of fish we may harvest, as well as restrictions as to where we may fish within our fisheries. If we or members of our crew violate maritime law or otherwise become subject to civil and criminal fines, penalties and sanctions, our vessels could be subject to forfeiture and our fishing rights could be revoked. The violations that could give rise to these consequences include operating a vessel with expired or invalid vessel documentation or in violation of trading restrictions, violating international fishing treaties or fisheries laws or regulations, submitting false reports to a governmental agency, interfering with a fisheries observer or improperly handling or discarding pollock roe. Because our vessels’ harvesting and processing activities take place at sea, outside the day-to-day supervision of senior management, members of the crews of our vessels may have been guilty of infractions or violations that could subject them or us to significant penalties, which could have a material and adverse effect on our results of operations and financial condition.

In 2001, we became aware of allegations that certain crew members may have tampered or attempted to tamper with measurement equipment on board one or more of our vessels, principally related to the 2001 fishing season. In 2002, we received additional tampering allegations relating to one of our vessels. The National Marine Fisheries Service conducted an investigation regarding these allegations, and in consultation with the National Marine Fisheries Service, we also conducted an internal investigation regarding these allegations. It is possible that violations may have occurred or may occur in the future.

In addition, our vessels may become subject to liens imposed by operation of maritime law in the ordinary course of business. These include liens for unpaid crew wages, liens for damages arising from maritime torts, liens for various services provided to the vessel and liens arising out of the operation, maintenance and repair of the vessel. The holders of these liens may have the right to foreclose on the vessel if the circumstances giving rise to the liens are not adequately addressed.

If we do not comply with rules regulating non-U.S. citizen ownership and control of fishing vessels, we could lose our eligibility to participate in U.S. fisheries.

The American Fisheries Act requires that vessels engaged in U.S. fisheries be owned by entities that are at least 75% U.S. citizen owned and controlled. This requirement applies at each tier of ownership and must also be examined in the aggregate.

If the provisions and procedures we adopt prove to be inadequate, we could lose our eligibility to harvest pollock, which would have a material adverse effect on our business, financial condition or results of operations. See “Business—Government Regulation.”

In addition, the Maritime Administration expressly reserves the right to review the terms of our loan covenants and financing arrangements to determine if they constitute an impermissible shifting of control to a non-U.S. citizen lender. Based on discussions with counsel and with pertinent government officials, we believe the intention of the Maritime Administration is to prevent provisions couched as loan covenants from serving as a device to shift control to non-U.S. citizens, and not to impede conventional market based loans and credit facilities.

The American Fisheries Act is relatively new legislation. As a result, no reported judicial cases clearly interpret its meaning. For this reason, the full future impact of the American Fisheries Act on our ownership and debt capital structure remains uncertain.

Risks Relating to Our Business

A significant decline in the market price of pollock roe or our other products would significantly reduce our profitability.

The sale of pollock roe is our highest margin business. Pollock roe prices have experienced significant volatility in recent years and may continue to do so in the future. The price of pollock roe is heavily influenced by the size and condition of roe skeins, its color and freshness, and the maturity of the fish caught. In addition, pollock roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carryover, as pollock roe is consumed almost exclusively in Japan. A decline in the quality of the pollock roe that we harvest or fluctuations in supply could cause a significant decline in the market price of pollock roe, which would reduce our margins and revenues.

Increase of catfish prices charged by farmers may adversely impact our other seafood products operations.

If prices at which we purchase catfish increase without a proportionate increase in the prices we sell those products, our ability to maintain profitability in the catfish processing operations will be affected. Recently, many of the farmers from whom we purchase catfish increased their prices to levels that could have jeopardized our ability to maintain satisfactory profit margins in the catfish processing operations. In response to this trend, in September 2003, we temporarily closed for approximately three weeks our catfish processing plant in Demopolis, Alabama. The plant closure involved a layoff of approximately 270 employees, nearly all of whom have been rehired. The plant has now resumed full operations. We have no assurance that the prices at which farmers will be willing or able to sell their catfish to us will remain at levels that enable us to maintain satisfactory margins and to allow us to continue these operations without further shutdowns or interruptions.

A material decline in the population and biomass of pollock and catfish stocks in the fisheries in which we operate would materially and adversely affect our business.

The population and biomass of pollock stocks are subject to natural fluctuations which are beyond our control and which may be exacerbated by disease, reproductive problems or other biological issues. Pollock stocks are also largely dependent on proper resource management and enforcement. The overall health of a fish stock is difficult to measure and fisheries management is still a relatively inexact science. Since we are unable to predict the timing and extent of fluctuations in the population and biomass of the pollock stocks, we are unable to engage in any measures that might alleviate the adverse effects of these fluctuations. Any such fluctuation which results in a material decline in the population and biomass of the pollock stocks in the fisheries in which we operate would materially and adversely affect our business. Conversely, a significant increase in Russian pollock stocks could dramatically reduce the market price of our products.

Our catfish operations are similarly subject to the risk of variations in supply. For example, disease in catfish ponds could reduce catfish stocks and adversely affect our business.

Our business is subject to Japanese currency fluctuations which could materially adversely affect our financial condition.

Our profitability depends in part on revenues received in Japanese yen as a result of sales in Japan. During 2002, our Japanese sales represented 39.6% of our total revenues. A decline in the value of the yen against the U.S. dollar would adversely affect our earnings from sales in Japan. Fluctuations in currency are beyond our control and are unpredictable. From January 1 through December 31, 2002, the value of the dollar declined by 9.6% against the yen, from ¥131.26 per $1.00 to ¥118.64 per $1.00.

The hedging activities we conduct may not be sufficient to provide complete protection against loss, and accordingly any such fluctuations could adversely affect our revenues.

The segments of the fish industry in which we operate are competitive, and our inability to compete successfully could adversely affect our business, results of operations and financial condition.

We compete with major integrated seafood companies such as Trident Seafoods, Nippon Suisan and Maruha, as well as with inshore processors that operate inshore on fixed location processing facilities, relying on catcher-vessels to harvest and deliver fish for processing. We also compete with motherships that are solely at-sea processors, relying on catcher-vessels to harvest and deliver fish for processing. We also compete with other pollock fisheries, particularly the Russian pollock fishery in the Sea of Okhotsk. Some of our competitors have the benefit of marketing their products under brand names that have better market recognition than ours, or have stronger marketing and distribution channels than we do. In addition, other competitors may produce better quality products or have more advantageous pricing margins than we do. We may not be able to compete successfully with any of these companies. In addition, production and distribution of substitute products for pollock could have a significant adverse impact on our profitability. Increased competition as to any of our products could result in price reduction, reduced margins and loss of market share, which could negatively affect our profitability. An increase in imported products in the U.S. at low prices could also negatively affect our profitability.

All of our business activities are subject to a variety of natural risks, which could have a material adverse effect on our business, financial condition or results of operations.

The U.S. Bering Sea pollock fishery, which is the primary fishery in which we operate, is characterized by extreme sea conditions. Unusual weather conditions could materially and adversely affect the quality and quantity of the fish products we produce and distribute.

Our vessels are expensive assets that are subject to substantial risks of serious damage or destruction. The sinking or destruction of, or substantial damage to, any of our vessels would entail significant costs to us, including the loss of production while the vessel was being replaced or repaired. Our insurance coverage may prove to be inadequate or may not continue to be available to us. In the event that such coverage proves to be inadequate, the sinking or destruction of, or substantial damage to, any of our vessels could have a material adverse effect on our business, financial condition or results of operations.

Should any of our vessels be destroyed or otherwise become inoperable, the American Fisheries Act would limit our ability to replace that vessel. The statute permits the replacement of lost vessels only if the loss is due to an Act of God, an act of war, the result of a collision, or otherwise not an intentional act of the vessel’s owner.

These rules would restrict our ability to replace our vessels on account of obsolescence and, accordingly, could cause us to incur increased costs of maintaining our vessels, including the substantial loss of capacity during times of such maintenance and rebuilding.

We may be required to pay significant damages in connection with litigation that is pending against us.

Some of the lawsuits against us could require us to pay significant damages which could have a material adverse effect on our business, results of operations or financial condition. See “Business—Litigation.”

We may be adversely affected by a pending IRS audit.

Currently, the IRS is conducting an audit of two of our subsidiaries, ASG and ASC, Inc., with respect to tax years 2000 for ASG and 1999 and 2000 for ASC, Inc. We do not know what issues will be raised in the course of this audit and such audit could result in adjustments that could have a material adverse effect on our financial condition.

We may incur material costs associated with compliance with environmental regulations.

We are subject to foreign, federal, state, and local environmental regulations, including those governing discharges to water, the management, treatment, storage and disposal of hazardous substances, and the remediation of contamination. If we do not fully comply with environmental regulations, or if a release of hazardous substances occurs at or from one of our facilities or vessels, we may be subject to penalties and could be held liable for the cost of remediation. For example, an accident involving one of our vessels could result in significant environmental liability, including fines and penalties and remediation costs. If we are subject to these penalties or costs, we may not be covered by insurance, or any insurance coverage that we do have may not cover the entire cost. Compliance with environmental regulations could require us to make material capital expenditures and could have a material adverse effect on our results of operations and financial condition.

We produce and distribute food products that are susceptible to contamination and, as a result, we face the risk of exposure to product liability claims and damage to our reputation.

As part of the fish processing, small pieces of metal or other similar foreign objects may enter into some of our products. Additionally, our fish products are vulnerable to contamination by disease-producing organisms or pathogens. Shipments of products that contained foreign objects or were so contaminated could lead to an increased risk of exposure to product liability claims, product recalls, adverse public relations and increased scrutiny by federal and state regulatory agencies. If a product liability claim were successful, our insurance might not be adequate to cover all the liabilities we would incur, and we might not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, if at all. If we did not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could significantly increase our operating costs. In addition, even if a product liability claim was not successful or was not fully pursued, the negative publicity surrounding any such assertion could harm our reputation with our customers.

Our operations are labor intensive, and our failure to attract and retain qualified employees may adversely affect us.

The segments of the harvesting and processing industry in which we compete are labor intensive and require an adequate supply of qualified production workers willing to work in rough weather and potentially dangerous operating conditions at sea. Some of our operations have from time to time experienced a high rate of employee turnover and could continue to experience high turnover in the future. Labor shortages, the inability to hire or retain qualified employees or increased labor costs could have a material adverse effect on our ability to control expenses and efficiently conduct our operations. We may not be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support our operating strategies, or we may not continue to experience favorable labor relations. In addition, our labor expenses could increase as a result of a continuing shortage in the supply of personnel. Changes in applicable state and federal laws and regulations could increase labor costs, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to the IDSs, our Notes, the New Credit Facility and the Shares of our Common Stock

We have substantial indebtedness, which could restrict our ability to pay interest and principal on the notes and to pay dividends with respect to shares of our common stock represented by the IDSs.

We have a significant amount of debt. For the twelve months ended June 30, 2003, on a pro forma basis after giving the effect to this offering and related transactions as if they had occurred on January 1, 2002, our ratio of Adjusted EBITDA to interest expense would have been 1.77 times and our ratio of total debt to Adjusted EBITDA would have been 5.15 times. The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the IDSs, including:

•	make it more difficult for us to satisfy our obligations under the notes and to the lenders under the new credit facility, and to pay dividends on our common stock;

•	our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

•	we may not be able to refinance our indebtedness on terms acceptable to us or at all;

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on our common stock;

•	we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures; and

•	limit our flexibility to plan for and react to changes in our business or strategy.

We may be able to incur substantially more debt, which would increase the risks described above associated with our substantial leverage.

We may be able to incur substantial additional indebtedness in the future, including issuances of additional notes under the indenture. Any additional debt incurred by us could increase the risks associated with our substantial leverage.

We are subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.

The new credit facility and the indenture governing the notes will impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

•	the payment of dividends on, and purchase or redemption of, capital stock;

•	a number of other restricted payments, including investments and acquisitions;

•	specified sales of assets;

•	specified transactions with affiliates;

•	the creation of liens on our assets; and

•	consolidations, mergers and transfers of all or substantially all of our assets.

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand downturns in our business or take advantage of business opportunities. Furthermore, the new credit facility will also require us to maintain specified financial ratios and satisfy financial condition tests, including a minimum interest coverage ratio, a maximum leverage ratio and a maximum senior leverage ratio. Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture. The occurrence of an event of default under the new credit facility would prohibit ASG from making distributions that would permit us to make payments on the notes, including payments of interest, when due. In addition, upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness under the new credit facility, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the notes.

We may not be able to refinance our new credit facility at maturity on favorable terms or at all.

The new credit facility will mature in full in 2008. We may not be able to renew or refinance the new credit facility, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. In particular, some of the terms of the notes underlying the IDSs that may be viewed as favorable to the senior lenders, such as our ability to defer interest for up to 24 months and acceleration forbearance periods, terminate on                 2008 and                     2008, respectively, which may materially adversely affect our ability to refinance or renew our new credit facility beyond such dates. If we are unable to refinance or renew our new credit facility, our failure to repay all amounts due on the maturity date would cause a default under the new credit facility. In addition, our interest expense may increase significantly if we refinance our new credit facility on terms that are less favorable to us than the terms of our new credit facility.

We will require a significant amount of cash, which may not be available to us, to service our debt, including the notes, and to fund our liquidity needs.

Our ability to make payments on, or to refinance or repay our debt, including the notes underlying the IDSs, to fund planned capital expenditures and expand our business, will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate enough cash flow, that future borrowings will be available to us under the new credit facility or otherwise, in an amount sufficient to enable us to pay our debt or fund our other liquidity needs. If we are unable to generate sufficient cash to service our debt requirements, we will be required to refinance our new credit facility. We cannot assure you that we will be able to refinance any of our debt, including the new credit facility, under such circumstances on commercially reasonable terms or at all. If we are unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, including:

•	sales of certain assets to meet our debt service requirements;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

The new credit agreement and the indenture governing the notes underlying the IDSs could restrict our ability to do some of these things.

Compliance with rules regulating non-U.S. citizen ownership and control of fishing vessels may adversely affect the marketability or the price of our IDSs or shares of our common stock.

The governance provisions we have adopted and the related steps we will take to comply with the foreign ownership restrictions imposed by federal law on companies that participate in U.S. fisheries are complex and burdensome. They may require beneficial owners of our common stock to execute complex affidavits and provide detailed ownership information and they could require trades of IDSs or shares of our common stock to be reversed or persons who hold IDSs or shares to dispose of them on unfavorable terms. These administrative burdens and requirements and the potential that trades could be unwound or sales required could have an adverse effect on the market for and trading price of IDSs or shares of our common stock. See “Business—Government Regulation.”

We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations, and our new credit facility will contain significant limitations on such distributions and other payments.

We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than our equity interest in Holdings and our interest in the notes issued by Holdings. As a result, we will rely on interest and principal on the Holdings notes and on dividends, loans and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay interest and dividends. The ability of our subsidiaries to pay interest and dividends or make other payments or distributions to us will depend substantially on their respective operating results and will be subject to restrictions under, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facility and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

In particular, the new credit facility will prohibit distributions from ASG and its subsidiaries to Holdings if the interest coverage ratio of Holdings is less than the dividend suspension thresholds described under “Description of Certain Indebtedness—New Credit Facility,” or if Holdings has any deferred and unpaid interest outstanding on the Holdings notes, other than distributions to pay interest on the Holdings notes and other permitted payments, such as to pay taxes. In addition, if the interest coverage ratio of Holdings is less than the interest deferral thresholds described under “Description of Certain Indebtedness—New Credit Facility,” the new credit facility will prohibit distributions by ASG and its subsidiaries to Holdings to enable it to pay interest on the Holdings notes, as well as all other distributions from ASG to Holdings (other than distributions to pay taxes and certain other exceptions). In addition, during any dividend suspension period or interest deferral period, ASG will be required to prepay the loans under the new credit facility with a portion of its cash available after payments of taxes, scheduled principal and interest payments on its indebtedness, maintenance capital expenditures and other expenses. Such prepayments would reduce the amount of cash available for payments in respect of the notes underlying the IDSs.

If the interest coverage ratio of Holdings is less than the interest deferral thresholds described under “Description of Certain Indebtedness—New Credit Facility” and therefore ASG and its subsidiaries are prohibited by the new credit facility from making payments to Holdings to enable it to pay interest on the Holdings notes, the Issuer will be permitted to defer interest on the notes pursuant to the indenture governing the notes. See “Description of Notes—Interest Deferral.” However, the indenture provides that interest on the notes may not be deferred for more than 24 months in the aggregate prior to 2008. The prohibition on distributions by ASG and its subsidiaries contained in our new credit facility will not be subject to the 24-month limitation that is contained in the indenture relating to deferral of interest on the notes. Accordingly, if the Issuer may no longer defer interest on the notes but the interest coverage ratio of Holdings remains below the specified threshold and the new credit facility prohibits ASG and its subsidiaries from making distributions to the Issuer, we will not have sufficient funds to pay interest on the notes, which would cause a default under the indenture governing the notes, entitling the holders of the notes to demand payment in full of all amounts outstanding under the notes, subject to an acceleration forbearance period of up to 90 days. The acceleration of the notes under such circumstances would cause a default under our new credit facility, and we cannot assure you that ASG and its subsidiaries would have sufficient funds to repay all amounts outstanding under the new credit facility and make distributions to us to repay all amounts outstanding under the notes underlying the IDSs.

In addition, if an event of default under the new credit facility has occurred and is continuing, even if the interest coverage ratio of Holdings is not less than the applicable interest deferral threshold or dividend suspension threshold, ASG will not be permitted to make any distributions to Holdings (other than tax distributions and certain other exceptions), including distributions necessary to enable Holdings to pay interest on the Holdings notes, which would leave us with insufficient cash to pay interest on the notes underlying the IDSs. The occurrence of an event of default under the new credit facility by itself does not entitle Holdings and the Issuer to defer interest on the Holdings notes and the notes underlying the IDSs, respectively. Therefore, the failure of Holdings and the Issuer under such circumstances to pay interest on the Holdings notes and the notes underlying the IDSs, respectively, would cause a default under both the intercompany notes and the notes underlying the IDSs.

You may not receive the level of dividends provided for in our existing dividend policy or any dividends at all.

Our board of directors may, in its discretion, amend or repeal our existing dividend policy. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Our board of directors may decrease the level of dividends provided for in our existing dividend policy or entirely discontinue the payment of dividends. The indenture governing the notes and our new credit facility will contain limitations on our ability to pay dividends. See “Dividend Policy and Restrictions.” The reduction or elimination of dividends may negatively affect the market price of the IDSs.

Interest on the notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

While we believe that the notes should be treated as debt for U.S. federal income tax purposes, this conclusion is not free from doubt. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes would generally be treated as a dividend, and interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow and materially and adversely impact our ability to make interest and dividend payments. In the case of foreign holders, treatment of the notes as equity for U.S. federal income tax purposes would subject payments to such holders in respect of the notes to withholding or estate taxes in the same manner as payments made with regard to common stock and could subject us to liability for withholding taxes that were not collected on payments of interest. Therefore, foreign holders would receive any such payments net of the tax withheld.

The indenture governing the notes permits us to pay a significant portion of our free cash flow to stockholders in the form of dividends, which could limit our ability to satisfy our obligations under the notes.

The indenture governing the notes permits us, subject to limitations, to pay a significant portion of our free cash flow to stockholders in the form of dividends and following completion of this offering, to the extent that we have cash available for distributions and subject to applicable law, we intend to pay monthly dividends of approximately  1/12 of $0.79 per share. See “Dividend Policy and Restrictions.” Pursuant to the indenture governing the notes, so long as no default or event of default has occurred and is continuing or would be caused thereby, and so long as our fixed charge coverage ratio, or adjusted fixed charge coverage ratio, as applicable, is equal to or greater than the applicable dividend suspension threshold described under “Description of Notes—Certain Definitions,” we will be allowed to pay dividends on the shares of the Issuer’s common stock per share in an amount not to exceed in any fiscal quarter ¼ of the sum of $0.79 and 90% of the Issuer’s Adjusted EBITDA per share in excess of $             for the twelve-month period ended on the last day of the most recent fiscal quarter for which financial statements are available. See “Description of Notes—Certain Covenants—Limitation on Restricted Payments.” Therefore, we will be permitted to pay dividends in the aggregate amount of up to approximately $             per year so long as no dividend suspension period is in effect, and we will also be permitted to pay out as dividends 90% of the Issuer’s Adjusted EBITDA per year per share in excess of        . Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the notes.

You will be immediately diluted by $18.15 per share of common stock if you purchase IDSs in this offering.

If you purchase IDSs in this offering, you will experience an immediate dilution of $18.15 per share of common stock represented by the IDSs ($15.88 assuming all ASLP units have been exchanged for IDSs) which exceeds the entire price allocated to each share of common stock represented by the IDSs in this offering because there will be a net tangible book deficit for each share of common stock outstanding immediately after this offering. Our net tangible book deficit as of June 30, 2003, after giving effect to this offering, was approximately $294.3 million, or $8.55 per IDS ($6.28 assuming all ASLP units have been exchanged for IDSs). As a result of this deficit, the face amount of notes will exceed the net book value of available assets by $329 (or $390 assuming all ASLP units have been exchanged for IDSs) per $1,000 face amount of notes.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the IDSs.

If interest payments on the notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on the notes held by you before you receive any cash payment of this interest. See “Material U.S. Federal Income Tax Considerations—Deferral of Interest.” In addition, you will not receive this cash payment if you sell the IDSs or the notes before the end of any deferral period or before the record date relating to interest payments that are to be paid.

If interest is deferred, the IDSs may trade at a price that does not fully reflect the value of accrued but unpaid interest on the notes. In addition, the existence of the right and obligation that we defer payments of interest on the notes under certain circumstances may mean that the market price for the IDSs may be more volatile than other securities that do not have these restrictions.

Your right to receive payments on the notes and the note guarantees is junior to all senior debt of ASG and its subsidiaries.

The Issuer and Holdings are holding companies and conduct all of their operations through ASG and its subsidiaries. The note guarantees and the guarantees of the Holdings notes issued by ASG and its subsidiaries will be unsecured subordinated obligations, junior in right of payment to the senior debt of each subsidiary guarantor, respectively. As a result of the subordinated nature of the guarantees of the notes, upon any distribution to creditors of ASG or the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceedings relating to ASG or the subsidiary guarantors or their property or assets, the holders of such entities’ senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the Holdings notes under the subordinated guarantees (and before any distribution may be made by ASG to Holdings). In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to ASG or the subsidiary guarantors, the Issuer, ASLP and the noteholders would participate under the subordinated guarantees with other holders of unsecured indebtedness after the payment in full of the senior indebtedness. In any of these cases, there may not be sufficient funds to pay all of our creditors and the holders of the notes may receive less, ratably than the holders of senior indebtedness. In such event the Issuer and the guarantors would not be able to make all principal payments on the notes represented by IDSs.

The subordination provisions of the indenture will also provide that the payments under subordinated note guarantees of Holdings, ASG and its subsidiaries to you may be suspended for up to 179 days if a nonpayment default exists under our senior debt. In addition, so long as the notes are guaranteed by at least one guarantor, upon the occurrence of an event of default under the indenture governing the notes, the principal of and premium, if any, on the notes may not be accelerated for a period of up to 90 days until                 , 2008. See “Description of Notes—Acceleration Forbearance Periods,” and “Description of Notes—Subordination of the Guarantees.”

On a pro forma basis as of December 31, 2002, the subordinated guarantees would have ranked junior to $255.0 million of our outstanding senior indebtedness of subsidiary guarantors on a consolidated basis, all of which would have been secured. In addition, as of December 31, 2002, on a pro forma basis, ASG would have had the ability to borrow up to an additional amount of $45.0 million under the new credit facility, which would have been senior in right of payment to the subordinated guarantees of the Holdings notes.

The guarantees of the notes by our subsidiaries may not be enforceable because of fraudulent conveyance laws.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

•	was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

•	was engaged or about to engage in a business or a transaction for which the guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Whatever standard that a court uses to determine whether or not the subsidiary guarantors were solvent at the relevant time, the court could rule that such guarantors were not solvent.

If this were to occur, the guarantee of the notes by Holdings, ASG or any other subsidiary guarantor would be subject to the claim that, since the guarantee was incurred for the benefit of the noteholders, and only indirectly for the benefit of the guarantor or creditors of the guarantor, the guarantees were incurred for less than fair consideration. A court could therefore void the obligations of Holdings, ASG or the subsidiary guarantor under the guarantees or subordinate these obligations to Holdings’, ASG’s or the subsidiary guarantor’s other debt or take action detrimental to holders of the notes. If the guarantee of Holdings, ASG or any subsidiary guarantor were voided, the holders of the notes would not have a debt claim against Holdings, ASG or that subsidiary guarantor.

Seasonality and variability of our businesses may cause volatility in the market value of your investment and may hinder our ability to make timely distributions on the IDSs.

Our business is seasonal in nature, and our net sales and operating results vary significantly from quarter to quarter. For example, our revenue per pound of fish harvested tends to be higher in the January-to-April season due to the harvesting of roe. Consequently, results of operations for any particular quarter may not be indicative of results of operations for future quarterly periods, which makes it difficult to forecast our results for an entire year. This variability may cause volatility in the market price of the IDSs.

In addition, the seasonality and variability of our business means that at certain times of the year our cash receipts are significantly higher than at other times. Our fishing seasons, including the important January-to-April season, straddle more than one quarter. As a result, the timing of the recognition of sometimes significant amounts of revenue from one quarter to another can be a function of unpredictable factors, such as the timing of roe auctions, weather, the timing of shipments to pollock roe customers, fishing pace and product delivery schedules, all of which are likely to vary from year to year. Given that we are required to make equal monthly interest payments and expect to pay equal monthly dividends to IDS holders throughout the year, there is a risk that we will experience cash shortages, which could hinder our ability to make timely distributions to IDS holders.

Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange rights by partners of ASLP may cause you to recognize original issue discount and other adverse consequences.

The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes by the Issuer having substantially identical terms as the notes but with a different CUSIP number, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an indivisible unit composed of notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. Even if the exchange is not treated as a taxable event, such exchange may result in holders having to include OID in taxable income prior to the receipt of cash and other potentially adverse tax consequences to holders. See “Material U.S. Federal Income Tax Considerations.”

Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs, and each holder of notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes. For these and additional tax-related risks, see “Material U.S. Federal Income Tax Considerations.”

Holders of subsequently issued notes having OID may not be able under New York and federal bankruptcy law to collect the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the Issuer prior to the notes’ maturity date. As a result, an automatic exchange that results in a holder receiving an OID note could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Before this offering, there has not been a public market for our IDSs or shares of our common stock, which may cause the price of the IDSs to fluctuate substantially and negatively affect IDS holders.

Neither the IDSs nor the shares of our common stock has a public market history. In addition, there has not been an active market for securities similar to the IDSs. An active trading market for the IDSs might not develop in the future, which may cause the price of the IDSs to fluctuate substantially, and we currently do not expect that an active trading market for the shares of our common stock will develop until the notes mature. If the notes represented by your IDSs mature or are redeemed or repurchased, the IDSs will be automatically separated and you will then hold the shares of our common stock. We do not intend to list our notes on any securities exchange.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our common stock or our notes may depress the price of the IDSs, the shares of our common stock and our notes.

Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our notes in the public market could adversely affect the prevailing market price of the IDSs, the shares of our common stock and our notes and could impair our ability to raise capital through future sales of our securities.

We may issue shares of our common stock and notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock and the aggregate principal amount of notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our common stock, notes or other securities in connection with any such acquisitions and investments.

Retained ownership by our existing owners may prevent you from receiving a premium in the event of a change of control and may create conflicts of interest.

Upon the completion of the transactions contemplated by this offering, the existing owners, through their ownership of ASLP and IDSs will own approximately 29.2% of the economic interests in the business described in this prospectus, or approximately 18.6% if the over-allotment option is exercised in full. If such existing owners, or their permitted transferees, exercise their rights to exchange all of their ownership in ASLP for our IDSs, they will own approximately 29.2% of the voting power of our company. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, merger or tender offer, which would deprive you of an opportunity to receive a premium for your IDSs and may negatively affect the market price of the IDSs. Moreover, our existing owners could effectively receive a premium for transferring ownership to third parties that would not inure to your benefit.

In addition, in connection with this offering, Coastal Villages Pollock LLC, Bernt O. Bodal and Centre Partners Management LLC will acquire shares of our Class A, B and C preferred stock, respectively. Each class of preferred shares will entitle the holder thereof to elect one member of our board of directors, which will be increased to at least seven members shortly after this offering, a majority of whom will be independent. Our organizational documents will limit the size of our board to not more than 13 members. As a result, the existing owners of our business will continue to have the ability to significantly influence numerous matters. Because of their significant ownership position, coupled with the fact that their ownership stake is held through securities with somewhat different terms and characteristics than the IDSs or our common stock, the interests of these parties may conflict with the interests of holders of IDSs or our common stock.

Our organizational documents could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

A number of provisions in our certificate of incorporation and by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our organizational documents provide that stockholders generally may not act by written consent and only stockholders representing at least 50% in voting power may request that our board of directors call a special meeting. Our organizational documents also provide for a classified board of directors and authorize the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock and any other class or series of preferred stock that may be issued in the future.

Cautionary Statement Regarding Forward-Looking Statements

All statements other than statements of historical fact are “forward-looking statements.” Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words “may,” “estimate,” “continue,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate” and similar statements of forward-looking nature identify forward-looking statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, all forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

•	future results of operations;

•	future capital expenditures;

•	environmental conditions and regulations;

•	plans or intentions relating to acquisitions;

•	our competitive strengths and weaknesses;

•	future financing needs;

•	our business strategy;

•	general economic conditions;

•	trends in the industries and economies in which we operate;

•	proposed new products, services or developments; and

•	any assumptions underlying the foregoing.

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Use of Proceeds

The table below sets forth our estimate of the sources and uses of funds required to effect the transactions contemplated hereby. See “Detailed Transaction Steps.” The estimated sources and uses are based on an assumed initial public offering price of $17.35 and do not take into account the exercise by the underwriters of their over-allotment option. Actual amounts will vary from the amounts shown below.

Sources and Uses

(In millions)

Sources

New credit facility	$255.0
Repayment of management loan	6.2
IDSs sold hereby	575.0

Total sources of funds	$836.2

Uses
Repayment of existing credit facility	$364.7
Purchase of existing senior subordinated notes(1)	175.0
Pay accrued interest on senior subordinated notes	6.6
Tender premium for existing senior subordinated notes	35.2
Redemption of preferred equity units and subordinated notes of Holdings	33.8
Fees and expenses(2)	40.9
Amount reserved in escrow for dividends and interest	25.0
Proceeds to the current owners of ASLP and Holdings(3)	155.0

Total uses of funds	$836.2

(1)	Represents the $175.0 million aggregate principal amount of our outstanding 10 1/8% senior subordinated notes due 2010.

(2)	Includes an estimated $28.8 million payable to the underwriters of our IDS offering, approximately $6.0 million payable to the providers of our new credit facility and approximately $6.2 million in other professional fees.

(3)	Includes approximately $36.4 million, $36.0 million and $57.4 million payable to Centre Partners, Bernt O. Bodal and Coastal Villages, respectively, out of the proceeds of this offering.

Dividend Policy and Restrictions

Upon completion of this offering, our board of directors will adopt a dividend policy pursuant to which, in the event and to the extent we have available cash for distribution to the holders of shares of our common stock as of the end of any calendar month, and subject to applicable law, our board of directors will declare cash dividends per share on our common stock equal to  1/12 of $0.79 per share. We will pay those dividends on or about the 20th day of each month to holders of record on the last business day of the immediately preceding month. In addition, to the extent that our subsidiaries have available cash for distribution, and subject to applicable law and the terms of their indebtedness, we will also cause our subsidiaries to distribute funds to us in respect of our equity interests sufficient to permit us to make the distribution described in the preceding sentence.

If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash to fund capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes.

The indenture governing our notes restricts our ability to declare and pay dividends on our common stock as follows:

•	the aggregate amount of dividends per share paid in any fiscal quarter may not exceed 1/4 of the sum of (i) $0.79, and (ii) 90% of the increase in the Issuer’s adjusted EBITDA above $ divided by the number of the Issuer’s shares outstanding (assuming all exchange warrants have been exercised) over $ for the twelve-month period ended on the last day of the most recent fiscal quarter for which financial statements are available;

•	the Issuer may not pay any dividends on its capital stock if and for so long as either (x) the fixed charge coverage ratio of Holdings for the twelve-month period ended on any June 30, September 30 or December 31, or (y) the adjusted fixed charge coverage ratio of Holdings for the twelve-month period ended on any March 31, as applicable, in either case for the most recently ended period for which internal financial statements are available, is less than the following dividend suspension thresholds:

Period Ended On	Dividend Suspension Threshold
Issue date through 9/30/04	1.55:1.00
12/31/04 – 9/30/05	1.575:1.00
12/31/05 and thereafter	1.60:1.00	;

•	the Issuer may not pay any dividends while interest on the notes is being deferred or, after the end of any deferral period, so long as any deferred interest has not been paid in full; and

•	the Issuer may not pay any dividends if a default or an event of default under the indenture governing the notes has occurred and is continuing.

In addition, our new credit facility will provide that ASG may not make distributions to us to enable us to pay dividends on our common stock if and for so long as (a) an event of default under the new credit facility has occurred and is continuing, (b) Holdings has any deferred and unpaid interest outstanding on the Holdings notes, or (c) the interest coverage ratio of Holdings is less than the dividend suspension thresholds described under “Description of Certain Indebtedness—New Credit Facility.” The dividend suspension thresholds in our new credit facility are on substantially similar levels as the thresholds contained in the indenture governing the notes.

Our board of directors may, in its discretion, amend or repeal our dividend policy. Future dividends with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits, if any, for the then current and/or immediately preceding fiscal years. Our board of directors may decrease the level of dividends provided for in our existing dividend policy or discontinue entirely the payment of dividends.

During 2001 and 2002, Holdings distributed to its equity owners approximately $11.2 million and $207.8 million, respectively. The 2002 amount included $163.7 million distributed in connection with the April 2002 recapitalization of Holdings and its affiliates.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2003:

•	on a pro forma basis for Holdings to give effect to the PLC distribution to the equityowners of ASLP and the Corporate Partners; and

•	on a pro forma basis for the Issuer to give effect to this offering, including the use of proceeds from this offering, our recapitalization and the consent solicitation and tender offer and to give effect to ASG’s new credit facility. For purposes of this presentation, we have assumed that all of the existing senior subordinated notes are purchased pursuant to the consent solicitation and tender offer for an aggregate consideration of $210.2 million, including $35.2 million of tender costs.

	As of June 30, 2003
	Pro Forma Holdings	Adjustments	Pro Forma Issuer
	(in thousands)
Cash	$3,177	$1	$3,178

Restricted cash	—	25,000	25,000

Long-term debt, including current portion
Current maturities of long-term debt	$14,613	(14,613)	$—
Existing debt	346,359	(346,359)	—
New credit facility	—	255,000	255,000
Existing senior subordinated notes	175,000	(175,000)	—
% notes	—	329,975	329,975

Total long-term debt	535,972	49,003	584,975

Long term liability for redeemable junior preferred securities	—	31,397	31,397

Stockholders’/members’ deficit
Common stock, $0.01 par value per share—issued and outstanding: 34,406,674 shares	—	344	344
Additional paid in capital	—	298,481	298,481
Preferred stock, $0.01 par value per share—issued and outstanding: 300 shares	—	—	—
Accumulated deficit(1)	(86,294)	(352,744)	(439,038)
Accumulated other comprehensive income	160	—	160

Total members’/shareholders’ deficit	(86,134)	(53,919)	(140,053)

Total capitalization	$453,015	$51,482	$504,497

(1)	The accumulated deficit includes the deficit balance attributable to the minority interest holders.

Pro Forma Dilution

Dilution is the amount by which the portion of the price paid by purchasers of IDSs in the offering that is allocated to our shares of common stock exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

For purposes of calculating dilution below, we have assumed that as of June 30, 2003 all ASLP units had been exchanged for IDSs simultaneously with the closing of this offering and 46,835,100 shares of our common stock are outstanding.

The pro forma net tangible book deficiency of Holdings as of June 30, 2003 was approximately $250.5 million, or $5.35 per unit (which is equivalent to $5.35 per share of the Issuer’s common stock). After giving effect to our receipt and intended use of approximately $540.5 million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of IDSs in this offering, the increase in our aggregate consolidated indebtedness, and the issuance and redemption of Holdings units included in the transactions to be consummated in connection with this offering, our pro forma as adjusted net tangible book deficiency as of June 30, 2003 would have been approximately $294.3 million, or $6.28 per unit. This represents an immediate decrease in net tangible book value of $0.93 per Holdings unit (which is equivalent to $0.93 per share of the Issuer’s common stock) to existing owners and an immediate dilution of $15.88 per share of the Issuer’s common stock to new investors purchasing IDSs in this offering. As a result of this deficiency, the face amount of notes will exceed the net book value of available assets by $390 per $1,000 face amount of notes.

The following table illustrates this substantial and immediate dilution to new investors:

Per Share of Common Stock
Assumed initial public offering price of common stock represented by IDSs	$9.60
Pro forma net tangible book deficiency of Holdings as of June 30, 2003	(5.35)
Decrease per share attributable to assumed exchange of ASLP units for IDSs	(2.80)
Decrease per share attributable to cash distribution made to existing owners	(3.96)
Decrease per share attributable to loss on debt repayment, equity offering costs and reduction of deferred/increasing costs, net of reduction of deferred tax liabilities	(1.00)
Decrease per share attributable to notes payable, redeemable junior preferred securities, and derivative financial instruments issued to minority interest holders	(2.77)

Pro forma as adjusted net tangible book value after this offering	$(6.28)

Dilution in net tangible book value per share to new investors	$15.88

The following table summarizes on a pro forma basis as of June 30, 2003:

•	the total number of shares of our common stock represented by IDSs (assuming all ASLP units had been exchanged for IDSs);

•	the total consideration paid to us by our existing owners and new investors, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering; and

•	the average price per share of common stock paid by new investors and our existing owners:

	Shares of Common Stock Purchased		Total Consideration	Average Price Per Share of Common Stock
	Number	Percent
			(in thousands)
New investors	33,141,210	70.8	318,155,670	9.60
Existing owners	13,693,890	29.2

Selected Historical and Pro Forma Financial Information for Holdings

The following selected historical consolidated financial information for Holdings as of December 31, 2001 and 2002 and for the period January 28 through December 31, 2000 and the years ended December 31, 2001 and 2002 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. See Note 1 to Holdings’ audited consolidated financial statements. The following selected historical consolidated financial data for Holdings as of December 31, 2000 and for the predecessor business, as of and for the year ended December 31, 1998 and 1999 and the period January 1 through January 27, 2000, has been derived from our consolidated financial statements which are not included in this prospectus.

The following selected historical consolidated financial information for Holdings as of June 30, 2003 and for the six month periods ended June 30, 2002 and 2003 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Such unaudited consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition and results of operations for such periods and as of such dates.

The audited consolidated financial statements and the unaudited consolidated financial statements do not purport to project our results of operations or financial position for any future period or date.

The following selected unaudited pro forma financial information for Holdings has been derived by the application of pro forma adjustments to Holdings’ historical financial statements included elsewhere in this prospectus. The selected pro forma balance sheet information for Holdings was prepared as if the distribution by Holdings to ASLP of Holdings’ 80% interest in PLC had occurred on June 30, 2003. The pro forma statement of operations data for Holdings for the year ended December 31, 2002 and for the six month periods ended June 30, 2002 and 2003 gives effect to the acquisition of Southern Pride and the PLC distribution as if they had occurred as of January 1, 2002. The pro forma financial information for Holdings does not reflect any adjustments that give effect to this offering or any of the other transactions contemplated hereby, which adjustments are reflected in the pro forma financial information for the Issuer appearing elsewhere in this prospectus. The selected pro forma information should not be considered indicative of actual balance sheet data or results that would have been achieved had the transactions been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

The following selected historical and unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Holdings’ consolidated financial statements and related notes and the unaudited condensed consolidated pro forma financial statements and related notes included elsewhere in this prospectus.

Selected Historical and Pro Forma Financial Information for Holdings

	Predecessor Business(1)			American Seafoods Holdings LLC
									Pro Forma
	Year Ended December 31,		January 1 Through January 27,	January 28 Through December 31,	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,	Six Months Ended June 30,
	1998	1999	2000	2000	2001	2002	2002	2003	2002	2002	2003
	(dollars in thousands)			(dollars in thousands)
Statement of Operations Data:
Total revenue	$278,306	$240,715	$9,719	$252,346	$336,839	$332,872	$182,710	$232,963	$419,293	$228,259	$228,062
Gross profit	62,288	89,346	(1,953)	100,370	127,239	126,481	78,178	88,166	146,628	88,525	87,323
Gross margin	22.4%	37.1%	(20.1)%	39.8%	37.8%	38.0%	42.8%	37.8%	35.0%	38.8%	38.3%
Operating profit	3,849	49,179	(4,334)	29,596	35,436	58,975	47,514	51,481	63,629	49,682	51,484
Income (loss) before income taxes and minority interest	(33,769)	9,923	1,828	10,448	18,180	23,012	21,064	38,246	24,858	21,982	38,340
Net income	(21,389)	6,262	1,190	7,220	20,078	22,253	20,541	35,800	24,099	21,355	35,927
Statement of Cash Flows Data:
Cash flows from operating activities	17,476	18,510	20,685	44,174	84,588	96,678	75,178	39,954
Cash flows from investing activities	49,965	255	(626)	(369,847)	(13,648)	(58,634)	(4,840)	(7,881)
Purchases of property, vessels and equipment	(10,147)	(6,506)	(626)	(7,363)	(9,171)	(9,431)	(5,069)	(6,708)
Cash flows from financing activities	(70,012)	(18,752)	(4,973)	330,042	(73,014)	(34,736)	(53,767)	(32,778)
Other Financial Data:
EBITDA(2)	12,869	47,122	7,809	106,209	121,385	103,150	57,262	79,042	111,614	61,559	78,339
Adjusted EBITDA(2)	28,738	60,234	(2,572)	86,221	108,765	113,297	72,870	75,250	122,512	77,271	74,514

	December 31,			December 31,			June 30,	ProForma June 30,
	1998	1999		2000	2001	2002	2003	2003
	(dollars in thousands)			(dollars in thousands)
Balance Sheet Data:
Property, vessels, and equipment, net	$307,173	$239,333		$267,868	$254,341	$253,090	$240,306	$230,330
Total assets	407,281	342,516		527,179	522,846	529,550	554,076	538,465
Total interest bearing obligations	311,436	248,092		369,072	326,499	573,141	543,209	535,972
Equity (deficit)	13,023	(8,334)		92,959	119,235	(125,201)	(83,098)	(86,134)

(1)	Our business was acquired by Centre Partners and others through ASLP in a transaction accounted for as a purchase on January 28, 2000. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values. Also, the method of accounting for major scheduled vessel maintenance and derivative instruments was changed effective with the purchase. Accordingly, the predecessor business amounts are not comparable to Holdings amounts.
(2)	EBITDA represents net income from continuing operations before interest expense, income tax provision (benefit) and depreciation and amortization. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We include EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. The consummation of the transactions contemplated by this offering will not have an impact on EBITDA before minority interest. EBITDA as calculated here differs from Adjusted EBITDA as defined in our note indenture and credit agreements. Adjusted EBITDA as defined in our note indenture and credit agreements means net income from continuing operations before interest expense, income tax provision or benefit, depreciation, amortization, net unrealized foreign exchange gains or losses, net gains and losses from derivatives relating to our equity and debt, minority interest in income or loss of consolidated entities, equity-based compensation, fees and expenses related to acquisition, merger or restructuring transactions, and any loss from debt repayments and related write-offs. If our Adjusted EBITDA were to decline below certain levels, covenants in our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio and fixed charge coverage ratio covenants, could result in, among other things, a default or mandatory prepayment under our senior credit facility, our inability to pay dividends or a requirement that we defer interest payments on the notes. These covenants are summarized under “Description of Certain Indebtedness” and “Description of Notes.” A reconciliation of EBITDA to Adjusted EBITDA is as follows:

					Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,	Six Months Ended June 30,
	2001	2002	2002	2003	2002	2002	2003
	(dollars in thousands)
EBITDA	$121,385	$103,150	$57,262	$79,042	$111,614	$61,559	$78,339
Unrealized foreign exchange gains/losses, net	(12,976)	(10,763)	(1,508)	(4,037)	(10,763)	(1,508)	(4,037)
Equity-based compensation	527	5,600	1,509	212	5,600	1,509	212
Loss from debt repayment and related write-offs	—	15,711	15,711	—	15,711	15,711	—
Transaction costs related to the acquisition of Southern Pride	—	—	—	—	350	—	—
Minority interest in income (loss) of subsidiary	(171)	(401)	(104)	33	—	—	—

Adjusted EBITDA	$108,765	$113,297	$72,870	$75,250	$122,512	$77,271	$74,514

We consider EBITDA to be a measure of liquidity. Accordingly, EBITDA is reconciled to operating cash flows as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2001	2002	2002	2003
	(dollars in thousands)
Cash flows from operating activities	$84,588	$96,678	$75,178	$39,954
Interest expense, net of non-cash interest	18,715	35,051	11,203	18,938
Net change in operating assets and liabilities	899	(15,495)	(14,138)	12,999
Income tax provision (benefit)	(1,898)	759	627	2,413
Deferred income tax benefit (provision)	6,607	(3,696)	—	—
Other	25	401	104	913
Unrealized foreign exchange gains/losses, net	12,976	10,763	1,508	4,037
Equity-based compensation	(527)	(5,600)	(1,509)	(212)
Loss from debt repayment and related write-offs	—	(15,711)	(15,711)	—

EBITDA	$121,385	$103,150	$57,262	$79,042

Selected Pro Forma Financial Information for the Issuer

The following pro forma financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The pro forma consolidated statement of operations data assumes the Issuer was formed on January 1, 2002 and gives effect to (1) the distribution by Holdings of its interest in PLC to ASLP, (2) the acquisition of Southern Pride and (3) the financing transactions described under “Capitalization” and the application of the proceeds therefrom as if all these transactions had been consummated on January 1, 2002. The unaudited pro forma balance sheet data assumes (1) the distribution by Holdings of its interest in PLC to the equityowners of ASLP and the Corporate Partners and (2) the financing transactions described under “Capitalization” and the application of the proceeds therefrom as if these transactions had been consummated on June 30, 2003.

Assumptions underlying the pro forma adjustments are described in the notes to the unaudited pro forma condensed consolidated financial statements, which should be read in conjunction with this pro forma financial information. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, this pro forma financial information should not be considered indicative of actual results that would have been achieved had the PLC distribution and the financing transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or for any future period.

The pro forma financial information should be read in conjunction with the information contained in “Selected Historical and Pro Forma Financial Information for Holdings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holdings’ consolidated financial statements and related notes included elsewhere in this prospectus.

	Pro Forma Issuer
	Year Ended December 31, 2002	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	(dollars in thousands)

Statement of Operations Data
Total revenue	$419,293	$228,259	$228,062
Gross profit	146,628	88,525	87,323
Gross margin	35.0%	38.8%	38.3%
Operating profit	63,629	49,682	51,484
Other income (expense), net	(66,050)	(44,192)	(24,714)
Net income	$(2,421)	$5,490	$26,770
Basic earnings (loss) per share	$(0.05)	$0.12	$0.57
Diluted earnings (loss) per share	$(0.05)	$0.11	$0.55
Other Financial Data
EBITDA	$111,614	$61,559	$78,339
Adjusted EBITDA	122,512	77,271	74,514
Unrealized foreign exchange gains/losses, net	(10,763)	(1,508)	(4,037)
Equity-based compensation	5,600	1,509	212
Loss from debt repayment and related write-offs	15,711	15,711	—
Transaction costs related to the acquisition of Southern Pride	350	—	—
Ratio of earnings to fixed charges	.97	1.16	1.81

			Pro Forma June 30, 2003
Balance Sheet Data
Property, vessels, and equipment, net			$230,330
Total assets			546,493
Total interest bearing obligations			584,975
Shareholders’ deficit			$(140,053)

Management’s Discussion and Analysis of Financial Condition  and Results of Operations

The following discussion should be read in conjunction with Holdings’ consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are one of the largest integrated seafood companies in the U.S. in terms of revenues. We harvest and process a variety of fish, either on board our sophisticated catcher-processor vessels or at our land-based processing facilities, and market our products to a diverse group of customers in North America, Asia and Europe. We are the largest harvester and at-sea processor of pollock and the largest processor of catfish in the U.S. In addition, we harvest and/or process other seafood, including scallops, hake and cod. We maintain an international marketing network through our U.S., Japanese and European offices and have developed long-term relationships with a U.S. and international customer base.

We operate in two principal business segments, ocean harvested whitefish and other seafood products. The ocean harvested whitefish segment includes the harvesting and processing of pollock, cod and hake. Processing of ocean harvested whitefish occurs on our vessels while at sea and at our facilities in Massachusetts. The other seafood products segment includes the processing of catfish and scallops at our facilities in Alabama and Massachusetts.

Corporate Structure

The Issuer was formed under Delaware law in May 2003.

Upon the completion of the transactions contemplated by this offering, the Issuer will be the sole general partner of Holdings. The Issuer will own 73.5% of the equity of Holdings and 80.8% of the notes issued by Holdings, and ASLP will own the remainder of the equity, junior equity and the notes issued by Holdings. Holdings will own 100% of the economic interests of ASG; American Seafoods Company LLC, through which we conduct our at-sea pollock harvesting and processing operations; Southern Pride Catfish LLC through which we harvest and process catfish; and American Seafoods International LLC, through which we conduct our secondary processing activities. The Hadley Group LLC, or Hadley Group, a wholly-owned subsidiary of American Seafoods International LLC, purchases frozen fish products and re-sells them into the U.S., Canadian and European markets.

Corporate History

In January 2000, ASLP purchased from Norway Seafoods all of the outstanding stock of American Seafoods Company. The acquisition also involved the purchase of six additional catcher-processors, one catcher-vessel and certain assets of Frionor USA (now called American Seafoods International LLC). ASG was formed in connection with the acquisition. The acquisition was accounted for as a purchase, and all of the debt, assets and goodwill relating to the acquisition have been “pushed down” to ASG’s and Holdings’ balance sheets. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values on that date. The aggregate purchase price for the acquisition was $477.9 million, including acquisition costs. The acquisition was financed through short-term seller financing ($21.9 million), long-term debt ($280.0 million) and seller long-term subordinated promissory notes ($95.0 million). In addition, ASLP issued a warrant ($3.5 million) for the purchase, at a future date, of additional partnership interests in ASLP to an affiliate of Norway Seafoods. The warrant entitled the holder to purchase ASLP partnership units at a price per unit equal to the amount per unit contributed at that time by the ASLP partners. The warrant was redeemed on October 4, 2002.

In August 2001, we, along with two other partners, formed PLC in order to acquire three longline vessels. Our initial ownership through this transaction was 60% of PLC. We subsequently increased our ownership to 80%. PLC harvests and processes ocean harvested whitefish, primarily comprised of cod, in the U.S. Bering Sea. Because it is in an early stage investment, Holdings will distribute the interest in PLC to ASLP and the Corporate Partners prior to the completion of the transactions contemplated by this offering.

Effective as of December 16, 2002, we purchased substantially all of the assets of Southern Pride Catfish LLC and Southern Pride Catfish Trucking, Inc., or collectively Southern Pride, an Alabama corporation engaged in the business of catfish harvesting, processing and distribution. The acquired assets included, among other things, certain real property, fixtures, equipment, accounts receivable, intellectual property, customer and other contracts, and cash on hand. The purchase price was approximately $41.8 million in cash. In addition, we assumed substantially all of the liabilities of Southern Pride, other than certain specifically excluded liabilities, and paid bank debt of Southern Pride in the amount of approximately $2.4 million. The acquisition was financed with additional indebtedness under our existing credit facility.

Revenues and Expenses

Ocean Harvested Whitefish Revenues.    Revenues in our ocean harvested whitefish segment are primarily driven by the following factors:

•	the volume of pollock harvested annually by our catcher-processors;

•	the quantity of finished product we are able to produce (determined by the flesh and roe recovery rates);

•	the prevailing market prices for the pollock products we sell, such as roe, surimi (a fish protein paste used in products such as imitation lobster and crabmeat) and fillet block;

•	the yen-dollar exchange rate; and

•	volume throughput for our secondary processing of ocean harvested whitefish.

Harvest volumes.    In addition to the portion of the directed pollock catch allocated to us under the Pollock Conservation Cooperative agreement, we historically have purchased additional pollock quota from other industry participants up to the 17.5% limit of the directed pollock catch. In addition, we supplemented our harvest in 2001, 2002 and 2003 by purchasing 28.0%, 28.0% and 36.0%, respectively, of the community development quota from Alaska Community Development Groups, which does not count against the 17.5% limitation. See “Industry and Regulatory Overview—Groundfish—Pollock Allocation.”

Recovery rates.    Increases in flesh and roe recovery rates, which represent the percentage of finished product produced from a whole fish, result in higher finished product volumes. Flesh recovery rate means the weight of at-sea processed products, other than fishmeal and roe, relative to the weight of fish harvested, expressed as a percentage. Roe recovery rate means the weight of at-sea processed roe, relative to the weight of fish harvested, expressed as a percentage.

Market prices.    Market prices are mainly a function of the aggregate supply of pollock products produced in any given year, the anticipated inventory carry over for that year and changes in demand. The supply is determined primarily by the U.S. and Russian pollock harvest levels.

Prices for surimi and roe products generally fluctuate year to year and do not necessarily follow a typical price cycle trend. For example, the 29.7% increase in our surimi prices, denominated in Japanese yen, from year 2001 to 2002 was primarily due to market conditions, but also due to producing a slightly higher grade mix of surimi in year 2002. The 2003 “A” season roe price of ¥1,778 per kilogram, which we consider to be a normalized roe price level, declined from the 2002 “A” season roe price of ¥1,906 per kilogram due primarily to a higher grade mix produced in 2002. On a grade by grade basis, roe prices have remained relatively stable to strengthening for the past several years with the exception of year 2000, which was an unusual year due largely to market misperceptions of supply. With the introduction of long-term supply contracts for deepskin product in early 2000, the price for deepskin dropped from an annual average price of $1.59 per pound for 1999, to $1.32 per pound for 2000, and has leveled out at about $1.25 per pound for 2001 through 2003.

Below is a chart illustrating our average prices achieved for the years 1999, 2000, 2001 and 2002 and for the first six months of 2003 for pollock surimi, pollock roe, deepskin and pollock block pin bone out products. The surimi and roe prices are noted in yen per kilogram, which is the price unit we receive from our Japanese customers.

	Average annual price				Six months ended June 30, 2003
	1999	2000	2001	2002
Pollock surimi ¥/kg	¥285	¥218	¥212	¥275	¥239
Pollock roe ¥/kg	¥1,865	¥2,856	¥2,247	¥1,906	¥1,777
Deepskin $/lb	$1.59	$1.32	$1.25	$1.24	$1.25
Pollock block pin bone out $/lb	$1.33	$0.80	$0.88	$1.04	$1.11

Exchange rate effects.    Because we sell large quantities of roe to Japanese customers, a significant portion of our revenue is denominated in Japanese yen. This means that we could be at risk that any increase or decrease in the value of the yen relative to the dollar would increase or reduce, respectively, the amount of dollar revenues we record on the sales of our products in Japan. In order to mitigate the potentially adverse effect of fluctuations in the yen to U.S. dollar spot exchange rate, we enter into forward currency contracts. It is our risk management policy to hedge approximately 80% of our forecasted yen sales over the next 12 months, 65% over months 13 to 24, 50% over months 25 to 36, and 35% over months 37 to 48.

Other Seafood Products Revenues.    Revenues from our other seafood products segment are primarily a function of the volume of catfish and scallops that we process. The key performance driver for our other seafood products operations are the purchase price of raw materials and the volume of production.

Ocean Harvested Whitefish Expenses.    The operating cost structure of the ocean harvested whitefish operations include four main cost categories:

•	variable costs driven by revenue or product volume, such as crew compensation, quota purchases, product freight and storage, marketing commissions and packaging and additives;

•	vessel-related depreciation;

•	fixed costs that are assumed to be incurred whether or not the vessel is deployed, such as insurance, repair and maintenance, nets and gear supplies, moorage, equipment rental, crew travel and general supplies; and

•	daily operating costs driven by vessel operating days, such as fuel, galley supplies, observers and technicians.

Costs of sales includes operating costs such as crew and factory personnel compensation, fish purchases, vessel fuel, raw material purchases, packaging, insurance and other operating related expenses and depreciation applicable to property, vessels and equipment used in production. Selling costs include product freight, storage, and marketing costs. General and administrative expenses include employee compensation and benefits, rent expense, professional fees, association dues and other expenses, such as business development, office equipment and supplies.

Excluding depreciation expense, crew compensation represents the largest operating cost for the vessel operations and is a variable cost, structured to reward each crew based upon a pre-season estimated value per product applied to actual production and actual roe value achieved by their vessel. Quota purchase costs, the second largest operating cost excluding depreciation expense, are calculated as an amount per ton harvested and are incurred when we purchase quota amounts from our Alaska Community Development Group partners, catcher vessel owners and other third party fishery participants. Product freight is incurred when we transport the product to either our customer or a cold storage facility. Storage costs are incurred for product entering a cold storage facility.

Excluding production-related depreciation of $32.5 million in 2002, approximately 12.7% of our total harvesting operating costs are fixed in that we assume that we would incur them even if a vessel were inactive for the season. As a result of our relatively low fixed harvesting cost base, we have the ability to manage our cost structure by matching vessel harvesting capacity with the available harvest amount for any given season.

Other Seafood Products Expenses.    Operating costs related to our other seafood products operations are principally comprised of the cost of raw material purchases and labor. In addition, these costs include depreciation expense related to equipment and facilities used for processing and transportation.

Our other main expenses include general and administrative expenses, amortization of cooperative rights and other intangible assets, interest expense and losses, if any, on foreign currency contracts.

We recognize revenues and record accounts receivable balances when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. The allowance for doubtful accounts reflects management’s estimate of potential losses inherent in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. It is our policy to write off accounts as collectibility becomes remote. We have three valuation accounts recorded on our balance sheet. The allowance for doubtful accounts balance was approximately $0.4 million at June 30, 2003 and $0.5 million at December 31, 2002, December 31, 2001 and December 31, 2000. Total bad debt write-offs for the six months ended June 30, 2003 and 2002 were less than $0.1 million and $0.2 million, respectively. Bad debt write-offs for the year ended December 31, 2002 and the year ended December 31, 2001 were less than $0.1 million. Bad debts write-offs for the year ended December 31, 2000 were $2.2 million. We also had an allowance of $1.9 million, $1.8 million and $0.9 million recorded at June 30, 2003, December 31, 2002 and December 31, 2001, respectively, for a receivable due from one of our insurance providers, which filed for bankruptcy in March 2001. $0.1 million of this allowance was recorded during the six months ended June 30, 2003 while $0.9 million of this allowance was recorded in each of the years ended December 31, 2002 and December 31, 2001. In addition, we established an allowance account related to a miscellaneous receivable from a fuel hedge provider, which filed for bankruptcy during 2002. This allowance is recorded at $0.2 million, which represents approximately 80% of the recorded balance.

Results of Operations

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

Revenues.    Revenues for the six months ended June 30, 2003 increased $50.3 million, or 27.5%, to $233.0 million from $182.7 million for the six months ended June 30, 2002, and other seafood products revenues for such period increased $61.0 million to $66.9 million from $5.9 million for the six months ended June 30, 2002, in each case primarily due to the inclusion of catfish sales for the current year as a result of the December 2002 acquisition of Southern Pride. Ocean harvested whitefish revenues for the six months ended June 30, 2003 decreased $10.7 million to $166.1 million from $176.8 million for the six months ended June 30, 2002, primarily due to lower sales of surimi.

Cost of Sales.    Cost of sales for the six months ended June 30, 2003 increased $40.3 million, or 38.6%, to $144.8 million from $104.5 million for the six months ended June 30, 2002, and other seafood products cost of sales for such period increased $50.1 million to $55.7 million from $5.6 million for the six months ended June 30, 2002, in each case primarily due to the inclusion of cost of sales for the catfish operations in the current year. Ocean harvested whitefish cost of sales for the six months ended June 30, 2003 decreased $9.8 million to $89.1 million from $98.9 million for the six months ended June 30, 2002, primarily due to the lower sales of these products in the current period and a larger proportion of these sales being attributable to roe when compared to the same period in the prior year. Gross profit for the six months ended June 30, 2003 increased $10.0 million, or 12.8%, to $88.2 million from $78.2 million for the six months ended June 30, 2002. Gross margins as a percent of sales for the six months ended June 30, 2003 decreased to 37.8% from 42.8% for the six months ended June 30, 2002, primarily due to a higher proportion of lower margin other seafood products sales for the current period as compared to the same period in the prior year. Other seafood products gross margins for the six months ended June 30, 2003 increased to 16.7% from 5.1% for the six months ended June 30, 2002, primarily due to the inclusion of catfish sales and the growth in volume of scallops sold and fresh sales product mix. Ocean harvested whitefish gross margins increased to 46.4% from 44.1% primarily due to a higher proportion of higher margin roe sales to total sales as compared to the same period in the prior year.

Selling, General and Administrative Expenses.    For the six months ended June 30, 2003, selling, general and administrative expenses including equity based compensation increased $5.4 million, or 19.8%, to $32.7 million from $27.3 million for the six months ended June 30, 2002. This increase was primarily due to the inclusion of catfish operations in the current year. Other seafood products selling, general and administrative costs increased by $9.4 million to $10.0 million for the six months ended June 30, 2003 from $0.6 million for the six months ended June 30, 2002 as a result of the inclusion of catfish sales to our results of operations in the current year. Ocean harvested whitefish selling, general and administrative costs decreased by $4.0 million to $22.7 million from $26.7 million for the six months ended June 30, 2002. This decrease was principally due to higher non-cash equity based compensation charges in the prior year related to the April 2002 recapitalization. Selling, general and administrative costs, excluding equity-based compensation, as a percent of sales for the six months ended June 30, 2003 decreased to 13.9% from 14.1% for the six months ended June 30, 2002.

Amortization of Cooperative Rights and Intangibles, and Depreciation of Other Assets.    Amortization includes the amortization related to the cooperative rights and other intangibles. Amortization and depreciation of other assets for the six months ended June 30, 2003 increased $0.6 million, or 17.6%, to $4.0 million from $3.4 million for the six months ended June 30, 2002. This increase was primarily due to the amortization of other intangibles, which were purchased in connection with the acquisition of Southern Pride in December 2002.

Interest Expense, Net (Including Related Party Interest).    Net interest expense for the six months ended June 30, 2003 increased $4.7 million, or 27.8%, to $21.6 million from $16.9 million for the six months ended June 30, 2003. The increase in net interest expense was mainly attributable to the amendment to the term loan increasing amounts borrowed by $50.0 million related to the acquisition of Southern Pride.

Foreign Exchange Gains, Net.    For the six months ended June 30, 2003, the net foreign exchange gain increased $1.7 million, or 25.8%, to $8.3 million from $6.6 million for the comparable period in 2002. This increase was primarily attributable to unrealized gains recognized during the period related to the ineffective, or time value, portion of our financial derivatives designated as hedges resulting from increased notional amounts of derivatives designated as hedges, compared to the comparable period in 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

Revenue.    Revenue for the year ended December 31, 2002 decreased $3.9 million, or 1.2%, to $332.9 million from $336.8 million for the year ended December 31, 2001. The revenue decrease in 2002 was primarily due to lower roe pricing and lower Hadley Group related trade sales, partially offset by higher pricing of our block and surimi products. The price of roe achieved during our 2002 “A”-season was ¥1,906 as compared to ¥2,247 in 2001, or a decrease of approximately 15.2%. Hadley Group trade sales decreased by $13.8 million or approximately 49.5% due to global product supply constraints. We believe these same constraints that influenced the Hadley Group’s inability to obtain product for resale also contributed to our increased pricing for our pin bone out block products. Production of finished goods in metric tons decreased in 2002 compared to 2001 primarily as a result of lower hake production in 2002. Pollock production in 2002 decreased by less than 1% as compared to the 2001 pollock production.

Cost of Sales.    Cost of sales for the year ended December 31, 2002 decreased $3.2 million, or 1.5%, to $206.4 million from $209.6 million for the year ended December 31, 2001. This decrease was primarily attributable to lower variable product costs such as packaging and additives resulting from selling approximately 9,300 fewer metric tons of at-sea processed finished product in 2002, as compared to a total of 100,200 metric tons in 2001, lower fuel costs due to a decrease in fuel prices, and lower fish cost for the Hadley Group due to a decline in fish purchases, partially offset by an increase in crew compensation due to the higher value per metric ton produced as a result of the higher surimi and block prices. The gross profit for the year ended December 31, 2002 decreased $0.7 million to $126.5 million from $127.2 million for the year ended December 31, 2001. Gross margin for the year ended December 31, 2002 increased to 38.0% from 37.8% for the year ended December 31, 2001 due principally to the decrease in Hadley Group trade sales which generate lower gross margins.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the year ended December 31, 2002, including equity based compensation, increased $2.8 million, or 4.8%, to $60.7 million from $57.9 million for the year ended December 31, 2001. These expenses increased primarily due to an increase in non-cash equity-based compensation expenses from $0.5 million for the year ended December 31, 2001 to $5.6 million for the year ended December 31, 2002, partially offset by lower freight related costs resulting from selling approximately 9,300 less metric tons of at-sea processed finished product in 2002 combined with lower logistical costs per unit achieved in 2002.

Amortization of Cooperative Rights, Intangibles and Goodwill and Depreciation of Other Assets.    Amortization includes the amortization related to the cooperative rights, depreciation of office related assets and, through December 2001, goodwill recorded in connection with the January 2000 acquisition and depreciation of office related assets. Amortization expense for the year ended December 31, 2002 decreased $27.1 million, or 79.9%, to $6.8 million from $33.9 million for year ended December 31, 2001. This decrease was primarily attributable to an extension of the amortization schedule for cooperative rights, an intangible asset representing our allocation rights as a member of the Pollock Conservation Cooperative. From January 28, 2000 to October 31, 2001, the cooperative rights were amortized on a straight-line basis over 59 months, which was the remaining life of the Pollock Conservation Cooperative agreement. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the amortizable life of the cooperative rights to 23.2 years, which matches the average remaining depreciable lives of our vessels. As of January 1, 2002, we adopted “Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets,” and ceased amortization of goodwill.

Interest Expense, Net (including related party interest).    Interest expense is net of interest income of $0.2

million and $0.4 million in 2001 and 2002, respectively. Net interest expense for the year ended December 31, 2002 increased $4.6 million, or 13.2%, to $39.5 million from $34.9 million for the year ended December 31, 2001. The increase in net interest expense was mainly attributable to the increase in the principal balance on the senior bank debt resulting from the April 2002 recapitalization, the addition of $175.0 million principal amount related to the private offering of the existing senior subordinated notes, partially offset by declining variable interest rates applied to the senior bank debt. Interest expense for our revolving credit facility for the years ended December 31, 2002 and December 31, 2001 was $0.9 million and $1.6 million, respectively, including commitment fees. Interest expense for our two term loans was $14.1 million for the year ended December 31, 2002 and $15.1 million for the year ended December 31, 2001. In connection with the April 2002 recapitalization, we repaid all amounts outstanding under the bank credit facility that was in place at the time of the recapitalization, and entered into our existing credit facility. See “—Liquidity and Capital Resources—Our Indebtedness.”

Foreign Exchange (Losses) Gains, Net.    Net foreign currency exchange gain attributable to financial derivatives for the year ended December 31, 2002 increased $1.3 million to $19.0 million from $17.7 million for the year ended December 31, 2001. Beginning January 28, 2000, in compliance with our adoption of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” the existing forward contracts were designated as hedges and the change in value related to the fluctuation in the value of the Japanese yen was not reflected in earnings. The net unrealized gains related to the ineffective portion (the time value) of the derivatives recognized in earnings for the years ended December 31, 2002 and December 31, 2001 were $18.3 million and $16.2 million, respectively. We recorded realized gains of $0.2 million and $3.0 million related to the change in the ineffective portion of the derivatives which settled during the years ended December 31, 2002 and December 31, 2001, respectively.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

The following discussion and analysis includes the results for the period January 1, 2000 to January 27, 2000 and the results for the period January 28, 2000 to December 31, 2000 where indicated. Management believes this presentation provides useful information; however, there are differences in the accounting for certain items between the periods January 1, 2000 to January 27, 2000, and January 28, 2000 to December 31, 2000. The accounting differences related to derivatives, major scheduled vessel maintenance, and basis changes resulting from the January 28, 2000 acquisition.

Revenue.    Revenue for the year ended December 31, 2001 increased $74.8 million, or 28.5%, to $336.8 million from $9.7 million for the period from January 1, 2000 to January 27, 2000 and $252.3 million for the period from January 28, 2000 to December 31, 2000. The revenue increase in 2001 was primarily attributable to harvesting over 60,000 metric tons more pollock in 2001 compared to the 2000 pollock harvest, an increase of 32.9%. This additional harvest led to higher sales volumes resulting in approximately 33,800 more metric tons of at-sea processed frozen pollock product sold in 2001 as compared to 2000. The increase was also driven by an improvement in recovery rates from an average pollock flesh recovery rate of 22.0% in 2000 to 24.5% in 2001, and an increase in the roe recovery rate from 3.9% in 2000 to 4.8% in 2001. These positive factors were partially offset by a less favorable yen exchange rate in 2001 and declines in roe and surimi yen prices by approximately 27.5% and 2.8%, respectively, from 2000 to 2001. The 2001 increase in pollock harvest was the result of a 22.9% increase in the total allowable catch and an increase in community development quota that we acquired from our Alaska Community Development Group partners from 15.3% of the community development pollock quota allocation in 2000 to 28.0% in 2001.

Cost of Sales.    Cost of sales for the year ended December 31, 2001 increased $45.9 million, or 28.0%, to $209.6 million from $11.7 million for the period from January 1, 2000 to January 27, 2000 and $152.0 million for the period from January 28, 2000 to December 31, 2000. This increase was primarily attributable to additional variable product costs such as crew compensation and packaging resulting from selling approximately 37,000 more metric tons of at-sea processed finished product in 2001, higher quota purchase cost due to the increase in the volume of quota purchased and higher fuel costs due to an increase in fishing days. The gross profit for the year ended December 31, 2001 increased $28.8 million, or 29.3%, to $127.2 million, from ($2.0) million for the period from January 1, 2000 to January 27, 2000 and $100.4 million for the period from January 28, 2000 to December 31, 2000. Gross margin for the year ended December 31, 2001 increased to 37.8% from 37.5% for the year ended December 31, 2000.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the year ended December 31, 2001 increased $20.3 million, or 54.0%, to $57.9 million from $2.0 million for the period from January 1, 2000 to January 27, 2000 and $35.6 million for the period from January 28, 2000 to December 31, 2000. These expenses increased primarily due to our selling approximately 37,000 more metric tons of at-sea processed finished product in 2001, which resulted in $10.9 million of higher freight costs; higher general and administrative costs related to increases in salary and bonus expense; non-cash option compensation expense; association dues, which are assessed on the volume of pollock quota allocation; legal fees and professional services.

Amortization of Cooperative Rights, Intangibles and Goodwill and Depreciation of Other Assets.    Amortization includes the amortization related to the cooperative rights and goodwill recorded in connection with the January 2000 acquisition and depreciation of office related assets. Amortization expense for the year ended December 31, 2001 decreased $1.7 million, or 4.8%, to $33.9 million from $0.4 million for the period from January 1, 2000 to January 27, 2000 and $35.2 million for the period from January 28, 2000 to December 31, 2000. This decrease was primarily attributable to an extension of the amortization schedule for cooperative rights, an intangible asset representing our allocation rights as a member of the Pollock Conservation Cooperative. From January 28, 2000 to October 31, 2001, the cooperative rights were amortized on a straight-line basis over 59 months, which was the remaining life of the Pollock Conservation Cooperative agreement. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the amortizable life of the cooperative rights to 23.2 years, which matches the average remaining depreciable lives of our vessels. Amortization of cooperative rights was $24.1 million for the period ended December 31, 2001 and $25.9 million for the period from January 28, 2000 to December 31, 2000.

Interest Expense, Net (including related party interest).    Interest expense is net of interest income of $0.2 million in 2001. Net interest expense for the year ended December 31, 2001 decreased $7.7 million, or 18.1%, to $34.9 million from $4.3 million for the period from January 1, 2000 to January 27, 2000 and $38.3 million for the period from January 28, 2000 to December 31, 2000. Interest expense for the period from January 1, 2000 to January 27, 2000 included $3.1 million of related party debt guarantee and refinance fees that were recorded as an expense of the Predecessor Business. The decrease in net interest expense was mainly attributable to the absence of related party debt guarantee and refinance fees in 2001 and to lower variable interest rates applied to a declining principal balance on the senior bank debt we incurred in connection with the January 2000 acquisition. Interest expense for our revolving credit facility for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001 was $2.1 million and $1.6 million, respectively, including commitment fees. Interest expense for our two term loans was $21.7 million for the period from January 28, 2000 to December 31, 2000 and $15.1 million in 2001. We repaid all amounts outstanding under this bank credit facility in connection with the recapitalization in April 2002, and entered into our existing credit facility. See “—Liquidity and Capital Resources—Our Indebtedness.”

In connection with the January 2000 acquisition, ASC, Inc. and Holdings each issued a long-term subordinated note payable to the seller, Norway Seafoods. The principal amounts of these seller notes totaled $95.0 million at issuance and bore interest at the rate of 10% per annum increasing to 12% to the extent interest was not paid in cash, but rather added to the principal amounts of the notes. No cash interest was paid on these notes in 2000 or 2001. Related party interest expense attributable to these seller notes was $9.2 million in 2000 and $12.6 million in 2001. We repaid these notes in connection with the recapitalization in April 2002. See “—Liquidity and Capital Resources—Our Indebtedness.”

Foreign Exchange (Losses) Gains, Net.    Net foreign currency exchange gain attributable to financial derivatives for the year ended December 31, 2001 decreased $11.8 million to $17.7 million from $10.4 million for the period from January 1, 2000 to January 27, 2000 and $19.1 million for the period from January 28, 2000 to December 31, 2000. Of the $11.8 million, $10.4 million was unrealized gain related to the entire change in fair value of derivatives due to a significant decrease in the value of the Japanese yen during the first twenty-seven days of January 2000 prior to our adoption of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” Beginning January 28, 2000, the existing forward contracts were designated as hedges and the change in value related to the fluctuation in the value of the Japanese yen was not reflected in earnings. The net unrealized gains related to the ineffective portion (the time value) of the derivatives recognized in earnings during the period from January 28, 2000 to December 31, 2000 and the twelve months ended December 31, 2001 were $16.4 million and $16.2 million, respectively. We recorded realized gains of $2.6 million and $1.7 million related to the change in the ineffective portion of the derivatives which settled during the period from January 28, 2000 to December 31, 2000 and the twelve months ended December 31, 2001. Due to the accounting effects resulting from our adoption of SFAS No. 133, the foreign currency gains (losses) recorded in periods related to the Predecessor Business are not comparable to the foreign currency gains (losses) recorded in periods related to ASG.

Seasonality

The U.S. Bering Sea pollock fishery is split into two distinct seasons, known as the “A” and “B” seasons. The “A” season opens in January and typically ends in April. During the “A” season, pollock carry their maximum quantities of high-value roe, making this season the more profitable one. During the “A” season we also produce other primary products, such as surimi and fillet blocks, although yields on these products are slightly lower in “A” season compared to “B” season due to the high roe content of pollock harvested in the “A” season. Although the “A” season typically accounts for approximately 40% of our year’s total pollock harvest measured by weight, it represents a majority of our revenues generated in the same period due to the higher value of roe that is recovered during the “A” season.

The “B” season occurs in the latter half of the year, typically beginning in July and extending through the end of October. The primary products produced in the “B” season are surimi and fillet blocks. The “B” season typically accounts for approximately 60% of our year’s total pollock harvest.

The table below shows our quarterly dispersion, in terms of percentage, for revenues and gross profit for the years ended December 31, 2000, 2001 and 2002:

	“A” Season		“B” Season
	Q-1	Q-2	Q-3	Q-4
Revenues:
2000	29%	31%	17%	23%
2001	33	26	16	25
2002	25	30	22	23
Gross profit:
2000	41%	34%	10%	15%
2001	42	23	12	23
2002	36	26	24	14

Our fishing seasons, including the important January-to-April season, straddle more than one quarter. As a result, the timing of the recognition of significant amounts of revenue can vary from one quarter to another.

Financing Activities

On April 18, 2002, ASG issued and sold $175.0 million principal amount of 10.125% senior subordinated notes due 2010 (the existing senior subordinated notes) pursuant to Rule 144A and Regulation S of the Securities Act of 1933. The offering of these notes was part of a recapitalization involving Holdings and its affiliates. On November 20, 2002, ASG exchanged these notes through an exchange offer for notes registered with the SEC. Concurrently with the offering of these notes, ASG entered into its existing credit facility. Following the completion of the transactions contemplated by this offering, ASG will use the proceeds it receives from Holdings, together with borrowings under the new credit facility, to repay all outstanding borrowings under the existing credit facility and to repurchase all of the existing senior subordinated notes that are validly tendered and not withdrawn pursuant to the consent solicitation and tender offer. As part of the April 2002 recapitalization, we used the proceeds of the notes offering, together with borrowings of $325.9 million under the existing credit facility, to:

•	Repay all outstanding debt under our old credit facilities.

•	Repay all amounts outstanding (including accrued interest), under two senior subordinated promissory notes issued by our affiliates, ASC, Inc. and Holdings, to Norway Seafoods, the former owner of our business.

•	Pay related fees and expenses.

•	Distribute the remainder of the borrowed amounts to our equityholders.

In addition, we distributed to our equityholders any cash on hand on April 4, 2002 plus cash generated from our operations from April 4, 2002 to April 18, 2002. As a result, the aggregate amount of cash distributed to American Seafoods Consolidated LLC, for distribution to the equity holders of its parent, was approximately $203.8 million, including $5.7 million of fees paid out of the distribution.

On July 2, 2002, ASG loaned $6.0 million to Bernt O. Bodal to finance his purchase of equity interests in ASLP. The interest rate on this loan resets each January 1, April 1, July 1 and October 1 to the prime rate plus  1/2 percent. The current rate is 5.25% per annum. This loan will mature in 2012. Mr. Bodal is obligated to apply the amount of any distributions he receives on his ASLP units, after payment of applicable income taxes, to repay this loan. In connection with the transactions contemplated by this offering, (i) all of ASG’s rights with respect to this loan will be distributed to Holdings and (ii) Mr. Bodal will repay this loan in full.

On October 4, 2002, three investment funds managed by Wasserstein & Co., which we refer to as the U.S. Equity Partners Funds purchased from Holdings a combination of preferred equity securities and notes, and purchased from ASLP warrants to purchase ASLP units, for a total purchase price of $27.3 million. Proceeds from the sale were used by ASLP to redeem 44,828 ASLP units and a warrant to purchase 106,875 ASLP units, which were held by affiliates of Norway Seafoods. In the transactions contemplated by this offering, Holdings will use approximately $33.8 million of the proceeds received to redeem the preferred equity interests and notes held by the U.S. Equity Partners Funds. A portion of the U.S. Equity Partners Funds warrants will be exercised in connection with the offering and a portion will be amended to become exercisable for Holdings equity and then transferred to the Issuer in exchange for IDSs and cash. An aggregate of $5.3 million will be paid to the U.S. Equity Partners Funds in connection with the transfer or exercise of such warrants.

On October 28, 2002, Holdings loaned approximately $0.7 million to certain members of management of ASG to purchase ownership interests in ASLP from a selling partner. The loans bear an initial interest rate of 5.25% with a requirement to reset the rate to the prime rate plus one-half percent per annum on January 1, April 1, July 1 and October 1 of each year that the loans are outstanding. Payments on the loans are required to be made from the net proceeds of any and all dividends and distributions with respect to the purchasers’ interests in ASLP and with 25% to 33% of the gross amount of any annual bonus paid or payable to such purchasers, and any outstanding balance is due in 2012. The underlying loans are full recourse to the assets of the purchasers, except that the recourse to assets other than ownership interests is eliminated if the value of the underlying security in ASLP becomes greater than four times the loan balance. All of the purchasers’ ownership interest in ASLP is pledged as collateral for the loans. In connection with the transactions contemplated by this offering, (i) immediately prior to the consummation of this offering, Holdings’ rights with respect to these loans will be distributed to ASLP and (ii) such members of management shall apply any distributions received by them on their ASLP units as a result of the transactions consummated in connection with this offering, after payment of applicable income taxes, to repay such loans. We expect these loans to be repaid in full as a result of the transactions consummated in connection with this offering.

On November 18, 2002, we forgave the exercise price on certain Series C options that had been repriced to $0.01 in connection with the recapitalization of Holdings and its affiliates in April 2002 and forced the conversion of these options into ASLP ownership units.

On December 16, 2002, ASG entered into the Second Amended and Restated Credit Agreement with Bank of America, N.A., as Administrative Agent, and various other lenders, which amended the existing credit facility, dated as of April 18, 2002. The amendment provided, among other things, for an increase in the principal amount of term B loans by $50 million, and consents to our acquisition of Southern Pride as other than a permitted acquisition. We used the borrowing of $50 million in additional term B loans to pay the purchase price for the acquisition, make certain payments related to the acquisition, pay related fees and expenses and fund our general corporate purposes. The assets we acquired from Southern Pride secure ASG’s indebtedness under the existing credit facility. As of December 31, 2002, after giving effect to the amendment, there was $360.5 million of outstanding indebtedness under the existing credit facility and approximately $73.0 million of unused borrowing capacity under the revolving credit facility.

Following the completion of the transactions contemplated by this offering, ASG will use the proceeds it receives from Holdings, together with borrowings under the new credit facility, to repay all outstanding borrowings under the existing credit facility and to repurchase all of the existing senior subordinated notes that are validly tendered and not withdrawn pursuant to the consent solicitation and tender offer.

Liquidity and Capital Resources

Our principal liquidity requirements are for working capital, consisting primarily of receivables, inventories, pre-paid expenses, payables and accrued expenses; capital expenditures; and debt service. We will fund our liquidity needs primarily with cash generated from operations and, to the extent necessary, through borrowings under the new revolver that we will enter into as part of this offering. As of June 30, 2003, the balance under our revolving credit facility was $18.0 million.

Cash flows from operating activities was $75.2 million and $40.0 million for the six months ended June 30, 2002 and 2003, respectively, a decrease of $35.2 million. This decrease was primarily due to the additional inventory on hand related to the close of the A season combined with additional prepaid activity in preparation for the B season and an increase in annual insurance premiums.

Cash used in investing activities was $4.8 million and $7.9 million for the six months ended June 30, 2002 and 2003, respectively, an increase of $3.1 million. Investing activities during the six months ended June 30, 2002 and 2003 consisted principally of capital expenditures.

Cash used in financing activities was $53.8 million and $32.8 million for the six months ended June 30, 2002 and 2003, respectively, a decrease of $21.0 million. This decrease was primarily due to distributions related to the April 2002 recapitalization partially offset by a higher level of repayments on long term debt in the current year.

Cash flow from operating activities was $44.2 million, $84.6 million and $96.7 million for the period from January 28, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002, respectively. The increase in cash flow provided by operating activities from 2001 to 2002 was due principally to an increase in operating income, and a net decrease in working capital excluding the current portion of long-term debt. The increase in cash flow provided by operating activities from 2000 to 2001 was due principally to an increase in operating income, and a more favorable Japanese yen exchange rate, partially offset by a net increase in working capital.

Cash flow used by investing activities was $369.8 million, $13.7 million and $58.6 million for the period from January 28, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002, respectively. The increase in cash used by investing activities from 2001 to 2002 related principally to the acquisition of Southern Pride. The cash used by investing activities in 2000 was due principally to the January 2000 purchase of predecessor assets and vessels plus $24.1 million in a deferred purchase payment to the seller.

Cash flows from financing activities were net cash inflows of $330.0 million in the period from January 28, 2000 to December 31, 2000, net cash outflows of $73.0 million in 2001 and net cash outflows of $35.0 million for 2002.

During the period from January 1, 2000 to January 27, 2000, our cash flows from financing activities were comprised of net repayments of revolving debt of $5.0 million.

During the period from January 28, 2000 to December 31, 2000, our cash flows from financing activities included borrowings of $250.0 million of long-term debt, net revolving debt borrowings of $28.0 million and capital contributions of $72.1 million. These amounts represent cash flows relating primarily to funding the acquisition. The acquisition, which had a total purchase price of $477.9 million, involved the issuance of seller notes, bank borrowings and the issuance of equity instruments. All debt obligations that we have assumed, that we repaid with proceeds from the offering of the notes, or that we have guaranteed or for which our assets are pledged as collateral, have been pushed down to ASG’s and Holdings’ financial statements. In addition to our acquisition funding, our cash flows from financing activities during the period January 28, 2000 to December 31, 2000 included $9.3 million of financing fees and costs, and principal payments on our long-term debt of $9.4 million.

During 2001, our cash flows from financing activities were primarily comprised of borrowings of long-term debt of $3.5 million, principal payments of long-term debt of $47.8 million, net repayments on our revolving debt of $16.0 million and distributions to a member of $11.2 million. We repaid our debt as required by our loan agreements and we paid down our revolving debt to reduce our interest cost and improve our leverage ratio as cash was available from our operating activities. The distributions to members were made based on estimated tax allocations.

During 2002, our cash flows from financing activities were primarily comprised of net borrowings and net payments of long-term and revolving debt. On April 18, 2002, we repaid all of our existing senior debt and seller notes in the amount of $305.6 million in connection with the April 2002 recapitalization. ASG entered into the existing credit facility in the amount of $445.0 million, which includes two term loans for $370.0 million and a revolving credit line of $75.0 million, and subordinated notes of $175.0 million. The total amount borrowed on the term loans and subordinated notes was $545.0 million, of which $9.5 million had been paid down at December 31, 2002. There was a $2.0 million outstanding balance on the revolver at December 31, 2002. Following the completion of the transactions contemplated by this offering, we will repay all outstanding borrowings under the existing credit facility.

We had $5.6 million of cash and cash equivalents at December 31, 2002 compared to $2.3 million at December 31, 2001 and $4.4 million at December 31, 2000. After giving effect to this offering, we believe that this cash, the cash flows we expect to generate from operations, and borrowing capabilities under our new credit facility, will be sufficient to meet our liquidity requirements in the foreseeable future, including our payment obligations under the notes and our anticipated dividend payments on our common stock.

Covenant Restrictions.    The new credit facility will impose restrictions on our ability to make capital expenditures. Additionally, the new credit facility and the indenture governing the notes will limit our ability to incur additional indebtedness. Such restrictions could limit our ability to respond to certain market conditions, meet our capital spending program, provide for unanticipated capital investments or take advantage of business opportunities. The covenants in the new credit facility also, among other things, will restrict our ability and the ability of our subsidiaries to dispose of assets, incur indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, make restricted payments, create liens, make investments, make acquisitions, change the nature of our business, engage in mergers and consolidations, enter into sale and leaseback transactions, make capital expenditures or engage in certain transactions with affiliates. The indenture governing the notes also will impose similar restrictions on the operation of our business.

Capital Expenditures.    We use the term “maintenance capital expenditures” to refer to costs we incur that meet capitalization requirements under accounting principles generally accepted in the United States of America that we consider recurring in nature. The majority of our maintenance capital expenditures relate to our catcher-processor fleet and include items such as fishing gear, improvements to vessel factory processing equipment and major scheduled vessel maintenance. Major scheduled vessel maintenance costs relate principally to our periodic overhauls and replacements performed generally on a three- to five-year cycle. Capital expenditures reflected below were funded from cash flows from operations and borrowings under our existing credit facility.

	January 28 through December 31, 2000	2001	2002
	(dollars in millions)
Fishing gear	$1.0	$2.3	$0.8
Machinery and equipment	1.5	4.1	5.2
Major scheduled vessel maintenance	2.1	0.9	2.7
Other	2.8	1.9	0.7

Total capital expenditures	$7.4	$9.2	$9.4

We estimate that we will have capital expenditure requirements in the range of approximately $9.0 million to $12.0 million per year for the next five years (of which in each year approximately $9.5 million is anticipated to represent maintenance capital expenditures and the remainder for expansion of facilities and production). This moderate level of anticipated capital expenditures is primarily due to the fact that we made significant investments on our vessels immediately following their acquisition. In addition to our capital expenditures, we spend approximately $7.0 million per year on routine vessel maintenance, which is expensed in the year it is incurred. We also anticipate maintenance capital expenditures for our facilities in Alabama and Massachusetts to maintain these facilities at their current conditions.

Our Indebtedness

Old Credit Facility.    In connection with our acquisition by Centre Partners and others through ASLP on January 28, 2000, we entered into a revolving credit and term loan agreement with a syndicate of lenders, the administrative agent of which was Bank of America, N.A. This agreement provided for $250.0 million in term loans ($175.0 million Term A and $75.0 million Term B) and $60.0 million in revolving credit. In connection with the recapitalization of Holdings and its affiliates in April 2002, we repaid all indebtedness under our old senior credit facility.

Existing Credit Facility.    In connection with the April 2002 recapitalization, ASG entered into a senior credit agreement with a syndicate of banks, the administrative agent of which is Bank of America, N.A. ASG’s credit agreement consists of a $75.0 million revolving credit facility with an initial $5.9 million drawn at closing, and $370.0 million in term loans ($90.0 million Term A and $280.0 million Term B). ASG’s obligations under the credit facility are secured by substantially all its assets. The agreement subjects ASG to various restrictive covenants, including limitations on its ability to prepay indebtedness (including its subordinated notes), incur additional indebtedness, and requirements that it maintains specified financial ratios, such as maximum total leverage, minimum interest coverage and minimum fixed charge coverage. Following the completion of the transactions contemplated by this offering, ASG will use net proceeds received from this offering, together with $220.0 million of borrowings under the new credit facility, to repay all outstanding borrowings under the existing credit facility.

U.S. Equity Partners Funds Equity Interests and Notes.    On October 4, 2002, the U.S. Equity Partners Funds purchased from Holdings a combination of preferred equity securities and notes, and purchased from ASLP warrants to purchase ASLP units, for a total purchase price of $27.3 million. Proceeds from the sale were used by ASLP to redeem 44,828 ASLP units and a warrant to purchase 106,875 ASLP units, which were held by affiliates of Norway Seafoods. In the transactions contemplated by this offering, Holdings will use approximately $33.8 million of the proceeds received to redeem the preferred equity interests and notes held by the U.S. Equity Partners Funds. A portion of the U.S. Equity Partners Funds warrants will be exercised in connection with the offering and a portion will be amended to become exercisable for Holdings equity and then transferred to the Issuer in exchange for IDSs and cash. An aggregate of $5.3 million will be paid to the U.S. Equity Partners Funds in connection with the transfer or exercise of such warrants.

PLC Credit Facility.    In December 2001, PLC entered into an $8.0 million revolving term note agreement with a bank. PLC obligations under this credit facility are secured by substantially all of PLC’s assets. The agreement subjects PLC to various restrictive covenants, including limitations on PLC’s ability to prepay indebtedness, incur additional indebtedness and requires that PLC maintains specified financial ratios. PLC will be distributed by Holdings to its equity owners (including the Corporate Partners and ASLP) prior to the completion of this offering.

New Credit Facility.    Upon completion of this offering, our subsidiary ASG will enter into $300.0 million of senior secured debt facilities with a syndicate of financial institutions, which we refer to as the “new credit facility.” We expect that the new credit facility will include an $80.0 million senior secured revolving credit facility, which we refer to as the “new revolver,” a term loan in a total principal amount of $80.0 million, which we refer to as the “new term loan,” and $140.0 million of senior secured notes, which we refer to as the “new senior notes.” The Issuer will not be a party to the new credit facility. The new credit facility will contain restrictions on ASG’s ability to make distributions to Holdings. Such distributions are the projected sources of cash to allow the Issuer to make interest and dividend payments to IDS holders. We expect that the new credit facility will have a 5-year maturity. See “Use of Proceeds” and “Description of Certain Indebtedness—New Credit Facility.”

Our ability to comply in future periods with the financial covenants in the new credit facility will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products and our ability to successfully implement our overall business strategies.

Subordinated Seller Notes.    In connection with the acquisition of our business by Centre Partners and others through ASLP on January 28, 2000, ASC, Inc. and Holdings each issued a note to the seller, Norway Seafoods. These notes were in the principal amounts of $50.0 million and $45.0 million, respectively, and bore interest at the rate of 10% per annum, increasing to 12% to the extent interest was not paid in cash. Any interest not paid in cash was added to the principal amounts of the notes. No cash interest was paid on these notes in 2000 or 2001. The notes were scheduled to mature on January 28, 2010. In connection with the recapitalization of Holdings and its affiliates in April 2002, we repaid these notes plus related accrued interest.

Existing Senior Subordinated Notes.    On April 18, 2002, ASG completed a private offering of $175.0 million principal amount of 10.125% senior subordinated notes due 2010 (the existing senior subordinated notes). A registration statement under the Securities Act registering these notes became effective on October 15, 2002. On November 20, 2002, ASG completed its exchange offer of the privately-placed notes for SEC registered notes. All of the privately-placed notes were exchanged for registered notes. Following the completion of the transactions contemplated by this offering, we will repurchase all of the existing senior subordinated notes that are validly tendered and not withdrawn pursuant to the consent solicitation and tender offer.

Contractual Obligations and Commercial Commitments

The following table provides aggregated information about our contractual obligations as of December 31, 2002.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-Term Debt	$544,751	$16,023	$39,726	$51,977	$437,025
Operating Leases	3,147	831	1,256	1,060	—
Unconditional Purchase Obligations(1)	31,220	17,160	14,060	—	—
Other Long-Term Obligations	17,646	552	13,116	1,961	2,017

Total Contractual Cash Obligations	$596,764	$34,566	$68,158	$54,998	$439,042

(1)	Unconditional purchase obligations assume total allowable catch and allocated quotas at 2003 levels.

In addition to the above, we are obligated to purchase up to 5 million pounds of catfish per year (which is less than 5% of the total amount of catfish purchased by Southern Pride in 2002) from Southern Pride’s previous owner at a price that is based on a market index. The term of this obligation is ten years. We had no significant commercial commitments as of December 31, 2002.

After the completion of the transactions contemplated by this offering, we expect our total long-term debt to be approximately $618.0 million, $255.0 million of which will mature after 5 years and $363.0 million of which will mature after 10 years.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on Holdings’ consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our critical accounting policies and estimates and base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements:

Foreign exchange contracts.    We record gains and losses on foreign currency transactions in other income and expense following Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Foreign exchange contracts are used to hedge the variability of future cash flows associated with Japanese yen denominated sales due to changes in foreign currency exchange rates. The effectiveness of the hedged transactions is measured by changes in spot rates and the gain or loss resulting from the change in time value is recognized currently in earnings. The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recorded in other comprehensive income. These gains and losses are recognized in revenues when the forecasted sales have occurred. Gains and losses resulting from the ineffective portion of the hedge, which generally relate to the time value component of the contract, are recognized currently in earnings. See “Risk Factors—Our business is subject to Japanese currency fluctuations which could materially adversely affect our financial condition.”

Our profitability depends in part on revenues received in Japanese yen as a result of sales in Japan. During 2002, our Japanese sales represented 39.6% of our total revenues. A decline in the value of the yen against the U.S. dollar would adversely affect our earnings from sales in Japan. Fluctuations in currency are beyond our control and are unpredictable. From January 1 through December 31, 2002, the value of the dollar decreased by 9.6% against the JPY, from 131.26 JPY per USD to 118.64 JPY per USD. While we conduct hedging activities to mitigate the risk of currency fluctuations, these hedging activities may not be sufficient to provide complete protection against loss, and accordingly any such fluctuations could adversely affect our revenues.

Acquisition and pushdown accounting.    On January 28, 2000, Centre Partners and others through ASLP acquired our business in a transaction accounted for as a purchase. Accordingly, all of our assets and liabilities were recorded at their estimated fair market values as of the date of the acquisition.

The goodwill resulting from the purchase has also been recorded in our financial statements. In addition, expenses incurred by our parent have been recorded in our financial statements to the extent that such expenses related to or benefited our operations.

In December 2002, we acquired Southern Pride. A portion of the net book value of our property and equipment represents amounts allocated to those assets as part of the allocation of the purchase price in the acquisition. The allocation of the purchase price in a business combination under the purchase method of accounting is subjective. Management is required to estimate the fair values of assets and liabilities as of the acquisition date. For property and equipment, an estimate of fair market value was determined based on replacement cost and age of the assets. Inventories were valued at fair value less costs to sell and a normal profit margin. Intangible assets acquired, including the trade name and customer relationships, were valued by discounting estimated future cash flows. Other assets and liabilities were allocated purchase price based on the carrying value as management determined that carrying value approximated fair value. The excess purchase price over the fair value of the net assets acquired was recorded as goodwill. We review the carrying value of goodwill annually and when events and changes in circumstances indicate that the carrying value of the asset may not be recoverable through future operations.

Cooperative rights.    An identifiable intangible asset, cooperative rights, was recorded at its estimated fair value of $138.2 million in connection with the acquisition on January 28, 2000. This estimated fair value was determined using a discounted cash flow analysis by comparing the expected discounted cash flows under the cooperative system to the cash flows under the former Olympic style system, which means that any vessel licensed to operate in the fishery may harvest as much fish as possible until the fishery’s aggregate seasonal quota allocation has been reached.

From January 2000 to October 2001, the cooperative rights intangible asset was amortized on a straight-line basis over 59 months, which was the remaining life of the sunset provision in the American Fisheries Act. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the life of our cooperative rights to 23.2 years, which matched the average remaining lives of the vessels, as the American Fisheries Act specifies vessels to which the cooperative rights apply.

Vessel maintenance.    A significant portion of our operations is related to our vessels. On January 28, 2000, the purchase of our vessels was part of the total acquisition. Our vessels were recorded at their estimated fair market values, with approximately 60% categorized as vessel equipment and machinery with an estimated useful life of seven years and approximately 40% as vessel hull with an estimated useful life of twenty-five years. We depreciate these assets on a straight-line basis over their estimated useful lives.

We incur expenses to repair and maintain our vessels. Repairs and ordinary maintenance are expensed as incurred. Significant additions and improvements are capitalized. As a condition to maintaining our Det Norske Veritas class certification, the highest vessel certification in the industry, the vessels must undergo scheduled major shipyard maintenance at intervals of three to five years. As a part of this scheduled maintenance, we may also have major vessel components overhauled. The costs for this major shipyard maintenance are capitalized and charged to operations on a pro-rata basis during the period through the next scheduled major shipyard maintenance.

Equity-Based Compensation.    Certain employees of Holdings have equity-based compensation arrangements under which they received options to acquire units of ASLP. We follow the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for equity-based employee compensation. The related compensation cost has been pushed down to Holdings’ financial statements, and the deferred compensation has been recorded as a related party payable.

Segment information.    We operate in two principal business segments, ocean harvested whitefish and other seafood products. The ocean harvested whitefish segment includes the harvesting and processing of pollock, cod and hake. Processing of ocean harvested whitefish occurs on our vessels while at sea and at our facilities in Massachusetts. The other seafood products segment includes the processing of catfish and scallops at our facilities in Alabama and Massachusetts. Other seafood products sales were not significant prior to our acquisition of Southern Pride.

New Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded into other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of this statement are not expected to have a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The statement requires an issuer to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period after June 15, 2003. The provisions of this statement are not expected to have a material impact on our financial position or results of operations.

In May 2003, the EITF issued a final consensus on Issue 01-8, “Determining Whether an Arrangement Contains a Lease.” Issue 01-8 provides guidance on determining whether an arrangement is or includes a lease within the scope of SFAS No. 13 “Accounting for Leases.” If it is determined that a lease exists, the lease and non-lease components of a combined sales arrangement must be accounted for separately. Issue 01-8 is effective prospectively for arrangements entered into, modified, or acquired in fiscal periods beginning after May 28, 2003. The provisions of this statement are not expected to have a material impact on our financial position or results of operations.

Inflation

We do not expect inflation to have a significant impact on our business, financial condition or results of operations. Historically, we generally have been able to offset the impact of inflation through a combination of productivity improvements and price increases.

Quantitative and Qualitative Disclosures About Market Risk

Market Pricing.    The sale of pollock roe is our highest margin business. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness and the maturity of the fish caught. In addition, pollock roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carryover, as pollock roe is consumed almost exclusively in Japan. A decline in the quality of the pollock roe that we harvest or fluctuations in supply could cause a decline in the market price of pollock roe, which would reduce our margins and revenues. Average roe prices per kilogram were ¥2,856, ¥2,247 and ¥1,906 per kilogram for the years ended December 31, 2000, 2001 and 2002, respectively.

Foreign Currency, Interest Rate and Commodity Hedging.    We are exposed to cash flow and earnings market risk from certain changes in the yen foreign currency exchange rate, interest rates and diesel fuel prices. To mitigate the risk related to these factors, we utilize forward currency contracts and other derivative commodity instruments, principally futures contracts. As of June 30, 2003, we had open foreign exchange contracts maturing through December 29, 2006 with total notional amounts of $746 million.

Prior to the acquisition of our business by Centre Partners and others through ASLP on January 28, 2000, Aker RGI ASA, or Aker, the parent of Norway Seafoods, had entered into a currency forward transaction with Sparebanken NOR and a forward transaction with Den norske Bank ASA. On January 28, 2000, in connection with the acquisition of our business, Aker entered into an agreement with us whereby Aker is obligated to pay us all amounts less a nominal fee that Aker receives from Sparebanken NOR or Den norske Bank ASA, and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR or Den norske Bank ASA. Aker also had, as of June 30, 2003, exercisable foreign currency options with Sparebanken NOR with total notional amounts of $55.0 million relating to the period October 31, 2003 through July 28, 2005. Pursuant to the January 28, 2000 agreement, Aker is obligated to pay us all amounts less a nominal fee that Aker receives from Sparebanken NOR and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR. These options will become forward foreign currency exchange contracts at our election or in the event that the dollar-yen spot exchange rate is at or below 94.0 JPY per one U.S. dollar at any time before July 29, 2003. As of July 29, 2003, these options had not been triggered.

In connection with our foreign exchange contracts, we also have extension agreements to enter into foreign exchange agreements. Two of the extension agreements expire between March 2004 and December 2005, and March 2006 and December 2007. These extension agreements would become binding and effective only if the spot rate falls to a rate below a pre-specified level (the trigger) on or before December 2003 or December 2005, respectively. If the spot rate does not reach the trigger on or before December 2003 or December 2005, neither we nor the counterparty shall have any right or obligation with respect to any of these extension agreements. The trigger for each of these two extension agreements is 99.0 JPY per USD and the notional amounts of these extension agreements are $100.0 million. We also have another extension agreement that has similar terms to the ones described above and expires between October 2003 and August 2005. The trigger is 94.0 JPY per USD and notional amounts are $70.0 million with a trigger date of July 28, 2003. During the first quarter of 2003, we entered into two additional extension agreements that have similar terms to the ones described above. These extension agreements expire between September 2006 and March 2008, and February 2007 and March 2007, respectively. The trigger is 99.0 JPY per USD and 110.0 JPY per USD, respectively, and the notional amounts are $100.0 million and $39.0 million, respectively. The trigger dates are March 30, 2006 and March 29, 2004, respectively.

At December 31, 2002, we prepared an analysis to determine the sensitivity of our forward foreign exchange contracts, which were staggered over a rolling 36-month timeframe, to changes in exchange rates. A hypothetical adverse yen exchange rate movement of 1% against our forward foreign exchange contracts would have resulted in a potential loss in fair value of these contracts of approximately $2.7 million. All such losses on these forward foreign exchange contracts would have been substantially offset by gains on the related underlying Japanese yen sales transactions that we have hedged. Since December 31, 2002, we have entered into foreign exchange contracts which have increased the notional amounts of these contracts from $435.0 million at December 31, 2002 to $746.0 million at June 30, 2003, and the potential loss in fair value of these contracts increased to approximately $4.3 million, corresponding to the 1% hypothetical change. All such losses on these foreign exchange contracts would be substantially offset by gains on the underlying Japanese yen sales transactions that we have hedged.

Fuel hedges are entered into whereby we pay a fixed price per gallon and receive a floating price per gallon with the payments being calculated on a notional gallon amount of approximately 75% of our next 12 month estimated fuel usage and approximately 55% of months 13 through 24 estimated fuel usage over the term of the contracts through November 30, 2004. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be substantially fully effective and, therefore, substantially all unrealized gains and losses at year-end are recognized as a component of other comprehensive income. An adverse change in fuel prices, such as what has occurred in recent months, will not have a material impact on the average fuel price paid by us during the term of the open fuel hedge contracts. The average hedged prices per gallon related to contracts maturing from January 2003 through November 2004 are lower than the 2002 average fuel price per gallon.

Interest Rates.    The existing credit facility requires us to hedge the variable interest rate on a portion of the outstanding senior debt to convert such debt to fixed-rate debt. We are required to enter into hedging transactions such that no less than 50% of the aggregate principal amount of the term loans and the existing senior subordinated notes is effectively fixed rate debt until June 25, 2005.

We use various derivative financial instruments to manage our exposure to fluctuations in interest rates. We have interest rate swaps, as well as interest rate caps with notional amounts of $93.5 million at June 30, 2003. The cap rate is 5.0% and the variable rate is the U.S. dollar three month LIBOR. The fair value of these instruments was, in the aggregate, not material at June 30, 2003. The objective of the agreements is to hedge the variability of future cash flows associated with changes in variable interest rates.

In addition to the interest hedges applicable to our senior debt, interest on the existing senior subordinated notes has a fixed rate. Approximately 52% of our total debt effectively has a fixed interest rate or is hedged by interest rate caps as of June 30, 2003. Interest rate changes generally do not affect the market value of floating rate debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant.

Following the completion of the transactions contemplated by this offering, ASG will use the proceeds it receives from Holdings, together with borrowings under the new credit facility, to repay all outstanding borrowings under the existing credit facility and to repurchase all of the existing senior subordinated notes that are validly tendered and not withdrawn pursuant to the consent solicitation and tender offer.

Industry and Regulatory Overview

Overview

According to the Food and Agriculture Organization of the United Nations, or FAO, the worldwide production of seafood, excluding aquatic plants, has increased steadily at a compounded annual growth rate of approximately 4% from approximately 19 million metric tons in 1950 to approximately 130 million metric tons in 2001 and is projected to increase slightly from 2003 to 2010, resulting in large part from increasing world population and continued economic growth in developing countries. In 2001, the supply provided by marine and inland fisheries, or capture fisheries, accounted for approximately 92.4 million metric tons, or approximately 71% of that amount. Worldwide seafood production of capture fish has remained stable in recent years. The growth in worldwide seafood production is primarily related to increased fish farming, or aquaculture. From 1990 to 2001, the amount of seafood produced in aquaculture worldwide grew at a compounded annual growth rate of approximately 10% from approximately 13.1 million metric tons to approximately 37.9 million metric tons.

Due to its higher cost per ton of fish produced, aquaculture is used primarily to produce higher value fish species such as catfish and salmon. Aquaculture is not a cost effective alternative for lower value fish species such as pollock or hake.

Capture Fisheries

The following chart provides a brief overview of the different types of fish categories caught in the wild for human consumption and use in 2001, including the different species of groundfish which we harvest. The table indicates the percentage each species represents of the volume of each category harvested from capture fisheries.

[1]	Represents species each accounting for less than 5% of the volume of finished products produced from capture fisheries.

Source: FAO Fishstat Plus Database, 2003.

In 2001, approximately 16.9 million metric tons of whitefish was produced worldwide. The whitefish category includes groundfish (such as pollock, hake and cod), flatfish (such as sole), and the redfish, bass and conger species groups. From 1990 to 2001, the worldwide production of groundfish has fluctuated between 8.7 million and 11.6 million metric tons. We are the largest harvester and at-sea processor of groundfish in the U.S. Pollock, the species representing a substantial majority of our harvest, is the most abundant whitefish and groundfish species in the world.

Aquaculture

The following chart provides a brief overview of the different types of fish categories produced by aquaculture in the U.S. in 2001. In 2001, approximately 28% of the seafood produced worldwide was produced in aquaculture. In 2001, according to the FAO, catfish accounted for approximately 59% of the volume of all aquaculture in the U.S., the primary market in which we sell catfish. We are the largest catfish processor in the U.S.

The following table outlines the percentage each segment represents of total U.S. aquaculture production.

Groundfish

Pollock Fisheries

Pollock accounted for 34% of groundfish produced worldwide in 2001, representing 3.1 million metric tons, which is more than any other groundfish species. The two primary global pollock sources are the U.S. Bering Sea pollock fishery, the primary fishery in which we operate, and the Russian fishery in the Sea of Okhotsk. The pollock biomasses in these U.S. and Russian pollock fisheries are independent of one another, with virtually no co-mingling between these stocks. Pollock stocks in the U.S. Bering Sea pollock fishery have increased steadily since 1999, while pollock stocks in Russia have experienced a steep decline in recent years. According to TINRO, Wespestad & Ianelli, the Russian fisheries are expected to continue their decline over the next several years, which we believe is attributable to overfishing. As a result, approximately 44% of the pollock produced worldwide in 2001 came from the U.S. Bering Sea pollock fishery, up from 30% in 1999.

The map below represents the U.S. Bering Sea pollock fishery and the Russian pollock fishery in the Sea of Okhotsk, our primary competing fishery.

U.S. Pollock Fishery.    According to the Marine Conservation Alliance, the U.S. Bering Sea pollock fishery is one of the healthiest and most responsibly managed fisheries in the world. In contrast to the general world trend of declining groundfish stocks, the U.S. Bering Sea pollock fishery is generally characterized by abundant fish stocks and conservative management. This fishery is highly regulated and only 19 specifically identified catcher-processor vessels, of which we own seven, can participate in the catcher-processor sector of the fishery. Pollock matures relatively quickly, with fish aged three to seven years contributing most significantly to the commercial fisheries. Rapid growth allows a relatively high portion of the pollock biomass to be harvested each year without impacting overall population. According to the National Marine Fisheries Service, the body that conducts pollock stock assessments and recommends sustainable harvest limits in this fishery, approximately 36% of this fishery’s 2002 pollock biomass could be harvested without causing overfishing to occur. The federal government typically sets harvest limits in the 10% to 20% range, substantially below the levels the National Marine Fisheries Service views as sustainable.

The National Marine Fisheries Service considers the current U.S. Bering Sea pollock population healthy and stable. The National Marine Fisheries Service’s population models for pollock in the U.S. Bering Sea pollock fishery show that between 1993 and 2002, the biomass has averaged 11.7 million metric tons. The following graphic indicates the historical pollock total allowable catch and biomass in the U.S. Bering Sea pollock fishery:

U.S. Bering Sea Pollock Fishery Total Allowable Catch/Biomass

[1]	Source for 1993 to 1998: National Marine Fisheries Service; source for 1999 to 2001: North Pacific Fishery Management Council; source for 2002: National Marine Fisheries Service. Amounts for 1999 and thereafter refer to the total allowable catch for the Eastern Bering Sea only.

[2]	Source for 1993 to 2002: Eastern Bering Sea Walleye Pollock Stock Assessment from Alaska Fisheries Science Center and National Marine Fisheries Service, November 2002.

The pollock fishery in the U.S. Bering Sea is seasonal. The winter or “A” season takes place from January to April and the summer/fall or “B” season runs from July through October. Since 1998, the year the American Fisheries Act was passed, the National Marine Fisheries Services has permitted participants in the U.S. Bering Sea pollock fishery to harvest 40% of the annual quota during the “A” season and the remaining 60% during the “B” season. During the “A” season, spawning pollock produce large quantities of high-value roe, making this season the more profitable one.

Other Groundfish Fisheries

In addition to harvesting and processing pollock, we participate in the catcher-processor sector of U.S. fisheries for hake and cod. In 2001, the U.S. hake and cod fisheries represented 14% and 16% of the worldwide production of hake and cod, respectively. According to the FAO, from 1990 to 2001, the worldwide production of hake has varied from a low of approximately 1.1 million metric tons in 1992 to a high of approximately 1.7 million metric tons in 1996. Worldwide production of cod has dropped considerably over the last two decades (particularly the Atlantic cod) from approximately 2.6 million metric tons in 1981 to approximately 1.4 million metric tons in 2001. We believe this decrease in cod led to the spike in cod pricing in the early 1990s and the conversion of most fillet customers to lower-priced, relatively more abundant pollock as a primary source of groundfish.

Participants in these fisheries require a federal government permit. Harvesting by catcher-processors in U.S. hake fisheries is conducted on a cooperative basis similar to the system in place for pollock fishing; the mothership sector for hake is conducted on an “Olympic-style” or “open access” basis, meaning that any vessel licensed to operate in the fishery may harvest as much fish as possible until the fishery’s aggregate seasonal quota allocation has been reached. Harvesting in U.S. cod fisheries is Olympic-style.

Groundfish Consumption

Pollock and cod are the first and third, respectively, largest whitefish species in terms of human consumption. There are three primary markets for groundfish products produced for human consumption: Asia, Europe and

North America, representing 30%, 39% and 17%, respectively, of the market in 2001. The Japanese use groundfish primarily to produce surimi (a fish protein paste used in products such as imitation lobster and crabmeat), roe and a variety of fresh-fish products. Consumers in Western Europe and the United States generally purchase groundfish in the form of fresh and frozen fillets, products produced from blocks of fillets (steaks and fish sticks) and headed and gutted fish.

According to the National Fisheries Institute, per capita consumption of pollock has experienced stable growth since 1987 at a compounded annual growth rate of approximately 2.3% per annum.

Groundfish Pricing

Each of the products produced from pollock has different pricing characteristics. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness of the roe and the maturity of the fish caught. Catcher-processors are more likely to produce higher quality roe because they process the fish within hours of being caught, rather than several days later as is the case with inshore processors. In addition, roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carryover, because roe is consumed almost exclusively in Japan. The U.S. Bering Sea pollock fishery commonly produces the highest quality roe.

The prices of surimi and fillets are influenced primarily by expected production in the U.S. and Russian pollock fisheries, and other factors such as carryover inventories and changes in demand. Because surimi and fillet blocks often are composed of the same raw material, the demand for one product can influence the price of the other. Surimi and fillet blocks are also produced utilizing species of fish other than pollock, such as hake or itoyori species. However, due to differences in flesh attributes between pollock and other species, the surimi and block produced from other species are generally not used as substitutes for pollock products and thus have minimal influence on pollock pricing. Surimi and fillet blocks are often supplied by both the U.S. Bering Sea pollock fishery and the Russian fisheries.

Pollock Allocation

We operate within a favorable statutory and regulatory environment. The stable nature of the U.S. Bering Sea pollock fishery is partly a function of the regulatory and cooperative structure that governs its activities. The American Fisheries Act specifically identifies the catcher-processor vessels that are eligible to participate in the fishery, prohibits the entry of additional vessels and prohibits any single entity from harvesting more than 17.5% of the annual directed pollock catch.

The Act allocates the total allowable catch of pollock in the U.S. Bering Sea pollock fishery among the following sectors:

•	10% of the total allowable catch is allocated to six Alaska Community Development Groups (mostly native Alaskan villages and their residents) that sell or lease their community development quota to other participants, including us;

•	approximately 3.5% of the total allowable catch is set aside for pollock by-catch in other fisheries;

•	the remaining 86.5% of the total allowable catch (the “directed pollock catch”) is allocated as follows:

•	50% of the directed pollock catch is allocated to catcher-vessels delivering to inshore factories;

•	40% of the directed pollock catch is allocated to catcher-processors, and catcher-vessels that deliver to catcher-processors; and

•	10% of the directed pollock catch is allocated to the catcher-vessels that deliver to at-sea processor vessels called motherships, which do not harvest.

Catcher-processors, such as the vessels we own, harvest and process fish into products, such as roe, fillets and surimi, within hours of catching them, and operate offshore. Catcher-vessels harvest and deliver fish to catcher-processors, motherships and inshore processors for processing. Motherships are at-sea processors which rely on catcher-vessels to harvest and deliver fish to them. Inshore processors operate onshore at fixed-location processing facilities, relying on catcher-vessels to harvest and deliver fish to them.

We own and operate seven of the 19 catcher-processor vessels permitted to participate in the catcher-processor sector of the U.S. Bering Sea pollock fishery. Under the American Fisheries Act, this sector is allocated 40% of the annual directed pollock catch and, by the terms of the Pollock Conservation Cooperative agreement, a contractual arrangement among the seven companies that own the catcher-processors named in the statute, this percentage is further divided and allocated among the Cooperative members (with 3.4% being allocated to catcher-vessels). Within the catcher-processor sector, our allocation for pollock under the Cooperative agreement is nearly 2.5 times larger than that of the second largest Cooperative member.

In 2001 and 2002, we harvested an aggregate of 17.9% of the total allowable catch in the U.S. Bering Sea pollock fishery. We are allocated 16.8% of the directed pollock catch under our Cooperative agreements, and we lease the right to harvest another 0.7% of the directed pollock catch from other vessels in our fishery, bringing us to 17.5% of the directed pollock catch (which is the maximum permitted harvesting allocation of the directed pollock catch by any single entity). Our share of the directed pollock catch represented 15.1% of the total allowable catch. We supplemented our share of the directed pollock catch in 2001, 2002 and 2003 by purchasing 28.0%, 28.0% and 36.0% of the community development quota (or 2.8%, 2.8% and 3.6%, respectively, of the total allowable catch) from Alaska Community Development Groups, two of which are equity investors in our company.

Catfish

Catfish production has grown steadily since the earliest commercial production began. According to the FAO, worldwide production of catfish was approximately 792,000 tons in 2001, up from 472,000 tons in 1990, representing an increase of approximately 68% over the last 11 years. Of this amount, approximately 55% came from aquaculture and approximately 45% came from capture fisheries.

A large amount of catfish produced in the U.S. comes from independently owned and operated local family farms. The catfish raised in these farms are typically sold to processors, such as ourselves. We do not own any of the farms from which we source catfish and we are not controlled by or affiliated with catfish farmers or their co-operatives, reducing our exposure to catfish price volatility. The catfish is processed into various ready to consume products such as fillets, nuggets and marinated and breaded products.

Prior to 1999, the total amount of catfish imports in the U.S. was insignificant, representing less than 5% of the volume of catfish sold. Beginning in 1999, there was an increase in catfish-like imports from Vietnam. In November 2002, the Department of Commerce, or DOC, made a preliminary ruling that the Vietnamese were selling catfish-like products into the U.S. at unfairly low market prices. The DOC issued its final ruling in July 2003, imposing import duties on Vietnamese catfish and other aquaculture exports.

Worldwide catfish consumption is concentrated in the U.S., Asia, and Africa, and to a lesser degree in Central Europe. There is very little catfish consumption in Western Europe or Japan. According to the National Fisheries Institute, in the U.S., per capita catfish consumption has surpassed cod and now is the second largest selling whitefish, behind pollock. According to the National Fisheries Institute, U.S. per capita catfish consumption, like pollock consumption, has experienced stable growth since 1990 at a compounded annual growth rate of approximately 5% per annum since 1990. The majority of this growth has occurred in aquaculture, the sector in which we operate.

In the U.S., the catfish market has evolved over the last decade from being a regional commodity, locally produced and consumed predominantly in the southern U.S., to a large, commercial aquaculture industry serving major U.S. markets. In 2001, according to the FAO, catfish accounted for approximately 50% of the value and 59% of the volume of all aquaculture in the U.S. The U.S. catfish industry is concentrated in Alabama, the region in which we operate, as well as Mississippi, Arkansas and Louisiana. We are the largest catfish processor in the U.S., processing approximately 100 million pounds of catfish per year.

Catfish harvests are seasonal, following the warm weather-growing cycle of the fish. Farmers prefer to harvest their ponds at the end of the summer, after the period in which the fish experience their maximum weight gain and before the fish enter a period of slower growth during the winter. The harvest slows modestly during November and December due to reduced demand during the holiday season and picks up again in the beginning of the year. This leads to a seasonal abundance of fish between late summer and early winter, the time of year when catfish prices are usually at their lowest.

Business

We are one of the largest integrated seafood companies in the U.S. in terms of revenues. We harvest and process a variety of fish, either on board our sophisticated catcher-processor vessels or at our land-based processing facilities, and market our products to a diverse group of customers in North America, Asia and Europe. We are the largest harvester and at-sea processor of pollock and the largest processor of catfish in the U.S. Pollock is the world’s highest-volume whitefish harvested for human consumption and accounts for a majority of our revenues. In the U.S., catfish is the basis for a large, commercial aquaculture industry serving major U.S. markets, and according to the FAO, catfish accounted for approximately 50% of the value of all aquaculture in the U.S. in 2001. In addition, we harvest and/or process other seafood, including scallops, hake and cod. We maintain an international marketing network through our U.S., Japanese and European offices and have developed long-term relationships with a U.S. and international customer base.

We own and operate a premier modern fleet of seven catcher-processor vessels, which average over 300 feet in length and carry crews of 90 to 125 persons. Our catcher-processors are capable of producing between 110 and 150 metric tons of frozen finished product daily. We produce a variety of products at sea, such as pollock roe (fish eggs), surimi (a fish protein paste used in products such as imitation lobster and crabmeat), fillet blocks, headed and gutted fish and fishmeal.

We operate in two principal business segments, ocean harvested whitefish and other seafood products. The ocean harvested whitefish segment includes the harvesting and processing of pollock, cod and hake. Processing of ocean harvested whitefish occurs on our vessels while at sea and at our facilities in Massachusetts. The other seafood products segment includes the processing of catfish and scallops at our facilities in Alabama and Massachusetts.

We harvest pollock primarily in the U.S. Bering Sea pollock fishery. According to the Marine Conservation Alliance, this fishery is among the largest and most conservatively managed in the world. We benefit from the favorable regulatory system that governs pollock fishing in these waters. Under U.S. federal law, the fishery is subject to total allowable catch limitations, quota allocations among the different sectors of participants in the fishery, and rules that give exclusive harvesting rights to specifically identified vessels, with the result that any potential new competitors face significant barriers to entry. We own and operate seven of the 19 catcher-processor vessels permitted to participate in the catcher-processor sector of the fishery. Under the American Fisheries Act, this sector is allocated 40% of the annual directed pollock catch and, by the terms of the Pollock Conservation Cooperative agreement, a contractual arrangement among the seven companies that own the catcher-processors named in the statute, this percentage is further divided and allocated among the Cooperative members (with 3.4% being allocated to catcher-vessels). Within the catcher-processor sector, our allocation for pollock under the Cooperative agreement is nearly 2.5 times larger than that of the second largest Cooperative member.

We own and operate two catfish processing facilities in Alabama. We do not own any of the farms from which we source catfish, reducing our exposure to catfish price volatility. We have strong relationships with catfish farmers and we distribute fresh and frozen catfish products to both retailers and foodservice customers throughout several regions in the U.S. In addition, we conduct other seafood processing operations at our facility in Massachusetts, where we manufacture products such as breaded seafood portions, fillets and scallops.

Competitive Strengths

Abundant, Stable Pollock Fishery.    Our pollock harvesting operations target the U.S. Bering Sea pollock fishery, which, according to the Marine Conservation Alliance, is one of the healthiest and most responsibly managed fisheries in the world. Under federal law, the National Marine Fisheries Service is directed to set the total allowable catch at a level which ensures a healthy, abundant resource. The total allowable catch for pollock in the U.S. Bering Sea pollock fishery has grown from 992,000 metric tons in 1999 to 1,491,760 metric tons in 2003.

According to the North Pacific Fishery Management Council, the biomass for pollock stocks in the U.S. Bering Sea pollock fishery has remained relatively stable and averaged 11.7 million metric tons between 1993 and 2002. According to recent data obtained from the National Marine Fisheries Service, we expect this biomass to remain stable, and we believe that the total allowable catch in this fishery will not fluctuate significantly for the next several years. In contrast, the Russian pollock fishery, our primary competing fishery, has recently experienced significant declines in its biomass and total catch. We believe that the stability of our fishery will afford us an advantage over our competitors who harvest pollock in the declining fisheries.

Attractive Regulatory Environment; Barriers to Entry.    We operate within a favorable statutory and regulatory environment primarily designed to ensure the long-term stability of the pollock biomass. The U.S. Congress in October 1998 enacted the American Fisheries Act, which provides us with the following key competitive benefits:

•	It ensures the catcher-processor sector in which we operate 40% of the annual directed pollock catch in the U.S. Bering Sea pollock fishery (with 36.6% being allocated to 19 catcher-processor vessels and 3.4% being allocated to catcher-vessels).

•	It creates a significant barrier to entry because participation in the catcher-processor sector of our fishery is limited to 19 specifically named catcher-processor vessels, of which we own seven.

•	It has facilitated the formation of the Pollock Conservation Cooperative, which allocates a fixed portion of the annual directed pollock catch to us, enabling us to increase the predictability and efficiency of our operations.

Efficient Large-Scale Operator.    As one of the largest integrated seafood companies in the U.S., we believe that the scale and efficiency of our harvesting and processing operations, combined with the breadth of our marketing activities, give us substantial competitive advantages. We own and operate seven catcher-processors, the largest fleet of catcher-processors in the U.S. Bering Sea pollock fishery. In 2002, our fleet included the industry’s top five catcher-processors in terms of metric tons harvested. Each of our catcher-processors is a floating factory, averaging in excess of 300 feet in length and carrying a 90 to 125 person crew.

Our catcher-processors are capable of producing between 110 and 150 metric tons of frozen finished product daily and have flexible manufacturing platforms that enable them to operate both fillet and surimi production lines, giving us the ability to readily shift production based on current market demand and to mitigate pricing volatility. Each vessel is also equipped with an integrated computer system enabling constant communication among vessels, the corporate office and our sales representatives, and real-time response to shifts in market demand. We have been able to improve our average pollock flesh recovery rate from approximately 17% in 1997 to approximately 23.5% in 2002, which we believe is better than our competitors. In addition, we believe that our size enables us to negotiate more favorable transportation rates and fuel contracts.

Catfish Processor Leader.    We are the largest catfish processor in the U.S., processing approximately 100 million pounds of catfish per year in our two Alabama facilities, which represents a leading market share in the catfish processing sector of over 15%. Our catfish sales and marketing operations include a network of 37 brokers capable of delivering fresh and frozen catfish products to both foodservice and retail customers throughout several regions in the U.S. We have strong relationships with approximately two hundred catfish farmers, most of whom run small farms in Alabama located close to our processing facilities. We operate our own harvest and live-haul departments, the largest in the nation.

Strong Customer Relationships and Distribution Network.    We have established long-standing relationships with many customers worldwide. In 2002, our largest customer accounted for less than 8% of our total revenues. Our customer base includes industrial importers, foodservice distributors, food retailers, restaurant chains and reprocessing companies. We have established close relationships with major Japanese end-users. In the U.S., we have established long-term customer relationships, including multi-year or multi-season supply contracts with some of the largest U.S. pollock deepskin/block customers. As a result of our worldwide operating scale, we believe we have formed good relationships with major international transporters and distributors. Our logistics team continually evaluates shipping and storage alternatives in an effort to maintain the most cost-efficient and reliable logistical system available.

Experienced Management Team.    Our senior management team has extensive experience in fishing and related industries. Our Chairman and CEO has worked in the fishing industry for over 25 years and our senior management team members average more than 20 years of industry experience. In addition, we have an experienced group of operational managers and vessel managers throughout our organization.

Business Strategy

Over the past decade, we have become one of the largest integrated seafood companies in the U.S. Today we are committed to building on our existing harvesting, processing and marketing platforms.

The primary components of our business strategy include the following:

Maximize Pollock Revenues.    Our pollock harvesting and at-sea processing operations provide a majority of our revenues. Our strategy to maximize pollock revenues includes:

•	Maximize access to pollock resources. Over the last two years, we have increased our share of the total allowable catch in the U.S. Bering Sea pollock fishery by approximately 15%, largely through increasing our purchases of community development quota from Alaska Community Development Groups from 5.0% of the total community development quota in 1999, to 36.0% in 2003. We will continue working to maximize our share of the total allowable catch within the applicable regulatory framework.

•	Optimize product mix to maximize profitability. We will continue our efforts to maximize revenues by optimizing product mix based on global demand and pricing. Each of our vessels is staffed with production managers who coordinate continuously with our marketing department to schedule production between blocks and surimi to optimize product mix and maximize our profitability.

Continue to Diversify Sources of Revenues.    We generate most of our revenues from ocean harvested whitefish, primarily comprised of pollock-based products. In addition, we participate in a number of other fisheries, such as those for hake, cod and yellowfin sole. We plan to continue expanding our operations in these and other fisheries. With the recent acquisition of Southern Pride, we became the largest catfish processor in the U.S. and therefore have significant market positions in pollock, catfish and cod, the top three whitefish species in terms of U.S. human consumption. In addition, we have state of the art processing facilities to produce scallops, a market we entered in 2001. We also recently reconfigured one of our catcher-processors to more aggressively target yellowfin sole.

Leverage International Marketing Network.    We are currently expanding our presence in worldwide seafood markets, with a particular focus on the Asian and European markets, to increase and diversify our customer base and global seafood market share. We have expanded our Japanese office in an effort to increase direct distribution to end-users and to gain an entryway into growing markets such as South Korea and China. We expect that over time, increasing local market presence in Asia will help maintain price stability through long-term contracts, improve production planning, strengthen customer relationships and provide us with marketing and sales advantages. Additionally, we believe that a strong local market presence will provide us with an opportunity to introduce new species and product forms into the Asian market and enhance relationships with distributors in Japan. In 2001, we established a sales office in Denmark to serve the growing European market for pollock block, which in the past has been supplied primarily with Russian pollock. As Russian pollock stocks and harvests decrease, we believe that our access to pollock resources in the U.S. Bering Sea pollock fishery will provide us with a competitive advantage in implementing our strategy to increase our presence in Europe. Seafood sales to customers in Europe increased from 2.1% of total revenues in 1999 to 17.3% of total revenues in 2002.

Continually Improve Operating Efficiencies.    We believe that there may be significant synergies created by integrating Southern Pride, our recently acquired Alabama catfish processing operations, with our secondary processing operations in Massachusetts, leading to improved profitability for both businesses. Synergies could be achieved by utilizing Southern Pride’s extensive distribution network to penetrate additional markets and increase sales of our secondary processed products to Southern Pride’s customer base. Southern Pride’s distribution network provides us with greater access to the retail, distributor and fresh seafood channels for all of our products.

Pursue Strategic Acquisitions.    We intend to evaluate and selectively pursue accretive opportunities that we believe are strategically important based on their potential to diversify our product and customer base, broaden our distribution network and increase cash flow.

Products

There are three steps in preparing pollock for retail sale: harvesting, primary processing and secondary processing. At sea catcher-processor vessels harvest fish and conduct primary processing to produce products such as fillets, surimi and roe. These products are further refined and packaged for retail sale by secondary processing companies in the United States, Asia (mainly Japan) and Europe, which produce products such as breaded seafood portions, imitation crabmeat and fish sticks.

The sale of pollock roe is our highest margin business. The fish we catch at-sea (after extraction of roe, if applicable) is either processed into surimi or fillet blocks. Each fish is first filleted and incremental flesh is removed from the carcass and sent to the surimi line. The fillets are then either inspected and frozen in block form, or minced and used to produce surimi. The manufacturing processes for surimi and fillet blocks generate different quantities of salable product from each fish.

We process fish into the following products:

•	Ocean harvested whitefish segment:

•	Roe. Roe is extracted from spawning fish, which are harvested primarily during the winter and spring. Egg sacs are sorted by size and quality and frozen on the vessels. The egg sacs are then salted and dyed by processors in Asia for sale to consumers. We produce roe primarily from pollock and to a lesser extent from cod. We sell roe primarily to large Japanese importers.

•	Block. We produce different types of block products such as skinless, boneless, pin bone out, pin bone in, deepskin and minced blocks. The frozen blocks are cut into different sizes, shapes and weights by our secondary processing operations for conversion into products such as breaded and battered fish sticks and fillets. We sell block produced from pollock, hake, cod and yellowfin sole. We sell most of our block products to foodservice customers, restaurant chains, retailers or large scale secondary processors in Asia, Europe and North America.

•	Surimi. Surimi is a tasteless fish paste used as the primary protein in numerous Asian dishes and, to a lesser extent in Europe and the U.S. We produce surimi from pollock and hake. We sell surimi as a commodity to importers and large-scale distributors, who then sell it to processors as a raw ingredient. Outside of Japan, the most recognized surimi products are imitation crab, shrimp, scallops and other similar products. Over 1,000 different products are made from surimi.

•	Fishmeal. Fishmeal is produced from fish by-products, primarily frames, guts and heads of pollock, hake and yellowfin sole. We sell fishmeal primarily in China, Taiwan and Japan, where it is used as the main ingredient in aquaculture feeds.

•	Other. We produce headed and gutted fish from cod and yellowfin sole and sell those products primarily to secondary processors in China for conversion into individual skinless, boneless fillets.

•	Other seafood products segment:

•	Fresh. We sell fresh catfish and scallops. Catfish is sold to foodservice customers and retailers in the U.S. Fresh scallops are sold in bagged or canned form to wholesalers and high-end restaurants in the U.S.

•	Individually Quick Frozen. Individually quick frozen products are skinless fillets or scallops frozen into individual portions rather than blocks. The individually quick frozen portions are of various sizes and are processed for conversion into “center of the plate” and breaded and battered products. Most of our individually quick frozen products are produced from catfish and scallops. We sell most of our individually quick frozen products to foodservice customers and retailers in the U.S.

Our product sales value in dollars and as a percentage of total sales, broken out by product type and geographic region for 2002 and for the first six months of 2003 in our ocean harvested whitefish segment, excluding sales of PLC, are as follows (pricing can vary from year to year):

	2002		Six Months Ended June 30, 2003
	Amount of Sales	Percent of Total Sales	Amount of Sales	Percent of Total Sales
	(dollars in millions)
Roe	$85.7	28.4%	$80.7	50.1%
Block	110.9	36.8	50.4	31.3
Surimi	83.9	27.8	22.3	13.8
Fishmeal	10.0	3.3	4.1	2.5
Other	11.0	3.7	3.5	2.3

Total	$301.5	100.0%	$161.0	100.0%

	2002		Six Months Ended June 30, 2003
	Amount of Sales	Percent of Total Sales	Amount of Sales	Percent of Total Sales
	(dollars in millions)
North America	$89.6	29.7%	$41.5	25.8%
Japan	131.0	43.4	81.7	50.7
Europe	49.1	16.3	17.3	10.7
Asia (other than Japan)	31.8	10.6	20.5	12.8

Total	$301.5	100.0%	$161.0	100.0%

Our sales of catfish and scallops for 2002, assuming the acquisition of Southern Pride had occurred on January 1, 2002, would have been $99.8 million and $16.8 million, respectively, approximately 98% of which would have been sold in North America.

We are continually designing and employing new factory technologies. We employ a full time technical engineer who investigates and designs processing factory improvements. We seek to increase the value of the products produced aboard our vessels and to reduce labor and associated costs wherever possible. One example of these efforts is a patented new machine that successfully takes the fish head (which previously went entirely to fishmeal) and removes a large section of meat used for higher-value surimi or minced products. We are also investigating new technology that will grade fillets automatically with the use of computers and scanners and that could potentially reduce our labor costs.

Sales, Marketing and Distribution

Overview.    We have an international marketing network with offices in the United States, Japan and Denmark. We market, sell and distribute products for two distinct types of customers: the industrial market; and the foodservice/retail market. The products we produce through primary processing on board our catcher-processor vessels or in our primary processing catfish facilities in Alabama are sold as a raw material into the industrial market and used by our customers to produce ready to consume end products. The products we produce through secondary processing at our facility in Massachusetts and at our catfish facilities in Alabama are sold in a ready to consume format to the foodservice and retail markets.

In 2002, industrial customers and foodservice/retail customers comprised approximately 63.5% and 36.5% of our revenues, respectively. Our industrial sales force consists of sales representatives and brokers targeting an international group of customers primarily in Asia, Europe and North America regions. Our foodservice and retail sales and marketing operations include a network of 37 brokers throughout the U.S. This network sells and distributes on average in excess of one million pounds of processed, ready to consume catfish, scallops and breaded pollock or cod per week.

The opening of our Copenhagen, Denmark office in 2001 reflects our strategy to build a long-term presence in the European markets that will enable us to capitalize on seafood consumption growth trends in previously underserved markets such as France, Spain, Italy and Germany. In addition, we have recently expanded our Japanese office in an effort to increase direct distribution to end-users and to gain an entryway into growing markets such as South Korea and China.

Industrial Market.    Our primary processing operations focus on products used as raw materials by secondary processors serving end markets throughout the world. We harvest, manufacture and market frozen at-sea products from the Bering Sea and North Pacific. The products produced onboard our catcher-processors are specifically made for industrial processors that convert the frozen fillet blocks and surimi into breaded portions and surimi-based products like imitation crab meat. Roe is salted and dyed by processors in Asia for sale to consumers. Roe is sold to consumers as fresh or frozen whole skeins, or as bags of eggs removed from the skeins. The whole skeins are considered a high-end gourmet food product and are used for gift giving in Japan. We develop annual marketing and sales plans for our products based on anticipated demand and market pricing. We review these plans continuously and, if necessary, adjust them during the season. Because most of our vessels can easily switch between producing surimi and fillet blocks, we constantly monitor and adjust the product mix to meet market demand.

Depending on the product and customer, we negotiate either seasonal or long-term contracts. We have traditionally entered into revolving arrangements in which several larger customers commit to purchase all surimi produced on a specific vessel. Prior to each fishing season, we typically enter into sales commitments for 70% to 90% of our expected production. Final pricing usually occurs during the season or shortly thereafter, based on general pricing in the market. Over the years, we have built good relationships with our core customer base.

We generally sell our pollock roe through a combination of direct sales and silent auctions to Japanese industrial customers. Prior to the commencement of the pollock “A” season, we enter into agreements to sell a specified percentage of the roe production from each vessel to a particular customer. In 2003, that percentage was 50% for each of our vessels. The parties agree that the sales price will be identical to the price at which the remaining 50% is sold at auction. Depending on the quantity of production, the roe of the pollock “B” season is sold through a similar procedure, entirely by auction or through direct negotiated sales with major customers.

Through our brand names “Pride of the Sea” and “Southern Pride Catfish,” we are a well recognized supplier of industrial products, and we maintain a strong market position in Japan, the United States, parts of Europe and parts of Asia.

Foodservice and Retail Markets.    We focus on selling, marketing and distributing seafood products produced in our three secondary processing facilities to the foodservice and retail channels utilizing a national broker network. We market products such as breaded fish sticks, fillets and single serve portions under our national brands “Frionor,” “Arctic Cape” and “Southern Pride Catfish,” as well as under private label brands. The majority of our retail sales are in the foodservice channel and about one third of our products are sold retail through either seafood specialty shops, grocery or club stores. We market sea scallops in the retail grocery channel under the Bayside

Bistro and private label brands. Additionally, we intend to capitalize on an industry trend toward fresh and chilled seafood by developing strategic alliances with seafood distributors to supply fresh and chilled seafood, primarily to the seafood counters of retail grocery and club stores. Product mix is about  2/3 frozen and  1/3 fresh. Approximately 45% of our foodservice and retail products are delivered through our own fleet of trucks.

We are increasingly emphasizing direct selling, particularly to national restaurant chains in the growth segments of the foodservice industry. We focus our marketing efforts on a consultative selling approach featuring culinary and resource support that assists customers to develop their seafood businesses. We complement our marketing efforts by developing innovative high quality products that also solve specific customers’ challenges, such as scarce labor and food safety.

Customers

We have established long-term relationships with a number of key customers worldwide. Our customer base includes industrial importers, foodservice distributors, food retailers, restaurants and reprocessing companies.

For surimi and roe products, our customers have primarily been Japanese and South Korean importers and large scale distributors. Over the past few years, we have focused on broadening our customer base and have been building closer relationships directly with key Japanese food manufacturers. We have recently penetrated the growing European surimi market, particularly in France and Spain.

The United States is our primary market for pollock deepskin blocks and catfish products. For pollock deepskin product, we have established long-term customer relationships, including multi-year or multi-season supply contracts with three of the largest U.S. pollock deepskin customers. Our catfish products are sold to a diversified customer base made up of retail, foodservice and specialty seafood distributors.

With the decline of Russian pollock supply, we have increased production of pin bone out, pin bone in and minced pollock blocks to capture additional European market share. In addition to the United States, Europe is a primary market for these products. The growth in European block demand led to the establishment of our European office in Copenhagen, Denmark, which leverages our existing relationships with broker alliances.

The table below lists alphabetically our 15 largest customers in our ocean harvested whitefish segment by revenues in 2002:

Customer	Product	Market Segment	Country
Bumble Bee Seafoods	Surimi	Retail manufacturer	United States
Coland Development Ltd.	Fishmeal	Industrial	China
Hanwa American Corp.	Surimi/roe	Importer/manufacturer	United States
Kibun Trading Inc.	Surimi	Importer/retail manufacturer	Japan
Long John Silver’s	Deepskin block	Foodservice-quick service restaurants	United States
Mitsubishi International Corp.	Roe	Importer	Japan
Nichimo Co. Ltd.	Surimi/roe	Importer/retail manufacturer	Japan
Nichiro	Surimi/roe	Importer/distributor	Japan
Pickenpack Tiefkuhlgesellscha	Hake and pollock blocks	Retail manufacturer	Germany
Royal Greenland Seafood	Hake and pollock blocks	Retail manufacturer	Germany
Samho America Inc.	Surimi/roe	Importer	South Korea
The Forman Group	Deepskin block	Foodservice-quick service restaurants	United States
Tokai Denpun	Surimi/roe, fishmeal	Importer	Japan
Western Alaska Fisheries	Surimi/roe	Importer/manufacturer	United States
Young Ocean Inc.	Roe	Importer	Japan

The table below lists alphabetically our 15 largest customers in our other seafood products segment, including Southern Pride, by revenues in 2002:

Customer	Product	Market Segment	Country
Bi-Lo LLC	Frozen scallops	Retailer	United States
C & S Wholesaler	Frozen scallops	Wholesaler	United States
Darden Restaurant Group	Frozen catfish and scallops	Restaurants	United States
Dot Foods, Inc.	Frozen catfish fillets	Foodservice	United States
Eastern Fisheries	Fresh scallops	Processor	United States
Gordon Foodservice	Frozen scallops	Foodservice distributor	United States
Market Fisheries	Fresh catfish fillets	Foodservice	United States
Midway Distributors	Fresh catfish fillets	Foodservice	United States
Moo & Oink	Fresh catfish fillets	Retail	United States
National One	Frozen scallops	Importer & distributor	France
Schnucks Market, Inc.	Fresh/frozen catfish fillets	Retail	United States
Seacliff Seafood	Fresh/frozen catfish fillets	Retail	United States
Star Fisheries Corporation	Fresh/frozen catfish fillets	Retail	United States
State Street	Fresh catfish fillets	Foodservice	United States
SYSCO Food Services	Frozen catfish fillets	Foodservice	United States

In 2002, our largest customer accounted for less than 8% of our total revenues. We also sell a portion of our fish to our secondary processing operations.

Operations

Ocean harvested whitefish

Harvesting operations.    Our vessel captain and fishmaster utilize highly sophisticated fish finding technology to identify the size of the fish and the location and density of the school, allowing the vessels to optimize the catch and resource value. Once the fishmaster identifies a fishing area, a mid-water trawl net, which includes cone-shaped nets, is towed behind the vessel. The fishing captain monitors the catch sensors attached along the portion of the net that holds the fish. When the optimal catch level is reached and the net is wound in, the fish are immediately dropped into tanks to await processing.

Processing operations.    Within hours, harvested fish are converted into primary processed products utilizing highly automated, continuous production processes. In the first phase of processing, fish are released from the holding tanks onto a conveyer, sorted according to size and diverted into hoppers at the head of one of the several processing lines. Headed and gutted pollock are run through an additional line which extracts roe skeins intact. These skeins are weighed, graded, packaged in groups according to grade and frozen. Fish that have been headed and gutted are either frozen as-is or filleted for conversion into either surimi or frozen fillets.

Breaded and battered operations.    Pollock is the primary whitefish used in low cost, breaded and battered fish products for the foodservice and frozen product markets. We convert raw fish blocks, primarily pollock blocks produced by our harvesting operations, into market ready, frozen, cut or formed, breaded and battered portions. Our products include raw breaded, pre-cooked, batter fried, glazed and dusted products.

Shipping and cold storage logistics.    We have established relationships with shipping agents throughout Europe and Asia to take advantage of favorable distribution and cold storage rates and service, and we have secured cold storage space in the U.S., Canada, Europe and South Korea to ensure timely delivery of quality products at the most cost efficient rate. Also, through our integrated structure, our harvesting operations utilize the cold storage facility of our secondary processing operations for East Coast shipments, further reducing storage costs.

Other seafood products

Catfish.    The catfish we buy are raised in ponds by independent catfish farmers with whom we have contractual relationships. Prior to harvesting catfish, sample fish are tested. They are loaded into baskets and then placed in our aerated tank trucks for live shipment to our processing plants. Unlike a large number of our competitors that depend on farmers to deliver catfish to their plants, we operate our own in-house harvest and live-haul departments, the largest in the nation. Prior to the trucks being unloaded into our plant, sample fish are again tested. At the plant, live catfish are transferred from aerated trucks to the processing lines. The catfish are cleaned, processed, and placed on ice or frozen using an individually quick-frozen method that preserves the taste and quality of the catfish. The frozen catfish can also be breaded and battered. The processing lines and the production processes are highly automated and generally similar to those onboard our catcher-processor vessels, with the exception of some secondary processing operations.

Scallop processing operations.    We operate a state-of-the-art wet-fish processing facility focused primarily on grading and processing scallops. We purchase scallops from scallop harvesters. Scallops are graded by size and quality and processed into either premium or standard products. We utilize industry leading processing equipment and food technology in the production of our scallops which significantly reduce production time and manual labor.

Vessels and Facilities

We operate the largest fleet within the catcher-processor sector of the U.S. Bering Sea pollock fishery. Our catcher-processor vessels range in length from approximately 260 to 340 feet, generate between 6,500 and 10,000 horsepower each in their main engines (allowing the vessels to operate under extreme sea conditions) and each carry between 90 to 125 crew members. Each of our catcher-processors meets the rigorous seaworthiness requirements of Det Norske Veritas, the highest vessel classification standard in the world. The catcher-processors targeting pollock have the capability to produce between 110 metric tons and 150 metric tons of frozen product daily and can harvest approximately 100 metric tons of fish per haul. An appraisal conducted in 2002 estimated that our fleet has a replacement cost of approximately $545.0 million.

Between 1996 and 1998, we made significant investments on our vessels immediately following their acquisition. Because of this previous capital investment, our annual capital expenditures are primarily made only to maintain our vessels at their current state-of-the-art condition. Our entire fleet is currently equipped with highly sophisticated instruments and we do not believe that any significant further capital expenditure is required to maintain the level of performance of our vessels. Within the pollock fishery, we believe that ours is the only catcher-processor fleet with significant incremental capacity. Each vessel is equipped with highly sophisticated instruments and equipment such as fish finding technology to locate schools of the targeted species, cod ends (nets) with volume sensors and an integrated computer system enabling constant, real-time communication between each vessel and the corporate office. Our port engineers oversee the maintenance of each vessel to help ensure deployment of fit vessels for every fishing trip. Our trawling fleet consists of the following vessels:

Vessel	Vessel type	Built	Length (feet)
American Dynasty	Catcher-Processor	1989	272
American Triumph	Catcher-Processor	1991	285
Ocean Rover	Catcher-Processor	1990	256
Northern Hawk	Catcher-Processor	1991	341
Northern Eagle	Catcher-Processor	1988	341
Northern Jaeger	Catcher-Processor	1991	336
Katie Ann	Catcher-Processor	1986	296
American Challenger(1)	Catcher-Vessel	1992	106

(1)	Represents a vessel that is listed as a catcher-vessel in the American Fisheries Act and therefore may not process pollock in the U.S. Bering Sea pollock fishery. We do not operate this vessel.

All of our vessels targeting pollock are equipped with both surimi and fillet lines and fishmeal plants. Within hours, these flexible factory platforms can shift production plans between surimi and block products, allowing us to control daily output to meet changing market demands.

We own and operate two catfish processing facilities located in Greensboro and Demopolis, Alabama. Combined, these processing facilities operate a total of thirteen processing lines and are capable of processing approximately 400,000 pounds of live catfish per day. In 2001, we installed a new, state of the art trim line. The additional trim line utilizes advanced technology to increase both throughput and yield, producing an estimated additional 6 million pounds of catfish per year. We own live hauling equipment, including 15 aerated tank trucks used to harvest and transport the live catfish to our processing facilities. We own and operate a fleet of 25 trucks used for distribution of our products.

We also own and operate a facility in New Bedford, Massachusetts comprised of a secondary processing facility for frozen and block products, a cold storage space for over 9,100 pallets and a corporate office. This facility also includes a state-of-the-art wet-fish processing facility focused primarily on grading and processing scallops.

Our corporate headquarters are located in Seattle, Washington. We benefit from a preferential docking agreement with the Port of Seattle which provides for the docking of all of our vessels during the off-season. We also lease office space in Copenhagen, Denmark and Tokyo, Japan. Additionally, in Dutch Harbor, Alaska we lease office space and warehouse facilities and use several docking facilities during the fishing season.

We believe that our existing vessels and facilities are adequate for our current operations.

Capital Expenditures

In 2001 and 2002, our total capital expenditures were $9.2 million and $9.4 million, respectively. The majority of our capital expenditures relate to our catcher-processor fleet and include items such as fishing gear, improvements to vessel factory processing equipment and major scheduled vessel maintenance. Major scheduled vessel maintenance costs relate principally to our periodic overhauls and replacements performed generally on a three-year cycle. In addition to capital expenditures, we spend approximately $7 million per year on routine vessel maintenance, which is expensed in the year it is incurred.

Between 1996 and 1998, we made significant investments on our vessels immediately following their acquisition. Our entire fleet is currently equipped with highly sophisticated instruments and we do not believe that any significant further capital expenditure is required to maintain the level of performance of our vessels.

With the recent acquisition of Southern Pride, we estimate that we will have maintenance capital expenditure requirements of approximately $10.0 million in each of 2003 and 2004.

Government Regulation

Fisheries Regulation

All U.S. fisheries in which we operate are regulated and subject to total allowable catch limits. Participants in U.S. federal fisheries are required to obtain a federal government permit.

We operate in the groundfish fisheries within the U.S. Exclusive Economic Zone, 3 to 200 nautical miles off the coasts of Alaska, Washington and Oregon. According to the National Marine Fisheries Service, no species in the U.S. Bering Sea is deemed to be overfished. Credit for these healthy stocks and profitable fisheries can be attributed in large part to two pieces of federal legislation.

Magnuson-Stevens Fishery Conservation and Management Act.    The Magnuson-Stevens Fishery Conservation and Management Act of 1976 provides the broad framework for conserving and managing marine fisheries within the U.S. Exclusive Economic Zone. The councils that oversee the fisheries in which we participate are the North Pacific Fishery Management Council in Alaska and the Pacific Fishery Management Council in Washington and Oregon. The councils’ two primary areas of responsibility are (1) the establishment of annual maximum catch levels and (2) the development of fishery management plans that regulate who can fish, when and how they can fish and how much they can catch. The fishery management plans are then implemented and given legal force through regulations promulgated by the National Marine Fisheries Service, a division of the Department of Commerce. These regulations are then strictly enforced by both the U.S. Coast Guard and the National Marine Fisheries Service.

Each of the fisheries in which we participate is managed on a maximum sustainable yield basis. At the end of each year, the councils’ Scientific and Statistical Committees, which are composed of scientists from federal, state and academic positions, make recommendations on total allowable catch by species or species group. The total allowable catch is typically set equal to or less than the acceptable biological catch depending upon a variety of factors. The councils also set prohibited species catch limits to limit by-catch of non-target species. These limits are set mainly to protect and preserve crab, halibut, salmon and other non-target species for other fisheries. After being reviewed by the National Marine Fisheries Service, the councils’ recommendations are implemented.

American Fisheries Act.    In 1998, Congress passed a second piece of legislation, the American Fisheries Act, which introduced several major changes in the management of the U.S. Bering Sea pollock fishery. In 2001, the North Pacific Fishery Management Council provided a report to Congress on the implementation and effects of the American Fisheries Act. In light of the extremely positive report, which described the positive impacts of the American Fisheries Act on almost all aspects of the U.S. Bering Sea pollock fishery, Congress passed legislation in 2001 permanently removing the original sunset provision of the American Fisheries Act. The American Fisheries Act and its implementing regulations include the following key provisions:

•	Limitation on participants in the U.S. Bering Sea pollock fishery:

•	Only a defined group of 20 named catcher-processors, of which 19 catcher-processors are currently eligible to operate in the fishery, and the catcher-vessels that historically delivered to them, are eligible to harvest pollock for processing by catcher-processors. As part of the implementation agreement, eight of our vessels were scrapped and one was permanently removed from the fishery, reducing the overall fleet from 29 to 20;

•	Only a defined group of catcher-vessels may harvest pollock for delivery to motherships, and only three named motherships may process pollock; and

•	Only inshore processors that processed more than 2,000 metric tons of pollock during each of 1996 and 1997 may receive an unlimited amount of pollock for processing; those that processed less during those years may only receive and process under 2,000 metric tons annually. Subsequently, the council imposed a processing cap limiting the amount of pollock that can be processed by any single entity to 30% of the directed pollock catch in any given year.

•	Prohibition on any entity harvesting more than 17.5% of the directed pollock catch in any given year. Allocations purchased from community development quota partners do not count against this percentage.

•	Prohibition on the entry of additional large fishing industry vessels into any U.S. fishery.

•	Reallocation of the pollock total allowable catch in the U.S. Bering Sea pollock fishery between the various sectors, increasing the community development quota and inshore allocations, while reducing the catcher-processor and the mothership sector allocations:

•	10% of the total allowable catch is allocated to six Alaska Community Development Groups (mostly native Alaskan villages and their residents) that sell or lease their community development quota to other participants, including us;

•	approximately 3.5% of the total allowable catch is set aside for pollock by-catch in other fisheries;

•	the remaining 86.5% of the total allowable catch (the “directed pollock catch”) is allocated as follows:

•	50% of the directed pollock catch is allocated to catcher-vessels delivering to inshore factories;

•	40% of the directed pollock catch is allocated to catcher-processors, and catcher-vessels that deliver to catcher-processors; and

•	10% of the directed pollock catch is allocated to the catcher-vessels that deliver to at-sea processor vessels called motherships, which do not harvest.

The American Fisheries Act requires that vessels engaged in U.S. fisheries be owned by entities that are at least 75% U.S. citizen owned and controlled. This requirement applies at each tier of ownership and must also be examined in the aggregate. The Maritime Administration made a favorable determination with respect to the U.S. citizenship of the entities owning our vessels in January 2002. In 2002, we applied for and obtained confirmation that after completion of the proposed changes in our ownership structure in connection with the recapitalization of Holdings and its affiliates in April 2002, the Maritime Administration would issue a renewed U.S. citizenship determination. On December 17, 2002, we filed annual affidavits of U.S. citizenship and on February 21, 2003, the Maritime Administration made a favorable determination of continuing eligibility with respect to the citizenship requirements of the American Fisheries Act.

In order to maintain our eligibility to participate in U.S. fisheries, our existing governance documents contain restrictions on transfers of interests in ASLP or Holdings to non-U.S. citizens, as well as provisions allowing us to require evidence of U.S. citizenship from our equity owners and providing for the automatic redemption of interests held by non-U.S. citizens to the extent necessary to keep the percentage held by non-U.S. citizens below 22%, a safe harbor percentage we thought prudent to provide a margin of error beneath the 25% maximum. To maintain our eligibility following the consummation of this offering, we will put in place governance provisions  (i) requiring each owner of 5% or more of the Issuer’s capital stock (including purchasers in this offering) to certify to us that such person is a U.S. Citizen, (ii) limiting to 20% the aggregate percentage ownership of the Issuer’s capital stock by non-U.S. citizens, (iii) requiring that at least 95% of all of the Issuer’s capital stock be held by beneficial owners with U.S. addresses, and (iv) declaring any holding in violation of the foregoing null and void, or voidable, and providing the Issuer with various remedies including mandatory redemptions and sales. Related provisions will permit us at any time to require record and beneficial owners of such common stock or IDSs to provide information and affidavits concerning citizenship status.

In addition, ASLP will adopt provisions and procedures to ensure that non-U.S. citizen ownership of ASLP does not exceed a percentage that, assuming 24.9% non-U.S. citizen ownership of the Issuer, would cause aggregate non-U.S. citizen ownership of Holdings to exceed 22%.

As a condition to the consummation of this offering, we must receive confirmation from the Maritime Administration, or suitable assurances of counsel, that adoption of and adherence to the foregoing procedures will satisfy the applicable requirements of the American Fisheries Act.

The determinations we have received from the Maritime Administration with respect to our equity ownership, and the confirmation we expect to receive in connection with this offering and the adoption of the provisions and procedures described above, do not extend to the citizenship status of lenders or the terms of any loan covenants and financing arrangements. Moreover, such determinations contain language in which the Maritime Administration expressly reserves the right to review these terms to determine if they constitute an impermissible shifting of control to a non-U.S. citizen lender. Based on discussions with counsel and with pertinent government officials, we believe the intention of the Maritime Administration is to prevent provisions couched as loan covenants from serving as a device to shift control to non-U.S. citizens, and not to impede conventional market based loans and credit facilities.

For purposes of the American Fisheries Act, a U.S. citizen is:

(i)  Any individual who is a citizen of the United States by birth, naturalization or as otherwise authorized by law; or

(ii)  Any entity (A) that is organized under the laws of the United States or of a State, (B) of which not less than 75% of the interest in such entity, at each tier of ownership of such entity and in the aggregate, is owned and controlled (including beneficial ownership and control) by U.S. citizens, and (C) with respect to which no voting or other agreements confer control to non-U.S. citizens.

Special rules applicable to corporations, limited liability companies, partnerships, trusts and other entities limit the number of non-U.S. citizen directors to a minority of a quorum of the board of directors, and require that certain principal officers and managers (including the chief executive officer, the chairman of the board of directors, trustees and general partners, and persons authorized to act in the absence or disability of such persons) be U.S. citizens.

On February 4, 2003, the Maritime Administration published final regulations implementing certain statutory requirements under the American Fisheries Act for lenders holding preferred mortgages on large U.S. flag fishing industry vessels directly or through qualified mortgage trustees. We expect that our secured lending arrangements will comply with these requirements.

The American Fisheries Act is relatively new legislation. As a result, no reported judicial cases clearly interpret its meaning. For this reason, the full future impact of the American Fisheries Act on our ownership and debt capital structure remains uncertain.

The Pollock Conservation Cooperative.    By limiting participation in the U.S. Bering Sea pollock fishery, the American Fisheries Act facilitated the formation of a cooperative agreement. In December 1998, the companies owning the 20 catcher-processors named in the American Fisheries Act formed the Pollock Conservation Cooperative. The Pollock Conservation Cooperative controls 36.6% of the directed pollock catch, with the remaining 3.4% of the sector’s 40.0% controlled by seven catcher-vessels that historically delivered to the catcher-processors. The original division of share among the companies was based primarily on historical performance and was reached by the mutual agreement of the participants. In December 1999, Alaska Trawl Fisheries, one of the original Pollock Conservation Cooperative members, agreed to sell its interest to the remaining Pollock Conservation Cooperative members and its vessel, ENDURANCE, has been permanently removed from U.S. fisheries, leaving 19 eligible catcher-processors.

Under the terms of the Pollock Conservation Cooperative membership agreement, each participating company is allocated a percentage of the directed pollock catch by private contractual arrangement. Pollock and other groundfish allocation rights under the Pollock Conservation Cooperative are freely transferable to other participants pursuant to the membership agreement, without the prior consent or approval of the other participants. Participants can then harvest and process their quota shares at their own pace with vessels named in the American Fisheries Act, within certain seasonal restrictions. The stable nature of the U.S. Bering Sea pollock fishery is partly a function of the regulatory and cooperative structure that governs its activities. In addition, the change in fishery management introduced by the American Fisheries Act allowed the catcher-processor sector to: slow the harvesting pace in order to optimize the value per ton of harvested round fish; reduce operating costs; and minimize by-catch and discards.

In 2001 and 2002, we harvested an aggregate of 17.9% of the total allowable catch. We are allocated 16.8% of the directed pollock catch under our Cooperative agreements, and we lease the right to harvest another 0.7% of the directed pollock catch from other vessels in our fishery, bringing us to 17.5% of the directed pollock catch (which is the maximum permitted harvesting allocation of the directed pollock catch by any single entity). Our share of the directed pollock catch represented 15.1% of the total allowable catch. We supplemented our share of the directed pollock catch in 2001, 2002 and 2003 by purchasing 28.0%, 28.0% and 36.0% of the community development quota (or 2.8%, 2.8% and 3.6%, respectively, of the total allowable catch) from Alaska Community Development Groups, two of which are equity investors in our company. The Alaska Community Development Groups are mostly comprised of native Alaskan villages and their residents.

The overall allocation of the total allowable catch, as well as our allocation and quota we have purchased, is illustrated in the following chart of the 2003 total allowable catch.

The Pollock Conservation Cooperative membership agreement will continue through the remainder of the named vessels’ lives, unless certain events occur, none of which we expect is likely to occur in the foreseeable future.

The following is a summary of the Pollock Conservation Cooperative current members and their allocations for 2003:

Company	Vessels	% of Directed Pollock Catch
American Seafoods	7	16.572%
Trident Seafoods	5	6.824
Arctic Storm/Fjord	2	3.633
Glacier Fish Ltd.	2	3.218
Alaska Ocean	1	3.004
Highland Light	1	1.764
Starbound Ltd.	1	1.585

Total	19	36.600%

In December 1998, the owners of the seven catcher-vessels listed in the American Fisheries Act as eligible to deliver or sell pollock to the Pollock Conservation Cooperative members formed the High Seas Catchers’ Cooperative. As with the Pollock Conservation Cooperative, the 3.4% of the directed pollock catch allocated to the seven catcher-vessels was divided by private contractual arrangement based primarily on historical catch performance. The members of the High Seas Catchers’ Cooperative and their respective allocations are listed below:

Company	Vessels	% of Directed Pollock Catch
Sea Storm	1	0.8226%
Neahkanie	1	0.6679
Tracy Anne	1	0.4642
Muir Milach	1	0.4538
Ocean Harvester	1	0.4325
American Seafoods	1	0.3149
Forum Star	1	0.2441

Total	7	3.4000%

The Pollock Conservation Cooperative and the High Seas Catchers’ Cooperative have entered into an agreement that allows the High Seas Catchers’ Cooperative members to lease their allocations directly to the Pollock Conservation Cooperative members. As a result, 100% of the High Seas Catchers’ Cooperative allocation is now harvested directly by Pollock Conservation Cooperative members.

The agreement governing our current arrangements with the Alaska Community Development Groups for purchasing community development quota expires at the end of 2005. We believe that we should be able to continue to purchase such quota based on the relationships we have developed with those groups, of which two are equity investors in our company.

Food Safety

The manufacture, processing, packaging, storage, distribution and labeling of food products are subject to extensive foreign, federal, state and local regulation. We are regulated by the U.S. Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Department of Commerce, European Union regulators and various U.S. State and local health and agricultural agencies. In addition, some of our facilities are subject to regular on-site inspections and our production and distribution facilities are subject to various federal, state and local environmental and workplace and food safety regulations. Failure to comply with all applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, and criminal sanctions, any of which or all of which could have a material adverse effect on our business, financial condition and results of operations. None of our products has been subject to such a recall. Additionally, we expect that the food safety regulatory environment in the U.S., Europe and Asia will become more stringent. We believe that we are in substantial compliance with all such laws and regulations. Compliance with current or future laws or regulations could require us to make material expenditures or otherwise adversely affect our business, prospects, results of operations and financial condition.

Environmental Matters

Our vessels and facilities are subject to numerous foreign, federal, state and local laws and regulations relating to the treatment, storage, handling, disposal, emission and discharge of materials into the environment, including the federal Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-To-Know Act, the Comprehensive Environmental Response, Compensation and Liability Act, and their state and local counterparts. Under some of these laws, the owner or operator of facilities may be held liable for the costs of removing or remediating of hazardous substances on or under property, regardless of whether the owner or operator knew of or was responsible for the presence of such hazardous substance and regardless of whether the release or disposal of such substances was legal at the time it occurred. We believe that we are in substantial compliance with all such laws and regulations. We also believe that none of the environmental laws and regulations that regulate our business is expected to have a material impact on our business.

Under certain environmental laws and regulations, we will be required to expend capital in the future in order to remain in compliance. We do not believe that such capital expenditures required by environmental laws currently in effect will be material.

The National Marine Fisheries Service imposes various operational requirements that limit our ability to discard unwanted species, or by-catch, in the North Pacific. Regulation regarding by-catch is from time to time debated in various forums, including the United Nations, and is the subject of public campaigns by environmental groups. Any significant change in the by-catch rules resulting from these debates or campaigns could materially increase the costs or decrease the flexibility of our fishing operations.

Competition

Our main competitors in the ocean harvested whitefish segment are the other members of the Pollock Conservation Cooperative, including Trident Seafoods and Glacier Fish. We also compete with inshore processors, including Maruha and Nissui, and motherships, which rely on catcher-vessels to harvest and deliver fish. In addition, we compete with other pollock fisheries, particularly the Russian pollock fishery in the Sea of Okhotsk.

We compete in selling roe primarily on the basis of quality. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness and the maturity of the fish caught. In addition, pollock roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carryover, as pollock roe is consumed almost exclusively in Japan. Roe is primarily sold at auction, where we compete to sell into the Japanese market with other participants in our fishery, as well as with Russian producers. The prices of surimi and fillets are influenced primarily by expected production in the U.S. and Russian pollock fisheries, and other factors such as carryover inventories and changes in demand. Because surimi and fillet blocks often are composed of the same raw material, the demand for one product can influence the price of the other. Surimi and fillet blocks are also produced utilizing species of fish other than pollock, such as hake or itoyori species. However, due to differences in flesh attributes between pollock and other species, the surimi and block produced from other species are generally not used as substitutes for pollock products and thus have minimal influence on pollock pricing.

As of December 2002, there were approximately 24 U.S. catfish processing companies, including Confish, Heartland, America’s Catch and Delta Pride. We are the largest, processing over 15% of the U.S. farmed catfish processing market. The top five and top ten U.S. catfish companies processed, in the aggregate, approximately 60% and 83% of the U.S. farmed catfish harvest, respectively.

In secondary processing, we compete both for raw materials and customers with numerous other processors. Competition for sales is based largely on price. Our competitors range from large volume, well established secondary processors to small independent importers and brokers. Our major competitors are Fishery Products International, Coldwater Seafoods, Iceland Seafood Corp. and Trident Seafoods.

Litigation

General.    We are from time to time party to litigation, administrative proceedings and union grievances that arise in the ordinary course of our business. Except as described below, we do not have pending any litigation that, separately or in the aggregate, would in the opinion of management have a material adverse effect on our results of operations or financial condition. However, given the inherent unpredictability of litigation, it is possible that an adverse outcome could, from time to time, have a material adverse effect on our operating results or cash flows in any particular quarterly or annual periods.

Crew Member Lawsuits.    On October 19, 2001, a complaint was filed in the United States District Court for the Western District of Washington and the Superior Court of Washington for King County. An amended complaint was filed in both courts on January 15, 2002. The amended complaint was filed against us by a former vessel crew member on behalf of himself and a class of over 500 seamen, although neither the United States District Court nor the Superior Court have certified this action as a class action. On June 13, 2002, the plaintiffs voluntarily dismissed the complaint filed in the Superior Court. The complaint filed alleged that we breached our contract with the plaintiffs by underestimating the value of the catch in computing the plaintiffs’ wages. The plaintiffs demanded an accounting of their crew shares pursuant to federal statutory law. In addition, the plaintiffs requested relief under a Washington statute that would render us liable for twice the amount of wages withheld, as well as judgment against us for compensatory and exemplary damages, plus interest, attorneys’ fees and costs, among other things. The plaintiffs also alleged that we fraudulently concealed the underestimation of product values, thereby preventing the discovery of their cause of action. The alleged conduct took place prior to January 28, 2000, the date our business was acquired by Centre Partners and others through ASLP. On September 23, 2003, the District Court ruled in our favor on our motion for summary judgment, finding that all of the plaintiffs’ claims were time-barred. The District Court directed the Clerk to enter judgment in our favor with prejudice and costs. The plaintiffs have the right to appeal this decision to the Ninth Circuit and we cannot assure you that the plaintiffs will not prevail on appeal or that we will not be required to pay significant damages to resolve this litigation, which could have a material adverse effect on our business, results of operations or financial condition.

Insurance

We carry customary insurance coverage, including policies on each of our vessels which provide for the payment of an assessed amount corresponding to “fair market value” (generally approximately one-half of current replacement cost) in the event of a loss of a vessel. Additionally, all of our catcher-processor vessels have a further layer of umbrella insurance which provides coverage for 80% of the difference between such fair market value and the total replacement cost for one vessel during each one-year policy term. We also carry insurance covering product liability claims. We believe that we carry adequate insurance coverage for our business activities. However, such coverage may prove to be inadequate or may not continue to be available to us. If such coverage proves to be inadequate, the sinking or destruction of, or substantial damage to, any of our vessels could have a material adverse effect on our business, financial condition or results of operations.

Employees

As of December 31, 2002, we employed more than 1,000 full-time personnel, including approximately 100 corporate staff employees and approximately 900 employees at our catfish and secondary processing facilities. Of the full-time personnel, approximately 70 employees are hourly-paid Teamsters’ Union workers and approximately 930 employees are non-union employees. In addition to the full-time personnel, we also employ a seasonal vessel crew, either full-time or part-time, of between 700 and 1,000 people, depending on the season. We have an annual retention rate of over 70% and we consider relations with our employees to be good.

In addition to their regular compensation, all corporate staff participate in an incentive plan to reward achievement of performance targets.

All vessel employees are compensated based upon a pre-season estimated value per product applied to actual production and actual roe value achieved by their vessel.

Management

Directors and Executive Officers

The following table identifies as of the completion of this offering the directors, executive officers and key employees of the Issuer.

Name	Age	Position
Bernt O. Bodal	50	Chairman and Chief Executive Officer, Director
Jeffrey Davis	54	Chief Operating Officer
Michael J. Hyde	47	General Counsel, President of American Seafoods Company LLC
Brad Bodenman	40	Chief Financial Officer and Treasurer
Amy Wallace	37	Vice President of Finance and Secretary
Inge Andreassen	39	Vice President of Operations of American Seafoods Company LLC
Morgen Crow	40	Director
John M. Fluke, Jr.	60	Director
George L. Majoros, Jr.	42	Director
Scott Perekslis	35	Director

Bernt O. Bodal.    Mr. Bodal has been the Chairman and Chief Executive Officer of the Issuer since May 2003 and holds Class C preferred stock of the Issuer. He has been the President of ASC Management, Inc., the general partner of ASLP, the Chairman and Chief Executive Officer of ASG since January 2000, and a director of ASC Management, Inc. since January 2000. From 1994 to 1998, Mr. Bodal served as President and Chief Executive Officer of American Seafoods Company and RGI Seafoods, a subsidiary of Norway Seafoods. Between 1998 and 2000, Mr. Bodal pursued personal investment activities. Mr. Bodal is a resident of Seattle, Washington.

Jeffrey Davis.    Mr. Davis has been the Chief Operating Officer of the Issuer since May 2003. He has been the Chief Operating Officer of ASG, and the Chief Executive Officer of American Seafoods International LLC since January 2000. Mr. Davis was the President and Chief Executive Officer of Baader North America Corporation, a wholly-owned U.S. subsidiary of Baader Beteligungs GMBH, a manufacturer of fish and poultry processing machines, from 1980 to December 1999. Mr. Davis is a resident of Naples, Florida.

Michael J. Hyde.    Mr. Hyde has been the General Counsel of the Issuer since May 2003. He has been the President and Chief Executive Officer of American Seafoods Company LLC and General Counsel of ASG since 2000. American Seafoods Company LLC is a subsidiary of ASG through which we conduct our at-sea pollock harvesting and processing operations. From 1998 to 2000, Mr. Hyde was President of American Seafoods Company. Prior to 1998, Mr. Hyde practiced law in Seattle at Mundt MacGregor LLP, where he was a partner from 1991 to 1998. Mr. Hyde is a resident of Seattle, Washington.

Brad Bodenman.    Mr. Bodenman has been the Chief Financial Officer and Treasurer of the Issuer since May 2003. He has been the Chief Financial Officer of ASG since May 1, 2002 and Treasurer since March 2002. From April 2000 to December 2001, Mr. Bodenman was the Chief Financial Officer and Treasurer of Essential Markets, Inc., a developer of proprietary software, and from 1997 to 2000, Mr. Bodenman was the Chief Financial Officer and Treasurer of Muzak, LLC., a business music provider. Mr. Bodenman is a resident of Seattle, Washington.

Amy Wallace.    Ms. Wallace has been the Vice President of Finance and Secretary of the Issuer since May 2003. She has been the Vice President of Finance of ASG since 2002. Ms. Wallace was the Vice President of Corporate Development of ASG from 2000 to 2002 and the Business Development Manager of American Seafoods Company from 1996 to 2000. Ms. Wallace is a resident of Seattle, Washington.

Inge Andreassen.    Mr. Andreassen has been the Vice President of Operations of American Seafoods Company LLC since 2000. From 1996 to 2000, Mr. Andreassen was the Vice President of Operations of American Seafoods Company. Mr. Andreassen is a resident of Seattle, Washington.

Morgen Crow.    Mr. Crow has served as a director of the Issuer since May 2003. He has been a director of ASC Management, Inc. since 2000. Mr. Crow has been the Executive Director of Coastal Villages Region Fund since 1998. Mr. Crow was a comptroller, accountant and systems analyst of Lower Kuskokwim School District from 1988 to 1998. Mr. Crow is a member of the board of directors of the Marine Conservation Alliance and the Pollock Conservation Cooperative. Mr. Crow is a resident of Anchorage, Alaska.

John M. Fluke, Jr.    Mr. Fluke has served as a director of the Issuer since May 2003. He has been a director of ASC Management, Inc. since 2002. Since 1974, Mr. Fluke has served as the Chairman of Fluke Capital Management, LP, a venture capital firm he founded. Mr. Fluke has served as a director of PACCAR Inc. since 1984 and on its audit committee since 2002. Mr. Fluke has served as a director of Cell Therapeutics, Inc. since 2002. Mr. Fluke is a resident of Seattle, Washington.

George L. Majoros, Jr.    Mr. Majoros has served as a director of the Issuer since May 2003. He has served as a director of ASC Management, Inc. since 2002. Mr. Majoros has been President and Chief Operating Officer of Wasserstein & Co., LP since its inception in January 2001. Mr. Majoros was a Managing Director of Wasserstein Perella & Co., Inc. and the Chief Operating Officer of its Merchant Banking Group from 1997 to 2001. Mr. Majoros also serves on the board of directors of American Lawyer Media Holdings, Inc., American Lawyer Media, Inc. and numerous private companies. Mr. Majoros is a resident of New York, New York.

Scott Perekslis.    Mr. Perekslis has been a director of the Issuer since May 2003. He has been a director of ASC Management, Inc. since 2000. Mr. Perekslis has been a Managing Director of Centre Partners Management LLC, one of our equity investors, since 2001. He has served in various capacities for Centre Partners and its affiliates since 1991. Mr. Perekslis is the Chairman of Hyco International, Inc. and is a member of the board of directors of Firearms Training Systems, Inc. and KIK Corporation Holdings Inc. Mr. Perekslis is a resident of New York, New York.

Our board will consist of at least seven members shortly after this offering, a majority of whom will be independent. Our organizational documents will limit the size of our board to not more than 13 members. The term of office for each director will be until his successor is elected or appointed. Our certificate of incorporation provides that our board of directors is divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years.                          ,             and          are Class I directors,             ,             and              are Class II directors and             ,              and              are Class III directors.

We expect to obtain insurance that indemnifies our directors and officers against certain liabilities.

Directors’ and Executive Officers’ Compensation

Compensation of Directors

The members of the board of directors of the Issuer will receive                 for serving as directors and              for serving on each committee of our board of directors.

Compensation of Executive Officers

The following table sets forth information concerning the compensation of the chief executive officer and each of the four most highly compensated executive officers of operating subsidiaries of Holdings during each of the last three fiscal years.

Summary Compensation Table

	Annual Compensation(1)			Long Term Compensation Awards Securities Underlying Options/ SARs*		All Other Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus
Bernt O. Bodal	2002	$392,708	$341,344	75,067	(2)	$15,938	(3)
Chairman and Chief Executive Officer	2001	$375,000	$166,407	—		$15,805	(4)
	2000	$375,000	$37,500	68,500	(5)	$1,493	(6)

Michael J. Hyde	2002	$335,625	$290,142	15,666	(7)	$72,114	(8)
General Counsel, President of American Seafoods Company LLC	2001	$325,000	$186,907	—		$63,931	(9)
	2000	$325,000	$39,000	9,999	(10)	$69,598	(11)

Jeffrey Davis	2002	$335,624	$290,142	27,900	(12)	$6,669	(13)
Chief Operating Officer	2001	$325,000	$154,407	—		—
	2000	$325,000	$32,500	22,500	(14)	—

Brad Bodenman(15)	2002	$146,459	$125,000	5,550	(16)	—
Chief Financial Officer and Treasurer	2001	—	—	—		—
	2000	—	—	—		—

Inge Andreassen	2002	$192,709	$170,672	7,615	(17)	$2,880	(18)
Vice President of Operations of American Seafoods Company LLC	2001	$175,000	$88,407	—		$2,878	(19)
	2000	$175,000	$33,086	5,550	(20)	$358	(21)

*	As of the date of this prospectus, ASLP held 99.4% of the beneficial interests in Holdings and had 810,842 units outstanding. Following the completion of the transactions contemplated by this offering, a unit of ASLP will be exchangeable for IDSs.
(1)	Includes amounts deferred under the American Seafoods Group Deferred Compensation Plan. The American Seafoods Group Deferred Compensation Plan also provides for a company match of $0.25 for each dollar deferred (up to a maximum of 15% of compensation) (for amounts, see All Other Compensation column).
(2)	Includes a grant under the Unit Option Plan of 8,250 Series E options and 66,817 repriced options.
(3)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $14,063 and $1,875 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(4)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $14,063 and $1,742 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(5)	Includes grants under the Unit Option Plan of 16,840 Series A options; 16,830 Series B options; 16,830 Series C options and 18,000 Series D options.
(6)	Represents the cost of life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(7)	Includes a grant under the Unit Option Plan of 6,000 Series E options and 9,666 repriced options.
(8)	Includes a payment under an agreement which provides that the company shall continue making annual $50,000 payments until 2005; company match under the American Seafoods Group Deferred Compensation Plan of $20,614 and $1,500 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(9)	Include the $50,000 payment pursuant to the agreement described in note 8 above, and a company match under the American Seafoods Group Deferred Compensation Plan of $12,562 and $1,369 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(10)	Includes grants under the Unit Option Plan of 3,333 Series A options; 3,333 Series B options and 3,333 Series C options.
(11)	Includes the $50,000 payment pursuant to the agreement described in note 8 above, and a company match under the American Seafoods Group Deferred Compensation Plan of $18,378 and $1,220 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(12)	Includes a grant of 6,000 Series E options under the Unit Option Plan and 21,900 repriced options.
(13)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $5,000 and $1,669 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(14)	Includes grants under the Unit Option Plan of 6,000 Series A options; 6,000 Series B options; 6,000 Series C options and 4,500 Series D options.
(15)	Mr. Bodenman served as our Treasurer from March 2002 through May 1, 2002, and as our Chief Financial Officer since May 1, 2002.
(16)	Includes grants under the Unit Option Plan of 1,850 Series A options; 1,850 Series E options and 1,850 Series F options.
(17)	Includes a grant of 2,250 Series E options under the Unit Option Plan and 5,365 repriced options.
(18)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $2,500 and $380 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(19)	Includes a company match under the American Seafoods Group Deferred Compensation Plan of $2,500 and $378 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(20)	Includes grants under the Unit Option Plan of 1,850 Series A options; 1,850 Series B options and 1,850 Series C options.
(21)	Represents the cost of life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.

Aggregated Option Exercises and Fiscal Year-End Option Value(1)

The following table sets forth certain information regarding option exercises by the Named Executive Officers during the fiscal year ended December 31, 2002, and options held by the Named Executive officers at December 31, 2002.

	Units Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End		Value of Unexercised In-the-Money Options at FY End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bernt O. Bodal	38,842	$4,967,380	2,930	33,295	$43,975	$6,015,843
Jeffrey Davis	12,890	$1,770,593	1,350	13,660	$31,982	$2,079,906
Michael J. Hyde	5,913	$983,663	1,017	8,736	$31,982	$1,008,258
Brad Bodenman	—	$—	185	5,365	$8,011	$232,324
Inge Andreassen	3,282	$545,991	456	3,877	$11,993	$304,129

(1)	During the period from December 31, 2001 through May 1, 2002, all of the outstanding exercisable options were exercised as part of the recapitalization. Additional options have become exercisable since May 1, 2002. As of the date of this prospectus, ASLP held 99.4% of the beneficial interests in Holdings and had 810,842 units outstanding.

After the completion of this offering, only the Issuer and its wholly-owned subsidiaries and ASLP will own equity interests in Holdings. In addition, members of management will have unvested options to acquire equity interests in ASLP, a portion of which will vest based either on the option holders’ continued employment or on a combination of such continued employment and the achievement by Holdings of performance targets. The options that vest in this compensatory manner will be structured so that the resulting dilution is shared ratably by the Issuer and ASLP. Other management options to acquire equity interests in ASLP will dilute only the owners of ASLP. See “—ASLP Unit Option Plan.”

Committees of the Board

The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee.

Audit Committee

The principal duties and responsibilities of our audit committee will be as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

We plan to appoint one member to the audit committee prior to the closing of this offering, a second member within three months following this offering and the third member within 12 months following this offering. Each member of the audit committee will be independent.

Compensation Committee

The principal duties and responsibilities of the compensation committee will be as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

The members of the compensation committee will be selected within three months after this offering.

Corporate Governance Committee

The principal duties and responsibilities of the corporate governance committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our shareholders; and

•	to make recommendations to our board of directors regarding corporate governance matters and practices.

The members of the committee on corporate governance will be selected within three months after this offering.

Employment Agreements

Each of Bernt O. Bodal, Jeffrey Davis, Michael J. Hyde, Brad Bodenman and Inge Andreassen has an employment agreement with ASLP and ASG, which will be amended in connection with the offering to include Holdings and the Issuer as employer parties. The employment agreements expire in 2005, and are subject to automatic extensions for succeeding terms of one year each unless terminated by delivery of notice by either party in accordance with the terms of the contract. Pursuant to these contracts, each executive may receive, in addition to his base salary, a discretionary and nondiscretionary bonus. Any discretionary bonus will be determined by the board of directors of the Issuer in its sole discretion. The nondiscretionary bonus will be awarded if the Adjusted EBITDA of Holdings exceeds certain targets, but the nondiscretionary bonuses will not be payable if, at the time of payment or at any time during the year of measurement, we are in default under any credit agreement relating to indebtedness for borrowed money.

If we terminate any of these executives’ employment with cause or if any of these executives terminates his employment without good reason, the executive is entitled only to payment of his unpaid base salary for the period prior to termination. If an executive’s employment terminates because of his death, or we terminate the executive’s employment upon his disability, then the executive is entitled to his unpaid salary and a pro-rated share of the nondiscretionary portion of the bonus to which he would otherwise have been entitled in respect of the year during which termination occurred. If we terminate an executive’s employment for any other reason or if the executive terminates for good reason, he is entitled to all of the foregoing, as well as severance compensation equal to the amount of his actual aggregate base salary for the 12 month period immediately prior to such termination payable over a 24 month period.

In addition to the generic terms described above, the executives’ particular employment agreements will provide the following specific terms:

Bernt O. Bodal.    Mr. Bodal will serve as the Chairman and Chief Executive Officer of the Issuer. Under the terms of his employment agreement, Mr. Bodal will receive a base salary of $350,000, which may be adjusted but not decreased below $350,000. The employment agreement also provides, with certain exceptions, that

Mr. Bodal may not participate in any entity that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period between 12 months and 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Bodal for a 36 month period after the employment term and severance pay period, if applicable.

Michael J. Hyde.    Mr. Hyde will serve as the General Counsel of the Issuer and President of American Seafoods Company LLC. Under the terms of his employment agreement, Mr. Hyde will receive a base salary of $325,000, which may be adjusted but not decreased below $325,000. The employment agreement also provides, with certain exceptions, that Mr. Hyde may not participate in any entity whose primary business involves the catching, processing or selling of pollock for a period of 12 to 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. However, the agreement does not prevent Mr. Hyde from providing independent legal services under certain circumstances. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Hyde for a 12 month to 36 month period after termination of employment and the severance pay period, if applicable, depending on the method of termination.

Jeffrey Davis.    Mr. Davis will serve as the Chief Operating Officer of the Issuer. Under the terms of his employment agreement, Mr. Davis will receive a base salary of $300,000, which may be adjusted but not decreased below $300,000. The employment agreement also provides, with certain exceptions, that Mr. Davis may not participate in any entity that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period between 12 months and 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Davis for a 36 month period after the employment term and severance pay period, if applicable.

Brad Bodenman.    Mr. Bodenman will serve as the Chief Financial Officer and Treasurer of the Issuer. Under the terms of his employment agreement, Mr. Bodenman will receive a base salary of $185,000, which may be adjusted but not decreased below $185,000. The employment agreement also provides, with certain exceptions, that Mr. Bodenman may not participate in any entity that competes with ASG or any of its subsidiaries, or any line of business which ASG or its subsidiaries is contemplating for a period of 12 months after the employment term and severance pay period, if applicable, depending on the method of employment termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Bodenman for a 36 month period after termination of employment and the severance pay period, if applicable, depending on the method of employment termination.

Inge Andreassen.    Mr. Andreassen will serve as Vice President of Operations of American Seafoods Company LLC. Under the terms of his employment agreement, Mr. Andreassen will receive a base salary of $175,000, which may be adjusted but not decreased below $175,000. The employment agreement also provides, with certain exceptions, that Mr. Andreassen may not participate in any entity that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period of 12 months after the employment term and severance pay period, if applicable. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Andreassen for a 36 month period after the employment term and severance pay period, if applicable.

ASLP Unit Option Plan

ASLP adopted a Unit Option Plan on January 28, 2000, which was amended and restated effective December 16, 2002. Options to acquire units in ASLP were granted under the plan to officers and certain key employees. The purpose of the Unit Option Plan was to promote the success of ASLP and the interests of its partners by attracting, motivating, retaining and rewarding eligible participants.

The ASLP Unit Option Plan has been administered by the entire board of directors of ASC Management, Inc. The board has selected eligible participants for participation in the Unit Option Plan and determined the number of partnership units subject to each option granted thereunder, the exercise price of such option, the time and condition of exercise of such option and all other terms and conditions of such option, including the form of the option agreement setting forth the terms and conditions of such option.

As of June 30, 2003 there were a total of 103,847 options outstanding under the ASLP Unit Option Plan, of which 7,850 were vested. In addition, we expect that 14,963 options will vest immediately prior to the consummation of this offering. The unvested options will consist of 20,435 Series A Options (which vest based upon the passage of time), 10,812 Series C Options (which vest based upon sales of Centre Partners’ direct or indirect interests in Holdings), 7,281 Series D Options (which also vest based upon sales of Centre Partners’ direct or indirect interests in Holdings), 34,033 Series E Options (which will vest based upon the achievement of certain specified EBITDA targets), and 8,473 Series F Options (which vest based upon the timing of Centre Partners’ exit and the returns achieved by Centre Partners).

Pursuant to the Holdings partnership agreement, ASLP will have the right to automatically receive additional Holdings equity and notes in amounts corresponding to ASLP units received on exercises of the outstanding Series A Options and Series E Options (other than in respect of a portion of the Series A Options, the vesting of which will be accelerated immediately prior to the offering). The effect of these arrangements will be to cause these options, which vest based on term of employment and performance, respectively, to dilute holders of IDSs and holders of ASLP units ratably. If all such options vested and were exercised, the holders of IDS would be diluted by approximately 2.2%. Following the consummation of this offering, the outstanding Series C Options, Series D Options and Series F Options will also remain outstanding at ASLP but ASLP will not receive any corresponding rights in Holdings. Thus, the dilution caused by exercise of these options will be borne by the holders of ASLP units.

We may in the future adopt a long-term incentive plan to provide incentive compensation for any new members of management or to supplant the existing options once they have been exercised or have lapsed.

Security Ownership of Certain Beneficial Owners and Management

The following table and accompanying footnotes provide information regarding the direct or indirect beneficial ownership of equity interests in Holdings before and after the completion of this offering. The persons listed below include: (i) each person known to us to beneficially own 5% or more of the equity interests in Holdings; (ii) each named executive officer of the Issuer, Holdings and ASG; (iii) each director of the Issuer; (iv) all named executive officers and directors as a group; and (v) the U.S. Equity Partners Funds.

The persons listed on the following table own, prior to the completion of this offering, equity interests in Holdings directly or indirectly through ASLP and other entities. After the completion of this offering, only the Issuer and its wholly-owned subsidiaries and ASLP will own equity interests in Holdings; the current holders of direct interests in Holdings will have exchanged their interests in Holdings for interests in ASLP. Under the ASLP Unit Option Plan, certain members of management will have unvested options to acquire interests in ASLP which in turn represent, among other things, existing interests in debt and equity of Holdings. In addition, certain members of management will have unvested options to acquire interests in ASLP which will represent interests in debt and equity of Holdings that have not yet been issued. See “Management—ASLP Unit Option Plan.” And under the ASLP Exchange and Registration Rights Agreement, holders of interests in ASLP will have rights to exchange their interests in ASLP with the Issuer for IDSs. Upon any such exchange, the Issuer will have the right to direct ASLP to deliver to it, in redemption of the ASLP units received by the Issuer on such exchange, a ratable portion of the Holdings equity and the Holdings notes held by ASLP. See “Related Party Transactions—ASLP Exchange and Registration Rights Agreement.” Following the completion of this offering, the correlation between Holdings units held by the Issuer and IDSs will be one to one. As of the date of this prospectus, ASLP held 99.4% of the beneficial interests in Holdings and had 810,842 units outstanding.

The information in the “Before the Completion of the Offering” columns is based on the equity ownership of Holdings as of July 1, 2003 and the information in the “After the Completion of this Offering” columns is projected ownership following completion of this offering and all transactions described herein. Because all outstanding and currently vested options will be exercised prior to the completion of this offering, both the “Before the Completion of this Offering” and the “After the Completion of this Offering” columns treat all such vested options as exercised to provide a clearer illustration of the effects of this offering. In addition, upon the consummation of the transactions contemplated by this offering, we expect that a portion of the currently outstanding and unvested options to acquire interests in ASLP will become vested and will be immediately exercised. Accordingly, the “After the Completion of this Offering” columns treat all such vesting options as exercised, again to provide a clearer illustration of the effects of this offering. Further, because the only direct holders of equity interests in Holdings after the completion of this offering will be the Issuer and its wholly-owned subsidiaries and ASLP, and because each holder of an ASLP unit will have the right to exchange that unit for equity and debt of the Issuer, the ownership information shown for Holdings in the columns headed “After the Completion of this Offering” in the following table would be the same for the Issuer if all holders of ASLP units exercised their rights to exchange their ASLP units for IDSs.

Centre Partners, Coastal Village Pollock LLC and Mr. Bernt O. Bodal as, respectively, the owners of the Issuer’s Series A, B and C preferred stock will each have the right to elect one director of the Issuer’s board. Our board will consist of at least seven members shortly after this offering, a majority of whom will be independent. Our organizational documents will limit the size of our board to not more than 13 members.

	Before the Completion of this Offering		Pro Forma After the Completion of this Offering
Name of Beneficial Holder(1)	Number of Holdings Units (2)(3)	Percentage of Holdings Units(4)	Number of Holdings Units (5)(6)	Percentage of Holdings Units(7)
Centre Partners(8)	2,345,130	23.45%	4,317,044	8.58%
Coastal Villages(9)	3,693,705	36.94%	6,799,575	13.52%
Bernt O. Bodal(10)	2,220,931	22.34%	4,251,532	8.45%
U.S. Equity Partners Funds(11)	424,330	4.24%	660,577	1.31%
Jeffrey Davis	425,430	4.25%	834,073	1.66%
Inge Andreassen	123,057	1.23%		*
Michael J. Hyde		*		*
Brad Bodenman		*		*
Amy Wallace		*		*
Morgen Crow(12)		—		—
John Fluke		—		—
George L. Majoros, Jr.(13)		—		—
Scott Perekslis(14)		—		—
All directors and executive officers as a group (10 persons)	2,936,499	29.36%	5,662,191	11.26%

*	Less than 1%
(1)	Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of securities set forth opposite their names.
(2)	Except for Mr. Bodal, who beneficially owns directly and indirectly through various entities 22.34% of the units in Holdings, Mr. Davis, who beneficially owns indirectly through ASLP 4.25% of the units in Holdings, and Mr. Andreassen, who beneficially owns indirectly through ASLP 1.23% of the units in Holdings, no director or named executive officer beneficially owns 1% or more of the units in Holdings. In each case this percentage is based upon the assumed exercise by the pertinent holder of such holder’s options referenced in Note 3 below.
(3)	Includes indirect interests in Holdings resulting from the assumed exercise of currently exercisable options to purchase the following numbers of units in ASLP: Mr. Bodal—2,930 units; Mr. Davis—1,350 units; Mr. Hyde—1,017 units; Mr. Andreassen—456 units; Mr. Bodenman—185 units; other executive officers as a group—688 units.
(4)	Applicable percentage of ownership is based on 810,842 limited partnership units in ASLP and 10,000,000 units in Holdings outstanding as of July 1 2003 plus 7,850 ASLP units that will be issued upon exercise of exercisable ASLP options.
(5)	Consists of an aggregate of membership interests in ASLP converted into an equivalent membership interest in Holdings based on ASLP’s projected direct ownership of 33.5% of the equity interests in Holdings following completion of this offering and all transactions described herein.
(6)	Includes indirect interests in Holdings resulting from the assumed exercise of options, which will vest and become exercisable in connection with this offering, to purchase the following numbers of units in ASLP Mr. Bodal—7,576 units; Mr. Davis—2,364 units; Mr. Hyde—879 units; Mr. Andreassen 485 units; Mr. Bodenman—434 units.
(7)	Applicable percentage of ownership is based on 854,971 limited partnership units in ASLP and 10,000,000 units in Holdings outstanding as of July 1, 2003 plus 22,254 ASLP units that will be issued upon the assumed exercise of both currently exercisable options and options which will vest and become exercisable in connection with this offering.
(8)	Consists of an aggregate of 200,502 limited partnership units in ASLP: (a) 153,181 limited partnership units in ASLP owned of record by Centre Capital Investors III, L.P. (“Investors III”), (b) 18,534 limited partnership units in ASLP owned of record by Centre Partners III Tax Exempt Holdings (“CPIII”), (c) 19,195 limited partnership units in ASLP owned of record by ASC Offshore Holding Corporation (“Holdings Corp.”), (d) 1,120 limited partnership units in ASLP owned of record by Centre Capital Individual Investors III, L.P. (“Individual III”), (e) 8,371 limited partnership units in ASLP owned of record by Centre Capital Partners Coinvestment III, L.P. (“Coinvestment III”). Investors III, Individual III and Coinvestment III are limited partnerships, of which the general partner of each is Centre Partners III, L.P., and (f) 100 limited partnership units in ASLP owned of record by ASC Management, Inc.
(9)	The columns include an aggregate of 23,706 membership interests in ASLP beneficially owned by Coastal Villages through its purchase of an interest in CPIII and Holdings Corp. Coastal Villages is shown as the beneficial owner of its proportionate share of the membership interests in ASLP held by CPIII and Holdings Corp. because Coastal Villages can vote the membership interests on certain important matters and CPIII and Holdings Corp. are special purpose entities formed solely to hold membership interests.
(10)	The columns include an aggregate of 13,873 membership interests in ASLP beneficially owned by Mr. Bodal through his purchase of an interest in CPIII. Mr. Bodal is shown as the beneficial owner of his proportionate share of the membership interests in ASLP held by CPIII because Mr. Bodal can vote the membership interests on certain important matters and CPIII is a special purpose entity formed solely to hold membership interests.

(11)	In addition to the U.S. Equity Partners warrants, the U.S. Equity Partners Funds own a preferred equity interest in Holdings for which they paid $20.2 million and a note with a principal amount of $4.3 million for which they paid $3.8 million.
(12)	Mr. Crow is a director of Coastal Villages Region Fund, the parent of Coastal Villages Pollock LLC, and as such may be deemed to beneficially own and share the power to vote or dispose of the limited partnership units held by Coastal Villages Pollock LLC. Mr. Crow disclaims beneficial ownership of such limited partnership units.
(13)	Mr. Majoros is President and Chief Operating Officer of Wasserstein & Co., LP and as such may be deemed to beneficially own and share the power to vote or dispose of the interests held by the U.S. Equity Partners Funds. Mr. Majoros disclaims beneficial ownership of such interests.
(14)	Scott Perekslis is Managing Director of Centre Partners and as such may be deemed to beneficially own and share the power to vote or dispose of the securities held by Investors III, Individual III and Coinvestment III. Mr. Perekslis disclaims beneficial ownership of such securities.

The addresses of the beneficial owners shown in the table above who are beneficial owners of five percent or more of Holdings’ membership interests are as follows: Centre Partners Management LLC, 30 Rockefeller Plaza, Suite 5050, New York, New York 10020; Coastal Villages Pollock LLC, 711 H Street, Suite 200, Anchorage, Alaska 99501; and Bernt O. Bodal, American Seafoods Corporation, Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington 98121.

Related Party Transactions

Agreements Relating to ASLP and Holdings

ASLP Exchange and Registration Rights Agreement

Effective upon the consummation of this offering, the Issuer, Holdings and ASLP will enter into the ASLP Exchange and Registration Rights Agreement, under which (i) the Issuer will issue exchange warrants to all ASLP partners and option holders permitting such holders to exchange their regular ASLP limited partnership units for IDSs, and (ii) the Issuer will provide such partners and option holders with certain demand, piggyback and shelf registration rights.

The exchange warrants and registration rights give effect to and replace the exchange and registration rights provisions in the original Securityholders Agreement for ASLP referenced below, which contemplated a public offering of equity of a managing member or general partner of Holdings. Under the exchange warrants, each holder of an ASLP unit may, at such holder’s option, exchange some or all of such holder’s ASLP units for IDSs representing shares of common stock and notes. To reduce administrative complexity, such exchanges will generally be permitted only in connection with registrations or underwritings of IDSs or on two specific dates each year. In addition, exchanges during one of the two established exchange periods per year must, in the aggregate, exceed $10 million in value before the Issuer is required to effect such exchange. Finally, the Issuer can postpone any exercise period during the pendency of any suspension period or any default by the Issuer under the terms of the notes. Following any exchange, the Issuer will have the right to direct ASLP to deliver to it, in redemption of the ASLP units received by the Issuer on such exchange, a ratable portion of the Holdings equity and the Holdings notes held by ASLP. In the event of any such redemption, the Issuer will not receive any interest in assets or liabilities of ASLP other than the Holdings notes and equity so distributed. ASLP will indemnify the Issuer for any liabilities associated with such redemption.

For so long as ASLP owns any Holdings junior equity units, the ASLP partners will own, in addition to regular ASLP units, ASLP junior units in proportions corresponding to the amount of Holdings junior equity units. Such ASLP junior units will not be exchangeable for IDSs pursuant to the exchange warrants. Upon conversion of Holdings junior common equity units into regular Holdings units and redemption of Holdings junior preferred units for Holdings notes, a corresponding amount of ASLP junior units will convert into regular ASLP units and will thus become exchangeable for IDSs.

The amount of IDSs delivered by the Issuer on any exchange will bear the same relationship to the amount of Holdings equity and Holdings notes that would be receivable by the Issuer in such redemption as the aggregate amount of outstanding IDSs bears to the aggregate amount of Holdings equity and Holdings notes held by the Issuer. Thus the indirect pro rata ownership in Holdings of stockholders of the Issuer and holders of ASLP units will not change as a result of the exchange; such holders will generally be entitled to receive the same aggregate amount of monthly dividend and interest payments from the Issuer as such holders would have been entitled to receive from ASLP absent such exchange, subject to incremental Issuer-level expenses, including taxes.

The ASLP Exchange and Registration Rights Agreement will (i) require the Issuer to furnish a shelf registration statement from and after the first anniversary of the closing of the offering covering the IDSs issuable upon exercise of the Issuer’s exchange warrants which registration statement shall, with customary exceptions, remain effective for not less than two years; (ii) provide to each of Centre Partners, Coastal Villages Pollock LLC and Bernt O. Bodal initially with 4 demand registration rights, one of which will expire upon the shelf registration statement being declared effective, that at any time after the six month anniversary of our IDS offering may be exercised to require the Issuer to cooperate in an underwritten offering; and (iii) provide to all holders of exchange warrants unlimited piggyback registration rights and rights to participate in any such underwritten offering. In addition, the agreement contains provisions (i) restricting the activities of the Issuer to those of a holding company and requiring that it conduct all business activities through Holdings unless otherwise agreed in writing by ASLP, (ii) restricting ASLP from incurring material liabilities and (iii) providing the Issuer with certain rights to enforce, and prevent the amendment of, the foreign ownership restrictions pertinent to the ownership of ASLP units.

ASLP Securityholders Agreement

The holders of options and units in ASLP are party to a Securityholders Agreement that was originally entered into on January 28, 2000 and that has been amended from time to time. As in effect on the date of this prospectus, the ASLP Securityholders Agreement imposes restrictions on transfers of securities in ASLP, provides “first offer,” “tag-along” and “drag along” rights with respect to certain transfers of ASLP securities and deals with certain other governance matters. In addition, the ASLP Securityholders Agreement contains provisions specifying the composition of the board of directors of ASC Management, Inc., the general partner of ASLP. Under those provisions, Centre Partners currently has the right to elect a majority of that board.

In connection with this offering, the ASLP Securityholders Agreement will be amended to (i) add an ownership restriction intended to ensure that the indirect percentage ownership of Holdings held by non-U.S. citizens does not exceed 22%; (ii) provide that Centre Partners, Coastal Villages Pollock LLC and Bernt O. Bodal will initially each have the right to elect two directors of ASC Management, Inc., and (iii) make various conforming changes and to reflect this offering and the new structure, including deleting many of the transfer restrictions currently contained in such agreement.

Holdings Partnership Agreement

Simultaneous with the application of proceeds from this offering, Holdings will convert to a limited partnership and the Issuer and ASLP will execute the Agreement of Limited Partnership of Holdings. Under this agreement, the Issuer will, as general partner, have management authority over Holdings and its subsidiaries, including authority over the business and the right to cause Holdings to issue additional notes and equity to the Issuer, which will be proportionate to any notes and equity issued by the Issuer. In addition, the agreement requires the consent of ASLP with respect to tax and other matters that could have a disparate impact on ASLP’s interests in Holdings.

Under the limited partnership agreement of Holdings, approximately 34.3% of ASLP’s retained economic interest in Holdings will initially be in the form of junior equity units, consisting of $33.0 million of     % junior preferred units and a number of junior common equity units. The junior equity units will not be entitled to monthly distributions, and all amounts otherwise distributable on the junior equity units will be distributed in respect of the regular Holdings units held by the Issuer and ASLP, if and to the extent necessary to permit the Issuer to pay dividends on its common stock at a rate of $0.79 per year per share.

To effectuate the foregoing, Holdings’ cash available for distribution each month will be distributed ratably to the Issuer and ASLP with respect to their regular Holdings equity units in an amount equal to the lesser of (1) an amount sufficient to permit the Issuer to make monthly distributions at a rate of $0.79 per year per common share or (2) the amount of such cash available for distribution. At the end of each calendar quarter, following the monthly distribution in respect of the regular Holdings equity units, any remaining cash available for distribution will be distributed (1) first, to the regular Holdings equity units, to the extent that the total monthly distributions on the Issuer’s common shares in the preceding twelve month period were less than $0.79 per year per share and (2) second, to the junior equity units, in an amount sufficient to cause the distributions on the junior equity units for the preceding twelve month period to equal the amount distributed on an equivalent number of regular Holdings units during that period (in the case of the junior common units) and             % per annum on the face amount of the junior preferred units. Any cash remaining after these distributions will be retained by Holdings or, in the discretion of the Issuer, distributed pro rata among the regular Holdings equity units and the junior common units.

The junior common equity units will be recapitalized into regular Holdings equity units, and the junior preferred units will be redeemed for an equivalent amount of Holdings notes, if certain performance and dividend targets are met or certain time periods have elapsed. Specifically,(i) if in calendar year 2003, Holdings’ adjusted EBITDA equals or exceeds $119.7 million, or (ii) in any subsequent calendar year, Holdings’ adjusted EBITDA equals or exceeds $119.7 million and the Issuer has paid monthly dividends at a rate of $0.79 per year per share (without taking into account the benefits of the subordinated distributions), all outstanding junior common equity units and junior preferred units will be converted into regular Holdings equity units and Holdings notes, respectively, at such time that the audited financial statements are issued for the calendar year in which the performance target is achieved. However, if the target is achieved in 2003, the junior units will not be converted until the release of the Issuer’s 2004 audited financial statements. In addition, regardless of whether the performance targets are achieved, all junior units will be converted on                          , 2008. Notwithstanding the foregoing, the junior units will not be converted until all deferred and unpaid interest on the Holdings notes (if any) is paid in full.

All allocations of income, gain, loss and deduction under the Holdings partnership agreements will generally be made in a manner consistent with the distribution of cash.

Expense Reimbursement Agreement

Simultaneously with the application of proceeds from this offering, ASG, Holdings, ASLP and the Issuer will enter into our Expense Reimbursement Agreement under which ASG will reimburse the Issuer, Holdings and ASLP for their respective reasonable out-of-pocket operating and administrative expenses following the consummation of this offering. ASLP’s reimbursement will not exceed $50,000 per year.

Agreement Relating to Coastal Villages

Coastal Villages Region Fund is the parent of Coastal Villages Pollock LLC, which is a substantial equity holder of ASLP and will be a holder of our Class B preferred stock and will be entitled to designate one of our directors. We are party to an agreement with Coastal Villages Region Fund, pursuant to which Coastal Villages Region Fund has granted us an exclusive license to harvest and process the entire portion of the total allowable catch allocated to it under the Alaska Community Development Quota program through the 2005 pollock season. Pursuant to this agreement, we paid to Coastal Villages Region Fund $4.1 million in 2000, $10.9 million in 2001 and $11.6 million in 2002 based on tons harvested. Coastal Villages Region Fund’s quota for the 2003 season is 2.4% of the total allowable catch. Under the agreement, we are also committed to certain job training and community development initiatives for the benefit of Coastal Villages Region Fund’s member communities. The agreement is scheduled to terminate on December 31, 2005. Our agreement with Coastal Villages Region Fund is on arm’s-length terms, which we believe are no less favorable to us than those that would have been obtained in a comparable transaction with an unaffiliated third party.

Transactions and Agreements Relating to Pacific Longline Company LLC

Distribution.    Holdings is currently the owner of an 80% equity interest in PLC, which was formed in August 2001 to conduct longliner cod harvesting and processing operations. Holdings is also a guarantor of certain indebtedness of PLC. Prior to the consummation of this offering, this equity interest will be distributed to Holdings and then distributed by Holdings to its equityholders. In connection with those distributions, Holdings will be released from its guarantee of indebtedness of PLC and the Holdings equityholders, including ASLP, will enter into a limited recourse guarantee of such indebtedness.

Services Agreement.    An affiliate of ASG is a party to a Services Agreement with PLC dated August 15, 2001. Pursuant to the terms of the agreement, that affiliate provides to PLC a variety of management services including accounting, payroll, engineering and logistics in return for payment of a $15,000 monthly fee.

Marketing Agreement.    An affiliate of ASG is a party to a Marketing Agreement with PLC dated January 1, 2002. Pursuant to the terms of the agreement, that affiliate markets all of the fish products produced aboard the three freezer longline vessels operated by PLC in return for a marketing fee of 2.5% of the gross sales proceeds.

The foregoing Services Agreement and Marketing Agreement will remain in effect following this offering. We believe that our transactions and agreements with PLC are on arm’s-length terms no less favorable to us than those that would have been obtained in comparable transactions with an unaffiliated third party.

Transactions and Agreements Relating to Our Management

Loans.    On January 28, 2000, in connection with the purchase of our company by ASLP, ASLP entered into a loan agreement with Bernt O. Bodal, pursuant to which ASLP loaned Mr. Bodal $3.8 million to finance his purchase of equity interests in ASLP. On August 21, 2000, we loaned $200,000 to Mr. Bodal for personal purposes and on January 31, 2002, Holdings loaned to Mr. Bodal $500,000 to finance Mr. Bodal’s purchase of equity interests in Holdings. These loans were fully repaid in connection with the recapitalization of Holdings and its affiliates in April 2002.

On July 2, 2002, ASG loaned $6 million to Mr. Bodal to finance his purchase of equity interests in ASLP. The interest rate on this loan resets each January 1, April 1, July 1 and October 1 to the prime rate plus 0.50%. The effective rate at June 30, 2003 was 4.75% per annum. This loan matures in 2012. Mr. Bodal is obligated to apply the amount of any distributions he receives on his ASLP units, after payment of applicable income taxes, to repay this loan. In connection with the transactions contemplated by this offering, (i) all of ASG’s rights with respect to this loan will be distributed to Holdings and (ii) Mr. Bodal will repay this loan in full.

Various members of management acquired equity interests in ASLP from existing equity holders in October 2002. A portion of these purchases were funded with loans from Holdings. The aggregate amount of such loans was $700,000. The interest rates on these loans reset each January 1, April 1, July 1 and October 1 to the prime rate plus ½%. The effective rate at June 30, 2003 was 4.75% per annum. In connection with the transactions contemplated by this offering, (i) immediately prior to the consummation of this offering, Holdings’ rights with respect to these loans will be distributed to ASLP and (ii) such members of management shall apply any distributions received by them on their ASLP units as a result of the consummation of the transactions contemplated by this offering, after payment of applicable income taxes, to repay such loans. We expect these loans to be repaid in full as a result of the transactions consummated in connection with this offering.

Corporate Insurance Policies.    We purchase corporate insurance policies from ABD Seattle-Sullivan & Curtis, or ABD, an insurance company in which Mr. Trond R. Bodal is the President. Mr. Trond R. Bodal is the brother of Mr. Bernt O. Bodal, our Chairman and Chief Executive Officer. We paid ABD approximately $1.1 million, $1.9 million, $3.3 million and $2.2 million in 2000, 2001, 2002 and for the six-month period ended June 30, 2003, respectively. No amounts were paid directly to Mr. Trond R. Bodal with respect to these insurance policies. We believe that the terms of the insurance policies we have obtained from ABD are no less favorable to us than those that would have been obtained from another insurance company.

Aircraft Charters.    From time to time, ASLP has chartered an aircraft owned and operated by BJ Aviation LLC and Seattle Jet Services, Inc., companies in which Bernt O. Bodal initially had a 50% equity interest. During 2002 Mr. Bodal’s interest in BJ Aviation LLC was increased to 100% and his interest in Seattle Jet Services, Inc. was eliminated. ASLP chartered these aircraft to transport its and ASG’s executive officers and financial advisors. ASG distributed cash to ASLP to pay BJ Aviation LLC and Seattle Jet Services, Inc. a total of $15,533 in 2000 and $552,204 in 2001. In 2002, ASLP paid BJ Aviation LLC and Seattle Jet Services, Inc. a total of $1,225,354. No amounts were paid directly to Mr. Bodal with respect to these charters, other than reimbursement of expenses incurred in the ordinary course of business. We believe that the foregoing transactions among ASLP and BJ Aviation LLC and Seattle Jet Services, Inc. were on arm’s-length commercial terms no less favorable than those that would have been obtained in comparable transactions with an unaffiliated third party. On December 31, 2002, the aircraft that ASLP had chartered was returned by BJ Aviation LLC to its lender and immediately thereafter leased on a long term basis by that lender to ASLP. In connection with that lease, Mr. Bodal agreed to indemnify and hold harmless ASLP from costs and losses associated with the extent to which that long term lease is at a notional cost or value in excess of $5.7 million. Prior to the consummation of this offering, ASG and ASLP will enter into a four-year operating lease under which ASG will lease this aircraft for a base rent of $58,000 per month. We believe the terms of this lease are no less favorable to ASG than those that would have been obtained from an unaffiliated third party.

Certain Payments Relating to the 2000 Acquisition and the 2002 Recapitalization

In 2000, in connection with the purchase of our company by ASLP, we paid Centre Partners, Norway Seafoods and Bernt O. Bodal $4.6 million, $460,000 and $116,664, respectively, for providing management and financial consulting services to us, and reimbursed them for out-of-pocket expenses they incurred.

In connection with the recapitalization of Holdings and its affiliates in April 2002, $5.7 million was paid to Centre Partners out of the distribution to our equityholders for providing management and financial consulting services to us. In addition, we reimbursed Centre Partners for out-of-pocket expenses they incurred in connection with the recapitalization.

Certain Payments Relating to this Offering

In connection with the consummation of the transactions contemplated by this offering, we expect that Centre Partners, Bernt O. Bodal and Coastal Villages will receive $36.4 million, $36.0 million and $57.4 million, respectively, of the proceeds from this offering. In addition, all vested options issued by ASLP (including certain options that will vest in connection with this offering) will be exercised and the holders of such options will also receive distributions. See “Management—ASLP Unit Option Plan.”

On October 4, 2002, the U.S. Equity Partners Funds purchased from Holdings a combination of redeemable preferred equity securities and notes, and purchased from ASLP warrants to purchase ASLP units, for a total purchase price of $27.3 million. In the transactions contemplated by this offering, Holdings will use approximately $33.8 million of the proceeds received to redeem the preferred equity interests and notes held by the U.S. Equity Partners Funds. A portion of the U.S. Equity Partners Funds warrants will be exercised in connection with the offering and a portion will be amended to become exercisable for Holdings equity and then transferred to the Issuer in exchange for IDSs and cash. An aggregate of $5.3 million will be paid to the U.S. Equity Partners Funds in connection with the transfer or exercise of such warrants.

Detailed Transaction Steps

Prior to and in connection with the consummation of this offering, ASLP and its subsidiaries and affiliates will take a number of steps to rationalize our structure and prepare for this offering. More particularly:

1.	Holdings’ wholly owned subsidiary, American Seafoods Consolidated LLC, will merge with and into Holdings.

2.	Two Delaware corporations that have no assets other than equity interests in ASLP will exchange those interests for equity interests in Holdings. We refer to these corporations as the “Corporate Partners.”

3.	Holdings will distribute to ASLP and the Corporate Partners Holdings’ 80% interest in PLC, an entity engaged in the cod fishing business. PLC will then be further distributed to the equityowners of ASLP and the Corporate Partners.

4.	A warrant to acquire equity interests in ASLP held by an investment fund managed by Wasserstein & Co. will be amended so that it becomes exerciseable for an equivalent equity interest in Holdings. We refer to this warrant as the “U.S. Equity Warrant.”

In this offering, we expect that the Issuer will sell 33,141,210 IDSs and receive approximately $546.3 million in net proceeds assuming an initial public offering price of $17.35 per IDS. Substantially simultaneously, but in the order set forth below, the following transactions will take place:

1.	The Issuer will acquire from the shareholders of the Corporate Partners 100% of the stock of each such corporation for consideration consisting of a total of 1,193,393 IDSs and $13.5 million in cash. This amount of cash will equal the amount of cash that would have been payable in respect of the equity held by the Corporate Partners under step 7(iii) below.

2.	The Issuer will acquire the U.S. Equity Warrant for consideration consisting of a total of 72,070 IDSs and $0.8 million in cash. This amount of cash will equal the amount of cash that would have been payable in respect of the net equity covered by the U.S. Equity Warrant under step 7(iii) below.

3.	The Issuer will use the remaining net proceeds from the offering to acquire from Holdings (i) a general partnership interest in Holdings (which will simultaneously convert from a limited liability company into a limited partnership) (approximately $163.3 million in net proceeds); (ii) 100% of the stock of ASC, Inc., a Delaware corporation that owns preferred and common interests in ASG (approximately $102 million in net proceeds); and (iii) $266.7 million principal amount of Holdings notes (approximately $266.7 million in net proceeds).

4.	ASC, Inc. will contribute its preferred and common interests in ASG to Holdings in exchange for equity interests in Holdings.

5.	Two current Holdings equity holders, one of whom is our chairman and chief executive officer, will exchange their equity interests in Holdings for ASLP limited partnership units.

6.	Holdings will issue $63.3 million principal amount of Holdings notes to ASLP in redemption of a portion of the Holdings equity interests held by ASLP.

7.	Holdings will use the proceeds it receives from the Issuer, as well as proceeds from the repayment of a management loan, to (i) make a contribution to ASG (approximately $357.5 million in net proceeds); (ii) redeem its outstanding preferred equity interests and subordinated notes (approximately $33.8 million in net proceeds); and (iii) make a distribution to ASLP in redemption of a portion of its equity interests outstanding prior to the transaction (other than the equity interests held by the Corporate Partners and those represented by the U.S. Equity Warrant) (approximately $140.7 million in net proceeds). Following this distribution, a portion of ASLP’s remaining equity interests in Holdings will be recapitalized into $33.0 million of % junior preferred units and a number of junior common equity units.

8.	ASG will use the remaining net proceeds received, together with $255.0 million of borrowings under the new credit facility, to repay all outstanding borrowings under the existing credit facility and to pay amounts due in connection with the repayment of the existing credit facility and the closing of the tender offer and consent solicitation.

9.	Holdings will guarantee, on a subordinated basis, the Issuer’s notes included in the IDSs. ASG and its principal operating subsidiaries will guarantee, on a subordinated basis, the Issuer’s notes included in the IDSs, as well as the Holdings notes held by the Issuer and ASLP. ASG’s obligations under the new credit facility will be senior to all such guarantees, and Holdings and the principal operating subsidiaries of ASG will guarantee, on a senior basis, all of ASG’s obligations under the new credit facility.

10.	ASLP will distribute to its partners the proceeds it receives from Holdings (approximately $140.7 million) as well as amounts it receives in repayment of management loans and as the exercise price of various options (approximately $2.0 million).

After giving effect to these transactions, the Issuer will own directly or indirectly approximately 73.5% of the economic interests in Holdings and indirectly in ASG, and ASLP will own the remaining 26.5%. As described above under “Related Party Transactions—Agreements Relating to ASLP and Holdings—Holdings Partnership Agreement,” a portion of ASLP’s equity interest in Holdings will initially be in the form of junior equity, the distributions on which will be subordinated to distributions on the regular Holdings equity held by the Issuer and ASLP until certain performance targets are met or until the passage of specified time periods. In addition, members of management will have unvested options to acquire equity interests in ASLP, a portion of which will vest based either on the option holders’ continued employment or on a combination of such continued employment and the achievement by Holdings of performance targets. The options that vest in this compensatory manner will be structured so that the resulting dilution is shared ratably by the Issuer and ASLP. Other management options to acquire equity interests in ASLP will dilute only the owners of ASLP.

In connection with the offering, the Issuer will issue to all ASLP partners and option holders exchange warrants permitting such holders to exchange their regular ASLP limited partnership units for IDSs. Upon any such exchange, the Issuer would then have the right to exchange the ASLP units received by it for equity interests in Holdings and Holdings notes. If all such exchange warrants, other than those associated with compensatory options, were exercised in full, the ASLP partners and option holders would receive an aggregate of 12,428,426 IDSs (or 26.5% of the total IDSs that would be outstanding following such exercise), and the Issuer would own 100% of the economic interests in Holdings.

The Issuer will also issue preferred stock to three partners of ASLP—Centre Partners, Bernt O. Bodal, our chairman and chief executive officer, and Coastal Villages Pollock LLC. The preferred stock will entitle each such holder to elect one member of the Issuer’s board of directors which will consist of at least seven members shortly after this offering. Our organizational documents will limit the size of our board to not more than 13 members. The preferred shares of each class will be redeemable by us for nominal consideration (i) if the holders thereof sell shares of our common stock or equity in ASLP such that their indirect equity interest in Holdings is reduced below 5% (or at any time following any such sale their indirect equity interest in Holdings has otherwise been reduced below 5%) or (ii) at such time as, for any reason, the indirect equity interest in Holdings of the holders of such class falls below 2%. The preferred shares will not entitle the holders thereof to receive dividends or distributions of any kind, other than nominal redemption consideration.

The following charts reflect our capital structure prior to and after giving effect to the transactions contemplated hereby:

Description of Certain Indebtedness

New Credit Facility

Concurrently with the closing of the IDSs offering, Holdings, ASG and its subsidiaries are expected to enter into a new credit facility with a syndicate of financial institutions with CIBC World Markets Corp. as sole placement agent, lead arranger and bookrunner, Wells Fargo Bank as administrative agent and collateral agent, and various other lenders, which will replace our existing credit facility. ASG will be the borrower under the new credit facility. As the terms of the new credit facility have not been agreed upon, the final terms of the new credit facility may differ from those described below, and such differences may be significant. The closing of this IDSs offering is conditioned upon the closing of the proposed new credit facility.

We expect that the new credit facility will provide for borrowings by ASG and will consist of:

•	a revolving credit facility in a total principal amount of up to $80.0 million, the “new revolver;”

•	a term loan in a total principal amount of $80.0 million, the “new term loan;” and

•	senior secured notes in an aggregate principal amount of $140.0 million, the “new senior notes.”

We intend to use the borrowings under the new credit facility, together with proceeds of the IDSs offering, to repay the outstanding indebtedness under ASG’s 10 1/8% senior subordinated notes due 2010 and all amounts outstanding under our existing credit facility, and to consummate other transactions in connection with the IDSs offering described in this prospectus. See “Use of Proceeds.” We expect to borrow additional amounts under the new revolver from time to time as needed to provide for working capital and general corporate needs, including permitted acquisitions. Assuming completion of the transactions described in this prospectus, as of December 31, 2002, there would have been approximately $255 million of outstanding indebtedness under the new credit facility and approximately $45 million of borrowing capacity under the new revolver.

We expect that the new credit facility will mature 5 years after the closing of this offering.

We expect that the new credit facility will have several features similar to credit facilities of this nature, including but not limited to:

Interest Rate and Fees.    Borrowings will bear interest, at our option, for the new revolver facility and for the new term loan at either (a) the LIBOR rate plus the eurodollar rate applicable margin or (b) the Base Rate, as such term will be defined in the new credit facility, plus the base rate applicable margin. We expect that the new senior notes will bear interest at a rate per annum equal to the sum of the five-year U.S. Treasury rate which will be fixed as of the closing date plus a spread to be determined.

The initial eurodollar rate applicable margin and the initial base rate applicable margin are expected to be 3% and 2%, respectively, subject to subsequent adjustments depending on our total leverage ratio. We expect that the spread on the new senior notes will be 3.60%, subject to potential adjustment. The interest on the new credit facility will be payable monthly in arrears beginning one month after the closing date. The interest rates on the new revolver, the new term loan and the new senior notes may increase by 2% following an interest deferral period if our ratio of senior indebtedness to adjusted EBITDA exceeds 2.00:1.00 and distributions from ASG to Holdings to repay deferred interest on the Holdings notes exceed the cash accumulated in ASG and available for such distributions after payments in respect of ASG’s indebtedness, taxes and expenses.

The new revolver will provide payment to the lenders of a commitment fee on any unused commitments equal to 0.50% per annum, payable monthly in arrears.

Mandatory Prepayments.    The new credit facility will require us to prepay outstanding loans under the new term loan and the new senior notes (provided that senior notes lenders may refuse such prepayments) (a) with, subject to certain conditions and exceptions, 100% of the net cash proceeds received by us from any sale, transfer or other disposition of any assets, 100% of net casualty insurance proceeds, 100% of the net cash proceeds from the incurrence of any indebtedness by ASG and its subsidiaries, 50% of the net proceeds of any issuance or sale of equity by ASG, and (b) with a portion of our available cash during any dividend suspension period or interest deferral period, as described below under “—Limitations on Distributions by ASG.” If an event of default exists at the time of prepayment, the amounts of prepayment will be applied ratably to repay the new term loans and reduce the total revolving loan commitment. If no event of default exists at the time of prepayment, following repayment in full of the new term loans, amounts not required to prepay the new senior notes will be used to prepay the new revolver without a corresponding reduction of loan commitments.

Voluntary Prepayments.    The new credit facility will provide for voluntary prepayments of the new revolver and the new term loan and voluntary commitment reductions of the new revolver, subject to giving proper notice and compensating standard LIBOR breakage costs, if applicable. We expect that the new senior notes will  permit voluntary prepayments at par value of the senior notes (provided that any notes lender may reject such prepayment) or at the greater of par value of the senior notes and a make-whole price to be determined.

Covenants.    We expect that the new credit facility will contain the following financial covenants, calculated for each four-quarter period ended on the last day of any fiscal quarter (provided that financial covenants for each such period ended on March 31 will be calculated based on EBITDA for the five-quarter period then ended multiplied by 4/5):

The ratio of EBITDA to interest expense, cash taxes and tax distributions as of the last day of any fiscal quarter will not be less than the applicable ratio specified below:

Quarter Ended	Ratio
Closing – September 30, 2004	1.35 to 1
December 31, 2004 – September 30, 2005	1.375 to 1
December 31, 2005 and thereafter	1.4 to 1

The ratio of senior debt to EBITDA as of the last day of any fiscal quarter will not be greater than 2.5 to 1.

Holdings and its subsidiaries will be prohibited from incurring additional indebtedness, unless after giving pro forma effect to such incurrence the ratio of total debt to EBITDA is less than or equal to 5.5 to 1, provided that Holdings and its subsidiaries will be permitted to incur indebtedness for permitted acquisitions regardless of this covenant if, after giving pro forma effect to such acquisition and incurrence of such indebtedness, the ratio of EBITDA to interest expense and taxes is increased and the senior leverage and total leverage ratios are decreased.

Our new credit facility will contain customary covenants and restrictions, including, among others, redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, sale-leaseback transactions, capital expenditures, recapitalizations, mergers, acquisitions and asset sales and transactions with affiliates.

Limitations on Distributions by ASG.    Our new credit facility will permit dividends and distributions from ASG and its subsidiaries to Holdings so long as no event of default has occurred under the new credit facility, there is no outstanding deferred interest on the Holdings notes and Holdings’ ratio of EBITDA to interest expense (the “interest coverage ratio”) for the four-quarter period ended on the last day of any fiscal quarter (provided that such ratio for such period ended on any March 31 will be calculated based on EBITDA for the five-quarter period then ended multiplied by 4/5) is equal to or greater than the applicable dividend suspension threshold listed below:

Quarter Ended	Dividend Suspension Threshold
Closing – September 30, 2004	1.55 to 1
December 31, 2004 – September 30, 2005	1.575 to 1
December 31, 2005 and thereafter	1.6 to 1

If such ratio is below the applicable dividend suspension threshold listed above (a “dividend suspension period”), ASG will not be allowed to make distributions to us, other than distributions necessary to enable Holdings to pay interest on the intercompany notes (which would provide the Issuer with cash to pay interest on the notes underlying the IDSs), and certain other permitted distributions, such as to pay taxes. During any dividend suspension period, ASG will be required to use 75% of its cash available after payments of accrued interest and required principal repayments in respect of ASG’s indebtedness, administrative expenses, maintenance capital expenditures and taxes (“available cash”) in excess of distributions made or permitted to be made by it to allow Holdings to pay interest or pay or prepay deferred interest on the intercompany notes to prepay the loans outstanding under the new credit facility. We expect that ASG will not be allowed to make distributions necessary to enable Holdings to pay interest on the intercompany notes (which would leave us with insufficient cash to pay interest on the notes), and will be prohibited from making any other distributions to us (other than certain permitted distributions, such as to pay taxes) (an “interest deferral period”), if the interest coverage ratio of Holdings for the four-quarter period ended on the last day of any fiscal quarter (provided that such ratio for such period ended on any March 31 will be calculated based on EBITDA for the five-quarter period then ended multiplied by 4/5) is less than the applicable interest deferral threshold listed below:

Quarter Ended	Interest Deferral Threshold
Closing – September 30, 2004	1.45 to 1
December 31, 2004 – September 30, 2005	1.475 to 1
December 31, 2005 and thereafter	1.5 to 1

During any interest deferral period, ASG will be required to use 50% of the lesser of (i) the cash that would have been distributed to Holdings to enable it to pay interest on the intercompany notes (not including interest on accrued and deferred interest) and (ii) available cash accumulated during such period to prepay the loans outstanding under the new credit facility. When the interest coverage ratio of Holdings is such that an interest deferral period is required under the new credit facility, interest will also be deferred on the Holdings’ intercompany notes and the Issuer’s notes, because the interest deferral thresholds contained in the new credit facility and in the Holdings notes and the Issuer’s notes underlying the IDSs are substantially identical. See “Description of Notes—Interest Deferral.” However, we expect that the interest deferral under our new credit facility will continue as long as we do not meet the interest deferral thresholds, and will not be subject to the 24 month limitation that applies to deferral of interest on the Holdings’ intercompany notes and the Issuer’s notes underlying the IDSs. Accordingly, if Holdings and the Issuer no longer may defer interest on the Holdings’ intercompany notes and the Issuer’s notes underlying the IDSs but the interest coverage ratio of Holdings remains below a specified threshold and the new credit facility prohibits ASG and its subsidiaries from making distributions to Holdings, Holdings will not have sufficient funds to pay interest on the Holdings notes and, consequently, the Issuer will not have sufficient funds to pay interest on the notes underlying the IDSs, which will cause a default under both the intercompany notes and the Issuer’s notes underlying the IDSs. In addition, if an event of default under the new credit facility has occurred and is continuing, even if the interest coverage ratio of Holdings is not less than the applicable interest deferral threshold or dividend suspension threshold, ASG will not be permitted to make any distributions to Holdings (other than tax distributions and other exceptions to be determined), including distributions necessary to enable Holdings to pay interest on the Holdings notes, which would leave us with insufficient cash to pay interest on the notes underlying the IDSs. The failure of Holdings and the Issuer under such circumstances to pay interest on the Holdings notes and the notes underlying the IDSs, respectively, would cause a default under both the intercompany notes and the notes underlying the IDSs. See “Risk Factors—We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations, and our new credit facility will contain significant limitations on such distributions and other payments.”

In addition, ASG will not be permitted to make distributions to Holdings to prepay any deferred interest on the Holdings notes (which would provide the Issuer with cash to prepay deferred interest on the Issuer’s notes underlying the IDSs), unless after giving pro forma effect to such distribution ASG has unused borrowing capacity under the new revolver in at least the following amounts:

Period	Revolver Borrowing Capacity
January 1-April 30, July 1-November 30 of each year	$15 million
May 1-June 30, December 1-December 31 of each year	$40 million

Collateral.    The new credit facility will be guaranteed by all domestic subsidiaries of ASG. Holdings will also guarantee the new credit facility and pledge 100% of the equity interests in ASG to secure it. In addition, ASG and its subsidiaries will provide to the administrative agent on behalf of each lender collateral consisting of, without limitation, 100% of the capital stock of all wholly-owned domestic subsidiaries of ASG, 65% of the capital stock in first-tier foreign subsidiaries of ASG, and a security interest in substantially all current and future tangible and intangible assets of ASG and its subsidiaries, which will include preferred marine mortgages of seven vessels.

Events of Default.    Our new credit facility will contain customary events of default, including but not limited to, failure to pay principal, interest or other amounts when due, default in other agreements, breach of covenants or representations, and certain events of bankruptcy and insolvency.

Intercompany Notes

General.    Upon the closing of the IDSs offering, the Issuer will lend $     million of the proceeds from the IDSs offering to Holdings pursuant to intercompany notes, such that the aggregate principal amount of the intercompany notes issued by Holdings to the Issuer will be the same as the principal amount of the Issuer’s notes underlying the IDSs. Holdings will also issue identical intercompany notes to ASLP in an amount equal to $     million in redemption of a portion of the Holdings’ equity interests held by ASLP. Those notes, which we refer to as the Holdings notes or the intercompany notes, will be issued pursuant to an intercompany loan agreement, to be entered into on the closing date of the IDSs offering, among Holdings, as borrower, the Issuer and ASLP, as lenders, and the intercompany guarantors. A form of the intercompany loan agreement will be filed as an exhibit to the registration statement of which this prospectus is a part. The intercompany notes will contain the same payment and interest terms and substantially similar other material provisions as the Issuer’s notes underlying the IDSs, with certain variations described below.

Principal, Interest, Maturity and Ranking.    The initial aggregate principal amount of the Holdings notes will be $330.0 million, which will include $63.3 million of the Holdings notes issued to ASLP. The Holdings notes will bear interest at     % per annum and will contain the same interest payment and interest deferral provisions as the Issuer’s notes. The Holdings notes will mature in 2013, subject to extension of maturity provisions identical to those for the Issuer’s notes underlying the IDSs. See “Description of Notes—General” and “Description of Notes—Interest Deferral.”

The Holdings notes will be unsecured subordinated obligations of Holdings, will rank pari passu in right of payment with Holdings’ guarantee of the Issuer’s notes, and will be subordinate in right of payment to the guarantee of the new credit facility issued by Holdings and the pledge to secure that facility. As of the closing of the IDSs offering, Holdings will have no indebtedness other than the Holdings notes, the guarantee of the Issuer’s notes, the guarantee of the new credit facility and a pledge by Holdings of 100% of equity interests in ASG to secure the new credit facility. Because Holdings is a holding company and conducts no independent operations, the Holdings notes will be structurally subordinated to all obligations of Holdings’ subsidiaries, including indebtedness under the new credit facility. However, to the extent the Issuer and ASLP are able to exercise their rights and remedies under the subsidiary guarantees of the intercompany notes, they should effectively be in the same position they would have been in had the Holdings notes ranked pari passu with all indebtedness of ASG and its subsidiaries other than senior indebtedness and other than indebtedness of foreign subsidiaries.

Additional Intercompany Notes.    Holdings will issue additional intercompany notes in the future to the Issuer simultaneously with issuances of additional Issuer’s notes or to ASLP in an aggregate principal amount of up to  $         million upon exercise of management options to acquire units in ASLP. Furthermore, Holdings will be required to issue additional intercompany notes to ASLP in redemption of ASLP’s junior preferred equity units in certain circumstances. Such additional Holdings notes will not be subject to the automatic exchange provisions that apply to the Issuer’s notes underlying the IDSs.

Intercompany Guarantees.    The Holdings notes will be guaranteed by ASG and its subsidiaries on the same basis as the Issuer’s notes. We refer to these guarantees as the intercompany guarantees. See “Description of Notes—Guarantees and Pledge” and “Description of Notes—Certain Covenants—Future Guarantors” for a description of principal terms of the intercompany guarantees.

Allocation of Payments between the Issuer and ASLP.    The Issuer and ASLP will agree to allocate all amounts collected from Holdings under the intercompany notes or from Holdings’ subsidiaries under the intercompany guarantees between the Issuer and ASLP such that all amounts received by (i) the Issuer, together with all amounts collected by the trustee or the holders of the Issuer’s notes under the note guarantees, and (ii) ASLP, correspond to the pro rata percentage of outstanding intercompany notes held by the Issuer and ASLP, respectively. Accordingly, any amounts collected by the trustee or the holders of the notes underlying the IDSs from Holdings and any of the other subsidiary guarantors in respect of their guarantees of the notes underlying the IDSs will be deemed to reduce the obligations of Holdings or such subsidiary guarantor owed by it in respect of the Holdings notes or the guarantee of Holdings notes, respectively.

Covenants, Defaults and Other Provisions.    The Holdings notes will contain substantially similar restrictive covenants, defaults and other provisions as the Issuer’s notes, except as described below. See “Description of Notes” for a description of provisions regarding optional redemption, change of control, certain covenants, merger, consolidation, or sale of all or substantially all assets, defaults, amendments and governing law that will be substantially similar to those of the Holdings notes. Holdings will not be subject to the covenant described under “Description of Notes—Certain Covenants—Reports and Other Information.” The exercise by the Issuer of its defeasance option with respect to the Issuer’s notes will trigger mandatory redemption of all outstanding Holdings notes. In addition, pursuant to the cross-default provisions of the intercompany notes, an event of default under the Issuer’s notes will trigger an event of default under the intercompany notes.

Pledge of the Intercompany Notes and the Intercompany Guarantees.    The Issuer will pledge all of its interest in the Holdings notes and related guarantees by ASG and its subsidiaries and all proceeds therefrom to the trustee for the benefit of the holders of the Issuer’s notes to secure the Issuer’s notes. See “Description of Notes—Guarantees and Pledge—Pledge” for a description of other terms of the pledge.

Voting rights of the Issuer and ASLP.    The intercompany loan agreement will provide that each of the Issuer and ASLP will have the right to vote on all matters requiring a vote of the holders of the intercompany notes based on the percentage of the aggregate principal amount of the outstanding intercompany notes held by it. Amendments to the intercompany notes will generally require consent of the holders of a majority in principal amount of the outstanding intercompany notes, although some amendments will require consent of each affected holder, including changes to payment terms and extension of maturity. See “Description of Notes—Amendments and Waivers” for a description of consent requirements that will be substantially similar to those for the Holdings notes. As of the closing of this offering, the Issuer will hold approximately 80.8% of the Holdings notes (73.5% assuming redemption of ASLP’s junior preferred equity for Holdings notes) and therefore will be a majority noteholder, and that percentage may increase in the future upon issuances of additional intercompany notes to the Issuer and exchanges of ASLP units for the IDSs or decrease upon exercise of ASLP options. However, pursuant to the terms of the pledge of the intercompany notes, the Issuer will not be permitted to amend the intercompany notes without consent of a majority of the holders of the Issuer’s notes, and for certain amendments, including changes to payment terms and extension of maturity of the intercompany notes, that consent must be unanimous. See “Description of Notes—Guarantees and Pledge—Pledge.” ASLP will be entitled to enforce payments due to it under the intercompany notes, but only the Issuer as the majority noteholder will be entitled to pursue other remedies under the Holdings notes on behalf of itself and ASLP.

Existing Senior Subordinated Notes

On September 15, 2003, we commenced a tender offer to purchase our existing senior subordinated notes and a related consent solicitation to amendments to the indenture governing such notes to eliminate substantially all of the restrictive covenants, certain repurchase rights and certain events of default and related provisions contained in such indenture. As of October 10, 2003, all of our existing senior subordinated notes had been validly and irrevocably tendered. The tender offer will expire on October 24, 2003, unless we extend it. The closing of the consent solicitation and tender offer with respect to these notes is a condition to this offering. See “Summary—Existing Senior Subordinated Notes.”

Existing Credit Facility

Holdings, ASG and various subsidiaries of Holdings and ASG entered into a senior credit facility with various financial institutions, with Bank of America, N.A. acting as the administrative agent, pursuant to which ASG borrowed $360.0 million in term loans and obtained a revolving credit facility of $75.0 million. All amounts outstanding under the existing credit facility will be repaid with the proceeds of this offering.

Description of IDSs

General

We are offering 33,141,210 IDSs. Each IDS represents:

•	one share of our common stock; and

•	$7.75 aggregate principal amount of our % notes.

The ratio of common stock to principal amount of notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our common stock. As soon as practicable following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of common stock to principal amount of notes as a result of such event.

Holders of IDSs are the beneficial owners of the common stock and notes represented by such IDSs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the notes indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the common stock and notes, as applicable.

The IDSs will be available in book-entry form only. As discussed below under “—Book-Entry Settlement and Clearance,” a nominee of the book-entry clearing system will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation

Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 90 days from the closing of this offering or the occurrence of a change of control under the indenture, through their broker or other financial institution, separate their IDSs into the shares of common stock and notes represented thereby. Similarly, any holder of shares of our common stock and notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of common stock and principal amount of notes to form IDSs. See “—Book-Entry Settlement and Clearance” below for more information on the method by which delivery and surrender of IDSs and delivery of shares of common stock and our notes will be effected.

Automatic Separation

Upon the occurrence of any of the following, the IDSs will be automatically separated into the shares of common stock and notes represented thereby:

•	exercise by the Issuer of its right to redeem all or a portion of the notes, which may be represented by IDSs at the time of such redemption,

•	exercise by the Issuer of its right under certain circumstances to redeem shares of its common stock, which may be represented by IDSs at the time of such redemption, in order to comply with regulatory foreign ownership limitations,

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

Book-Entry Settlement and Clearance

DTC will act as securities depository for the IDSs, the notes and shares of common stock represented by the IDSs, which we refer to collectively as the “securities.” The notes and the shares of our common stock represented by the IDSs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC’s partnership nominee, Cede & Co.

Book-entry procedures.    If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into the transaction.

All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC’s settlement system may be changed at any time.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

Separation and recombination.    Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after 90 days from the closing of this offering or such earlier date upon a Change of Control, as defined in the indenture, through their broker or other financial institution, separate their IDSs into the shares of common stock and notes represented thereby. Similarly, any holder of shares of our common stock and notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of common stock and principal amount of notes to form IDSs.

In addition, the IDSs will be automatically separated into the shares of common stock and notes represented thereby upon the occurrence of the following:

•	exercise by the Issuer of its right to redeem all or a portion of the notes, which may be represented by IDSs at the time of such redemption,

•	exercise by the Issuer of its right under certain circumstances to redeem shares of its common stock, which may be represented by IDSs at the time of such redemption, in order to comply with regulatory foreign ownership limitations,

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from notes and common stock, are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or recombination is effected, will be credited and debited for the applicable securities on DTC’s records. There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of IDSs and you are urged to consult your broker regarding any such transactional fees. We have been informed by DTC that the current fee per transaction per participant account for any separation or recombination is $9.50.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

We and the trustee will make any payments on the securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

We or the trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.

DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our common stock or our notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our common stock or our notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of common stock and notes you may own.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee, or any participant, any ownership interest in the securities, or

•	any payments to, or the providing of notice, to participants or beneficial owners.

Procedures relating to subsequent issuances.    The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes which are substantially identical to the notes initially represented by the IDSs, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes (whether held directly in book-entry form, or held as part of IDSs) will be exchanged for a portion of the notes acquired by the holders of such subsequently issued notes. Consequently, following each such subsequent issuance and exchange, each holder of notes or IDSs (as the case may be) will own notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the notes outstanding prior to the subsequent issuance and the notes issued in the subsequent issuance. Accordingly, the notes issued in the original offering cannot be separated from the notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the IDSs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of notes (but with the same aggregate principal amount as the note (or inseparable unit) represented by the IDSs immediately prior to such subsequent issuance and exchange) and the common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of IDSs following any such automatic exchange, holders will receive the then existing components which are the common stock and the inseparable notes unit. We believe that the automatic exchange of notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of notes purchased by such holder. However, if such notes are issued with OID, holders of such notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the issuer prior to the maturity of the notes. See “Risk Factors—Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange rights by partners of ASLP may cause you to recognize original issue discount and other adverse consequences.” As soon as practicable following any subsequent issuance we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your notes as a result of such subsequent issuance.

Description of Notes

The following is a description of the material terms of the Indenture under which our Notes will be issued, a copy of the form of which will be filed with the Commission as an exhibit to the registration statement of which this prospectus is a part. This description does not restate the Indenture in its entirety. We urge you to read the Indenture and the collateral documents. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions” or in the Indenture.

General

The Notes are to be issued under an Indenture, to be dated as of             , 2003 (the “Indenture”), among American Seafoods Corporation (the “Issuer”), the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”). The Trustee will act as the initial paying agent and collateral agent.

The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

The Notes will be issued in an aggregate principal amount of $266.7 million. The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional notes having substantially identical terms and conditions to the notes offered hereby (the “Additional Notes”) upon exercise of exchange warrants by holders of ASLP units for the Issuer’s Notes and Common Stock and, subject to compliance with the restrictive covenants contained in the Indenture, for other purposes in connection with issuances of the Issuer’s IDSs or Common Stock. No Additional Notes will be issued if an Event of Default under the Indenture governing the Notes has occurred and is continuing. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, Deferred Interest and defaults as the Notes issued in this offering and will be deemed to have used up Acceleration Forbearance Periods, Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering. See “—Additional Notes.”

The Notes will be issued only in fully registered form, without coupons.

The Notes will be senior secured obligations of the Issuer. Contemporaneously with the application of proceeds from this offering, the Issuer will lend $266.7 million to Holdings pursuant to intercompany notes and, substantially contemporaneously with issuing intercompany notes to the Issuer, Holdings will issue identical notes to ASLP in redemption of a portion of the Holdings’ equity interests held by ASLP. The aggregate principal amount of Holdings notes outstanding immediately after this offering will be $330.0 million. Such Holdings notes issued to the Issuer and ASLP, which are referred to herein as the “Intercompany Notes,” will be subordinated unsecured obligations of Holdings and will contain the same payment and interest terms and substantially similar other provisions as the Notes and will contain cross-default provisions such that an Event of Default under the Notes will trigger an event of default under the Intercompany Notes. See “Description of Certain Indebtedness—Holdings Intercompany Notes.” Furthermore, Holdings is required to issue additional notes to ASLP in redemption of ASLP’s junior preferred equity units in Holdings in certain circumstances. The Notes and the Intercompany Notes will have the benefit of guarantees of ASG and various of its subsidiaries. These guarantees will be subordinated to the senior indebtedness of ASG (including senior indebtedness under the Senior Credit Documents) and the guarantees of such senior indebtedness by various subsidiaries of ASG. In addition, Holdings will guarantee the Notes on an unsecured subordinated basis. The Notes will be secured by a pledge by the Issuer of all of the Intercompany Notes and related guarantees held by the Issuer. These arrangements are described under “Guarantees and Pledge.” The Notes will mature on             , 2013. The Issuer may extend the maturity of the Notes for up to two additional successive five-year terms if the Fixed Charge Coverage Ratio of Holdings for the most recent twelve-month period ended on any June 30, September 30 or

December 31, or the Adjusted Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any March 31, in each case for the most recent period ended at least 45 days before the end of the then current term is equal to or greater than             , and provided that as of the scheduled maturity date:

(i)    no Event of Default has occurred and is continuing with respect to the Notes;

(ii)    no event of default has occurred and is continuing with respect to any Indebtedness of the Issuer or a Significant Subsidiary; and

(iii)    there is no interest due but unpaid on the Notes or any Indebtedness of the Issuer, other than Indebtedness that is not Indebtedness for borrowed money up to an aggregate amount of $1 million.

The Notes will bear interest at a rate per annum of     % from     , or from the most recent date to which interest has been paid or provided for, payable monthly in arrears on the last day of each month, to Holders of record at the close of business on the 25th day of such month, commencing             , 2003.

Interest Deferral

Prior to             , 2008, the Issuer will be permitted to defer interest payments on the Notes if and for so long as either (x) the Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any June 30, September 30 or December 31, or (y) the Adjusted Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any March 31, as applicable, in either case for the most recently ended period for which internal financial statements are available, is less than the applicable Interest Deferral Threshold, unless a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default (any such period, a “Mandatory Interest Deferral Period”). The interest payments will be deferred under this provision from the time the Issuer provides the Trustee with a calculation demonstrating that such deferral is permitted (provided, however, that such calculation shall be provided to the Trustee not later than 45 days after the end of the applicable quarter) until such time as the Issuer provides the Trustee with a calculation demonstrating that such deferral is no longer permitted (provided, however, that such calculation shall be provided to the Trustee not later than 45 days after the end of the applicable quarter) or, if earlier, until such time as a default in payment of interest, principal or premium, if any, on the Notes has occurred or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default. Interest payments on the Notes will not be deferred under this provision for more than 24 months in the aggregate or beyond             , 2008.

In addition, between             , 2008 and             , 2013, but not after             , 2013, the Issuer may at its election defer interest on the Notes on one occasion for not more than 10 months (the “Optional Interest Deferral Period”) by delivering to the Trustee a copy of a resolution of the Issuer’s Board of Directors certified by an Officers’ Certificate of the Issuer to the effect that, based upon a good-faith determination of the Issuer’s Board of Directors, such deferral is reasonably necessary for bona fide cash management purposes, or to reduce the likelihood of or avoid a default on the Senior Credit Facility; provided no such deferral may be commenced, and any ongoing deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default.

Deferred interest on the Notes will bear interest at a rate per annum of         % until paid in full. Following the end of any Mandatory Interest Deferral Period, the Issuer will resume monthly payments of interest on the Notes, including interest on deferred interest. At the end of any Mandatory Interest Deferral Period, all interest on the Notes deferred at any time prior to the end of such Mandatory Interest Deferral Period (including during any prior Mandatory Interest Deferral Period), together with interest accrued on such deferred interest during any such Mandatory Interest Deferral Period (such amount, as determined at the end of any Mandatory Interest Deferral Period, the “Deferred Interest”), will be repaid by the Issuer in one or more equal quarterly installments beginning on the third interest payment date following the quarter in which the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, of Holdings was equal to or greater than the Interest Deferral Threshold, and ending on             , 2008. All Deferred Interest attributable to a Mandatory Interest Deferral Period ending on                 , 2008 will be immediately due and payable on such date. The Issuer may prepay all or part of the Deferred Interest, at any time other than during an interest deferral period. If the Issuer prepays less than all of the Deferred Interest, the Trustee will apply such prepayment in the order of maturity to the remaining Deferred Interest payments. If a subsequent Mandatory Interest Deferral Period commences before the Deferred Interest is paid in full the Issuer will discontinue the quarterly repayments of Deferred Interest for the duration of such period and the amount of Deferred Interest shall be recalculated at the end of such subsequent Mandatory Interest Deferral Period and repaid in one or more equal quarterly installments as described above. At the end of the Optional Interest Deferral Period, the Issuer must pay all deferred interest and accrued interest thereon. During any interest deferral period, or so long as any Deferred Interest remains unpaid, the Issuer will not be permitted to pay any dividends or make any distribution to holders of the Issuer’s common stock, or make certain other Restricted Payments. See “—Certain Covenants—Limitation on Restricted Payments.”

The Intercompany Notes will contain interest deferral provisions identical to those in the Notes and interest on the Intercompany Notes will be deferred at the same times and for the same periods as interest on the Notes.

Additional Notes

The indenture will permit issuances of Additional Notes (a) upon exercise of exchange warrants by holders of ASLP units to acquire Notes and Common Stock of the Issuer, subject to compliance with clause (u) of the second paragraph of the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” provided that no Event of Default has occurred and is continuing at the time of such issuance; and (b) for other purposes in connection with issuances of the Issuer’s IDSs or Common Stock, provided that (1) no Event of Default has occurred and is continuing at the time of such issuance, (2) the Incurrence of Indebtedness evidenced by such Additional Notes is permitted under the covenant described under “—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (3) the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares of Common Stock shall be equal to the equivalent ratio with respect to the Notes and Common Stock outstanding immediately after the Issue Date, (4) the Issuer uses any cash or property received from the issuance of such Additional Notes to acquire additional Intercompany Notes in an aggregate principal amount equal to the aggregate principal amount of such Additional Notes, and (5) such additional Intercompany Notes are made subject to the Pledge. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, Deferred Interest and defaults as the Notes issued in this offering and will be deemed to have used up Acceleration Forbearance Periods, Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering.

Each Holder of the Notes or the IDSs (as the case may be) agrees that, in the event there is a subsequent issuance of Additional Notes with a different CUSIP number, a portion of such Holder’s Notes (whether held directly in book-entry form or held as part of IDSs) will be automatically exchanged, without any action by such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and automatic exchange each Holder of the Notes or the IDSs (as the case may be) owns an indivisible unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records will be revised to reflect each such automatic exchange without any further action of such Holder. The aggregate stated principal amount of the Notes owned by each Holder will not change as a result of such automatic exchange. Any issuance of Additional Notes by the Issuer may affect the tax treatment of the Holders of the Notes and the IDSs. See “Material U.S. Federal Income Tax Considerations—Exchange Rights and Additional Issuances.”

In addition, if such Notes are issued with OID, Holders of such Notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the Notes or a bankruptcy of the Issuer prior to the maturity of the Notes. See “Risk Factors—Subsequent issuances of notes pursuant to an offering by us or following an exercise of exchange rights by partners of ASLP may cause you to recognize original issue discount and other adverse consequences.”

Optional Redemption

At any time and from time to time on or after             , 2008, the Notes will be redeemable, at the Issuer’s option, in whole or in part upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address. Any such redemption and notice may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on              of the years set forth below:

Period	Redemption Price
2008	%
2009	%
2010	%
2011 and thereafter	100.00%

At any time prior to             , 2008, the Notes may also be redeemed in whole or in part at the option of the Issuer, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to the sum of the present values of the redemption price of such Note at the first optional redemption date described above and all required interest payments (excluding accrued but unpaid interest) due on such Note through the first optional redemption date, discounted to the date of such redemption (the “Redemption Date”) on a monthly basis (assuming 360-day years consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

A partial redemption of the Notes will result in an automatic separation of the IDSs. See “Description of IDSs—Automatic Separation.”

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal and regulatory requirements). If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Issuer has deposited with the depositary funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed.

Ranking

On the Issue Date, the Notes will be the only indebtedness of the Issuer. The Notes will rank pari passu in right of payment with any future Senior Indebtedness of the Issuer. In addition, on the Issue Date, the Intercompany Notes and the Holdings Note Guarantee will be the only indebtedness of Holdings, except that Holdings will guarantee the obligations of ASG under the Senior Credit Documents and pledge its equity in ASG to secure the

Indebtedness of ASG under the Senior Credit Documents. The Intercompany Notes and the Holdings Note Guarantee will be subordinated unsecured obligations of Holdings and will rank junior in right of payment to the guarantee and the pledge under the Senior Credit Documents.

Because the Issuer is a holding company and conducts no independent operations, the Notes will be structurally subordinate to all obligations of the Issuer’s subsidiaries, including Indebtedness under the Senior Credit Documents. However, to the extent that Holders are able to exercise their rights and remedies under the Note Guarantees or under the Pledge (as defined below) and indirectly under the guarantees of the Intercompany Notes, all of which are described below, the Holders should effectively be in the same position they would have been in, had the Notes ranked pari passu with all Pari Passu Indebtedness, and senior to Subordinated Obligations (such as Indebtedness in respect of the Existing Notes), of Holdings, ASG and their subsidiaries, other than Indebtedness of foreign Subsidiaries. Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Guarantor Senior Indebtedness or subject to the restrictions described herein.

The Indebtedness evidenced by each Guarantee will be unsecured subordinated indebtedness of the applicable Guarantor, and will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Guarantor Senior Indebtedness of the applicable Guarantor, including Indebtedness under the Senior Credit Documents, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the applicable Guarantor, and will be senior in right of payment to all existing and future indebtedness that is by its terms expressly subordinated to the Guarantee of such Guarantor. The note guarantees issued by ASG and its subsidiaries will effectively rank pari passu with outstanding indebtedness, if any, in respect of the 10 1/8% senior subordinated notes due 2010 issued by ASG and the corporate co-issuer, and related guarantees of such notes by ASG’s subsidiaries. See “—Guarantees and Pledge—Subordination of Guarantees.”

As of June 30, 2003, after giving pro forma effect to the transactions contemplated by this prospectus, including the tender offer and consent solicitation, the new credit facility, the offering of the IDSs and, in each case, the use of the proceeds therefrom, as if such transactions had occurred on June 30, 2003, ASG and its subsidiaries would have had approximately $         million of Indebtedness and trade payables outstanding. Approximately $255.0 million of this amount would constitute Guarantor Senior Indebtedness, which would rank senior to the Guarantees, and approximately $     million, would rank pari passu with the Guarantees. The remaining $     million of Indebtedness and trade payables consists of liabilities of our foreign Subsidiaries which are not guarantors of the Notes or the Intercompany Notes. Although the Indenture will contain limitations on the amount of additional Indebtedness and additional Guarantor Senior Indebtedness which the Issuer, Holdings and the Restricted Subsidiaries may Incur, these limitations are subject to important exceptions and qualifications, and the amount of such additional Indebtedness, including Guarantor Senior Indebtedness, could be substantial. See “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below.

We will rely entirely on payments of interest and principal on the Intercompany Notes by Holdings and on dividends, distributions and other payments from Holdings, ASG and its subsidiaries to make payments on the Notes. The Senior Credit Facility contains limitations on the ability of ASG and its subsidiaries to make distributions to Holdings to enable it to make payments on the Intercompany Notes and on other dividends and distributions to Holdings. See “Description of Certain Indebtedness—New Credit Facility.”

Guarantees and Pledge

Guarantees

Holdings and all of Holdings’ direct and indirect existing Wholly Owned Subsidiaries organized under the laws of any state of the United States of America on the Issue Date and certain future Subsidiaries of the Issuer (the “Guarantors”), as primary obligors and not merely as sureties, will irrevocably, jointly and severally, fully and unconditionally guarantee on an unsecured subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Issuer under the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such guarantee obligations by such Guarantors are referred to as the “Note Guarantees”). In addition, all Guarantors other than Holdings (the “Intercompany Guarantors”), as primary obligors and not merely as sureties, will irrevocably, jointly and severally, fully and unconditionally guarantee on an unsecured subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Holdings under the Intercompany Notes, whether for payment of principal of, premium, if any, or interest on the Intercompany Notes, expenses, indemnification or otherwise (all such guarantee obligations by such Guarantors are referred to as the “Intercompany Guarantees,” and, together with the Note Guarantees, the “Guarantees”). Pursuant to the intercompany loan agreement governing the Intercompany Notes, the Issuer and ASLP will agree to allocate all amounts collected from Holdings under the Intercompany Notes or from the Intercompany Guarantors under the Intercompany Guarantees between the Issuer and ASLP such that all amounts received by (i) the Issuer, together with all amounts collected by the Trustee or the Holders of the Notes under the Note Guarantees, and (ii) ASLP, correspond to the pro rata percentage of outstanding Intercompany Notes held by the Issuer and ASLP, respectively. See “Description of Certain Indebtedness—Holdings Intercompany Notes.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor after giving effect to all of its other contingent and fixed liabilities (including, without limitation, all of its obligations under or with respect to the Senior Credit Facilities) without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the date of issuance of the Notes, the Issuer will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that Incurs Indebtedness or issues shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee, a Note Guarantee pursuant to which such Restricted Subsidiary will guarantee payment of the Notes. See “—Certain Covenants—Future Guarantors.” Pursuant to the terms of the Intercompany Notes, the Intercompany Guarantors will be required to issue Intercompany Guarantees to the Issuer and ASLP simultaneously with issuing the Note Guarantees.

Each Guarantee is a continuing guarantee and shall (i) remain in full force and effect until payment in full of all the Notes or the Intercompany Notes, as applicable, (ii) be binding upon each such Guarantor and its successors, and (iii) inure to the benefit of and be enforceable by the Holders, their successors, transferees and assigns, or, in the case of any Intercompany Guarantee, by the Issuer or the Trustee in accordance with the Pledge (as described below).

The Note Guarantee of a Guarantor will be released:

(1)    in connection with any sale or disposition (by merger or otherwise) of such Guarantor or a Person which is the parent company of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Issuer in compliance with the Indenture; or

(2)    if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(3)    upon the merger or consolidation of a Guarantor with and into the Issuer or another Guarantor that is the surviving Person of such merger or consolidation; or

(4)    upon legal defeasance of the Issuer’s and all Guarantors’ obligations under the Notes and the Note Guarantees or satisfaction and discharge of the Indenture, in each case, in accordance with the provisions of the Indenture. The Intercompany Notes will contain substantially similar provisions with respect to release of Intercompany Guarantees.

Pledge

Pursuant to the Indenture the Issuer will grant, assign and pledge (the “Pledge”) to the Trustee, for its benefit and for the benefit of the Holders of the Notes, a security interest in the Intercompany Notes held by the Issuer and related Intercompany Guarantees and all proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing (collectively, the “Collateral”), other than in each case such Collateral that may be released from the Pledge in accordance with the Indenture. The security interest in the Collateral shall be a first priority security interest. In addition, no amendment, modification or waiver of the terms of the Intercompany Notes or Intercompany Guarantees shall be made by the Issuer without the prior consent of the Holders of a majority of the aggregate principal amount of Notes outstanding, other than certain immaterial amendments which do not adversely affect the value of the Collateral or the rights of the Holders, provided, that without the consent of each Holder of an outstanding Note, no amendment to the Intercompany Notes may, among other things, (i) reduce the percentage of holders who must consent to an amendment of the Intercompany Notes, (ii) reduce the rate of or extend the time for payment of interest on the Intercompany Notes, (iii) reduce the principal of or extend the stated maturity of the Intercompany Notes, (iv) reduce the premium payable upon the redemption of the Intercompany Notes or change the time at which the Intercompany Notes may be redeemed, (v) make any Intercompany Note payable in money other than U.S. dollars, (vi) make any change to the subordination provisions of the Intercompany Guarantees that materially adversely affects the rights of any holder of Intercompany Notes, or (vii) impair the right of any holder of Intercompany Notes to receive payment of principal of, premium, if any, and interest on such holder’s Intercompany Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such holder’s Intercompany Notes.

The Indenture will require that additional Collateral be pledged in connection with the issuance of any Additional Notes and that such additional Collateral be of the same type as the existing Collateral and that such additional Collateral bears the same proportionate relationship to the principal amount of the Additional Notes as the then existing Collateral bears to the principal amount of the Notes then outstanding.

In connection with or after a redemption of Notes in part, or a purchase of Notes in part pursuant to the provisions described under “Change of Control” and the offer to purchase provisions under “Asset Sales,” the Indenture permits the Issuer to obtain a pro rata release of the Collateral, based on the percentage of the Notes redeemed or purchased.

If an Event of Default occurs under the Indenture, the Trustee, on behalf of the Holders of the Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to make payments on the Notes.

Subordination of the Guarantees

The Indebtedness evidenced by each Guarantee will be subordinated in right of payment to all existing and future Guarantor Senior Indebtedness of the applicable Guarantor, will rank pari passu with any Pari Passu Indebtedness of such Guarantor, and will be senior in right of payment to all Subordinated Obligations. Under the subordination provisions of the Indenture with respect to the Note Guarantees and under the Intercompany Guarantees, no Guarantor may make any payment of principal of, or premium (if any) or interest on, the Guarantees (collectively, “pay the Guarantees”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Guarantor Senior Indebtedness shall have occurred and be continuing beyond any applicable grace period, or (ii) any other default on such Guarantor Senior Indebtedness occurs and the maturity of such Guarantor Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Guarantor Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, no Guarantor may pay the Guarantees for a period (a “Payment Blockage Period”) commencing upon the receipt by ASG (with a copy to the Trustee) of written notice (a “Blockage Notice”) of such default from the Representative of Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending on the earliest to occur of the following events: (a) 179 days shall have elapsed since such receipt of such Blockage Notice, provided, however, that in the event that there has been any Acceleration Forbearance Period in respect of the Notes in the immediately preceding 360-day period, such 179-day period will be automatically reduced by the cumulative duration of all Acceleration Forbearance Periods that occurred during such immediately preceding 360-day period, (b) such Payment Blockage Period is terminated by written notice to ASG (with a copy to the Trustee) from the Person or Persons who gave such Blockage Notice, (c) the repayment in full of Designated Senior Indebtedness, or (d) the default giving rise to such Blockage Notice is no longer continuing. Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second sentence of this paragraph and in the next paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Guarantor may pay the Guarantees, after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Trustee of the relevant Blockage Notice, and in no event may the total number of days during which any Payment Blockage Period or any Acceleration Forbearance Period is in effect exceed 179 days during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

“Designated Senior Indebtedness,” with respect to any Guarantor, means:

(1)    any Indebtedness of such Guarantor under the Senior Credit Documents; and

(2)    after payment in full of all obligations under either the Credit Agreement or the Note Purchase Agreement, any other Guarantor Senior Indebtedness permitted by the Indenture, the principal amount of which is $25 million or more and that has been designated by the Issuer or such Guarantor as “Designated Senior Indebtedness.”

Upon any payment or distribution of the assets of any Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Guarantor or its property, the holders of Guarantor Senior Indebtedness will be entitled to receive payment in full of the Guarantor Senior Indebtedness before the Holders of Notes or Intercompany Notes are entitled to receive any payment under any Guarantee, and until the Guarantor Senior Indebtedness is paid in full, any payment or distribution to which the Holders of Notes or Intercompany Notes would be entitled but for the subordination provisions of the Guarantees will be made to holders of the Guarantor Senior Indebtedness as their interests may appear (except that (i) Holders of Notes or Intercompany Notes may receive and retain Permitted Junior Securities, and (ii) Holders of Notes may receive and retain payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions in the Guarantees). If a distribution is made to the Holders or the Trustee for the benefit of the Holders, that due to the subordination provisions of the Guarantees should not have been made to them, the Holders or the Trustee, as applicable, will be required to hold it in trust for the holders of Guarantor Senior Indebtedness and pay it over to them as their interests may appear.

By reason of such subordination provisions contained in the Guarantees, in the event of insolvency, creditors of Holdings, ASG and the other Guarantors who are holders of Guarantor Senior Indebtedness may recover more, ratably, than the Holders of Notes.

Acceleration Forbearance Periods

So long as the Notes are guaranteed by at least one of the Guarantors, until the earlier of (a) the date on which no Designated Senior Indebtedness (including any guarantee of other Designated Senior Indebtedness) of any Guarantor shall be outstanding and (b)             , 2008, if an Event of Default (other than an Event of Default described in clause (viii) or (ix) under “—Defaults”) has occurred and is continuing, without in any way limiting the right of any Holder to exercise any other remedy such Holder may have (including the right to bring suit against the Issuer or any Guarantor for payment of any and all amounts of principal, premium and interest due and payable), the principal of all the Notes may not be declared to be due and payable until the earliest of the following events: (a) the Acceleration Forbearance Period has expired, (b) the Designated Senior Indebtedness of any Guarantor shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (c) holders of any Indebtedness of the Issuer or one or more of the Guarantors, in each case to the extent not constituting Guarantor Senior Indebtedness, exceeding $7.5 million in the aggregate, shall have commenced any enforcement or collection action with respect to such Indebtedness and (d) an Event of Default described in clause (viii) or (ix) under “—Defaults” shall have occurred. “Acceleration Forbearance Period” means the period commencing on the date when the Trustee or the Holders of at least 25% in principal amount of the Notes outstanding provide the Issuer with a notice of acceleration and expiring on the earliest of the date on which (a) 90 days shall have elapsed following the commencement of such Acceleration Forbearance Period, (b) the Designated Senior Indebtedness of any Guarantor shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (c) holders of any Indebtedness of the Issuer or one or more of the Guarantors, in each case to the extent not constituting Guarantor Senior Indebtedness, exceeding $7.5 million in the aggregate, shall have commenced any enforcement or collection action with respect to such Indebtedness and (d) an Event of Default described in clause (viii) or (ix) under “—Defaults” shall have occurred; provided, however, that in the event that there has been any prior Acceleration Forbearance Period in the immediately preceding twelve-month period, the duration of the Acceleration Forbearance Period will be automatically reduced by the cumulative duration of all prior Acceleration Forbearance Periods that occurred during the preceding twelve-month period (it being understood that the Acceleration Forbearance Period may terminate immediately after commencing pursuant to this proviso). For the avoidance of doubt, the provisions set forth above shall not prevent the Holders or the Trustee from receiving payments on the Notes when due or exercising any other remedies under the Indenture governing the Notes while an Acceleration Forbearance Period is in effect. The Issuer will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee acting on behalf of the Holders of Notes in enforcing any rights under the Notes. The Intercompany Notes will be subject to acceleration forbearance provisions substantially similar to those described above.

Change of Control

Unless the Issuer has exercised its right to redeem all of the Notes as described under “—Optional Redemption”, upon the occurrence of any of the following events (each, a “Change of Control”), each Holder will have the right to require the Issuer to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date): (i) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders, (ii) the adoption of a plan relating to the liquidation or dissolution of the Issuer or Holdings (provided that this clause shall not apply with respect to Holdings at any time that the Issuer owns 100% of the Equity Interests of Holdings), (iii) the direct or indirect acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders of more than 45% of the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting power of the voting stock of the Issuer, by way of purchase, merger or consolidation or otherwise, (iv) the merger or consolidation of the Issuer with or into another Person or the merger of another Person into the Issuer with the effect that immediately after such transaction the stockholders of the Issuer immediately prior to such transaction hold, directly or indirectly, less than 35% of the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation or (v) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

In the event that at the time of such Change of Control the terms of the Senior Credit Documents restrict or prohibit distributions from ASG and its subsidiaries to Holdings to purchase the Intercompany Notes (which would provide the Issuer with cash necessary to purchase Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall (i) repay in full all amounts owing under the Senior Credit Documents or offer to repay in full all amounts owing under the Senior Credit Documents and repay each lender under the Senior Credit Documents who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Senior Credit Documents to permit payments on the Intercompany Notes which would in turn permit the repurchase of the Notes as provided for in the immediately following paragraph.

Unless the Issuer has exercised its right to redeem all of the Notes as described under “— Optional Redemption,” within 30 days following any Change of Control (or, at the Issuer’s option, prior to such Change of Control but after public announcement thereof), the Issuer shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or will occur and that such Holder has (or upon the occurrence will have) the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such Offer is made prior to such Change of Control, that payment is conditioned on the occurrence of such Change of Control. In order for a holder of IDSs to exercise its right to require the Issuer to repurchase the Notes, such holder must voluntarily separate its IDSs.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable U.S. securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Issuer, the existing investors and the underwriters. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Senior Credit Documents. In addition, the terms of the Senior Credit Documents will prohibit ASG and its subsidiaries from making distributions to Holdings if the interest coverage ratio of Holdings is lower than the thresholds described under “Description of Certain Indebtedness—New Credit Facility,” or if Holdings has any deferred and unpaid interest outstanding on the Intercompany Notes, other than certain permitted distributions, such as to pay interest on the Intercompany Notes (which would provide the Issuer with cash to pay interest on the Notes) and to pay taxes. Furthermore, the Senior Credit Documents will prohibit all distributions from ASG to Holdings (other than distributions to pay taxes and other exceptions to be negotiated) if an event of default under the Senior Credit Documents has occurred. Any future credit agreements and other agreements relating to the senior indebtedness of our subsidiaries may contain similar restrictions and provisions or may require such indebtedness to be repurchased upon a Change of Control. In the event that a Change of Control occurs at a time when the Issuer’s Restricted Subsidiaries are prohibited from distributing funds to the Issuer to enable it to purchase the Notes, we would seek consent of the lenders under the Guarantor Senior Indebtedness to the purchase of the Notes or would attempt to refinance the borrowings that contain such prohibition, as described above. If we do not obtain such consent or refinance such borrowings, Holdings will be unable to repurchase the Intercompany Notes and, consequently, the Issuer will be unable to purchase the Notes. That would constitute an Event of Default under the Indenture and the Intercompany Notes, which would, in turn, constitute a default under the Guarantor Senior Indebtedness. In such circumstances, because of the structural subordination of the Notes and the Intercompany Notes to the Guarantor Senior Indebtedness and because the Guarantees are also subordinated in the Guarantor Senior Indebtedness, there can be no assurance that ASG and its subsidiaries will have sufficient funds to repay the Guarantor Senior Indebtedness and make sufficient distributions to Holdings to repay the Intercompany Notes held by the Issuer and ASLP, which would be the source of cash for the Issuer to enable it to repay the Notes. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the Notes could cause a default under our Guarantor Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer and its subsidiaries. Finally, the Issuer’s ability to pay cash to the Holders upon a repurchase may be limited by the Issuer’s then existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of ours and our Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require us to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of ours and our Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The Indenture will contain covenants including, among others, the following:

Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.    The Indenture will provide that (i) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and (ii) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), which may, but shall not be required to, be Incurred under the Senior Credit Documents, or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock if (a) if the Issuer or any Restricted Subsidiary of the Issuer that is not a Subsidiary of Holdings Incurs Indebtedness or issues Disqualified Stock, it shall contemporaneously with such Incurrence or issuance lend all proceeds therefrom to Holdings on terms substantially identical to the terms of such Indebtedness Incurred or Disqualified Stock issued by the Issuer, and (b) either (x) the Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any June 30, September 30 or December 31, or (y) the Adjusted Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any March 31, as applicable, in either case for the most recently ended period for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, would have been at least 2.00 to

1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such period.

The foregoing limitations will not apply to:

(a)    the Incurrence by the Issuer’s Restricted Subsidiaries of Indebtedness under the Senior Credit Documents and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), and, without limiting the foregoing, any refinancing or refunding indebtedness in respect thereof, up to an aggregate principal amount of $325 million outstanding at any one time;

(b)    the Incurrence by the Issuer and the Restricted Subsidiaries of Indebtedness represented by the Notes, the Pledge, the Note Guarantees, the Intercompany Notes and the Intercompany Guarantees, as applicable;

(c)    Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)    Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, which may, but shall not be required to, be Incurred under the Senior Credit Documents, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d) and all Refinancing Indebtedness (as defined below) Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (d), does not exceed the greater of 5% of Total Assets at the time of Incurrence or $20 million;

(e)    Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation and personal injury claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or with respect to agreements to provide services, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)    Indebtedness of the Issuer to a Restricted Subsidiary of the Issuer; provided that any such Indebtedness (other than Indebtedness held by a Guarantor) is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h)    (1) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary of the Issuer; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Issuer or another Restricted Subsidiary of the Issuer) shall be deemed, in each case, to be an issuance of shares of Preferred Stock or Disqualified Stock, and (2) shares of Preferred Stock represented by the Holdings junior preferred equity units issued on the Issue Date in an amount of up to $         million;

(i)    Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary of the Issuer; provided that any such Indebtedness of a Restricted Subsidiary to the Issuer is made pursuant to a written instrument; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary of the Issuer) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)    Hedging Obligations that are incurred in the ordinary course of business (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k)    obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l)    Indebtedness or Disqualified Stock of the Issuer and any Restricted Subsidiary not otherwise permitted hereunder (which may, but shall not be required to, be Incurred under the Senior Credit Documents) in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (1), does not exceed the greater of 5% of Total Assets or $20 million at any one time outstanding; provided, however, that Indebtedness of Foreign Subsidiaries, when aggregated with the principal amount of all other Indebtedness of Foreign Subsidiaries then outstanding and Incurred pursuant to this clause (l), shall not exceed $10 million (or the equivalent thereof in any other currency) at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed to be Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)    any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is otherwise permitted under the terms of the Indenture;

(n)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (l), (n) and (o) of this paragraph, or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(ii)    has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(iii)    to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with the Notes, the Guarantees or the obligations of the Restricted Subsidiaries that are obligors under the Intercompany Notes or Intercompany Guarantees, as applicable, is pari passu with the Notes, the Note Guarantees, or the obligations of such Subsidiaries under the Intercompany Notes or Intercompany Guarantees, as applicable;

(iv)    is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and

(v)    shall not include Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

and provided further that subclauses (i) and (ii) of this clause (n) will not apply to any refunding or refinancing of any Guarantor Senior Indebtedness;

(o)    Indebtedness or Disqualified Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, that any such Indebtedness and Disqualified Stock shall be included in the calculation of the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, of Holdings; and provided, finally, that after giving effect to such acquisition and the Incurrence of such Indebtedness either (i) Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (ii) the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, of Holdings would be greater than immediately prior to such acquisition;

(p)    Contribution Indebtedness;

(q)    the Incurrence of the Issuer’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary;

(r)    Indebtedness arising by reason of a Lien created or permitted to exist in compliance with the covenant  “—Liens,” other than Liens permitted pursuant to clauses (v) or (x) of the definition of “Permitted Liens”;

(s)    Indebtedness arising from honoring a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(t)    the Incurrence by the Issuer or its Restricted Subsidiaries of obligations in respect of performance, appeal and surety bonds, completion guarantees, insurance bonds and other similar bonds provided by the Issuer or such Restricted Subsidiary in the ordinary course of business;

(u)    Indebtedness underlying the IDSs or to be issued in the form of Additional Notes upon the exercise of any warrants to acquire Additional Notes and Common Stock of the Issuer in exchange for ASLP Units, and Indebtedness evidenced by Intercompany Notes, if any, and Intercompany Guarantees, if any, issued in connection with Incurrence of such Indebtedness, provided that (i) no Event of Default has occurred and is continuing at the time of such issuance; (ii) the ratio of the aggregate principal amount of such Additional Notes over the number of such additional shares shall not exceed the equivalent ratio with respect to the Notes and Common Stock outstanding prior to such issuance and (iii) either (A) the Issuer makes the ASLP Units received by it in connection with such issuance subject to the Pledge or (B) if the Issuer redeems any ASLP Units received by it in connection with such issuance in exchange for Equity Interests in Holdings and the Intercompany Notes, such Intercompany Notes are made subject to the Pledge;

(v)    Indebtedness in the form of Intercompany Notes issued to ASLP upon exercise of management options to acquire units in ASLP in an aggregate principal amount not to exceed $             million or in redemption of junior preferred equity units in Holdings in an aggregate principal amount not to exceed $33 million; and

(w)    Indebtedness of the Issuer or any Restricted Subsidiary Incurred to finance the acquisition (including without limitation by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Similar Business, provided that after giving effect to such acquisition and the Incurrence of such Indebtedness (1) the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, of Holdings calculated for the most recently ended twelve-month period for which internal financial statements are available is higher than immediately prior to giving effect to such acquisition and the Incurrence of such Indebtedness, and (2) the Total Leverage Ratio of Holdings calculated as of the last day of the most recently ended fiscal quarter for which internal financial statements are available is lower than immediately prior to giving effect to such acquisition and the Incurrence of such Indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Any other obligation of the obligor on such Indebtedness (or any other person who could have incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Indebtedness. The amount of Indebtedness issued at a price less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Layering.    The Indenture will provide that no Guarantor will Incur any Indebtedness that is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, such Guarantor’s Note Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Restricted Payments.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)    purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Restricted Subsidiary held by Persons other than the Issuer or another Restricted Subsidiary, other than exchanges of ASLP Units for the Issuer’s Common Stock and Notes pursuant to and in accordance with the ASLP Exchange and Registration Rights Agreement;

(iii)    voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (x) of any Existing Notes or (y) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement); or

(iv)    make any Restricted Investment (all such payments and other actions set forth in this clause (iii) and clauses (i) and (ii) above being collectively referred to as “Restricted Payments”),

unless, at the time of such Restricted Payment:

(a)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)    immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4), (5), (6), (7) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:

(i)    50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the fiscal quarter that first begins after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(ii)    100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer since the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), excluding Equity Interests issued upon the exercise of warrants to acquire the Issuer’s Equity Interests in exchange for ASLP Units or conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(iii)    100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock), plus

(iv)    100% of the aggregate amount received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received from (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments, (B) the sale (other than to the Issuer or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary, plus

(v)    in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Board of Directors) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments, plus

(vi)    the amount of all Specified Cash Contributions.

The Fair Market Value of property other than cash covered by clauses (ii), (iii) and (iv) above shall be determined in good faith by the Issuer and (A) in the event of property with a Fair Market Value in excess of $2.5 million, shall be set forth in an Officers’ Certificate or (B) in the event of property with a Fair Market Value in excess of $5 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors.

The foregoing provisions will not prohibit:

(1)    the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)    (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer or Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or Holdings, as applicable, or contributions to the equity capital of the Issuer or Holdings, as applicable (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or Holdings, as applicable, or to an employee stock ownership plan or any trust established by the Issuer or Holdings, as applicable, or any of their respective Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or Holdings or to an employee stock ownership plan or any trust established by the Issuer or Holdings or any of their respective Subsidiaries) of Refunding Capital Stock;

(3)    the purchase of Equity Interests by the Issuer on behalf of a long term incentive plan or of other employee benefit plans in an amount not to exceed $2 million in any 12 month period;

(4)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(5)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Holdings would have had a Fixed Charge Coverage Ratio or an Adjusted Fixed Charge Coverage Ratio, as applicable, of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (5) does not exceed the net cash proceeds received by the Issuer from the sale of Designated Preferred Stock issued after the Issue Date;

(6)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (6) that are at that time outstanding, not to exceed $2.5 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7)    the declaration and payment of dividends on the shares of the Issuer’s common stock underlying outstanding IDSs or on shares of the Issuer’s common stock outstanding upon exchange of any IDSs for or separation of any IDSs into the underlying securities or issued in connection with the issuance of Additional Notes or other Indebtedness evidenced by a different series of notes, provided, that the aggregate amount of dividends per share paid in any fiscal quarter may not exceed ¼ of the sum of (i) $0.76, and (ii) 90% of the Issuer’s Adjusted EBITDA divided by the number of the Issuer’s shares outstanding (assuming all exchange warrants have been exercised) in excess of $             for the twelve-month period ended on the last day of the most recent fiscal quarter for which financial statements are available;

(8)    Investments that are made with Excluded Contributions;

(9)    repurchases of Equity Interests deemed to occur upon exercise of stock options and warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, or cash paid in lieu of fractional Equity Interests in an aggregate amount not to exceed $50,000;

(10)    the repurchase of the Issuer’s securities to the extent that any such repurchase is (a) permitted by the Issuer’s Certificate of Incorporation, and (b) has been determined by the Board of Directors of the Issuer to be necessary or advisable in order to satisfy the Foreign Ownership Rules, provided that the aggregate amount paid by the Issuer for such securities shall not exceed $1 million;

(11)    so long as no interest deferral period is in effect, dividends and distributions on junior preferred equity units of Holdings issued in compliance with the covenant entitled “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(12)    Permitted Payments;

(13)    the Transactions; and

(14)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer, Holdings, ASLP or any Restricted Subsidiary of the Issuer held by any member of the Issuer’s (or any of its Restricted Subsidiaries’) or ASLP’s management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture or adopted by the Board of Directors of the Issuer after the Issue Date, or dividends or distributions to effect such transactions; provided that the aggregate price paid, dividended or distributed for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2 million in any twelve-month period;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (1), (4), (5), (6) and (7), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided further, however, that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the immediately preceding paragraph, only the amounts expended under clauses (1), (4), (5), (6) and (7) shall be included.

Notwithstanding the foregoing: (a) the Issuer may not make Restricted Payments described in clauses (i), (ii) and (iii) of the first paragraph of this covenant, and the Restricted Payments described in clauses (3), (4), (5), (7) and (9) above shall be prohibited, if and so long as either (x) the Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any June 30, September 30 or December 31, or (y) the Adjusted Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any March 31, as applicable, in either case for the most recently ended period for which internal financial statements are available, is less than the applicable Dividend Suspension Threshold, and (b) the Issuer may not make Restricted Payments described in clauses (i), (ii) and (iii) of the first paragraph of this covenant, and the Restricted Payments described in clauses (1), (2), (3), (4), (5), (7), (9) and (14) above shall be prohibited, during any interest deferral period or, after the end of any interest deferral period, so long as any deferred interest and accrued interest thereon has not been paid in full.

As of the Issue Date, all of the Issuer’s Domestic Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Restricted Subsidiary to become a Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time (whether pursuant to the first paragraph of this covenant or under clause (6), or (8)) and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)    (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)    make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)    sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)    contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Documents;

(2)    the Indenture, the Notes, the Note Guarantees, the Intercompany Notes and the Intercompany Guarantees;

(3)    applicable law or any applicable rule, regulation or order;

(4)    any agreement or other instrument (a) relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (b) with respect to any asset acquired, in existence at the time of the acquisition and not incurred in connection with or in contemplation of such acquisition;

(5)    any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)    Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)    customary provisions in agreements and instruments, including without limitation joint venture agreements and other similar agreements, entered into in the ordinary course of business;

(9)    customary provisions contained in leases, agreements to provide services and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

(10)    purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) above; or restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary or any of their businesses; or

(11)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)    any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets;

(b)    any notes or other obligations or other securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c)    any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 7.5% of Total Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i)    to permanently reduce Obligations under the Senior Credit Documents (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness (or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer (except for Indebtedness owed by Holdings to the Issuer as provided below), provided that (A) if the Issuer shall so reduce Obligations under Senior Indebtedness, it will offer to equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes and (B) if Holdings shall so reduce any Obligations under any Pari Passu Indebtedness, (x) it shall offer to equally and ratably reduce its obligations under the Intercompany Notes held by the Issuer and ASLP by making an offer (on terms substantially similar to those described below for an Asset Sale Offer) to the Issuer and ASLP to purchase a pro rata principal amount of the Intercompany Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and (y) upon the receipt of such repurchase offer from Holdings described in clause (x) above, the Issuer shall make an offer to the Holders of the Notes to purchase the maximum amount of Notes that can be purchased with the proceeds from such repurchase of the Intercompany Notes by Holdings, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any;

(ii)    to an investment in any one or more Persons, businesses, capital expenditures or acquisitions of other assets in each case engaged, used or useful in a Similar Business; and/or

(iii)    to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $12.5 million, the Issuer shall make an offer to all Holders of Notes (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes that may be purchased out of the share of such Excess Proceeds payable to the Issuer in respect of the Intercompany Notes at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $12.5 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Issuer’s share of such Excess Proceeds, any Excess Proceeds remaining after distribution on the Intercompany Notes sufficient to cause the Issuer to receive the amount necessary to repurchase the Notes so tendered may be used by the Issuer and its subsidiaries for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Issuer’s share of such Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof. If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A partial redemption of the Note will result in automatic separation of IDSs. A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

The terms of the Senior Credit Documents will provide that certain asset sales with respect to ASG and its subsidiaries constitute a default thereunder. In addition, the terms of the Senior Credit Documents will prohibit ASG and its subsidiaries from making distributions to Holdings if the interest coverage ratio of Holdings is lower than the thresholds described under “Description of Certain Indebtedness—New Credit Facility,” or if Holdings has any deferred and unpaid interest outstanding on the Intercompany Notes, other than certain permitted distributions, such as to pay interest on the Intercompany Notes (which would provide the Issuer with cash to pay interest on the Notes) and to pay taxes. Furthermore, the Senior Credit Documents will prohibit all distributions from ASG to Holdings (other than distributions to pay taxes and other exceptions to be negotiated) if an event of default under the Senior Credit Documents has occurred and is continuing. Any future credit agreements and other agreements relating to the senior indebtedness of our subsidiaries may contain similar restrictions and provisions. In the event that after the occurrence of an Asset Sale the Issuer’s Restricted Subsidiaries are prohibited from distributing funds to Holdings to purchase the Intercompany Notes (which would provide the Issuer with cash to purchase the Notes), we could seek consent of the lenders under the Guarantor Senior Indebtedness to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or refinance such borrowings, Holdings will be unable to purchase the Intercompany Notes, and, consequently, the Issuer will be unable to purchase the Notes. In such case, Holdings’ failure to purchase the Intercompany Notes and the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Intercompany Notes and the Indenture, which would, in turn, constitute a default under the Guarantor Senior Indebtedness. In such circumstances, because of the subordination of the Notes and the Intercompany Notes to the Guarantor Senior Indebtedness and because the Guarantees are also subordinated to the Guarantor Senior Indebtedness, there can be no assurance that ASG and its subsidiaries will have sufficient funds to repay the Guarantor Senior Indebtedness and make sufficient distributions to Holdings to repay the Intercompany Notes held by the Issuer and ASLP, which would be the source of cash for the Issuer to enable it to repay the Notes.

Transactions with Affiliates.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $50,000, unless:

(a)    such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, the Issuer delivers to the Trustee a resolution adopted by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(i)    transactions between or among the Issuer and/or any of its Restricted Subsidiaries;

(ii)    Permitted Investments and Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments”;

(iii)    the payment of reasonable and customary fees and other compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(iv)    transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(v)    payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of disinterested members of the Board of Directors of the Issuer or a Restricted Subsidiary, as applicable in good faith;

(vi)    any agreement as in effect as of the Issue Date (including, without limitation, any agreement with ASLP and the Expense Reimbursement Agreement) or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(vii)    the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including the ASLP Exchange and Registration Rights Agreement and any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;

(viii)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix)    the Transactions; and

(x)    the issuance of Capital Stock (other than Disqualified Stock) of the Issuer or IDSs in respect of the Issuer’s securities (including such underlying securities) or Additional Notes and related Intercompany Notes and Intercompany Guarantees or other Senior Indebtedness evidenced by a different series of notes or shares of the Issuer’s Capital Stock to any Permitted Holder.

Liens.    The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of the Issuer or any of its Subsidiaries (such lien, the “Initial Lien”) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) the Indebtedness so secured or until such time as such Indebtedness is no longer secured by a Lien. Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Initial Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

The Indenture will provide that no Guarantor will, and the Issuer will not permit any Guarantor to, directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Indebtedness of such Guarantor (other than Guarantor Senior Indebtedness of such Guarantor) (such lien, the “Initial Lien”) unless the Note Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) the Indebtedness so secured or until such time as such Indebtedness is no longer secured by a Lien. Any such Lien thereby created in favor of the Note Guarantees will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Issuer or any Guarantor in, or all or substantially all the assets of, any Guarantor creating such Initial Lien. The preceding sentence will not require any Guarantor to secure its Note Guarantee if the Lien consists of a Permitted Lien.

Reports and Other Information.    The Indenture will provide that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Issuer will file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days upon their request), documents and reports that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided, however, the Issuer shall not be so obligated to file such documents and other reports with the Commission if the Commission does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders upon their request, in each case within 15 days after the time the Issuer would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Future Guarantors.    The Indenture will provide that the Issuer will cause each Restricted Subsidiary organized under the laws of the United States of America or any state or territory thereof that Incurs Indebtedness or issues shares of Disqualified Stock or Preferred Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Note Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Pursuant to the terms of the Intercompany Notes, the Intercompany Guarantors will be required to issue Intercompany Guarantees to the Issuer and ASLP simultaneously with issuing the Note Guarantees.

Merger, Consolidation, or Sale of All or Substantially All Assets

The Indenture will provide that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless (i) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); (ii) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable period, either (A) Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (B) the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, for Holdings and its Restricted Subsidiaries would be greater than or equal to such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction, provided, in each case, that the Indebtedness of the Successor Issuer and its Restricted Subsidiaries shall be included, without duplication, in the calculation of the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, of Holdings; (v) each Guarantor, unless they are the other party to the transactions described above, shall have by supplemental indenture or other instrument or document reasonably satisfactory to the Trustee confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and (vi) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided that (x) in giving such opinion such counsel may rely on officer’s certificate as to any matters of fact (including without limitation as to clauses (iii) and (iv) above), and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last sentence of this paragraph. The Successor Issuer will succeed to, and be substituted for, the Issuer under the Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The Indenture will further provide that, subject to certain limitations described in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Guarantor, each of Holdings and ASG will not, and the Issuer will not permit Holdings or ASG to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”); (ii) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; (iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and (iv) the Guarantor shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided that (x) in giving such opinion such counsel may rely on officer’s certificate as to any matters of fact (including without limitation as to clause (iii) above) and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last sentence of this paragraph; and (v) with respect to any such transaction entered into by Holdings, immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable period, either (A) the Successor Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (B) the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, for the Successor Guarantor and its Restricted Subsidiaries would be greater than or equal to such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction. Subject to certain limitations described in the Indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Note Guarantee. Notwithstanding the foregoing clause (iii), a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default will be defined in the Indenture as (i) a default in any payment of interest on any Note or interest on any Deferred Interest when due, continued for 30 days, provided that deferral of interest payments in accordance with the Indenture shall not constitute a default, (ii) a default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) a default in the payment of (1) Deferred Interest when due following the end of any Mandatory Interest Deferral Period, or (2) any deferred interest and accrued interest thereon at the end of the Optional Interest Deferral Period, (iv) the failure by the Issuer to comply with its obligations under the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” above, (v) the failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under “—Change of Control” or “—Certain Covenants” above (in each case, other than a failure to purchase the Notes), (vi) the failure by the Issuer to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (vii) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10 million or its foreign currency equivalent, and a period of 20 days shall have elapsed following the acceleration of such indebtedness and such acceleration shall not have been waived or rescinded or the underlying debt shall not have been paid, acquired or retired within such 20 day period (the “cross acceleration provision”), (viii) the Issuer or any of its Significant Subsidiaries, pursuant to or within the meaning of Bankruptcy Law, commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors; (ix) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (a) is for relief against the Issuer or any of its Significant Subsidiaries, in an involuntary case, (b) appoints a custodian of the Issuer or any of its Significant Subsidiaries or for any substantial part of the property of the Issuer or any of its Significant Subsidiaries, or (c) orders the winding up or liquidation of the Issuer or any of its Significant Subsidiaries, and the order or decree remains unstayed and in effect for 60 days; (x) the rendering of any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $10 million or its foreign currency equivalent against the Issuer or a Significant Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”) or (xi) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect, except as contemplated by the terms thereof or the Indenture, or any Guarantor that is a Significant Subsidiary denies or disaffirms in writing its obligations under the Indenture or its Note Guarantee, except as contemplated by the terms thereof (other than by reason of termination of the Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with the terms of such Note Guarantee and Indenture), and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (v) and (vi) hereof after receipt of such notice.

If an Event of Default (other than a Default under clauses (viii) or (ix) relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable, provided, however, that such declaration shall not be effective until the provisions described under “Acceleration Forbearance Periods” are complied with. Upon the effectiveness of such a declaration, such principal, premium and interest will be due and payable immediately. If an Event of Default under clauses (viii) or (ix) occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

After a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of greater than 50% in aggregate principal amount of Notes outstanding, by written notice to the Issuer and the Trustee, may annul such declaration and its consequences if (a) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest and principal, if any, on all Notes, and (3) to the extent that payment of such interest is lawful, interest upon overdue interest at the stated rate of interest on the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

The holders of greater than 50% in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding and affected by such modification or amendment.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (including deferred interest) when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. The Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest (including deferred interest) on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Except as provided below, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding of all series affected by such amendment and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of all series affected by such amendment then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination or ranking provisions of the Indenture or the related definition that adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, or (viii) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Without the consent of any Holder, the Issuer and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any Holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, to make changes to the Indenture to provide for the issuance of Additional Notes or to release a Note Guarantee in accordance with the provisions of the Indenture. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Guarantor Senior Indebtedness (which Guarantor Senior Indebtedness has been previously designated in writing by the Issuer to the Trustee for this purpose) then outstanding unless the holders of such Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (iv) of the first paragraph under “Merger, Consolidation or Sale of All or Substantially All Assets” above (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, Holdings will redeem all outstanding Intercompany Notes, and each Guarantor will be released from all of its obligations with respect to its Guarantees.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (v), (vii), (viii) with respect only to Significant Subsidiaries or (x) with respect only to Significant Subsidiaries under “—Defaults” above or because of the failure of the Issuer to comply with clause (iv) of the first paragraph under “—Merger, Consolidation or Sale of All or Substantially All Assets” above.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the IRS or other change in applicable U.S. federal income tax law).

Concerning the Trustee

Wells Fargo Bank Minnesota, National Association is to be the Trustee under the Indenture.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(i)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

(ii)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Adjusted EBITDA” for any period means the Consolidated Net Income for such period plus, to the extent deducted in calculating such Consolidated Net Income, Consolidated Interest Expense, provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, Consolidated Depreciation and Amortization Expense, minority interest in income or loss of consolidated entities, and all other non-cash charges or non-cash losses.

“Adjusted Fixed Charge Coverage Ratio” means, with respect to any Person for any twelve-month period ended on March 31, the ratio of (1) Adjusted EBITDA of such Person for the fifteen-month period ended on March 31, multiplied by  4/5 to (2) the Fixed Charges of such Person for the twelve-month period ended on March 31. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (including, without limitation, Indebtedness under the Notes and the Senior Credit Documents and the redemption of Indebtedness on the Issue Date) or issues or redeems Preferred Stock subsequent to the commencement of the fifteen- or twelve-month period, as applicable, for which the Adjusted EBITDA or Consolidated Interest Expense are being calculated for the purpose of determining the Adjusted Fixed Charge Coverage Ratio but prior to the event or to the end of such applicable period for which the Adjusted EBITDA or Consolidated Interest Expense are being calculated for the purpose of determining the Adjusted Fixed Charge Coverage Ratio (the “Calculation Date”), then the Adjusted EBITDA and the Consolidated Interest Expense shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period.

For purposes of making the computation of Adjusted EBITDA and Consolidated Interest Expense of a Person to determine the Adjusted Fixed Charge Coverage Ratio of such Person, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Issuer or any of its Restricted Subsidiaries during the fifteen- or twelve-month reference period, as applicable, or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the applicable period. If since the beginning of the fifteen- or twelve-month reference period, as applicable, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then for the purposes of computing the Adjusted Fixed Charge Coverage Ratio, the Adjusted EBITDA and the Consolidated Interest Expense shall be calculated giving pro forma effect thereto for such fifteen- or twelve-month reference period, as applicable, as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the provisions described under “—Certain Covenants—Transactions with Affiliates” and “—Certain Covenants—Asset Sales” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer.

“ASG” means American Seafoods Group LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings.

“ASLP” means American Seafoods, L.P., a Delaware limited partnership.

“ASLP Exchange and Registration Rights Agreement” means the agreement dated as of             , 2003 among the Issuer, Holdings and ASLP, pursuant to which, among other things, the holders of ASLP Units can exchange ASLP Units for shares of Common Stock and Notes represented by IDSs.

“Asset Sale” means:

(i)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(ii)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary)(whether in a single transaction or a series of related transactions), in each case, other than directors’ qualifying shares, or in the case of a foreign Restricted Subsidiary, to the extent required by applicable law, in each case other than:

(a)    a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b)    the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)    any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Limitation on Restricted Payments”;

(d)    any disposition of assets with an aggregate Fair Market Value of less than $1 million;

(e)    any disposition of property or assets by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)    any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

(g)    sales of assets received by the Issuer upon the foreclosure on a Lien or other settlement of obligations owing to the Issuer;

(h)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)    sales of inventory, equipment, accounts receivable or other assets in the ordinary course of business consistent with past practices and sales of equipment upon termination of a contract with a client entered into in the ordinary course of business pursuant to the terms of such contract;

(j)    any issuance or sale of Equity Interests in Holdings in connection with the exercise of (A) exchange warrants by Holders of ASLP Units to acquire Notes and Common Stock of the Issuer and (B) management options to acquire units in ASLP; and

(k)    the exchange of assets held by any Restricted Subsidiary of the Issuer (including without limitation by way of merger, consolidation or sale and leaseback transaction) for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by such Restricted Subsidiary in any such exchange will immediately constitute a Permitted Investment in a Similar Business or will immediately constitute, be part of, or be used in a Similar Business which is conducted in a Restricted Subsidiary; (ii) any such assets are of a comparable fair market value to the assets exchanged as determined in good faith by the Board of Directors of the Issuer, and (iii) in the case of an exchange involving a vessel, the assets received by such Restricted Subsidiary must represent a vessel which shall be substantially similar in all material respects to the vessel exchanged, including with respect to fishing and processing capability and the ability under applicable regulatory requirements to fish.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capital Stock” means:

(i)    in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

(ii)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(i)    U.S. dollars and foreign currency exchanged into U.S. dollars within 180 days;

(ii)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(iii)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P;

(iv)    repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)    commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(vi)    investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (v) above;

(vii)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P; and

(viii)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries (including without limitation amortization of intangibles) for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (i) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations (or any financing lease which has substantially the same economic effect as a Capitalized Lease Obligation) and net payments and receipts (if any) pursuant to Hedging Obligations and excluding amortization of deferred financing fees), (ii) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and (iii) the earned discount or yield with respect to the sale of receivables.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(i)    any effect of extraordinary gains or losses shall be excluded;

(ii)    any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

(iii)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(iv)    any effect of income or loss from discontinued operations and any effect of gains or losses on disposal of discontinued operations shall be excluded;

(v)    any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors) shall be excluded;

(vi)    the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(vii)    the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived; provided that (A) such Person’s equity in the net income of any such Restricted Subsidiary shall be included in the Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period as a dividend, and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of such Person in such Restricted Subsidiary;

(viii)    any non-cash charge, together with any related provision for taxes on such charge, related to the write off of goodwill or intangibles as a result of impairment, including, without limitation, in each case, as required in accordance with GAAP;

(ix)    any unrealized foreign exchange gains or losses;

(x)    any compensation charge arising solely from any grant of stock, stock options or other equity-based awards;

(xi)    all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness; and

(xii)    any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge, including without limitation (a) any charge or expense incurred for employee bonuses in connection with the Transactions, and (b) fees, expenses and charges associated with the Transactions or any acquisition, merger or consolidation after the Issue Date.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(iv) and (v) thereof.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s Board of Directors who:

(i)    was a member of the Issuer’s Board of Directors on the date of the Indenture or on the date which is two years prior to the date of determination; or

(ii)    was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Issuer’s Board of Directors at the time of the nomination or election.

“Contribution Indebtedness” means Indebtedness of the Issuer in an aggregate principal amount not greater than the amount of all Specified Cash Contributions, provided that such Contribution Indebtedness (i) has a Stated Maturity later than the Stated Maturity of the Notes, (ii) is Incurred substantially concurrently with such Specified Cash Contributions, and (iii) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means the credit agreement dated as of             , as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement among Holdings, ASG, the Subsidiaries of ASG named therein, the financial institutions named therein and Wells Fargo Bank, as Administrative Agent.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under “—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(i)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

(ii)    is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(iii)    is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the 91st day after the maturity date of the Notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such first anniversary shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock.

“Dividend Suspension Threshold” means the following applicable Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any June 30, September 30 or December 31 or Adjusted Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any March 31, as applicable:

Period Ended On	Dividend Suspension Threshold
Issue Date through September 30, 2004	1.55 to 1.00
December 31, 2004 through September 30, 2005	1.575 to 1.00
December 31, 2005 and thereafter	1.60 to 1.00

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of the Issuer or to any Issuer or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “—Limitation on Restricted Payments” covenant, which designation can be subsequently altered so long as such proceeds have not been expended by the Issuer or its Restricted Subsidiaries.

“Existing Notes” means the 10 1/8% Senior Subordinated Notes due 2010 issued by ASG and the corporate co-issuer.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any twelve-month period ended on June 30, September 30 or December 31, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (including, without limitation, Indebtedness under the Notes and the Senior Credit Documents and the redemption of Indebtedness on the Issue Date) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event or to the end of the period for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable twelve-month period. The Fixed Charge Coverage Ratio for any period ending before December 31, 2003 shall be calculated giving pro forma effect to the acquisition of substantially all assets of Southern Pride Catfish LLC by the Restricted Subsidiaries of the Issuer, as if such transaction had occurred at the beginning of the applicable twelve-month period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any Person for any period, the sum of (i) Consolidated Interest Expense of such Person for such period and (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Ownership Rules” means all provisions of United States law regulating as to citizenship, the ownership, documentation, and operation of (i) any vessel documented under 46 U.S. Ch. 121 with a coastwise endorsement or (ii) any vessel documented under 46 U.S. Ch. 121 with a fishery endorsement that is one hundred (100) feet or greater in registered length, including, but not limited to, the American Fisheries Act, the Shipping act of 1916, as amended (46 U.S.C. §801 at seq.), 46 U.S.C. Ch. 121, and 46 U.S.C. Ch. 313, as from time to time amended, and the regulations issued by the United States Coast Guard, MARAD, and the United States Secretary of Transportation pursuant thereto, as each may be amended from time to time.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof.

“GAAP” means accounting principles generally accepted in the United States of America, as set forth in the opinions and pronouncements of accounting standard setting bodies approved by a significant segment of the accounting profession, or the public company accounting oversight board, as applicable, which are in effect from time to time. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any Note Guarantee and any Intercompany Guarantee.

“Guarantor” means Holdings and each Wholly-Owned Domestic Subsidiary of Holdings, any other Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture or pursuant to the terms of the Intercompany Notes, as applicable, such Person ceases to be a Guarantor.

“Guarantor Senior Indebtedness” means, with respect to any Guarantor, the Indebtedness under the Senior Credit Documents and all Hedging Obligations with respect thereto, and all other Indebtedness of such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Subsidiary of the Issuer whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to such Guarantor’s Guarantees; provided, however, that Guarantor Senior Indebtedness shall not include, as applicable, (i) any obligation of such Guarantor to the Issuer or any other Subsidiary of the Issuer, (ii) any liability for Federal, state, local or other taxes owed or owing by such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness or obligation of such Guarantor which is expressly subordinated in right of payment to any other Indebtedness of such Guarantor, (v) any obligations with respect to any Capital Stock, and (vi) any Indebtedness Incurred in violation of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IDSs” means the Issuer’s Income Deposit Securities, whether issued on the Issue Date or as may be issued from time to time.

“Incur” means issue, assume, enter into a guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such person at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed to be incurred at the time of original issuance of the Indebtedness at the issue price thereof.

“Indebtedness” means, with respect to any Person (without duplication):

(i)    the principal of any indebtedness of such Person, whether or not contingent:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)    representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than one year after the date of placing the property in service or taking delivery and title thereto;

(d)    in respect of Capitalized Lease Obligations; or

(e)    representing any Hedging Obligations (the amount of any such Hedging Obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time), if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(ii)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(iii)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided, further, that any obligation of the Issuer or any Restricted Subsidiary in respect of (i) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or (ii) indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a similar business of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercompany Guarantees” means any guarantee of the obligation of Holdings under the Intercompany Notes.

“Intercompany Notes” means $330.0 million aggregate principal amount of         % notes of Holdings to be issued on the Issue Date, of which $266.7 million will be issued to the Issuer and $63.3 million will be issued to ASLP, provided, however, that the term “Intercompany Notes” shall include any additional Intercompany Notes issued in connection with the issuance by the Issuer of any Additional Notes under the Indenture, and up to $33.0 million principal amount of additional Intercompany Notes issued to ASLP upon exercise of management options to acquire units in ASLP or upon redemption of Holdings junior preferred equity units.

“Interest Deferral Threshold” means the following applicable Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any June 30, September 30 or December 31 or Adjusted Fixed Charge Coverage Ratio of Holdings for the twelve-month period ended on any March 31, as applicable:

Period Ended On	Interest Deferral Threshold
Issue Date through September 30, 2004	1.45 to 1.00
December 31, 2004 through September 30, 2005	1.475 to 1.00
December 31, 2005 through , 2008	1.50 to 1.00

“Investment Grade Securities” means:

(i)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(ii)    debt securities or debt instruments with a rating of BBB— or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(iii)    investments in any fund that invests exclusively in investments of the type described in clauses (i)  and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration (including agreements providing for the adjustment of purchase price) of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Limitation on Restricted Payments”:

(i)    “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an

Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means the first date on which the Notes are issued under the Indenture.

“Issuer” means American Seafoods Corporation until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act, each other obligor on the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Investors” means any current or future individuals who are or become members of management of the Issuer and Restricted Subsidiaries, including, without limitation, Bernt Bodal, Michael Hyde, Jeffrey Davis, Amy Wallace and Inge Andreassen, in their capacities as individual investors.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other considerations received in any other noncash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof or distributions required to permit payment of taxes as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to clause (i) of the second paragraph of the covenant described under “—Asset Sales”) to be paid as a result of such transaction, all distributions or other payments made to minority interest holders or any other Person (other than the Issuer or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Purchase Agreement” means the Note Purchase Agreement dated             , relating to the senior secured notes of ASG, as amended, restated, supplemented, waived, replaced, restructured, repaid, increased, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement.

“Notes” means the             % senior secured notes of the Issuer, including any Additional Notes unless expressly provided otherwise.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.

“Officer” means the Chairman of the Board, the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, any Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means with respect to any Guarantor, all Indebtedness of such Person other than Guarantor Senior Indebtedness and other than Indebtedness that is by its terms expressly subordinated in right of payment to any Guarantee of such Guarantor.

“Permitted Asset Swap” means any one or more transactions in which the Issuer or any Restricted Subsidiary exchanges assets for consideration consisting of (i) assets used or useful in a Similar Business and (ii) any cash or Cash Equivalents, provided that such cash or Cash Equivalents will be considered Net Proceeds from an Asset Sale.

“Permitted Holder” means Centre Partners Management LLC and any funds managed by Centre Partners Management LLC or its affiliates, the Management Investors, Coastal Villages Pollock LLC and Central Bering Sea Fishermans Association, and Related Parties of each of them.

“Permitted Investments” means:

(i)    any Investment in the Issuer or any Restricted Subsidiary;

(ii)    any Investment in Cash Equivalents or Investment Grade Securities;

(iii)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(iv)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(v)    any Investment existing on the Issue Date or made pursuant to legally binding written commitment existing on the Issue Date;

(vi)    loans and advances to directors, officers and employees not in excess of $1 million outstanding at any one time in the aggregate;

(vii)    any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(viii)    Hedging Obligations permitted under clause (j) of the “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(ix)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of 5% of Total Assets or $25 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(x)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(xi)    Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock);

provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the “—Limitation on Restricted Payments” covenant;

(xii)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Transactions with Affiliates” (except transactions described in clauses (ii), (iii), (v) and (vi) of such paragraph);

(xiii)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiv)    Guarantees issued in accordance with “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(xv)    any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

(xvi)    Investments consisting of prepaid expenses or performance or similar deposits to third parties purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(xvii)    deposit accounts with respect to foreign currency received in the ordinary course of business or held by the Issuer or any Restricted Subsidiary in the ordinary course of business in connection with entering into or fulfilling Hedging Obligations, and deposits and cash collateral provided with respect to Hedging Obligations;

(xviii)    investments in the Notes or the Existing Notes; and

(xix)    pledges or deposits made in connection with Liens permitted under the covenant described under  “—Certain Covenants—Liens”.

“Permitted Junior Securities” shall mean debt or equity securities of the Issuer or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Issuer at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Issuer on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

“Permitted Liens” means, with respect to any Person:

(a)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c)    Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(d)    Liens in favor of issuers of performance and surety bonds or bid bonds or completion guarantees or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)    Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(g)    Liens to secure Indebtedness permitted pursuant to clause (a) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(h)    Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(i)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(j)    Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary;

provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(k)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under  “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(l)    Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(m)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(o)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(p)    Liens in favor of the Issuer or any Restricted Subsidiary;

(q)    Liens on equipment of the Issuer granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(r)    Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(s)    Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture;

(t)    Liens to secure Indebtedness permitted by clause (l) of the second paragraph of the covenant described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(u)    Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(v)    Liens securing commercial bank indebtedness;

(w)    (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(x)    Liens on properties or assets (1) of the Issuer or any Guarantor securing Senior Indebtedness or Guarantor Senior Indebtedness, (2) of any Wholly Owned Subsidiary that is not a Guarantor securing Indebtedness of any Wholly Owned Subsidiary that is not a Guarantor or (3) of any Restricted Subsidiary that is not a Guarantor securing its Indebtedness;

(y)    any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(z)    Liens securing the Notes; and

(aa)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i), (j), (k), (l) and (t); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i), (j), (k), (l) or (t) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Permitted Payment” means any payment to ASLP pursuant the Expense Reimbursement Agreement, dated             , 2003.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Related Party” means:

(1)    with respect to any Permitted Holder other than an individual, any controlling stockholder, partner, member, or 80% (or more) owned Subsidiary;

(2)    with respect to any Permitted Holder other than an individual, any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1); or

(3)    with respect to any Permitted Holder that is an individual, (x) any immediate family member, heir, executor or legal representative of such individual or (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more individuals who are Management Investors or members of their immediate families.

“Representative” means the trustee, agent or representative (if any) for an issue of Guarantor Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

“Securities Offering” means any public or private sale of IDSs or common stock or Preferred Stock of the Issuer (other than Disqualified Stock), other than (i) public offerings with respect to IDSs or the Issuer’s Common Stock registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

“S&P” means Standard and Poor’s Ratings Group.

“Senior Credit Documents” means the Credit Agreement, the Note Purchase Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral and other documents relating thereto.

“Senior Credit Facility” means the debt facilities provided pursuant to the Senior Credit Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Senior Indebtedness” means, with respect to the Issuer, the Indebtedness under the Notes and all indebtedness of the Issuer, including interest thereon and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include, as applicable, (a) any obligation of the Issuer to any Subsidiary of the Issuer, (b) any obligations with respect to any Capital Stock, and (c) any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the harvesting and/or processing of seafood, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Cash Contributions” means the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer which are designated as “Specified Cash Contributions” pursuant to an Officers’ Certificate, which designation can be subsequently altered so long as such proceeds have not been applied by the Issuer or its Restricted Subsidiaries to permit a Restricted Payment.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of any Guarantor in respect of Existing Notes, and any Indebtedness of the Issuer or any Guarantor (whether outstanding on the date of the applicable Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes or to the Note Guarantee of such Guarantor, as applicable, pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(i)    any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii)    any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings.

“Total Leverage Ratio” means, with respect to Holdings on any date, the ratio of (1) Indebtedness of Holdings as of such date (which shall include (a) any outstanding deferred interest on the Intercompany Notes and (b) the average daily balance of Indebtedness under any revolving credit facility during the twelve-month period ended on the last day of the most recently ended fiscal quarter) to (2) either (x) the Adjusted EBITDA of Holdings for the most recently ended twelve-month period ended on any June 30, September 30 or December 31, or (y) the Adjusted EBITDA of Holdings for the most-recently ended fifteen-month period ended on any March 31 multiplied by  4/5, as applicable.

“Transactions” means the transactions occurring in connection with the consummation of this offering, as described elsewhere in the prospectus, including without limitation repayment of existing indebtedness, distribution of proceeds and corporate restructuring contemplated hereby.

“Trust Officer” means (i) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor and if at any time there is more than one such party, “Trustee” as used with respect to the securities of any series shall mean the trustee with respect to securities of that series.

“Unrestricted Subsidiary” means:

(i)    any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(ii)    any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided further, however, that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x)(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (2) the Fixed Charge Coverage Ratio, or the Adjusted Fixed Charge Coverage Ratio, as applicable, for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

Description of Capital Stock

The following is a description of the terms of the amended and restated certificate of incorporation and by-laws of the Issuer, copies of the forms of which have been filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capitalization

Our authorized capital stock will consist of:

•	shares of common stock, par value $0.01 per share; and

•	shares of preferred stock, par value $0.01 per share.

After this offering, there will be 34,406,674 shares of our common stock and 300 shares of our preferred stock outstanding.

Common Stock

The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws and the applicable provisions of the Delaware General Corporation Law, or DGCL.

Dividends.    Holders of shares of our common stock will be entitled to receive such dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to share equally in our assets available for distribution to the holders of shares of our common stock.

Voting and Preemptive Rights.    Shares of our common stock will carry one vote per share on all matters submitted to a vote of stockholders. Unless the DGCL or our certificate of incorporation provides otherwise, stockholders’ action requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting. See “—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws.” Holders of shares of our common stock will have no cumulative voting or preemptive rights.

Preferred Stock

We will have outstanding 100 shares of each of our Class A, Class B and Class C preferred stock. Each such class will entitle the holder thereof to elect one member of our board of directors. The shares of our Class A preferred stock will be held directly or indirectly by Coastal Villages Pollock LLC. The shares of our Class B preferred stock will be held directly or indirectly by Bernt O. Bodal, our chairman and chief executive officer. The shares of our Class C preferred stock will be held directly or indirectly by Centre Partners Management LLC or by investment funds managed by Centre Partners Management LLC. The preferred shares of each class will be redeemable by us for nominal consideration (i) if the holders thereof sell shares of our common stock or equity in ASLP such that their indirect equity interest in Holdings is reduced below 5% (or at any time following any sale, their indirect equity interest in Holdings has otherwise been reduced below 5%) or (ii) at such time as, for any reason, the indirect equity interest in Holdings of the holders of such class falls below 2%.

The shares of preferred stock will not be transferable except to a limited class of affiliates of the original owners. The shares of preferred stock will not entitle the holders thereof to any voting rights other than the right to block any increase in the size of the board to more than 13 members and other changes in our organizational documents that would be detrimental to the specific rights, privileges and preferences of the preferred holders and as required by applicable law. The preferred shares will not entitle the holders thereof to receive dividends or distributions of any kind, other than nominal redemption consideration.

In addition, our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide shares of preferred stock into one or more series and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by the DGCL. The issuance of shares of preferred stock could have the effect of decreasing the market price of the IDSs and our shares of common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of shares of our common stock.

Foreign Ownership Provisions

In order to comply with limitations on foreign ownership of companies that participate in U.S. fisheries, we will put in place governance provisions (i) requiring each owner of 5% or more of the Issuer’s capital stock (including purchasers in this offering) to certify to us that such a person is a U.S. citizen, (ii) limiting to 20% the aggregate percentage ownership of the Issuer’s capital stock by non-U.S. citizens, (iii) requiring that at least 95% of all of the Issuer’s capital stock be held by beneficial owners with U.S. addresses, and (iv) declaring any holding in violation of the foregoing null and void, or voidable, and providing the Issuer with various remedies including mandatory redemptions and sales. Related provisions will permit us at any time to require record and beneficial owners of such common stock or IDSs to provide information and affidavits concerning citizenship status. In addition, ASLP will adopt provisions and procedures to ensure that non-U.S. citizen ownership of ASLP does not exceed a percentage that, assuming 24.9% non-U.S. citizen ownership of the Issuer, would cause aggregate non-U.S. citizen ownership of Holdings to exceed 22%. See “Business; Government Regulation.”

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

Our certificate of incorporation and by-laws contain provisions that may have some anti-takeover effects.

Delaware Anti-Takeover Statute.    Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

In addition, various provisions of our certificate of incorporation and by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders.    Our organizational documents prohibit stockholder action by written consent. Our by-laws provide that special meetings of our stockholders may be called only by (1) our board of directors or the chairman of our board of directors or (2) any director or the secretary upon a requisition by holders of at least 50% of the outstanding shares of our common stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting or notice of other stockholder proposals must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

Limitations on Liability and Indemnification of Officers and Directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our organizational documents include provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

Our organizational documents provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance will be useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Classified Board of Directors.    Our organizational documents provide that our board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure.

Removal of Directors.    Our organizational documents provide that directors (other than those elected by holders of Class A, Class B or Class C preferred stock who may be removed only by the holder of the class of preferred stock that elected him or her) may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote.

Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions.    The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation or by-laws require a greater percentage. Our organizational documents provide that the following provisions in the certificate of incorporation or by-laws may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the prohibition on stockholder action by written consent;

•	the ability to call a special meeting of stockholders being vested solely in (1) our board of directors and the chairman of our board of directors and (2) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares of our common stock entitled to vote at that meeting;

•	the provisions relating to advance notice requirements for stockholder proposals and directors nominations;

•	the provisions relating to the classification of our board of directors;

•	the provisions relating to the size of our board of directors;

•	the provisions relating to the removal of directors;

•	the limitation on the liability of our directors to us and our stockholders;

•	the obligation to indemnify and advance reasonable expenses to the directors and officers to the fullest extent authorized by the DGCL;

•	the provisions granting authority to our board of directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

•	the supermajority voting requirements listed above.

In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Our certificate of incorporation provides that these provisions in our certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote.

Our by-laws provide that they may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.

Listing

Our shares of common stock will not be listed for separate trading on the American Stock Exchange until a required number of shares is held separately and not in the form of IDSs. If more than such required number of our outstanding shares of common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our common stock for separate trading on the American Stock Exchange.

Furthermore, within 30 days prior to the maturity of the notes, we will use our reasonable efforts to list or quote the outstanding shares of our common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the IDSs will then be listed or quoted, in addition to any other securities exchange on which the common stock is then listed.

Transfer Agent and Registrar

Wells Fargo Bank Minnesota, National Association is the transfer agent and registrar for our shares of common stock.

IDSs Eligible for Future Sale

Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have IDSs outstanding, in respect of in the aggregate 34,406,674 shares of our common stock and $266.7 million aggregate principal amount of our notes (or 38,918,465 shares of our common stock and $301.6 million aggregate principal amount of our notes if the over-allotment option is exercised in full). All of these IDSs and the securities represented thereby will be freely tradable without restriction or further registration under the Securities Act, unless the IDSs or the securities represented thereby are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of this offering, partners and optionholders of ASLP will have exchange warrants entitling them to exchange ASLP equity units for IDSs following this offering, subject to the expiration of the 180-day lock-up period. These holders have registration rights with respect to all of these IDSs. See “Related Party Transactions—Agreements Relating to ASLP—ASLP Exchange and Registration Rights Agreement” and “Security Ownership of Certain Beneficial Owners and Management.”

We may issue shares of our common stock or notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock or notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our common stock or notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

Material U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax considerations associated with the ownership of IDSs, notes and common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, it deals only with IDSs, notes and common stock held as capital assets by holders who acquired IDSs upon their original issuance at their initial offering price and does not deal with special situations, such as those of:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding IDSs, notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	investors in pass-through entities, or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” of IDSs, notes or common stock means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, notes or common stock, we urge you to consult your own tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. As a result, the IRS or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs, and, in the case of Non-U.S. Holders, could subject payments to such holders to U.S. federal withholding or estate taxes. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the notes. If you are considering the purchase of IDSs, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of IDSs, notes and common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

IDSs

Allocation of Purchase Price

We believe that your acquisition of IDSs should be treated as an acquisition of the shares of our common stock and the notes constituting the IDSs. Accordingly, we intend to treat the acquisition of IDSs in this manner and, by purchasing an IDS, you will agree to such treatment. The remainder of this discussion assumes that the acquisition of an IDS will be treated as an acquisition of shares of our common stock and a note.

The purchase price of each IDS will be allocated between the shares of common stock and the note in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the shares of common stock and the note. We expect to report the initial fair market value of each share of common stock as $9.60 and the initial fair market value of each note as $7.75, and by purchasing IDSs, you will agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Separation and Recombination

If you separate an IDS into shares of common stock and a note or recombine shares of common stock and a note to form an IDS, you will not recognize gain or loss upon the separation of IDSs or recombination of shares of common stock and notes. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of common stock and the note, and your tax basis in the shares of common stock and the note will not be affected by the separation or recombination.

Notes

Characterization of Notes

As discussed in more detail in the following paragraphs, we believe that the notes should be treated as debt for U.S. federal income tax purposes, although this conclusion is not free from doubt. We have received an opinion of Debevoise & Plimpton, our special counsel, that the notes should be so treated, a copy of which opinion will be filed as an exhibit to the registration statement of which this prospectus is a part. In addition, the lead underwriters have received an opinion of their counsel substantially to this effect. Such opinions are based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations (including those described below). Any alteration of such facts could adversely affect such opinions. In addition, such opinions are not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring an IDS, each holder agrees to treat, the notes as our indebtedness for all tax purposes.

The determination of whether an instrument is classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor’s interest in the corporation. Our conclusion that the notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, rely upon certain representations and determinations by us, the lead underwriters, and an investment bank and independent appraisal firm relating to (among other things) the economic, creditor rights and other terms of the notes, our overall capital structure, including our debt to equity ratio after giving effect to the offering and our ability to meet our debt obligations based on our projected financial performance. Based on the foregoing, (i) we have determined that the material terms of the notes (when taken together and considered as a whole) are substantially similar to the terms to which an unrelated lender bargaining at arm’s length would reasonably agree, (ii) we expect to pay the principal and interest on the notes in full in accordance with their terms and (iii) we believe that the ratio of our total outstanding debt to the fair market value of our equity at the completion of this offering will not exceed         .

In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the notes, we (and our counsel) are of the view that the notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of notes and common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the notes will be treated as debt for U.S. federal income tax purposes.

If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes would generally be treated as a dividend, and interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow, thereby adversely affecting our ability to make payments on the notes and the common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes.

Additionally, the IRS may challenge the determination that the interest rate on the notes represents an arm’s length rate and, if successful, any excess amount over arm’s length could be recharacterized as a non-deductible payment (such as a dividend) instead of an interest payment for U.S. federal income tax purposes, which could materially increase our taxable income and, thus, our U.S. federal income tax liability. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. If the interest rate were determined to be less than the arm’s length rate, the notes could be treated as issued with OID, which you would be required to include in income over the term of the notes prior to the receipt of cash.

Except where stated otherwise, the discussion of the consequences to U.S. Holders and Non-U.S. Holders described below assumes the notes will be respected as debt.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the note represented by the IDS. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your note (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the note. As described above under “IDSs—Allocation of Purchase Price,” your tax basis in a note generally will be the portion of the purchase price of your IDSs allocable to the note, less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Stated Interest; Deferral of Interest

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Based on our detailed financial forecasts and the fact that we have no present plan or intention to exercise our right to defer interest after             , 2008, we believe that the likelihood of deferral of interest payments on the notes is remote within the meaning of the Treasury regulations. Based on the foregoing, we believe that, although the matter is not free from doubt, the notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest on the notes will generally be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Under the Treasury regulations, if deferral of any payment of interest were determined not to be “remote,” or if the interest payment deferral actually occurred, the notes would be treated as issued with OID at the time of issuance or at the time of such occurrence, as the case may be. Then, all stated interest on the notes would thereafter be treated as OID as long as the notes remained outstanding. In such event, all of a U.S. Holder’s taxable interest income relating to the notes would constitute OID that would have to be included in income on an economic accrual basis, possibly before the receipt of the cash attributable to the interest, regardless of such U.S. Holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income, any amount of OID included in your gross income (whether or not during a deferral period) with respect to the notes would increase your tax basis in such notes, and the amount of payments in respect of such accrued OID would reduce your tax basis in such notes. Consequently, during a deferral period, a U.S. Holder would be required to include OID in gross income even though we would not make any actual cash payments on the notes.

Due to the lack of guidance as to the meaning of the term “remote” as used in the Treasury regulations, it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

Exchange Rights and Additional Issuances

The indenture governing the notes will permit us, from time to time, to issue additional notes having terms that are substantially identical to those of the notes offered hereby. In particular, additional notes will be issued upon an exercise by partners of ASLP of their rights to exchange ASLP equity units for our common stock and notes. Such subsequently issued notes may be issued with OID (for example, as a result of changes in prevailing interest rates). The U.S. federal income tax consequences to you of a subsequent issuance of notes with OID are unclear. The indenture governing the notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of notes having terms substantially identical to the notes offered hereby, each holder of notes or IDSs (as the case may be) agrees that a portion of such holder’s notes will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any further action by such holder, each holder of notes or IDSs (as the case may be) will own an indivisible unit composed of notes of each separate issuance in the same proportion as each other holder. The aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. Whether the receipt of subsequently issued notes in exchange for previously issued notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, it is unclear whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued notes received and such holder’s adjusted tax basis in the notes exchanged. See “Notes—Sale, Exchange or Retirement of Notes.” It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the “wash sale” rules, in which case the holder’s basis in the subsequently issued notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder’s initial tax basis in the subsequently issued notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder’s holding period in such notes would begin on the day after such exchange.

Even if the exchange is not treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of notes or IDSs. For example, in the case of a holder that acquired notes at a premium (which premium may generally be amortized over the term of the notes), such an exchange may result in the holder’s inability to amortize the portion of such premium that is attributable to the notes exchanged for subsequently issued notes.

Following the subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and IDSs, and each holder of notes or IDSs will, by acquiring notes or IDSs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased notes having no OID). This will generally result in such holders reporting more interest income over the term of the notes than they would have reported had no such issuance and exchange occurred, and such additional interest income will be reflected as an increase in the tax basis of the notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the notes. The deductibility of capital losses is subject to limitations. In addition, holders that acquire notes at “market discount” may, as a result of such issuance and exchange, effectively convert a portion of such market discount into OID. Generally, market discount, unlike OID, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on sale, exchange or retirement of the notes as ordinary income.

Although we will report the OID on all of our notes in the manner described above, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations” (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Common Stock

Dividends

The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includible in your gross income on the day received by you. Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and then as gain from the sale or exchange of shares of common stock. Under recently enacted legislation, which is scheduled to “sunset” at the end of 2008, dividend income will generally be taxed to you at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Dividends received after 2008 will be taxable to you at ordinary income rates.

Taxation of Capital Gains

Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the shares of common stock represented by the IDS. Upon the sale, exchange or other disposition of shares of our common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of common stock and your tax basis in the shares of common stock. As described above under “IDSs—Allocation of Purchase Price,” your tax basis in the shares of common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal, interest and dividends paid on our notes and common stock and to the proceeds of sale of IDSs, our notes and common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders. A “Non-U.S. Holder” is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates,

•	“controlled foreign corporations,”

•	“passive foreign investment companies,”

•	“foreign personal holding companies,”

•	corporations that accumulate earnings to avoid U.S. federal income tax, and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Notes

Characterization of Notes

As discussed above under “Notes—Characterization of Notes,” we believe that the notes should be treated as debt for U.S. federal income tax purposes. However, this conclusion is not free from doubt and no ruling on this issue has been requested from the IRS. Consequently, this position may not be sustained if challenged by the

IRS. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the notes would be treated in the same manner as shares of common stock as described below under “Consequences to Non-U.S. Holders—Common Stock,” and payments on the notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion (except where indicated otherwise) assumes that the characterization of the notes as debt for U.S. federal income tax purposes will be respected.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of interest on a note owned by you under the “portfolio interest rule,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

•	you are not a controlled foreign corporation that is related to us through stock ownership,

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the note on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullets above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

•	IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged, retired or disposed of the note represented by the IDSs. Any gain realized upon the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and you have a “tax home” in the United States.

U.S. Federal Estate Tax

A note beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under “—Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” without regard to the statement requirement described therein.

Common Stock

Dividends

Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty or

•	if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements may apply to Non-U.S. Holders that are entities rather than individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Upon the sale, exchange or other disposition of IDSs, you will be treated as having sold, exchanged or disposed of the shares of common stock represented by the IDSs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

•	if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and you have a “tax home” in the United States, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Tax

Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fifth bullet under “Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs, common stock or notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fifth bullet under “Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Certain ERISA Considerations

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the IDSs of a portion of the assets of a plan, regardless of whether such plan is an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Plan Asset Issues

In contemplating an investment in the IDSs, fiduciaries of ERISA Plans should also consider the definition of the term “plan asset” in U.S. Department of Labor regulation Section 2510.3-101 (Plan Asset Regulations). Subject to certain exceptions, under the Plan Assets Regulations, if an ERISA Plan acquires an equity interest in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940 both the equity interest acquired by the ERISA Plan and an undivided interest in each asset of the entity attributable to such equity interest will be treated as “plan assets” for certain purposes, including the fiduciary responsibility and prohibited transaction provisions of ERISA.

The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Accordingly, the shares of our common stock should be considered equity and our notes should be treated as indebtedness.

If the assets of the Issuer are treated as “plan assets” of ERISA Plans that have purchased the IDSs, the prudence, exclusive benefit and other requirements of ERISA generally applicable to investments by ERISA Plans would extend to investments by the Issuer. In addition, certain transactions that the Issuer may enter into, in the ordinary course of business, may constitute non-exempt “prohibital transactions” under Section 406 of ERISA and/or Section 4975 of the Code.

Under the “publicly offered security” exception, the security must be (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c)(i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the Issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Issuer intends to effect such a registration under the Securities Act and Securities Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that the IDSs will be “widely held” within the meaning of the Plan Asset Regulations. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that the IDSs will be “freely transferable” within the meaning of the Plan Asset Regulations.

There is also an exception under the Plan Asset Regulations that provides that the assets of an “operating company” are not to be treated as assets of an ERISA Plan that acquires an equity interest in such company. An “operating company” is defined as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. So long as the Issuer owns more than 50% of Holdings, and Holdings owns directly and indirectly more than 50% of the economic interests in ASG, the Issuer will be an “operating company.” This results from the Issuer’s ownership, through a chain of majority owned subsidiaries, of ASG which is engaged through majority owned subsidiaries in the production and sale of seafood.

Underwriting

We have entered into an underwriting agreement dated                 , 2003 with the underwriters named below. CIBC World Markets Corp., Credit Suisse First Boston LLC and UBS Securities LLC are acting as representatives of the underwriters. Subject to the terms and conditions described in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of IDSs listed opposite their names below.

Underwriters	Number of IDSs
CIBC World Markets Corp.
Credit Suisse First Boston LLC
UBS Securities LLC
RBC Dain Rauscher, Inc.
Legg Mason Wood Walker, Incorporated
McDonald Investments Inc., a KeyCorp Company
SunTrust Capital Markets, Inc.
U.S. Bancorp Piper Jaffray Inc.
Wells Fargo Securities, LLC
Morgan Joseph & Co. Inc.
Scotia Capital (USA) Inc.

Total

The underwriters have agreed to purchase all of the IDSs sold under the underwriting agreement if any of the IDSs are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase the IDSs, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The IDSs will be offered in the United States through the underwriters either directly or through their respective U.S. registered broker-dealer affiliates. Subject to applicable law, the underwriters may offer the IDSs outside of the United States.

In order to maintain our eligibility to participate in U.S. fisheries, our existing governance documents contain restrictions on transfers of interests in ASLP or Holdings to non-U.S. citizens, as well as provisions allowing us to require evidence of U.S. citizenship from our equity owners and providing for the automatic redemption of interests held by non-U.S. citizens to the extent necessary to keep the percentage held by non-U.S. citizens below 22%, a safe harbor percentage we thought prudent to provide a margin of error beneath the 25% maximum. To maintain our eligibility following the consummation of this offering, we will put in place governance provisions  (i) requiring each owner of 5% or more of the Issuer’s capital stock (including purchasers in this offering) to certify to us that such person is a U.S. citizen, (ii) limiting to 20% the aggregate percentage ownership of the Issuer’s capital stock by non-U.S. citizens, (iii) requiring that either at least 95% of all of the Issuer’s capital stock be held by beneficial owners with U.S. addresses, and (iv) declaring any holding in violation of the foregoing null and void, or voidable, and providing the Issuer with various remedies including mandatory redemptions and sales. Related provisions will permit us at any time to require record and beneficial owners of such common stock or IDSs to provide information and affidavits concerning citizenship status.

In addition, ASLP will adopt provisions and procedures to ensure that non-U.S. citizen ownership of ASLP does not exceed a percentage that, assuming 24.9% non-U.S. citizen ownership of the Issuer, would cause aggregate non-U.S. citizen ownership of Holdings to exceed 22%.

Any subsequent issuance of IDSs of the same series that results in an automatic exchange of a portion of your notes for a portion of the notes issued in such subsequent issuance, and/or replacement of your IDSs with new

IDSs should not affect your rights to assert claims against the underwriters, if any, and for such purposes, you should be treated as if the automatic exchange had never occurred. However, under no circumstances shall the underwriters in this offering have any liability to you or to us, by virtue of their participation in this offering, with respect to any offering materials used in connection with any such subsequent issuance.

The IDSs should be ready for delivery on or about                     , 2003 but in any event no later than                     , 2003 against payment in immediately available funds. The underwriters are offering the IDSs subject to various conditions and may reject all or part of any order. The underwriting agreement provides that the obligations of the underwriters to purchase the IDSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The representatives have advised us that the underwriters propose to offer the IDSs directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the IDSs to other securities dealers at such price less a concession of $             per IDS. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $             per IDS to other dealers. After the IDSs are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase up to          additional IDSs at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional IDSs proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional IDSs:

	Per IDS	Total without Exercise of Over- Allotment Option	Total with Full Exercise of Over- Allotment Option
American Seafoods Corporation		$	$

We estimate that our total expenses of this offering, excluding the underwriting discounts, will be approximately $            .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, our executive officers and directors and all ASLP significant unit holders have agreed to a 180-day “lock up” regarding the IDSs and shares of our common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, subject to specified exceptions. This means that for a period of 180 days following the date of this prospectus we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representatives, subject to specified exceptions.

The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed 5% of the IDSs offered by this offering.

There is no established trading market for the shares of our common stock, the notes or the IDSs. The offering price for the IDSs will be determined by us and the representatives based on the following factors:

•	prevailing market and general economic conditions,

•	our financial information,

•	our history and prospects,

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

We have applied to list the IDSs on the American Stock Exchange under the trading symbol “SEA.”

Rules of the Commission may limit the ability of the underwriters to bid for or purchase IDSs before the distribution of the IDSs is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions—The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the IDSs, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotment and syndicate covering transactions—The underwriters may sell more IDSs in connection with this offering than the number of IDSs that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional IDSs in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing IDSs in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing IDSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the IDSs that could adversely affect investors who purchase IDSs in this offering.

•	Penalty bids—If the representatives purchase IDSs in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those IDSs as part of this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the IDSs or the imposition of penalty bids may have the effect of raising or maintaining the market price of the IDSs or preventing or mitigating a decline in the market price of the IDSs. As a result, the price of the IDSs may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the IDSs if it discourages resales of the IDSs.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the IDSs. These transactions may occur on the American Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

At our request, the underwriters have reserved for sale, at the initial offering price, up to                 IDSs for our directors, employees and shareholders. The number of IDSs available for sale to the general public will be reduced to the extent our directors, employees and shareholders purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of IDSs to underwriters for sale to their online brokerage account holders. The representatives will allocate IDSs to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus. In addition, concurrently with this offering, the Issuer is issuing 1,265,464 IDSs to certain indirect holders of equity interests in Holdings in exchange for a portion of those interests.

CIBC World Markets Corp. is the sole placement agent, lead arranger and bookrunner of the new credit facility. Credit Suisse First Boston is the dealer manager of the tender offer and the solicitation agent in the consent solicitation. The underwriters have provided, and may continue to provide, from time to time investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business.

Legal Matters

The validity of the issuance of the IDSs, our shares of common stock and notes and guarantees offered hereby will be passed upon for us by Debevoise & Plimpton, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Change in Accountants

On May 31, 2002, we dismissed Arthur Andersen LLP as our independent accountants. This decision was approved by the board of directors of our managing member. The report of Andersen on the consolidated financial statements of ASG and the combined financial statements of the predecessor business contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

Experts

The financial statements of American Seafoods Corporation as of May 19, 2003, the consolidated financial statements of American Seafoods Holdings LLC and subsidiaries as of December 31, 2001 and 2002, and for the period from January 28, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002, and the financial statements of Southern Pride Catfish Company, Inc. as of December 31, 2001 and December 15, 2002 and for the year ended December 31, 2001 and for the period January 1, 2002 to December 15, 2002 have been included herein in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements of American Seafoods Holdings LLC and subsidiaries states that effective January 1, 2002, American Seafoods Holdings LLC and subsidiaries ceased amortization of goodwill.

Where You Can Find More Information

We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Upon completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

American Seafoods Corporation

Market Place Tower

2025 First Avenue

Suite 1200

Seattle, Washington 98121

(206) 374-1515

INDEX TO FINANCIAL STATEMENTS

American Seafoods Corporation
Independent Auditors’ Report	F-2
Balance Sheets as of May 19, 2003 and June 30, 2003	F-3
Notes to Financial Statements	F-4

American Seafoods Holdings LLC Audited Consolidated Financial Statements
Independent Auditors’ Report	F-5
Consolidated Balance Sheets as of December 31, 2001 and 2002	F-6
Consolidated Income Statements for the period from January 28, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002	F-7
Consolidated Statements of Members’ Interest (Deficit) and Comprehensive Income (Loss) for the period from January 28, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002	F-8
Consolidated Statements of Cash Flows for the period from January 28, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002	F-9
Notes to Consolidated Financial Statements	F-10

American Seafoods Holdings LLC Unaudited Interim Condensed Consolidated Financial Statements
Unaudited Condensed Consolidated Balance Sheet as of June 30, 2003	F-37
Unaudited Condensed Consolidated Income Statements for the six month periods ended June 30, 2002 and 2003	F-38
Unaudited Condensed Consolidated Statements of Cash Flows for the six month periods ended June 30, 2002 and 2003	F-39
Notes to Unaudited Condensed Consolidated Financial Statements	F-40

Southern Pride Catfish Company, Inc. Audited Financial Statements
Independent Auditors’ Report	F-51
Balance Sheets as of December 31, 2001 and December 15, 2002	F-52
Statements of Income for the year ended December 31, 2001 and for the period from January 1, 2002 to December 15, 2002	F-53
Statements of Stockholder’s Equity for the year ended December 31, 2001 and for the period from January 1, 2002 to December 15, 2002	F-54
Statements of Cash Flows for the year ended December 31, 2001 and for the period from January 1, 2002 to December 15, 2002	F-55
Notes to Financial Statements	F-56

American Seafoods Holdings LLC and American Seafoods Corporation Unaudited Pro Forma Condensed Consolidated Financial Statements
Unaudited Pro Forma Condensed Consolidated Balance Sheet of American Seafoods Holdings LLC as of June 30, 2003	F-62
Unaudited Pro Forma Condensed Consolidated Balance Sheet of American Seafoods Corporation as of June 30, 2003	F-63
Unaudited Pro Forma Condensed Consolidated Statement of Operations of American Seafoods Holdings LLC for the year ended December 31, 2002	F-64
Unaudited Pro Forma Condensed Consolidated Statement of Operations of American Seafoods Corporation for the year ended December 31, 2002	F-65
Unaudited Pro Forma Condensed Consolidated Statement of Operations of American Seafoods Holdings LLC for the six month period ended June 30, 2002	F-66
Unaudited Pro Forma Condensed Consolidated Statement of Operations of American Seafoods Corporation for the six month period ended June 30, 2002	F-67
Unaudited Pro Forma Condensed Consolidated Statement of Operations of American Seafoods Holdings LLC for the six month period ended June 30, 2003	F-68
Unaudited Pro Forma Condensed Consolidated Statement of Operations of American Seafoods Corporation for the six month period ended June 30, 2003	F-69
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-70

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

American Seafoods Corporation:

We have audited the accompanying balance sheet of American Seafoods Corporation (the Company) as of May 19, 2003. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Seafoods Corporation as of May 19, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Seattle, Washington

May 19, 2003

AMERICAN SEAFOODS CORPORATION

BALANCE SHEETS

AS OF MAY 19, 2003 AND JUNE 30, 2003

ASSETS	May 19, 2003	June 30, 2003
		(Unaudited)
Cash and cash equivalents	$1,000	$1,000

Total Assets	$1,000	$1,000

SHAREHOLDER’S EQUITY
Shareholder’s Equity:
Common Stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	$10	$10
Additional paid-in capital	990	990

Total Shareholder’s Equity	$1,000	$1,000

The accompanying notes are an integral part of this financial statement.

AMERICAN SEAFOODS CORPORATION

NOTES TO FINANCIAL STATEMENTS

MAY 19, 2003 AND JUNE 30, 2003

Note 1.    Description of Business and Summary of Significant Accounting Policies

Description of Business

American Seafoods Corporation, (the Company, a Delaware corporation), was incorporated on May 1, 2003. The Company was formed for the purpose of acquiring debt and equity interests in and to become the general partner of American Seafoods Holdings, L.P., upon conversion of American Seafoods Holdings LLC into American Seafoods Holdings, L.P. The Company is a wholly-owned indirect subsidiary of American Seafoods Holdings LLC.

The accompanying unaudited balance sheet as of June 30, 2003 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the rules and regulations of the Securities and Exchange Commission.

The Company has not had any significant operations from the date of incorporation through June 30, 2003.

Note 2.    Planned Securities Offering

The Company is pursuing a securities offering of public equity and debt securities. All costs and expenses related to the offering are being borne by the Company’s direct parent in its effort to refinance its existing indebtedness.

Note 3.    Equity

The Company has authorized 1,000 shares of common stock. Each stockholder is entitled to one vote per share of common stock held.

INDEPENDENT AUDITORS’ REPORT

The Members

American Seafoods Holdings LLC:

We have audited the accompanying consolidated balance sheets of American Seafoods Holdings LLC and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of income, members’ interest (deficit) and comprehensive income (loss), and cash flows for the period January 28, 2000 through December 31, 2000 and for the years ended December 31, 2001 and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Seafoods Holdings LLC and subsidiaries as of December 31, 2001 and 2002, and the results of their operations and their cash flows for the period January 28, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, effective January 1, 2002, the Company ceased amortization of goodwill.

/s/    KPMG LLP

Seattle, Washington

May 19, 2003

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—AS OF DECEMBER 31, 2001 AND 2002

(in thousands)

	2001	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,295	$5,603
Trade accounts receivable, net of allowance of $521 and $452	34,491	26,927
Receivables from related parties	130	329
Inventories	29,256	24,220
Prepaid expenses	10,839	10,556
Deferred income tax asset	3,586	—
Unrealized gains on derivatives	23,189	10,262
Income taxes receivable	2,244	7,379
Other	4,019	1,918

Total current assets	110,049	87,194

PROPERTY, VESSELS AND EQUIPMENT, net	254,341	253,090
OTHER ASSETS:
Noncurrent receivables from related parties	252	5,922
Unrealized gains on derivatives	21,692	8,459
Cooperative rights, net of accumulated amortization of $49,988 and $53,866	89,587	85,709
Goodwill, net of accumulated amortization of $12,539	33,021	40,847
Other intangibles, net of accumulated amortization of $2,495 and $3,142	4,490	8,842
Deferred financing fees, net of accumulated amortization of $3,038 and $3,390	6,382	33,854
Other	3,032	5,633

Total other assets	158,456	189,266

Total assets	$522,846	$529,550

LIABILITIES AND MEMBERS’ INTEREST (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$37,152	$16,575
Accounts payable and accrued expenses	31,734	31,809
Payables to related parties	2,097	814
Unrealized losses on derivatives	589	—

Total current liabilities	71,572	49,198

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	177,389	528,728
Accrued long-term liabilities to related parties	—	4,234
Notes payable to related party plus accrued interest, net of discounts	105,724	23,078
Fishing rights obligation to related parties in 2001, net of current portion	4,884	4,760
Unrealized losses on derivatives	2,119	4,187
Deferred tax liability	39,653	39,763

Total long-term liabilities	329,769	604,750

Total liabilities	401,341	653,948

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY	2,270	803
MEMBERS’ INTEREST (DEFICIT):
Members’ interest (deficit)	88,166	(118,871)
Accumulated other comprehensive income (loss)	31,069	(6,330)

Total members’ interest (deficit)	119,235	(125,201)

Total liabilities and members’ interest (deficit)	$522,846	$529,550

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(in thousands)

	January 28 through December 31, 2000	2001	2002
SEAFOOD SALES	$250,386	$333,287	$331,978
REVENUES—RELATED PARTIES	1,593	1,028	709
OTHER	367	2,524	185

Total revenue	252,346	336,839	332,872
COST OF SALES, including depreciation of $22,043, $34,456 and $33,779	145,261	187,102	186,736
COST OF SALES—RELATED PARTIES	6,715	22,498	19,655

Gross profit	100,370	127,239	126,481
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, EXCLUDING EQUITY-BASED COMPENSATION	35,407	57,399	55,089
EQUITY-BASED COMPENSATION	197	527	5,600
AMORTIZATION OF COOPERATIVE RIGHTS, OTHER INTANGIBLES AND GOODWILL, AND DEPRECIATION OF OTHER ASSETS	35,170	33,877	6,817

Operating profit	29,596	35,436	58,975

OTHER INCOME (EXPENSE):
Interest expense, net	(25,249)	(20,295)	(34,798)
Related party interest expense, net	(13,010)	(14,577)	(4,744)
Foreign exchange gains, net	19,081	17,650	18,974
Loss from debt repayment and related write-offs	—	—	(15,711)
Other	30	(205)	(85)
Minority interest	—	171	401

Total other income (expense)	(19,148)	(17,256)	(35,963)
Income before income taxes	10,448	18,180	23,012
INCOME TAX PROVISION (BENEFIT)	3,228	(1,898)	759

Net income	$7,220	$20,078	$22,253

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ INTEREST (DEFICIT) AND

COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Members’ Interest (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Members’ Interest (Deficit)	Comprehensive Income (Loss)
BALANCE, January 28, 2000	$—	$—	$—
Capital contribution	72,115	—	72,115
Net income	7,220	—	7,220	$7,220
Other comprehensive income—
Unrealized gains on derivative instruments designated as hedges, net	—	13,625	13,625	13,625
Translation adjustment	—	(1)	(1)	(1)

BALANCE, December 31, 2000	79,335	13,624	92,959	$20,844

Distribution to members	(11,247)	—	(11,247)
Net income	20,078	—	20,078	$20,078
Other comprehensive income—
Unrealized gains on derivative instruments designated as hedges, net	—	17,461	17,461	17,461
Translation adjustment	—	(16)	(16)	(16)

BALANCE, December 31, 2001	88,166	31,069	119,235	$37,523

Contributions from members	1,627	—	1,627
Distributions to members	(230,917)	—	(230,917)
Net income	22,253	—	22,253	$22,253
Other comprehensive income (loss)
Unrealized losses on derivative instruments designated as hedges, net	—	(37,401)	(37,401)	(37,401)
Translation adjustment	—	2	2	2

BALANCE, December 31, 2002	$(118,871)	$(6,330)	$(125,201)	$(15,146)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	January 28 through December 31, 2000	2001	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,220	$20,078	$22,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,213	68,333	40,596
Unrealized foreign exchange gains/losses, net	(20,185)	(12,976)	(10,763)
Amortization of deferred financing costs	1,450	1,588	3,849
Amortization of debt discounts	2,814	969	485
Interest accrued to related parties	9,210	12,619	—
Interest accrued from related parties	(26)	(8)	157
Accretion of other obligations to related party	960	989	—
Minority interest	—	(171)	(401)
Equity-based compensation	197	527	5,600
Deferred income tax provision (benefit)	3,785	(6,607)	3,696
Loss from debt repayment and related write offs	—	—	15,711
Other	—	146	—
Change in operating assets and liabilities net of effects from acquisition of business:
Trade accounts receivable, net	(766)	(19,485)	14,911
Receivables from related parties	(434)	563	398
Income taxes receivable	—	(2,244)	(5,135)
Inventories	(9,643)	10,534	6,416
Prepaid expenses and other current assets	(3,070)	226	386
Other assets	182	(467)	(385)
Accounts payable and accrued expenses	(4,733)	9,974	(3,549)
Payables to related parties	—	—	2,453

Net cash flows from operating activities	44,174	84,588	96,678

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of predecessor entities assets and vessels, net of acquired cash	(338,023)	—	—
Deferred purchase payments	(24,096)	—	—
Purchases of property, vessels and equipment	(7,363)	(9,171)	(9,431)
Acquisition of Southern Pride Catfish, net of acquired cash	—	—	(43,228)
Advances to Pacific Longline Company LLC before purchase	—	(1,381)	—
Purchase of interest in Pacific Longline Company LLC	—	(3,648)	—
Loans (to) from related parties	(200)	567	(5,920)
Other	(165)	(15)	(55)

Net cash flows from investing activities	(369,847)	(13,648)	(58,634)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	250,000	3,541	545,000
Principal payments on long-term debt	(9,375)	(47,840)	(323,177)
Net borrowings (repayments) on revolving debt	28,000	(16,000)	(10,000)
Payments on other obligations to related party	(1,350)	(1,350)	(1,350)
Financing fees and costs	(9,348)	(118)	(37,370)
Contributions from members	72,115	—	—
Distributions to members	—	(11,247)	(207,839)

Net cash flows from financing activities	330,042	(73,014)	(34,736)

Net increase (decrease) in cash	4,369	(2,074)	3,308
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	4,369	2,295

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,369	$2,295	$5,603

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—CASH PAID (RECEIVED) DURING THE PERIOD FOR:
Interest	$23,461	$17,110	$33,212
Income taxes	$(1,415)	$(436)	$7,402
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Contributions from members	$78,665	—	$1,627
Distributions to members made by issuance of note and redeemable preferred equity securities	—	—	$23,078
Rebecca Ann Fisheries, Inc. fishing rights acquired	$6,985	—	—

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2002

Note 1.    Description of Business and Summary of Significant Accounting Policies

Description of Business

American Seafoods Holdings LLC (“Holdings”, a Delaware limited liability company) was formed in January 2000. The parent of Holdings is American Seafoods LP (“ASLP”), which is controlled by its general partner, ASC Management, Inc. Holdings has one class of member interests, and the liability of the members is limited to their member interests.

Holdings and its subsidiaries (the Company) is one of the largest integrated seafood companies in the United States in terms of revenues. The Company harvests and processes a variety of fish, either on board its sophisticated catcher-processor vessels or at its land-based processing facilities, and markets its products to a diverse group of customers in North America, Asia and Europe. The Company is the leading harvester and at-sea processor of pollock and the largest processor of catfish in the U.S. In addition, the Company harvests and/or processes other seafood, including scallops, hake and cod. The Company maintains an international marketing network through its U.S., Japanese and European offices and has developed long-term relationships with a domestic and international customer base. The subsidiaries of Holdings are engaged in the following activities.

•	American Seafoods Group LLC (“ASG”, a Delaware limited liability company) has outstanding public debt and owns operating subsidiaries listed below.

•	ASC, Inc. (a Delaware corporation) owns preferred and common interests in ASG, and is a taxable entity.

•	American Seafoods Company LLC (“ASC”, a Delaware limited liability company) harvests and performs at-sea primary processing of ocean harvested whitefish, principally comprised of pollock, through its seven catcher-processor vessels that operate in the Bering Sea and coastal waters off of Washington and Oregon. The Company also markets, sells and distributes ocean-harvested whitefish into the United States, Asian, and European markets.

•	Pacific Longline Company LLC (“PLC”, a Delaware limited liability company), which Holdings owned 80% of at December 31, 2002. PLC harvests and primary processes ocean harvested whitefish, primarily comprised of Pacific cod, through its three longline cod fishing vessels that operate in the Bering Sea. Holdings expects to distribute its interest in Pacific Longline Company LLC to ASLP prior to completion of the securities offering presently being pursued by the Company.

•	American Seafoods International LLC (“ASI”, a Delaware limited liability company) operates a secondary processing plant for ocean harvested whitefish in New Bedford, Massachusetts. This includes frozen cutting, breading and battering operations.

•	Southern Pride Catfish LLC (“SPC”, a Delaware limited liability company) operates two catfish processing facilities in Alabama and produces, markets, sells, and distributes catfish products primarily in the United States.

•	Southern Pride Catfish Trucking, Inc. (“SPC Trucking”, a Delaware corporation) operates seafood distribution assets, and is a taxable entity.

•	American Seafoods Processing LLC (“ASP”, a Delaware limited liability company) operates a scallop primary processing facility in New Bedford, Massachusetts.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

•	The Hadley Group LLC (“Hadley”, a Delaware limited liability company) purchases frozen fish products and re-sells them into the United States, Canadian and European markets.

•	All vessels are owned by limited liability companies that are subsidiaries of ASC or PLC.

During 2001, PLC purchased three longline cod fishing vessels. Subsequent to December 31, 2001, Holdings acquired 20%, in addition to the 60% held at December 31, 2001, of PLC in exchange for the issuance of member interests in Holdings. The assets, liabilities and operations of PLC are included in the consolidated financial statements since the acquisition of the vessels in August 2001.

The Acquisition

On January 28, 2000, ASLP acquired, through its subsidiaries, 100% of the outstanding stock of ASC, six catcher-processors vessels, one catcher-vessel and certain assets and liabilities of Frionor USA including a fish processing plant, equipment and the stock of The Hadley Group (the Acquisition). ASC already owned one catcher-processor at the time the stock of ASC was acquired by ASLP. The aggregate purchase price was approximately $477.9 million, including acquisition costs. The aggregate purchase price was financed through an equity investment ($77.5 million), short-term seller financing ($21.9 million), long-term debt ($280.0 million), and seller long-term subordinated promissory notes ($95.0 million). In addition, ASLP issued a warrant (valued at $3.5 million) for the purchase, at a future date, of 106,875 ASLP partnership units, at the price per unit paid by existing ASLP partners, to Norway Seafoods AS, representing approximately 12% of the ASLP partnership units at that time.

Recapitalization

On April 18, 2002, the Company completed an offering of subordinated notes in the amount of $175.0 million as part of a recapitalization (the Recapitalization) of the Company. Concurrently with the offering of the subordinated notes, the Company entered into a new senior credit facility in the amount of $395.0 million, including a $75.0 million revolving credit facility of which $5.9 million was borrowed at closing. The total amount borrowed was $500.9 million. The proceeds of the Recapitalization were used to repay all outstanding debt under the Company’s existing revolving credit and term loan agreement totaling $187.2 million; to make a distribution of $62.3 million to ASC, Inc., to repay all amounts outstanding on a senior subordinated promissory note due to Norway Seafoods; and to pay related fees and expenses totaling $31.6 million. The remainder of the proceeds were used to repay all amounts outstanding on a senior subordinated promissory note due to Norway Seafoods totaling $56.1 million and to make a distribution of $163.7 million to the members of Holdings including payments for equity-based compensation of $1.4 million.

At the time of repayment of the debt, the Company had unamortized debt discounts and deferred financing costs of $14.7 million. As a result of the repayment, these amounts were charged to loss from debt repayment and related write-offs on the income statement.

Basis of Presentation

Holdings was formed in connection with the Acquisition. As part of the Acquisition, ASC contributed its assets in exchange for member interests in American Seafoods Group LLC (“ASG”, a Delaware limited liability company) with preferred distribution rights. ASG is a public registrant. The Acquisition was accounted for as a purchase.

The consolidated financial statements of the Company include the accounts of Holdings, its wholly-owned subsidiaries ASC and American Seafoods Europe and its 80% owned subsidiary PLC. ASC owns 90% of ASG

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

directly and 100% of American Seafoods Company, Inc. (ASC, Inc.), which owns the remaining 10% of ASG. ASG includes the following wholly-owned subsidiaries: American Seafoods Company LLC, ASI, Hadley, ASP, New Bedford Seafoods LLC, American Seafoods Company Japan Ltd., American Challenger LLC, American Dynasty LLC, American Triumph LLC, Northern Eagle LLC, Northern Hawk LLC, Northern Jaeger LLC, Ocean Rover LLC, Katie Ann LLC and, since December 16, 2002, SPC and Southern Pride Catfish Trucking, Inc. Holdings and ASC, Inc. have no independent assets or operations. Guarantees of ASG’s debt by subsidiaries are full and unconditional and joint and several, any subsidiaries other than the subsidiary guarantors are minor, and there are no significant restrictions on the ability of ASG or any guarantor subsidiary to obtain funds from its subsidiaries by dividend or loan.

All significant intercompany transactions and balances have been eliminated in consolidation of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates impacting the financial statements include the estimated fair values of the assets and liabilities acquired in connection with the Acquisition, the amortization life of cooperative rights, other intangibles, and prior to January 1, 2002, goodwill, the fair values and the effectiveness of hedges against risks of foreign currency, interest and fuel price changes, and equity-based compensation.

Concentration of Risk

The Company’s operations are concentrated in the fishing and seafood industry. Material changes in these industries or the American Fisheries Act (AFA) have had and could have a significant impact on the Company.

In October 1998, the U.S. Congress enacted the AFA. Certain restrictions were imposed as a result of the AFA, including the following:

•	The Company is not allowed to harvest more than 17.5% of the directed pollock catch in any given year; and

•	The AFA limits participation in the catcher-processor sector for pollock to nineteen specified vessels, of which the Company owns seven, and one other catcher vessel.

When passed, the AFA included a sunset provision that caused certain key provisions to expire on December 31, 2004. The AFA was amended in November 2001 to remove the December 31, 2004 sunset provision of the original AFA.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Accounts Receivable and Revenue Recognition

The Company recognizes revenues and records accounts receivable balances when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. The allowance for doubtful accounts reflects management’s estimate of potential losses inherent in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. It is the Company’s policy to write off accounts as collectibility becomes remote. In 2000, 2001 and 2002, the Company incurred an immaterial amount of such write-offs.

Inventories

Inventories, which consist of processed seafood and certain raw materials, are stated at the lower of cost or market. Cost includes materials, labor, and manufacturing overhead related to harvesting and processing inventories. The average cost method is used to cost ASI and SPC inventories, which together represented approximately 57% and 55% of consolidated total inventories at December 31, 2001 and 2002, respectively. The first-in, first-out method is used to cost all other inventories.

Property, Vessels and Equipment

Property, vessels and equipment are stated at cost. Significant additions and improvements are capitalized while repairs and ordinary maintenance are expensed as incurred. Depreciation of property, vessels and equipment is provided using the straight-line method over the assets’ estimated useful lives as follows:

Buildings	39 years
Vessel hulls	25 years
Machinery and equipment	3 to 7 years
Fishing gear	2 to 4 years
Other equipment, furniture and fixtures	1 to 5 years

Office leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the respective lease terms, generally three to five years.

Costs of major scheduled vessel maintenance are capitalized and depreciated over the period through the next major scheduled vessel maintenance, which is generally performed on a three-year cycle.

Impairment of Long-Lived Assets and Long-lived Assets to Be Disposed Of

Long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be held and used are evaluated for realizability by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds the expected future net cash flows, undiscounted and without interest, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Foreign Currency

The Company records gains and losses on foreign currency transactions in other income and expense. Certain foreign currency forward contracts related to forecast sales are designated as hedges and gains and losses resulting from the effective portion of the hedge, which relate to changes in spot rates, are deferred and included in income when the forecasted sales occur. Gains and losses resulting from the ineffective portion of the hedge, which generally relate to the time value component of the contract, are recognized currently in earnings.

Cooperative Rights

Cooperative rights were recorded at their estimated fair values of $138.2 million in connection with the Acquisition and $1.4 million in connection with the acquisition of PLC. From January 28, 2000 to October 2001, the cooperative rights intangible asset was amortized on a straight-line basis over 59 months, which coincided with the original sunset provisions under the AFA. Beginning in November 2001, as a result of the elimination of the sunset provisions to the AFA, the Company changed the life of the cooperative rights to 23.2 years, based principally on the average remaining lives of the vessels, as the AFA specifies vessels to which the cooperative rights apply. Amortization of cooperative rights for the period from January 28, 2000 to December 31, 2000, and the years ended December 31, 2001 and 2002 was $25.9 million, $24.1 million, and $3.9 million, respectively. The amortization of cooperative rights for each of the next 5 years is expected to be approximately $3.9 million per year.

Goodwill

Through December 31, 2001, the Company amortized goodwill over its estimated life. As of January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible

Assets, and ceased amortization of goodwill. Net income, adjusted to exclude amortization expense related to goodwill, was as follows:

	January 28 through December 31, 2000	Year Ended December 31, 2001
Reported net income	$7,220	$20,078
Add back: Goodwill amortization	6,013	6,526

Adjusted net income	$13,233	$26,604

Beginning January 1, 2002, the Company assesses goodwill for impairment by applying a fair value based test at least annually. In accordance with SFAS No. 142, the Company assigns goodwill to the reporting units that the Company expects to benefit from the expected synergies of the business combinations that the Company has entered into. The Company has performed the fair value based assessment of goodwill as of January 1, 2002. Based upon this assessment, management believes goodwill was not impaired upon the implementation of this standard. The Company also performed the fair value based assessment of goodwill during the fourth quarter of 2002 and determined that goodwill had not been impaired based upon this standard.

Other Intangibles

On January 28, 2000, the Company entered into a fishing rights lease agreement with Rebecca Ann Fisheries, Inc., or RAFI, pursuant to which RAFI leased the Company its right to harvest the entire portion of the total

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

allowable catch allocated to it under the pollock conservation cooperative program. The Company was obligated under the agreement to make annual payments in the amount of $1.3 million. The Company also had the option to purchase RAFI’s fishing rights for $850,000 upon expiration of this agreement on December 31, 2008. This obligation was recorded as a liability at January 28, 2000 of approximately $7.0 million, which equaled its net present value. Interest expense relating to this obligation for the period from January 28, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002 was $1.0 million, $1.0 million, and $0.9 million, respectively. The balance of this obligation was $6.2 million and $5.9 million at December 31, 2001 and 2002, respectively. On January 29, 2003, the Company settled its obligation to RAFI at approximately the carrying amount of the obligation and completed the purchase of substantially all the rights from RAFI.

The fishing rights were recorded as an intangible asset at their fair value as of January 28, 2000 and amortized over the same period as the cooperative rights described above. Amortization expense for the period from January 28, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002 was $1.3 million, $1.2 million, and $0.6 million, respectively. Amortization for each of the next five years is expected to be $0.6 million per year.

On December 16, 2002, the Company purchased substantially all of the assets of SPC. The preliminary allocation of the purchase price included approximately $4.9 million in intangible assets, other than goodwill. These acquired intangible assets consist principally of a trade name and customer-based intangibles, each of which has an estimated life of ten years. Amortization for each of the next five years is expected to be $0.5 million per year.

Deferred Financing Fees and Debt Discounts

Financing fees and costs have been deferred and are amortized as a component of interest expense using the straight-line method, which approximates the effective interest method over the term of the debt.

Certain related party debt instruments have been discounted in these statements as the stated interest rates are considered to be below market rates for loans with similar conditions and restrictions. These discounts are amortized over the period of the restrictions.

Minority Interest

During August 2001, the Company and two unrelated third parties formed PLC to purchase and operate three fishing vessels. Each vessel is owned by a wholly owned subsidiary of PLC, Lilli Ann LLC, North Cape LLC and Deep Pacific LLC. At December 31, 2001, the Company owned 60% of PLC and consolidated PLC in its financial statements and recorded the 40% minority interest. Subsequent to December 31, 2001, the Company acquired an additional 20% of PLC in exchange for the issuance of membership interests in Holdings.

Shipping

Carrier shipping charges are classified within selling, general and administrative expenses in the statements of operations. Total shipping costs in the period from January 28, 2000 to December 31, 2000, and the years ended December 31, 2001 and 2002 were $12.7 million, $24.0 million and $23.1 million, respectively.

Advertising Costs

The cost of advertising is expensed as incurred. Advertising expenses incurred during fiscal years 2000, 2001, and 2002 were not material to the Company’s operating results.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Equity-Based Compensation

Certain employees of the Company have equity-based compensation arrangements, which grant them options to acquire partnership units of ASLP. The related compensation cost has been pushed down to the Company’s financial statements.

The Company follows the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for equity-based employee compensation.

Income Taxes

Deferred tax assets and liabilities have been established for expected future tax consequences of events recognized in the consolidated financial statements and tax returns of the Company’s taxable subsidiaries. These deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates and laws in effect for the years in which the differences are anticipated to reverse.

Segment Information

For the years ended December 31, 2000, 2001 and 2002, the Company had one reportable segment, harvesting and processing ocean whitefish. Processing occurs both on vessels while at sea and at facilities in New Bedford, Massachusetts. Prior to the SPC acquisition, substantially all of the seafood products produced and sold were supported by the same executive management team and shared common customer and distribution functions. The Company did not allocate indirect expenses, including amortization of intangibles and interest expense, to any product lines or operating segments. Accordingly, the Company did not maintain separate comprehensive profit and loss accounts for these product lines. Management determined that all product lines that exceed 10% of revenues, net income and total assets possessed similar economic characteristics and met the aggregation criteria described in SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information.

As a result of the December 16, 2002 acquisition of substantially all of the assets and liabilities of Southern Pride Catfish Company, Inc. (SPCC), the Company now has two reportable segments, ocean harvested whitefish and other seafood products. Other seafood products were not significant prior to the acquisition from SPCC.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. Statement 143 requires companies to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 will be effective for the Company beginning January 1, 2003. The provisions of this statement are not expected to have a material impact on the Company’s financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Statement 146 will supersede

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

accounting guidance previously provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 will be applied prospectively to exit or disposal activities initiated after December 31, 2002. The provisions of this statement are not expected to have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize and record an initial liability for the fair value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. Implementation of this interpretation is not expected to have a material effect on the Company’s financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. The interpretation addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation provision of the interpretation applies immediately to variable interest entities created, and to variable interest entities in which the Company obtains an interest, after January 31, 2003. The Company will also be required to apply the consolidation provisions of the interpretation as of the beginning of the third quarter of 2003 to variable interest entities, if any, in which the Company’s interest was acquired prior to February 1, 2003. Implementation of Interpretation No. 46 is not expected to have a material effect on the Company’s financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to clarify under what circumstances a contract with an initial net investment meets the characteristics of a derivative, to clarify when a derivative contains a financing component, to amend the definition of an underlying to conform it to language in FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and to amend certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and is to be applied prospectively. Management is currently evaluating the potential impact, if any, on the Company’s consolidated financial position and results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective beginning the Company’s third quarter of 2003. The provisions of this statement are not expected to have a material impact on the Company’s consolidated financial position or results of operations.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Note 2.    Geographic Information

The Company attributes sales to and revenues from customers in different geographical areas on the basis of the location of the customer. Export sales from the United States consist principally of processed roe and surimi to Japan. Substantially all long-lived assets are located in the United States and substantially all North America sales are to customers in the United States.

Seafood sales by geographic region, excluding sales to related parties, were (in thousands):

	January 28 through December 31, 2000	2001	2002
Japan	$112,846	$141,378	$131,518
North America	97,448	109,958	110,387
Europe	10,805	46,093	57,440
Other Asia	29,287	35,858	32,633

	$250,386	$333,287	$331,978

Note 3.    Inventories

Inventories at December 31, 2001 and 2002 consist of the following (in thousands):

	2001	2002
Fish blocks and surimi	$18,969	$14,106
Finished seafood products	9,773	9,374
Breading, batter and packaging	514	740

	$29,256	$24,220

Note 4.    Prepaid Expenses

Prepaid expenses at December 31, 2001 and 2002 consist of the following (in thousands):

	2001	2002
Additives and packaging	$3,684	$4,475
Prepaid product freight	2,418	1,190
Fuel	1,005	901
Prepaid insurance	1,370	1,580
Fishing gear supplies	294	760
Deposits	345	269
Other	1,723	1,381

	$10,839	$10,556

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Note 5.    Property, Vessels and Equipment

Property, vessels and equipment at December 31, 2001 and 2002 consist of the following (in thousands):

	2001	2002
Vessels and related equipment	$293,971	$302,021
Land	1,082	1,470
Building	4,756	10,777
Machinery and equipment	8,050	26,573
Fishing gear	5,406	5,442
Office equipment, furniture and fixtures	3,375	3,663
Office leasehold improvements	603	636

	317,243	350,582
Less accumulated depreciation and amortization	(62,902)	(97,492)

	$254,341	$253,090

Depreciation of property, vessels and equipment, and amortization of leasehold improvements recognized in the income statement was $23,976, $36,548, and $37,802 for the period from January 28, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002, respectively (in thousands). Depreciation and amortization recorded in ending inventory at December 31, 2001 and December 31, 2002 was $2,487 and $2,015, respectively (in thousands).

Note 6.    Derivative Instruments

The Company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective with the Acquisition. The Company has formally designated certain of its hedging derivative instruments as cash flow hedges.

The Company has a significant amount of Japanese yen denominated sales; therefore, its earnings, cash flows and financial position are exposed to foreign currency risk from yen-denominated sales transactions. The Company manages its foreign currency risk by using foreign exchange contracts to hedge the variability of future cash flows associated with Japanese yen denominated sales. These contracts are arranged so that the Company sells Japanese yen to the counterparty at a fixed exchange rate and receives U.S. dollars in return. It is the Company’s risk management policy to hedge 80% of its forecasted yen sales over the next 12 months, 65% over months 13 to 24, 50% over months 25 to 36 and 35% over months 37 to 48.

As of December 31, 2002, the Company had open foreign exchange contracts which are formally designated as cash flow hedges, maturing through October 30, 2006 with total notional amounts of $435.0 million, including $170.0 million subject to extension agreements. Included in these total notional amounts were contracts which originated with a related party with notional amounts of $101.3 million, including $70.0 million subject to an extension agreement. These related party contracts are with Aker RGI ASA (Aker), which, at December 31, 2001, was a limited partner in ASLP, the Company’s ultimate parent. Aker was not a related party at December 31, 2002.

In connection with these foreign currency forward exchange contracts, as of December 31, 2002, the Company also had agreements to extend foreign exchange agreements that expire between March 2004 and December

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

2005, and March 2006 and December 2007. These extension agreements would become binding and effective only if the spot rate falls to a rate below a pre-specified level (the trigger) on or before December 2005. If the spot rate does not reach the trigger on or before December 2005, then neither the Company nor the counterparty shall have any right or obligation with respect to any of these extension agreements. The trigger for each of these extension agreements is 99.0 JPY per USD and the notional amounts of these extension agreements are $100.0 million. The Company also had an agreement to extend foreign exchange agreements that expire between October 2003 and August 2005 that have similar terms as the ones described above. The trigger is 94.0 JPY per USD, the notional amounts are $70.0 million and the trigger date is July 28, 2003.

The net unrealized gain recognized in earnings on foreign exchange contracts designated as cash flow hedges represents the amount of the change in fair value of these contracts arising from the hedge ineffectiveness. Hedge ineffectiveness is determined by the change in the time value component of the contracts. The net unrealized gains recognized in earnings during the period from January 28, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002 were approximately $16.4 million, $16.2 million and $18.3 million, respectively, which are included in the Company’s income statements as a component of foreign exchange gains. Realized gains for the same periods were approximately $3.4 million, $3.0 million and $0.2 million, respectively. There were realized losses on foreign exchange contracts and net foreign currency transaction losses of approximately $0.8 million and $1.3 million for the 2000 and 2001 periods, respectively, and foreign currency transaction gains of $0.5 million for the 2002 period.

The Company has barrier options, which are formally designated as cash flow hedges, to enter into foreign exchange contracts with Aker with a notional amount of $55.0 million. These contracts can be exercised at the Company’s election or alternatively must be exercised if the spot rate reaches a pre-specified level of 94.0 JPY per USD on or before July 29, 2003. The options, if exercised, provide that the Company receives USD in exchange for JPY. The exercise dates are between October 2003 and July 2005. At December 31, 2001 and 2002, an unrealized gain of approximately $6.1 and $5.0 million related to these options was included in other accumulated comprehensive income.

The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recorded in other accumulated comprehensive income. These gains and losses are recognized in revenues when the forecasted sales occur. The estimated net amount of unrealized gains as of December 31, 2000, 2001, and 2002 that were expected to be reclassified into earnings within the next 12 months were approximately $6.6 million, $16.1 million, and $1.8 million, respectively. Gains (losses), net reclassified into revenues for the period from January 28, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002 were ($0.1) million, $11.8 million and $15.7 million, respectively.

The Company also had the following derivative instruments at December 31, 2002:

•	Variable-to-fixed interest rate swap agreements whereby the Company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount of $36.0 million. The objective of the swap agreements is to hedge the variability of future cash flows associated with changes in variable interest rates. As of December 31, 2002, the Company had swap agreements maturing through March 15, 2003. The fair value of these instruments at December 31, 2002 was, in the aggregate, ($0.3) million.

•	Interest rate caps with notional amounts of $29.5 million and $72.5 million maturing in 2003 and 2005, respectively. The cap rates are 9.0% and 5.0%, respectively, and the variable rate is the U.S. dollar three-month LIBOR rate. The fair value of these instruments was not significant at December 31, 2002.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

•	Fuel hedges whereby the Company pays a fixed price per gallon and receives a floating price per gallon with the payments being calculated on a total notional amount of 14.6 million gallons over the term of the contracts through November 30, 2004. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be substantially fully effective and therefore, substantially all unrealized gains and losses are recorded as a component of other accumulated comprehensive income. Unrealized gains and losses relating to the ineffective portion of the hedge were not material. The fair value of these instruments was not significant at December 31, 2002.

On April 18, 2002, the underlying debt instruments associated with interest rate swaps and caps were repaid by the Company. At the date of the debt repayment, the Company had an unrealized loss of $1.0 million as a component of other accumulated comprehensive income as the swaps and caps were considered to be fully effective. Concurrent with the debt repayment, the $1.0 million was charged to loss from debt repayment and related write-offs on the statement of operations, and the swaps and caps were redesignated as cash flow hedges of the interest payments due on the debt instruments that were issued on April 18, 2002. These instruments are considered to be substantially fully effective and therefore, substantially all unrealized gains and losses are recorded as a component of other accumulated comprehensive income. Unrealized gains and losses relating to the ineffective portion of the hedge were not material.

Note 7.    Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31, 2001 and 2002 consist of the following (in thousands):

	2001	2002
Accounts payable	$10,304	$10,351
Accrued payroll and benefits	1,177	4,646
Deferred compensation	3,552	3,272
Accrued protection and indemnity	2,039	2,125
Accrued income taxes	5,285	81
Interest payable	746	5,011
Interest payable—related parties	1,727	979
Other accrued liabilities	6,904	5,344

	$31,734	$31,809

Note 8.    Long-Term Debt

Debt Prior to April 18, 2002 Recapitalization

On January 28, 2000, the Company entered into a Revolving Credit and Term Loan Agreement (the Loan Agreement) with a syndicate group of banks. The Loan Agreement provided for a revolving loan commitment of $60 million and a maximum of $20 million in letters of credit as a subfacility of the revolving loan. The interest was determined on a LIBOR or prime rate basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins ranged from 2.75% to 2.00% for LIBOR loans and 1.75% to 1.00% for prime rate loans. Rates at December 31, 2001 on the revolving loan ranged from 4.19% to 6.25%, and averaged 4.36%. The Loan Agreement also provided for a commitment fee of .5% to .375% of the unused portion of the commitment. Interest expense for the revolving loan for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001 was $2.1 million and $1.6 million, respectively, including commitment fees.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

The long-term facility included a $175 million term loan (Term A) which was payable in quarterly installments of $9 million for the years 2000 to 2002, $10 million for 2003 and $11.25 million for 2004. The Term A loan was scheduled to mature on December 31, 2004. Interest was to be determined on a LIBOR or prime rate basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins ranged from 2.75% to 2.00% for LIBOR loans and 1.75% to 1.00% for prime rate loans. Interest periods were set at the Company’s option. The interest rate in effect at December 31, 2001 was 4.18% using LIBOR rates. Interest expense for the Term A loan was $14.8 million and $9.6 million for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, respectively.

The long-term facility also included a $75 million term loan (Term B) which was payable in quarterly installments of $375,000 for the year 2000, $187,500 for the years 2001 to 2004 and $12.5 million for each of the first three quarters of 2005, with the final payment of $33.75 million due December 31, 2005. Interest was determined on a LIBOR or prime rate basis at the Company’s option, plus a margin determined by ratings received from Moody’s and Standard & Poor’s. The margins ranged from 3.50% to 3.25% for LIBOR loans and 2.50% to 2.25% for prime rate loans. Interest periods were set at the Company’s option. The interest rates at December 31, 2001 were 5.18% using LIBOR rates. Interest expense for the Term B loan was $6.9 million and $5.5 million for the period ended December 31, 2000 and the year ended December 31, 2001, respectively.

The Loan Agreement was secured by all significant assets of the Company, including intangible assets. There also were various covenants requiring additional principal payments on the Term A and Term B loans based on issuance of equity, sale of assets and an excess cash flow calculation performed annually. As of December 31, 2001, the Company was required to make an additional principal payment of $13.2 million within 90 days of year-end related to a mandatory repayment provision in the Loan Agreement which the Company made within the required time period. The Loan Agreement also contained various financial, operating and restrictive covenants. The Company was in compliance with these financial covenants at December 31, 2001.

Various financing fees and costs were paid in connection with the Term A and Term B loans. These deferred financing fees, totaling approximately $9.3 million, were being amortized into interest expense on a straight line basis over a period of six years. Amortization of financing costs was approximately $1.5 million and $1.6 million for the period from January 28, 2000 through December 31, 2000 and the year ended December 31, 2001, respectively.

On December 26, 2001, PLC entered into an $8.0 million revolving term note with a financial institution which is payable in equal semi-annual installments of $0.4 million until January 1, 2012. The purpose of the revolving term note was to refinance the loans related to the purchases of the Deep Pacific, Lilli Ann and North Cape vessels. Interest is determined, at the Company’s option, based on a series of rate options, plus a 2.25% margin. The rate options range from a base rate, which is an adjustable interest rate set by the 30-day Farm Credit Discount Rate, up to a 10-year rate set by the base rate. The interest rate at December 31, 2001 and 2002 was 4.0% and 3.6%, respectively. The Agreement contained various financial, operating and restrictive covenants. The Company was in compliance with these financial covenants at December 31, 2001. The Company was not in compliance with certain of these financial covenants at December 31, 2002 but has obtained a waiver from the financial institution relative to these covenant provisions.

Debt After April 18, 2002 Recapitalization

On April 18, 2002, the Company entered into a credit agreement (the Credit Agreement) with a syndicate group of banks. The Credit Agreement provides for a revolving loan commitment of $75.0 million with a subfacility for

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

letters of credit of up to $30.0 million. There was a total of $2 million outstanding on the revolving credit facility and no letters of credit open at December 31, 2002. The interest on the revolver may be determined based on a rate, which is calculated using LIBOR (Eurodollar rate) or the higher of the Bank prime rate and the federal funds effective rate plus 0.5% per annum (base rate) basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins range from 2.25% to 3.00% for Eurodollar loans and 1.25% to 2.00% for base rate loans. At December 31, 2002, the interest rate was 6.75%. The Credit Agreement also provides for a commitment fee of 0.5% to 0.375% of the unused portion of the revolving commitment, depending on the results of financial covenant ratios. The revolving loan matures on September 30, 2007.

The Credit Agreement also provides for a long-term facility, which includes a $90.0 million term loan (Term A). At December 31, 2002, Term A was payable in quarterly principal installments of $3.0 million through March 2003, $3.3 million from June 2003 through March 2004, $4.0 million from June 2004 to March 2005, $4.5 million from June 2005 through March 2006, $5.5 million from June 2006 through March 2007 and $6.0 million from June 2007 through the final payment on September 30, 2007. Interest may be determined on a Eurodollar rate or the base rate basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins range from 2.25% to 3.00% for Eurodollar loans and 1.25% to 2.00% for base rate loans. At December 31, 2002, the interest rate was 4.4% and the amount outstanding was $83.5 million.

The Credit Agreement also includes a $230.0 million term loan (Term B). At December 31, 2002, Term B was payable in quarterly principal installments of $0.8 million through March 2003, $0.6 million from June 2003 through September 2007, $6.5 million from December 2007 through March 2008, $7.5 million from June 2008 through December 2008 and a final payment of $181.8 million at maturity on March 31, 2009. Interest may be determined on a Eurodollar rate or the base rate basis at the Company’s option, plus a margin of 3.25% for Eurodollar loans or 2.25% for base rate loans. At December 31, 2002, the interest rate was 4.65% and the amount outstanding was $277.0 million.

On December 16, 2002, the Company and ASLP amended the existing senior credit facility. The amendment provides for an increase in the principal amount of Term B loans by $50 million. The Company used the borrowing of $50 million in additional Term B loans to make certain payments related to the acquisition of SPC, pay related fees and expenses, and for its general corporate purposes. The SPC assets that the Company acquired are included in the security for the Company’s indebtedness under the senior credit facility.

The Credit Agreement is secured by substantially all assets of the Company, including intangible assets. The Credit Agreement requires the Company to meet certain financial tests, including without limitation, a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and encumbrances, changes in the nature of our business, investments, dividends and other restricted payments, prepayments of certain indebtedness (including the notes), certain transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, sales of receivables and other matters customarily restricted in such agreements. The Company was in compliance with its covenants at December 31, 2002.

Additionally, the Company issued and sold $175.0 million of senior subordinated notes on April 18, 2002. These notes mature in 2010, and interest is paid bi-annually at a fixed interest rate of 10.125%. Interest expense for the senior subordinated notes was $12.4 million for the year ended December 31, 2002.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

At December 31, 2002, future maturities of long-term debt were as follows (in thousands):

2003	$16,575
2004	18,745
2005	20,981
2006	24,459
2007	27,518
Thereafter	437,025

$545,303

The senior subordinated note agreement contains various financial, operating and restrictive covenants and impose restrictions on capital expenditures. Additionally, the Credit Agreement and the indenture governing the subordinated notes limit additional indebtedness. The covenants in the Credit Agreement also, among other things, restrict the Company’s ability to dispose of assets, incur indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, make restricted payments, create liens, make investments, make acquisitions, change the nature of the business, engage in mergers and consolidations, enter into sale and leaseback transactions, make capital expenditures or engage in certain transactions with affiliates. The indenture governing the subordinated notes also imposes similar restrictions on the operation of our business. The Company was in compliance with its financial covenants at December 31, 2002.

Various financing fees and costs were paid in connection with the Term A and Term B loans and the senior subordinated notes. These deferred financing fees, totaling approximately $35 million, are being amortized into interest expense on a straight-line basis, which approximates the effective interest method over the periods presented. Amortization of deferred financing fees was approximately $3.8 million for the year ended December 31, 2002.

Note 9.    Long-Term Debt—Related Party

In January 2000, the Company entered into two long-term notes payable with Norway Seafoods (the Seller Notes). The Seller Notes provided financing for the Acquisition. The face amounts of the Seller Notes totaled $95 million. The Seller Notes accrued interest at 10% for the first year and required semi-annual interest payments. The Seller Notes provided for application of accrued and unpaid interest to outstanding principal when payment of interest was restricted based on covenants in the agreement. After the first year, the unpaid interest balance at each payment date was added to principal at 120%. Specific restrictions prohibited the payment of interest before January 15, 2002 and before certain long-term debt levels were reduced to levels specified in the agreement. After January 14, 2002, interest could be paid based on the following payment conditions on the term loans: if $50 million, $100 million and $150 million of the term loans have been paid, 33%, 67% and 100% of the current accrued and unpaid interest on the notes could be paid, respectively. Interest expense related to the Seller Notes, excluding discount amortization, was $9.2 million and $12.6 million for the period from January 28, 2000 through December 31, 2000 and the year ended December 31, 2001, respectively. Principal payments were not allowed by the agreements before March 31, 2003. Thereafter, certain financial ratios were required to be achieved before principal could be prepaid and there were also certain restrictions on the amount of prepayment allowed. The maturity date of these Seller Notes was January 28, 2010.

The original face amounts of the Seller Notes were discounted at 14% as the interest rates were considered to be below market rates for loans with similar conditions and restrictions. At December 31, 2001, the undiscounted

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

amount of the Seller Notes was $116.7 million, which after discounts consisted of $1.7 million current payables to related parties, and $105.7 million of long-term notes payable to related party. The discounts totaled $12.6 million at issuance and were amortized into related party interest expense over the period that the Company was precluded from making principal payments. The amortization expense was approximately $2.3 million and $1.0 million for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, respectively. The discounts remaining at December 31, 2001 totaled $9.3 million. The Seller Notes were paid as a result of the Recapitalization.

On October 4, 2002, two investment funds managed by affiliates of Wasserstein & Co. (Wasserstein) purchased from the Company 20,247,084 redeemable preferred equity units for a price of $1 per unit and a note with a face amount of $4.3 million for a price of $3.8 million. In addition, Wasserstein purchased, for $3.3 million, warrants to purchase 36,279 partnership units of ASLP for $88.21 per unit or $3.2 million in the aggregate at any time prior to October 4, 2011. In addition to the issuance of the redeemable preferred equity units and the note, the Company made a distribution to ASLP, the total of which was used by ASLP to redeem 44,828 ASLP units and a warrant to purchase 106,875 ASLP units for $100 per unit or $10.7 million in the aggregate, which were held by affiliates of Norway Seafoods. The transactions were non-cash financing activities. The note will become due and the Company will be required to redeem the preferred equity units in whole or in part upon the occurrence of certain triggering events, including a change in control of the Company or the receipt by the Company of dividends or distributions from its subsidiaries, or on October 15, 2010. Prior to October 15, 2010 or the occurrence of a triggering event, no cash payments are required. The base rate of return on the redeemable preferred equity units, which is recorded as related party interest expense, is 12.5%, the base interest rate on the note is 12.5% and additional interest expense results from the amortization of debt discount. The redeemable preferred equity units and the note are included in notes payable to related party in the accompanying consolidated balance sheet at December 31, 2002. The amounts due are subject to adjustment based on the timing of repayment, events of default, if any, and certain other matters.

The original face amount of the note purchased by Wasserstein was discounted as the interest rates were considered to be below market rates for loans with similar conditions. At December 31, 2002, the amount of the note was $3.8 million net of discount recorded at issuance and is included in long-term notes payable to related party. The amortization of the discount was not significant for the year ended December 31, 2002. The discount remaining at December 31, 2002 totaled approximately $0.5 million.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Note 10.    Related Parties

Related parties represent companies affiliated by common ownership. Transactions with related parties include the following (in thousands):

	January 28 through December 31 2000	2001	2002
Revenue:
Management, marketing and consulting fees	$1,231	$938	$709
Finished product sales	281	90	—
Other	81	—	—

Total revenue	$1,593	$1,028	$709

Cost of sales:
Raw material purchases	$(1,693)	$(9,613)	$(4,377)
Purchase of quota from related parties	(5,022)	(12,885)	(15,278)

Total cost of sales	$(6,715)	$(22,498)	$(19,655)

Other:
Interest expense, net	$10,196	$13,608	$4,744
Debt discount amortization	$2,814	$969	$—
Business combination transaction costs	$5,177	$—	$5,707

Note 11.    Federal Income Taxes

The taxable entities in the consolidated group are ASC, Inc. and, beginning in December 2002, SPC Trucking. Holdings and all of its other subsidiaries are flow-through entities for income tax purposes. The provision for income taxes for these periods reflects only the provision (benefit) of ASC, Inc. and SPC Trucking.

Actual tax provision (benefit) differs from expected tax provision (benefit) because substantially all of the consolidated entities are flow-through entities for tax reporting purposes. Temporary differences primarily relate to the tax effect of the purchase price allocation of ASC, Inc. and special allocations of deductions between ASC, Inc. and the partners of ASLP according to the Internal Revenue Code Section 704 (c) and terms of the LLC agreement.

Provision (benefit) for income taxes include the following (in thousands):

	January 28 through December 31, 2000	2001	2002
Current	$(557)	$4,709	$(2,937)
Deferred	3,785	(6,607)	3,696

Total provision (benefit)	$3,228	$(1,898)	$759

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

	January 28 through December 31, 2000	2001	2002
Statutory rate	35.0%	35.0%	35.0%
Impact of flow-through entities	(5.1)	(46.2)	(29.3)
Extraterritorial income exclusion	—	—	(1.3)
Other	1.0	0.8	(1.1)

Effective rate	30.9%	(10.4)%	3.3%

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 2001 and 2002 follow (in thousands):

	2001	2002
Deferred tax assets:
Unrealized losses on derivatives, net	$5,600	$—
Other	1,580	156

Total deferred tax assets	$7,180	$156

Deferred tax liabilities:
Property, vessels and equipment	$(9,484)	$(4,355)
Cooperative rights	(32,399)	(32,359)
Other	(1,364)	(3,205)

Total deferred tax liabilities	$(43,247)	$(39,919)

Net deferred tax liabilities	$(36,067)	$(39,763)

Amounts reflected on the accompanying consolidated balance sheet as of December 31, 2001 and 2002 are as follows:

Net deferred tax liabilities	$(36,067)	$(39,763)
Included in the balance sheet as noncurrent deferred income tax liability	39,653	39,763

Net current deferred income tax asset	$3,586	$—

The book basis of the Company’s net assets exceeds tax basis by approximately $107.3 million and $114.6 million at December 31, 2001 and 2002, respectively.

Note 12.    Retirement Plans

The Company sponsors a defined contribution profit sharing plan that covers all eligible full-time employees. Profit sharing contributions to the plan are at the discretion of management. The Company also makes matching contributions equal to 25% of the employees’ contributions to the plan. The total amount of the Company’s contribution was approximately $425,000, $84,000, and $176,000 for the period from January 28, 2000 to December 31, 2000, and the years ended December 31, 2001 and 2002, respectively.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

The Company also sponsors a nonqualified deferred compensation plan for certain employees. The Company makes matching contributions equal to 25% of the employees’ deferred compensation up to a maximum Company contribution of 3.75% of the employee’s annual compensation. Employees’ earnings under this plan are calculated to be equal to the returns of certain public funds as designated by the employee. To assist in funding the deferred compensation program, the Company has invested in corporate-owned life insurance policies. The cash surrender value of these policies was approximately $2.0 million and $2.2 million at December 31, 2001 and 2002, respectively, and is included in other assets. The liability for the deferred compensation was approximately $3.4 million and $3.0 million at December 31, 2001 and 2002, respectively, and was recorded in accrued expenses.

Note 13.    Major Customers

The Company had sales to an individual customer for the period January 28, 2000 to December 31, 2000 that represented 11.9% of total sales. The Company did not have any individual customers that represented in excess of 10% of total sales for the years ended December 31, 2001 or 2002.

Note 14.    Commitments and Contingencies

Leases

The Company leases offices, two warehouses, parking space, and land under operating leases. Lease expense was $2.0 million, $2.8 million, and $3.0 million for the period from January 28, 2000 to December 31, 2000, and the years ended December 31, 2001 and 2002, respectively.

Minimum future lease payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 2002 are as follows (in thousands):

2003	$852
2004	664
2005	592
2006	530
2007	530

$3,168

Litigation

The Company is a party to several lawsuits involving employment matters. A class action suit was brought by a number of vessel crewmembers who allege deficiencies and breaches in their employment contracts for the 2000 pollock A season. During 2001, the Company received a judgment against it in the amount of $1.6 million related to this matter. In 2001, the Company accrued for the amount management estimates the Company may have to pay relating to this matter, and did not change the recorded liability in 2002 as the amount accrued is still considered appropriate by management.

In October 2001, a complaint was filed in the United States District Court for the Western District of Washington and the Superior Court of Washington for King County. An amended complaint was filed in both courts in January 2002. The amended complaint was filed against the Company by a former vessel crewmember on behalf of himself and a class of over 500 seamen, although neither the United States District Court nor the Superior

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Court have certified this action as a class action. In June 2002, the plaintiffs voluntarily dismissed the complaint filed in the Superior Court. The complaint filed alleges that the Company breached its contract with the plaintiff by underestimating the value of the catch in computing the plaintiff’s wages. The plaintiff demanded an accounting of his crew shares pursuant to federal statutory law. In addition, the plaintiff requested relief under a Washington statute that would render the Company liable for twice the amount of wages withheld, as well as judgment against the Company for compensatory and exemplary damages, plus interest, attorneys’ fees and costs, among other things. The plaintiff also alleged that the Company fraudulently concealed the underestimation of product values, thereby preventing the discovery of the plaintiff’s cause of action. This litigation is in a preliminary stage and its ultimate outcome is uncertain. The Company has denied the allegations made and intends to vigorously defend the claims. Management is not able to estimate the possible loss, if any, relating to this matter.

Other lawsuits relate principally to employment matters and are not expected by management to be material to the Company’s consolidated financial statements taken as a whole.

Protection and Indemnity Claims

The Company currently has protection and indemnity policies for each of its fishing vessels. The deductible and aggregate amounts for the policies are as follows:

For the years:	Deductible per claim or occurrence	Annual aggregate deductible
2000	$10,000	$1.1 million
2001	$5,000-50,000	No aggregate
2002	$20,000-50,000	No aggregate

The Company incurred expenses of approximately $2.2 million, $2.6 million and $1.7 million related to costs paid under deductibles for the period from January 28, 2000 to December 31, 2000 and the years ended December 31, 2001 and 2002, respectively.

Fish Purchase Commitments

The Company has commitments to purchase pollock in future years based on the total allowable catch. Based on 2003 total allowable catch and allocated quotas, these purchase commitments total approximately $31.2 million, of which approximately $17.2 million is expected to be due in 2003.

The Company also has commitments to purchase cod in future years based on the total allowable catch. Based on 2003 total allowable catch and allocated quotas, these purchase commitments total approximately $1.7 million, of which approximately $0.8 million is expected to be due in 2003.

Note 15.    Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, receivables, foreign exchange contracts, interest rate swap and cap agreements, fuel contracts, accounts payable, and short-term and long-term borrowings. The Company believes that the fair value of these financial instruments approximates their carrying amounts based on current market indicators, such as prevailing interest rates and market pricing models.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Note 16.    Member’s Equity

Restrictions on Distributions and Liabilities

As described in Note 1, the Company is part of a group of subsidiaries that, with the exception of PLC, are wholly owned by ASLP. The partners of ASLP do not have any direct liability for the acts of ASLP and the members of Holdings do not have any direct liability for the acts of Holdings. There are restrictions imposed on distributions to members by covenants contained in the Credit Agreement described in Note 8. Distributions are limited to an amount which will enable the members of ASG to pay theoretical tax, as defined in the Credit Agreement, on the amount of taxable income allocated to the members of ASG.

Note 17.    Partnership Unit Option Plan

ASLP adopted a unit option plan on January 28, 2000, as amended and restated effective April 18, 2002 and as amended on December 16, 2002 (the “Unit Option Plan”). Options were granted under the Unit Option Plan to officers and certain key employees. The purpose of the Unit Option Plan is to promote the success of ASLP and the interests of its partners by attracting, motivating, retaining and rewarding eligible participants.

The Unit Option Plan has been administered by the entire board of directors of ASC Management, Inc., the general partner of ASLP. The board selects eligible participants for participation in the Unit Option Plan and determines the number of partnership units subject to each option granted thereunder, the exercise price of such options, the time and condition of exercise of such options and all other terms and conditions of such options, including the form of the options agreement setting forth the terms and conditions of such options. The board may in its discretion establish performance measures or other criteria that must be satisfied or met as a condition to the grant of an option or the exercisability of all or a portion of an option. The board also determines whether an option is exercisable in cumulative or non-cumulative installments and in part or in full at any time.

In the sole discretion of the board, the terms of an option agreements may provide that in the event of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of or equity interests in ASLP, the vesting of some or all of a participant’s outstanding options shall, immediately upon the occurrence of such event or at such other time specified in the option agreement, be accelerated, in part or in full. In addition, the board may at any time accelerate the vesting of any option issued under the Unit Option Plan, in part or in full.

The Unit Option plan provides for the issuance of Series A options, Series B options, Series C options, Series D options, Series E options and Series F options, and permits ASLP to issue different types of options. Under the plan, the Series A options vest based on certain specified periods of continued employment following issuance of the options; the Series B and E options vest based on ASLP achieving certain EBITDA targets; the Series C, D and F options vest based on certain partners of ASLP achieving specified target internal rates of returns. Subject to adjustments provided for in any option agreement, the Unit Option Plan provides for an aggregate of 182,000 partnership units to be available for option grants. Each option is subject to vesting provisions and transfer restrictions as set forth in the option agreement relating to such option. Unless terminated earlier by the board, the Unit Option Plan will terminate when ASLP partnership units are no longer available for grant.

Prior to the Recapitalization, the Series A options vested 50% after the third year and ratably for the fourth, fifth, and sixth years. The Series A options were granted as part of a fixed award with a strike price equal to the fair market value of the partnership units when issued. The Series B options vested ratably over five years provided certain EBITDA targets were met. Series B options exercisable under the plan as of December 31, 2000 and

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

December 31, 2001 were 5,267 and 11,657, respectively. Equity-based compensation expense under the fair value method of $0.2 million and $0.5 million was recorded under the Unit Option Plan for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, respectively. The Series C and D options vested upon a substantial sale of the ownership interests of certain partners based upon the achievement of certain internal rate of return targets. Accordingly, no compensation cost relating to the Series C and D options was recognized for the periods from January 28, 2000 to December 31, 2000 or for the year ended December 31, 2001.

On April 18, 2002, in connection with the Recapitalization, the Company made changes in the terms of the options held by certain employees of the Company to acquire partnership units in ASLP. The changes to the terms of the options impacted the Series A, B, C and D options. The Series A options were repriced from $100 to $83.55 per ASLP partnership unit through the date of the Recapitalization and to $50.00 per ASLP partnership unit after the Recapitalization. The vesting of the Series A options was changed to 37.5% immediately prior to the Recapitalization, 12.5% upon the third anniversary of the original option grant and 16.7% per year thereafter. The Series B options were repriced from $100 to $83.55 per ASLP partnership unit, 90% of the options vested immediately prior to the Recapitalization and 10% of the options were cancelled. The Series C and D options were repriced to $0.01 per ASLP partnership unit. A portion of the Series C and D options vested upon a sale of the ownership interests of certain partners in August 2002. On November 18, 2002, the Company forgave the $0.01 exercise price for the units that vested upon a sale of ownership interests and converted these options to ownership units in ASLP. In 2002, the board of directors granted additional Series A options, 50% of which vest on the third anniversary of the grant date with the remainder vesting equally on each of the fourth, fifth and sixth anniversary of the grant date, new Series E performance-based options that will vest only if certain EBITDA targets are met and new Series F performance-based options that will vest upon a substantial sale of the ownership interests of certain partners based upon the achievement of specified internal rate of return targets. These grants included options for certain new key employees hired subsequent to the Recapitalization. At December 31, 2002, certain terms of the Series E options were not resolved, but the Company agreed to vest 10% of the Series E options at that time, excluding Series E options held by SPC employees.

The weighted-average exercise price of the outstanding options at December 31, 2002 was approximately $100 per unit and the weighted-average grant-date fair value was $27.75 and $39.36 per unit for options granted during the period from January 28, 2000 to December 31, 2000 and during 2002, respectively. No options were granted during 2001. The Company recognized compensation expense of approximately $0.2 million, $0.5 million, and $5.6 million for the period from January 28, 2000 to December 31, 2000 and for the years ended December 31, 2001 and 2002, respectively. As the Company will ultimately pay ASLP for the amount of option compensation expensed, these amounts have been recorded as accrued long-term liabilities to related parties.

The fair value of each option grant was estimated using the Black-Scholes option-pricing model. Assumptions used in estimating the fair value were as follows:

	January 28, 2000 to December 31, 2000	2002
Risk free interest rate	6.50%	2.95%—4.65%
Expected life	5 years	2.75—5 years
Expected volatility	—	—
Expected dividend yield	—	—

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Expected volatility is zero as the Company has no public equity securities. Expected dividend yield is zero as distributions are expected only to pay theoretical tax. These assumptions may differ in the future as a result of the planned offering (see Note 21).

Activity and price information for the Unit Option Plan are summarized as follows:

	Series A (units)	Series B (units)	Series C (units)	Series D (units)	Series E (units)	Series F (units)	Weighted Average Exercise Price
Balance Outstanding, January 28, 2000	—	—	—	—	—	—	—
Granted	36,588	36,579	36,579	22,500	—	—	$100.00

Balance Outstanding, December 31, 2000	36,588	36,579	36,579	22,500	—	—	$100.00

Balance Outstanding, December 31, 2001	36,588	36,579	36,579	22,500	—	—	$100.00
Granted	8,407	99	99	—	37,539	8,307	$171.01
Exercised	13,701	32,862	17,595	11,228	—	—	$51.61
Forfeited	2,103	3,816	2,343	—	—	—	$100.00

Balance Outstanding, December 31, 2002	29,191	—	16,740	11,272	37,539	8,307	$100.00

No options were exercisable as of December 31, 2000. As of December 31, 2001 and 2002, 11,657 and 3,670 options were exercisable, respectively. The weighted average exercise price of options exercisable at December 31, 2001 and 2002 was $100.00 and $168.45, respectively.

Outstanding options under the Unit Option Plan and summarized as follows:

Price Range	Options Outstanding	Weighted Average Exercise Price Options Outstanding	Options Exercisable	Weighted Average Exercise Price Options Exercisable	Weighted Average Remaining Contractual Life (Years)
$0.01	28,012	$0.01	—	—	6.08
$50.00	20,884	$50.00	—	—	6.08
$166.41—$176.41	54,153	$171.01	3,670	$168.45	8.43

$0.01—$176.41	103,049	$100.00	3,670	$168.45	7.28

On July 2, 2002, the Company loaned $6 million to its chief executive officer to purchase ownership interests in ASLP from a selling partner at the same price per unit paid by other purchasing partners at that time. The loan bears an initial interest rate of 5.25% with a requirement to reset the rate to the prime rate plus one-half percent per annum on January 1, April 1, July 1 and October 1 of each year that the loan is outstanding. Payments on the loan are required to be made from the net proceeds of any and all dividends and distributions with respect to the chief executive officer’s interests in ASLP or the Company, interests in connection with a public liquidity event or exercise of any management option, whether currently owned or subsequently purchased, and 25% of the gross amount of any annual bonus paid, and any outstanding balance is due in 2012. The underlying loan is recourse to the assets of the chief executive officer, except that the recourse to assets other than ownership interests in ASLP and Holdings is eliminated under certain circumstances if the value of the underlying security becomes greater than four times the loan balance, and all of the chief executive officer’s ownership interests in ASLP and Holdings is pledged as collateral for the loan. During 2002, approximately $0.2 million of related party interest income had been recorded pursuant to this loan.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

On October 28, 2002, as a non-public entity, Holdings loaned approximately $0.7 million to certain members of management of the Company to purchase ownership interests in ASLP from a selling partner. These loans bear an initial interest rate of 5.25% with a requirement to reset the rate to the prime rate plus one-half percent per annum on January 1, April 1, July 1 and October 1 of each year that the loan is outstanding. Payments on these loans are required to be made from the net proceeds of any and all dividends and distributions with respect to the purchaser’s interests in the Company, interests in connection with a public liquidity event or exercise of any management option whether currently owned or subsequently purchased, and 25% to 33% of the gross amount of any annual bonus paid, and any outstanding balance is due in 2012. The underlying loans are full recourse to the assets of the purchasers, except that the recourse to assets other than ownership interests in ASLP is eliminated under certain circumstances if the value of the underlying security becomes greater than four times the loan balance, and all of the purchasers’ ownership interest in ASLP is pledged as collateral for the loan.

Note 18.    Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) includes net income as well as a component comprised of certain gains and losses that under generally accepted accounting principles are reflected as other accumulated comprehensive income in members’ interest, but are excluded from the determination of net income. The Company has segregated the total other accumulated comprehensive income from the other components of members’ interest in the accompanying consolidated balance sheet. The components of accumulated other comprehensive income (loss) at December 31, 2001 and 2002 are as follows:

	2001	2002
Unrealized gains (losses) on derivative instruments designated as hedges	$31,086	$(6,315)
Translation adjustment	(17)	(15)

Total accumulated other comprehensive income (loss)	$31,069	$(6,330)

Note 19.    Quarterly Information (Unaudited)

The following tables set forth selected consolidated financial data for the Company for the years ended December 31, 2001 and 2002.

	2001				2002
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue	$111,933	$87,210	$53,861	$83,835	$83,858	$98,852	$73,600	$76,562
Gross profit	55,166	28,295	20,646	23,132	41,343	36,835	30,331	17,972
Operating income (loss)	34,121	3,834	(2,376)	(143)	27,194	20,320	14,212	(2,751)
Net income (loss)	31,368	1,123	(5,628)	(6,785)	19,737	804	11,484	(9,772)

Note 20.    Acquisition of Southern Pride Catfish Business

On December 16, 2002, the Company, through direct and indirect wholly-owned subsidiaries, purchased substantially all of the assets of SPCC, an Alabama corporation engaged in the business of catfish harvesting, processing and distribution and contributed these assets to SPC, which was formed in connection with the acquisition. SPC complements the Company’s existing operations by adding a whitefish species, catfish, to the product line. With this addition, the Company expects to have significant market positions in pollock, cod and catfish, the top three domestic whitefish species in terms of human consumption. The operations of SPC for the period of December 16, 2002 through December 31, 2002 have been included in the Company’s 2002 financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

The purchase price was approximately $41.8 million in cash. In addition, the Company assumed liabilities of $3.8 million, paid off bank debt of SPCC in the amount of $2.4 million and incurred direct acquisition costs of approximately $1.0 million. The acquisition was financed with additional indebtedness under the Company’s senior credit facility (see Note 8). Factors considered by management in the purchase price that resulted in goodwill included the historic and expected future cash flows of the acquired business and management’s belief that SPC will complement and augment the Company’s existing production and distribution capacity.

The allocation of purchase price is tentative as the Company has not yet obtained all information it has arranged to obtain. The preliminary allocation of purchase cost was approximately $11.7 million to current assets; $24.7 million to property and equipment, $4.9 million to other intangible assets and the residual to goodwill. Acquired intangible assets consist principally of a trade name and customer-based intangibles, each of which has an estimated life of ten years.

The Company is obligated to purchase up to 5 million pounds of catfish per year from SPCC’s previous owner at a price that is based on a market index. The term of this obligation is ten years. Total catfish purchased from the previous owner for the period from December 16, 2002 through December 31, 2002 was not significant.

Assuming that the acquisition was consummated on January 1, 2001, unaudited pro forma revenue was $438.6 million and $418.4 million and unaudited pro forma net income was $21.7 million and $22.8 million for the years ended December 31, 2001 and 2002, respectively.

Note 21.    Subsequent Event

On January 29, 2003, the Company purchased substantially all the rights under the RAFI agreement for $5.9 million, which approximated the carrying value of the related obligation at the time of the transaction.

Note 22.    Initial Public Offering

American Seafoods Corporation, a wholly-owned indirect subsidiary of the Company, is pursuing an offering of public equity and debt securities that, if completed, would result in the sale of a significant portion of the equity interests in Holdings to American Seafoods Corporation.

In connection with the proposed securities offering, Holdings and certain of its 100% owned subsidiaries would guarantee repayment of the debt. These guarantees would be full and unconditional and joint and several. Holdings has no independent assets or operations. There are no significant restrictions on the ability of Holdings or any guarantor subsidiary to obtain funds from its subsidiaries by dividend or loan. The debt would not be guaranteed by PLC, ASC, Inc. and certain foreign subsidiaries. For 2001, the operations of the non-guarantor subsidiaries were minor. Following is condensed consolidating financial information as of December 31, 2002 and for the year then ended relating to the financial position, cash flows, and operations of Holdings and the subsidiary guarantors combined, and of the non-guarantor subsidiaries combined.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Condensed Consolidating Balance Sheet Information, December 31, 2002:

	Holdings and Guarantor Subsidiaries Combined	Non Guarantor Subsidiaries Combined	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$3,744	$1,859	$—	$5,603
Receivables, net	25,878	1,643	(265)	27,256
Inventories	24,333	26	(139)	24,220
Other current assets	21,775	8,340	—	30,115

Total current assets	75,730	11,868	(404)	87,194

Property, vessels and equipment, net	242,572	10,518	—	253,090
Cooperative rights, net	84,414	1,295	—	85,709
Intangibles and other noncurrent assets, net	70,613	78,921	(86,824)	62,710
Goodwill, net	40,847	—	—	40,847

Total assets	$514,176	$102,602	$(87,228)	$529,550

Liabilities and Members’ Interest (Deficit)
Current liabilities:
Current portion of long-term debt	$16,173	$402	$—	$16,575
Other current liabilities	31,865	1,023	(265)	32,623

Total current liabilities	48,038	1,425	(265)	49,198

Long-term debt, net of current portion	521,893	6,835	—	528,728
Note payable to related party plus accrued interest, net of discount	23,078	—	—	23,078
Other noncurrent liabilities	45,565	44,045	(36,666)	52,944
Minority interest in consolidated subsidiary	803	—	—	803
Members’ interest (deficit)	(125,201)	50,297	(50,297)	(125,201)

Total liabilities and members’ interest (deficit)	$514,176	$102,602	$(87,228)	$529,550

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and 2002

Condensed Consolidating Income Statement Information, Year Ended December 31, 2002:

	Holdings and Guarantor Subsidiaries Combined	Non Guarantor Subsidiaries Combined	Eliminations	Consolidated
Total revenue	$323,679	$12,201	$(3,008)	$332,872
Cost of sales	198,060	9,562	(1,231)	206,391

Gross profit	125,619	2,639	(1,777)	126,481
Selling, general and administrative expenses	58,520	3,900	(1,731)	60,689
Amortization and depreciation of other assets	6,750	67	—	6,817

Operating profit	60,349	(1,328)	(46)	58,975
Interest expense, net	(37,106)	(2,436)	—	(39,542)
Foreign exchange gains, net	18,982	(8)	—	18,974
Loss from debt repayment and related write offs	(11,053)	(4,658)	—	(15,711)
Other	(9,320)	10,050	(815)	(85)
Minority interest	401	—	—	401

Income before income taxes	22,253	1,620	(861)	23,012
Income tax provision	—	759	—	759

Net income	$22,253	$861	$(861)	$22,253

Condensed Consolidating Cash Flow Information, Year Ended December 31, 2002:

	Holdings and Guarantor Subsidiaries Combined	Non Guarantor Subsidiaries Combined	Consolidated
Cash flows from operating activities	$93,821	$2,857	$96,678

Cash flows from investing activities:
Purchases of property, vessels and equipment	(8,484)	(947)	(9,431)
Acquisition of Southern Pride Catfish, net of acquired cash	(43,228)	—	(43,228)
Loans (to) from related parties	(5,920)	—	(5,920)
Other	(178)	123	(55)

Net cash flows from investing activities	(57,810)	(824)	(58,634)

Cash flows from financing activities:
Borrowings of long-term debt	545,000	—	545,000
Principal payments on long-term debt	(322,373)	(804)	(323,177)
Net repayments on revolving debt	(10,000)	—	(10,000)
Payments on other obligations to related party	(1,350)	—	(1,350)
Financing fees and costs	(37,370)	—	(37,370)
Distributions to members, net	(207,839)	—	(207,839)

Net cash flows from financing activities	(33,932)	(804)	(34,736)

Net increase in cash	2,079	1,229	3,308
Cash and cash equivalents at beginning of period	1,665	630	2,295

Cash and cash equivalents at end of period	$3,744	$1,859	$5,603

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

UNAUDITED CONDENSED

CONSOLIDATED BALANCE SHEET

(in thousands)

June 30, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,898
Trade accounts receivable, net of allowance of $435	26,253
Receivables from related parties	329
Inventories	39,972
Prepaid expenses	17,312
Unrealized gains on derivatives	11,087
Income taxes receivable	7,379
Other	3,671

Total current assets	110,901

PROPERTY, VESSELS AND EQUIPMENT, net	240,306
OTHER ASSETS:
Noncurrent receivables from related parties	5,922
Unrealized gains on derivatives	23,328
Cooperative rights, net of accumulated amortization of $55,745	83,830
Goodwill	40,847
Other intangibles, net of accumulated amortization of $3,763	9,237
Deferred financing costs, net of accumulated amortization of $5,914	31,778
Other	7,927

Total other assets	202,869

Total assets	$554,076

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt	$15,417
Accounts payable and accrued expenses	39,814
Payables to related parties	745
Unrealized losses on derivatives	458

Total current liabilities	56,434

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	504,580
Accrued long-term liabilities to related parties	4,446
Notes payable to related party, net of discounts	23,212
Unrealized losses on derivatives	7,903
Deferred tax liability	39,763

Total long-term liabilities	579,904

Total liabilities	636,338

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY	836
MEMBERS’ DEFICIT:
Members’ deficit	(83,258)
Accumulated other comprehensive income	160

Total members’ deficit	(83,098)

Total liabilities and members’ deficit	$554,076

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED

INCOME STATEMENTS

	Six Months Ended June 30,
	2002	2003
SEAFOOD SALES	$182,020	$231,955
OTHER	690	1,008

Total revenue	182,710	232,963
COST OF SALES, including depreciation of $15,780 and $15,203	94,626	139,173
COST OF SALES—RELATED PARTIES	9,906	5,624

Gross profit	78,178	88,166
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, EXCLUDING EQUITY-BASED COMPENSATION	25,785	32,441
EQUITY-BASED COMPENSATION	1,509	212
AMORTIZATION OF COOPERATIVE RIGHTS AND INTANGIBLES, AND DEPRECIATION OF OTHER ASSETS	3,370	4,032

Operating profit	47,514	51,481

OTHER INCOME (EXPENSE):
Interest expense, net	(12,788)	(19,360)
Related party interest expense, net	(4,156)	(2,234)
Foreign exchange gains, net	6,567	8,305
Loss from debt repayment and related write-offs	(15,711)	—
Other	(362)	54
Minority interest	104	(33)

Total other expense, net	(26,346)	(13,268)

Income before income taxes	21,168	38,213
INCOME TAX PROVISION	627	2,413

Net income	$20,541	$35,800

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,541	$35,800
Adjustments to reconcile net income to net cash flows from by operating activities:
Depreciation and amortization	19,150	19,235
Unrealized gains on derivatives, net	(1,508)	(5,030)
Amortization of deferred financing costs	1,454	2,524
Amortization of debt discounts	485	132
Accretion of other obligations to related party	3,802	—
Equity-based compensation	1,509	212
Minority interest	(104)	33
Loss from debt repayment and related writeoffs	15,711	—
Loss on sale of property and equipment	—	47
CHANGE IN OPERATING ASSETS AND LIABILITIES:
Receivables, net	13,974	674
Receivables from related parties	108	—
Inventories	(4,273)	(12,891)
Prepaid expenses and other current assets	(1,479)	(8,509)
Other assets, net	(599)	(209)
Accounts payable and accrued expenses	6,472	8,005
Payables to related parties	(65)	(69)

Net cash flows from operating activities	75,178	39,954

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, vessels and equipment	(5,069)	(6,708)
Short term loan to related party	251	—
Purchase of fishing rights	—	(1,016)
Other	(22)	(157)

Net cash flows from investing activities	(4,840)	(7,881)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	495,000	—
Principal payments on long-term debt	(315,288)	(41,305)
Net (repayments) borrowings on revolving debt	(12,000)	15,999
Payments on other obligations to related party	(1,350)	(4,639)
Costs related to recapitalization transaction	—	(2,198)
Financing fees and costs	(35,933)	(448)
Contributions from members	—	34
Distributions to members	(184,196)	(221)

Net cash flows from financing activities	(53,767)	(32,778)

Net increase in cash and cash equivalents	16,571	(705)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,295	5,603

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18,866	$4,898

The accompanying notes are an integral part of these condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

June 30, 2003

Note 1.    Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for annual financial statements. The unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that the management of American Seafoods Holdings LLC (Holdings) and its subsidiaries (together, the Company) believes necessary for fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company as of December 31, 2002. Results for interim periods are not necessarily indicative of results expected for the full year or future periods.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates impacting the financial statements include the amortization life of cooperative rights, the effectiveness of hedges against risks of foreign currency, interest and fuel price changes, and equity-based compensation.

Newly adopted and recently issued accounting pronouncements

In April 2003, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.’’ SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded into other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of this statement are not expected to have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The statement requires issuers to classify as liabilities (or assets in some circumstances) three classes of freestanding financial instruments that embody obligations for the issuer. Generally, the statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period after June 15, 2003. The provisions of this statement are not expected to have a material impact on the Company’s financial position or results of operations.

In May 2003, the EITF issued a final consensus on Issue 01-8, “Determining Whether an Arrangement Contains a Lease.” Issue 01-8 provides guidance on determining whether an arrangement is or includes a lease within the scope of SFAS No. 13 “Accounting for Leases.” If it is determined that a lease exists, the lease and non-lease components of a combined sales arrangement must be accounted for separately. Issue 01-8 is effective prospectively for arrangements entered into, modified, or acquired in fiscal periods beginning after May 28,

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

2003. The provisions of this statement are not expected to have a material impact on the Company’s financial position or results of operations.

Note 2.    Inventories

Inventories at June 30, 2003 consisted of the following (in thousands):

June 30, 2003
Fish blocks and surimi	$27,858
Finished seafood products	11,453
Breading, batter and packaging	661

$39,972

Note 3.    Prepaid Expenses

Prepaid expenses at June 30, 2003 consist of the following (in thousands):

June 30, 2003
Additives and packaging	$6,373
Prepaid product freight	1,752
Fuel	1,095
Prepaid insurance	3,452
Fishing gear supplies	550
Deposits	257
Dues and CDQ purchases	1,096
Other	2,737

$17,312

Note 4.    Goodwill and Intangible Assets

On January 29, 2003, the Company settled substantially all its obligations under the Rebecca Ann Fisheries, Inc. (RAFI) agreement for $5.9 million, which approximated the carrying amount of the related obligation at the time of the transaction. On April 1, 2003 the Company exercised its option to purchase outright the related fishing rights for $1.0 million.

Amortization of intangible assets was approximately $2.3 million and $2.6 million for the six month periods ended June 30, 2002 and 2003, respectively. Amortization of intangible assets is expected to be approximately $5.2 million for each of the next five years.

As of June 30, 2003, the allocation of goodwill between ocean harvested whitefish and other seafood products was approximately $33.6 million and $7.2 million, respectively.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

Note 5.    Derivative Instruments

The Company has a significant amount of Japanese yen denominated sales; therefore, its earnings, cash flows and financial position are exposed to foreign currency risk from yen-denominated sales transactions. The Company attempts to minimize foreign currency risk by using foreign currency forward exchange contracts to hedge the variability of future cash flows associated with Japanese yen denominated sales. These contracts are arranged so that the Company sells Japanese yen to the counterparty at a fixed exchange rate and receives U.S. dollars in return. It is the Company’s risk management policy to hedge 80% of its forecasted yen sales over the next 12 months, 65% over months 13 to 24, 50% over months 25 to 36, and 35% over months 37 to 48.

As of June 30, 2003, the Company had open foreign exchange contracts which are formally designated as cash flow hedges, maturing through December 29, 2006 with total notional amounts of $746 million, including $309 million subject to extension agreements.

Two of the extension agreements expire between March 2004 and December 2005, and March 2006 and December 2007. These extension agreements would become binding and effective only if the spot rate falls to a rate below a pre-specified level (the trigger) on or before December 2003 or December 2005, respectively. If the spot rate does not reach the trigger on or before December 2003 or December 2005, then neither the Company nor the counterparty shall have any right or obligation with respect to any of these extension agreements. The trigger for each of these two extension agreements is 99.0 JPY per USD and the notional amounts of these extension agreements are $100.0 million. The Company also has another extension agreement that has similar terms to the ones described above that expires between October 2003 and August 2005. The trigger is 94.0 JPY per USD and the notional amounts are $70.0 million with a trigger date of July 28, 2003. These extensions were not triggered as of this date. The Company also has two additional extension agreements that have similar terms to the ones described above. These extension agreements expire between September 2006 and March 2008 and February 2007 and March 2007, respectively. The trigger is 99.0 JPY per USD and 110.0 JPY per USD, respectively, and the notional amounts are $100.0 million and $39.0 million, respectively. The trigger dates are March 30, 2006 and March 29, 2004, respectively.

The net unrealized gain recognized in earnings on foreign exchange contracts designated as cash flow hedges represents the amount of the change in fair value of these contracts arising from hedge ineffectiveness. Hedge ineffectiveness is determined by the change in the time value component of the contractual currency exchanges. The net unrealized gains recognized in earnings for the six months ended June 30, 2002 and 2003 were approximately $6.6 million and $7.7 million, respectively. These amounts are included in the Company’s statements of operations as a component of foreign exchange gains. Realized gains (losses) for the six months ended June 30, 2002 and 2003 were approximately ($0.5) million and $3.2 million, respectively, related to settled contracts. During the six months ended June 30, 2002 and 2003 net foreign currency transaction gains (losses) included as a component of foreign exchange gains were approximately $0.5 million and ($2.6) million, respectively.

The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recognized in accumulated other comprehensive income. These gains and losses are recognized in revenues when the forecasted sales occur. The estimated net amount of existing gains (losses) as of June 30, 2003 that are expected to be reclassified into earnings within the next 12 months is approximately ($0.8) million. Gains reclassified into revenues for the six months ended June 30, 2002 and 2003 were approximately $12.2 million and $2.6 million, respectively.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

The Company has barrier options, which are formally designated as cash flow hedges, to enter into foreign exchange contracts with a notional amount of $55.0 million. These contracts can be exercised at the Company’s election. The options, if exercised, provide that the Company receives USD in exchange for JPY. The exercise dates are between October 2003 and July 2005. At June 30, 2003, an unrealized gain of $5.7 million resulting from the change in spot rate, or the effective portion, was included in other accumulated comprehensive income.

The Company also had the following derivative instruments at June 30, 2003, which are formally designated as cash flow hedges:

•	Interest rate caps with notional amounts of $21.0 million and $72.5 million maturing in March 2005 and June 2005, respectively. The cap rate is 5.0% for each cap and the variable rate is the U.S. dollar three-month LIBOR rate. The fair value of these instruments at June 30, 2003 was not material.

•	Fuel hedges are entered into whereby the Company pays a fixed price per gallon and receives a floating price per gallon with the payments being calculated on the remaining notional amount of 11.4 million gallons over the term of the contracts through November 30, 2004. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be substantially fully effective and, therefore, substantially all unrealized gains and losses are recognized as a component of other accumulated comprehensive income. Unrealized gains and losses relating to the ineffective portion of the hedge were not material. The fair value of these instruments was an unrealized gain of $0.6 million at June 30, 2003, including a valuation allowance of $0.1 million recorded for unrealized gains related to a provider that filed for bankruptcy during 2002.

On April 18, 2002, the underlying debt instruments associated with interest rate swaps and caps were repaid by the Company. At the date of the debt repayment, the Company had an unrealized loss of $1.0 million as a component of accumulated other comprehensive income as the swaps and caps were considered to be fully effective. Concurrent with the debt repayment, the $1.0 million was charged to loss from debt repayment and related write-offs on the statement of operations, and the swaps and caps were redesignated as cash flow hedges of the interest payments due on the debt instruments that were issued on April 18, 2002. These instruments were considered to be substantially fully effective and therefore, substantially all unrealized gains and losses were recognized as a component of other comprehensive income. Unrealized gains and losses relating to the ineffective portion of the hedge were not material. On March 15, 2003, these redesignated interest rate swaps expired.

Note 6.    Commitments and Contingencies

The Company is party to fixed obligation agreements with Community Development Quota (CDQ) groups that provide the Company with an exclusive license to harvest and process all or part of the CDQ groups’ portion of the total allowable catch of pollock allocated to them under the Alaska Community Development Quota program. Under these agreements, the Company is obligated to make minimum purchases over the next 1 to 3 years, which will be based on the total allowable catch for each year. Based on the 2003 total allowable catch, minimum purchases total approximately $32.9 million, of which $18.0 million and $14.9 million are committed in 2003 and 2004 through 2005, respectively. The company purchased $7.2 million in CDQ during the six months ended June 30, 2003.

The Company is obligated to purchase up to 5 million pounds of catfish per year from the previous owner of Southern Pride Catfish Company, Inc. (SPC) at a price that is based on a market index. The term of this obligation is ten years. The Company purchased 1.0 million pounds of catfish for $0.6 million from the previous owner during the six months ended June 30, 2003.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

The Company is a party to several lawsuits involving employment matters. On April 27, 2000, an action was filed in the United States District Court for the Western District of Washington against the Company by two former vessel crew members alleging that the Company breached the terms of their crewmember agreements, resulting in the underpayment of the individuals’ crew shares for the 2000 “A” season. The plaintiffs also claimed that the Company had violated certain federal requirements that entitle them to be paid the highest rate of wages paid to similarly rated crew members aboard other vessels. On October 11, 2000, the action was certified as a class action, with the plaintiff class consisting of all of the crew members on all of the Company’s vessels during the 2000 “A” season. On January 8, 2002, the District Court ruled in favor of the plaintiffs on one of their four specific claims after finding they had proved that the Company diluted each individual’s crew share by dividing each individual share by a number that was larger than the number of shares assigned to the whole crew, thereby depriving the crew members of their full wages. The court awarded damages in the aggregate amount of $1.6 million and attorneys’ fees and expenses in an aggregate amount to be determined. The Company has accrued for the amount that it estimates that it may have to pay relating to this matter in 2001. The plaintiffs requested attorneys’ fees of approximately $0.6 million, and on April 29, 2002, the court awarded $0.4 million in attorneys’ fees and expenses, and an additional $0.1 million to be paid out of the plaintiffs’ award at no additional cost to the Company. The court further found that the Company’s underpayment of crew shares was not willful. The plaintiffs filed a Notice of Appeal to the Ninth Circuit Court in connection with one of the three claims that the court rejected. The appealed claim alleges that the crew contracts did not comply with the provisions of the applicable statutes, which govern the form, and content of crewmember contracts. The Company filed a separate Notice of Appeal with respect both to the grant of attorneys’ fees and the award of damages against the Company. On July 9, 2003, the Court of Appeals reversed the award of attorneys’ fees and costs and affirmed the District Court’s decision in all other respects.

On October 19, 2001, a complaint was filed in the United States District Court for the Western District of Washington and the Superior Court of Washington for King County. An amended complaint was filed in both courts on January 15, 2002. The amended complaint was filed against the Company by a former vessel crewmember on behalf of himself and a class of over 500 seamen, although neither the United States District Court nor the Superior Court have certified this action as a class action. On June 13, 2002, the plaintiffs voluntarily dismissed the complaint filed in the Superior Court of Washington. The complaint filed alleges that the Company breached its contract with the plaintiff by underestimating the value of the catch in computing the plaintiff’s wages. The plaintiff demanded an accounting of his crew shares pursuant to federal statutory law. In addition, the plaintiff requested relief under a Washington statute that would render the Company liable for twice the amount of wages withheld, as well as judgment against the Company for compensatory and exemplary damages, plus interest, attorneys’ fees and costs, among other things. The plaintiff also alleged that the Company fraudulently concealed the underestimation of product values, thereby preventing the discovery of the plaintiff’s cause of action. The conduct allegedly took place prior to January 28, 2000, the date the Company was acquired by Centre Partners and others through American Seafoods L.P. (ASLP). On September 23, 2003, the Court, in ruling on defendants’ motion for summary judgement, ordered that all of plaintiffs’ claims were time-barred and directed the clerk to enter judgement in favor of defendants with prejudice and with costs.

Other lawsuits relate principally to employment matters and are not expected to be material to the Company’s consolidated financial statements taken as a whole.

Note 7.    Comprehensive Income

Comprehensive income (loss) includes net income as well as a component comprised of certain gains and losses that under generally accepted accounting principles are reflected in members’ deficit but are excluded from the

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

determination of net income. The Company has segregated the total accumulated other comprehensive gain or loss (specifically, accumulated unrealized gains and losses on derivative instruments designated as hedges and foreign currency translation adjustments) from the other components of members’ deficit in the accompanying unaudited condensed consolidated balance sheet.

Comprehensive income (loss) for the six months ended June 30, 2002 and 2003, was as follows (in thousands):

	Six Months Ended
	June 30, 2002	June 30, 2003
Net (loss) income	$20,541	$35,800
Unrealized gains (losses) on derivative instruments designated as hedges, net	(31,298)	6,488
Translation adjustment	(3)	2

Comprehensive income (loss)	$(10,760)	$42,290

Note 8.    Long-Term Debt

On April 18, 2002, the Company entered into a credit agreement (the Credit Agreement) with a syndicate group of banks (Bank). The Credit Agreement provides for a revolving loan commitment of $75.0 million with a subfacility for letters of credit of up to $30.0 million. There was a total of $18.0 million outstanding on the revolving credit facility at June 30, 2003. The interest on the revolver may be determined on a rate, which is calculated using LIBOR (eurodollar rate) or the higher of the Bank prime rate and the federal funds effective rate plus .50% per annum (base rate) basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins range from 2.25% to 3.00% for Eurodollar loans and 1.25% to 2.00% for base rate loans. The Credit Agreement also provides for a commitment fee of 0.5% to 0.375% of the unused portion of the revolving commitment, depending on the results of financial covenant ratios. At June 30, 2003, the interest rate was 6.00%. The revolving loan terminates on September 30, 2007.

The Credit Agreement also provides for a long-term facility, which includes a $90.0 million term loan (Term A). Term A is payable in quarterly principal installments of $2.9 million from September 2003 through March 2004, $3.5 million from June 2004 to March 2005, $3.9 million from June 2005 through March 2006, $4.8 million from June 2006 through March 2007 and $5.3 million from June 2007 through the final payment on September 30, 2007. Interest may be determined on a Eurodollar rate or the base rate basis at the Company’s option, plus a margin determined by results of financial covenant ratios. The margins range from 2.25% to 3.00% for Eurodollar loans and 1.25% to 2.00% for base rate loans. At June 30, 2003, the interest rate was 4.05% and the amount outstanding was $68.0 million.

The long-term facility also includes a $230.0 million term loan (Term B) which was amended on December 16, 2002 to increase the principal amount by $50 million. The Company used the borrowings of $50 million in additional Term B loans to make certain payments related to the acquisition of the assets of SPC, pay related fees and expenses, and for general corporate purposes. The SPC assets that the Company acquired are included in the security for the Company’s indebtedness under the senior credit facility. The facility is payable in quarterly principal installments of $0.6 million from September 2003 through September 2007, $6.6 million from December 2007 through March 2008, $8.0 million from June 2008 through December 2008 and a final payment of $203.4 million at maturity on March 31, 2009. Interest may be determined on a Eurodollar rate or the base rate basis at the Company’s option, plus a margin of 3.25% for Eurodollar loans or 2.25% for base rate loans. At June 30, 2003, the interest rate was 4.30% and the amount outstanding was $251.8 million.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

The Credit Agreement is secured by substantially all assets of the Company, including intangible assets. The senior credit facility requires the Company to meet certain financial tests, including without limitation, a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and encumbrances, changes in the nature of the business, investments, dividends and other restricted payments, prepayments of certain indebtedness (including the notes), certain transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, sales of receivables and other matters customarily restricted in such agreements. The Company was in compliance with its financial covenants at June 30, 2003.

Additionally, the Company issued and sold $175.0 million of senior subordinated notes on April 18, 2002. These notes mature in 2010 and the interest rate is fixed at 10.125%. Interest is payable semi-annually.

On September 15, 2003, the Company commenced a tender offer to purchase $175.0 million of the 10 1/8% senior subordinated notes due 2010 and a related consent solicitation to amendments to the indenture governing such notes to eliminate substantially all of the restrictive covenants, certain repurchase rights and certain events of default and related provisions contained in such indenture. As of October 10, 2003, all of the $175.0 million 10 1/8% senior subordinated notes due 2010 had been validly and irrevocably tendered. The tender offer will expire on October 24, 2003, unless the Company extends it.

On December 26, 2001, the Company entered into an $8.0 million revolving term note. Principal and interest payments are due semi-annually. Interest may be determined, at the Company’s option, as a series of rate options, plus a 2.25% margin. The rate options range from a base rate, which is an adjustable interest rate set by the 30-day Farm Credit Discount Rate, up to a 10-year rate set by the base rate. The balance at June 30, 2003 was $7.2 million. At June 30, 2003, the interest rate was 3.45%. The Company was in compliance with its covenants at June 30, 2003.

Note 9.    Acquisition of Southern Pride Catfish Business

On December 16, 2002, the Company purchased substantially all of the assets of SPC, an Alabama corporation engaged in the business of catfish harvesting, processing and distribution. Management of the Company believes that the SPC acquisition presented an attractive strategic opportunity for the Company. SPC complements the Company’s existing operations by adding a new finfish species to the product line. With this addition, the Company expects to have significant market positions in Alaska pollock and catfish, two of the top three domestic harvested finfish species in terms of human consumption.

The purchase price was approximately $41.8 million in cash. In addition, the Company assumed liabilities of $3.8 million, paid off bank debt of SPC in the amount of $2.4 million and incurred direct acquisition costs of approximately $1.0 million. The acquisition was financed with additional indebtedness under the Company’s senior credit facility. The acquisition is intended to complement and augment the Company’s existing production and distribution capacity.

The allocation of purchase price is tentative as the Company has not yet obtained all information it has arranged to obtain. The preliminary allocation of purchase price was approximately $11.7 million to current assets; $24.7 million to property and equipment, $4.9 million to intangible assets and the residual to goodwill. Acquired intangible assets consist principally of a trade name and customer-based intangibles, each of which has an estimated amortization life of ten years.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

Note 10.    Segment Information

The Company is principally engaged in the harvesting, processing, marketing, selling and distribution of fish products. At June 30, 2003, the Company’s reportable segments are:

•	Ocean harvested whitefish, which is primarily comprised of the harvesting and processing of pollock, hake, yellow fin sole and Pacific cod aboard the Company’s vessels operating in the Bering Sea and in the Company’s processing plant in Massachusetts.

•	Other seafood products, which is principally comprised of the processing of catfish and scallops in the Company’s processing plants in Massachusetts and Alabama.

Prior to 2003, the Company had one reportable segment, ocean harvested whitefish. Revenues, earnings and assets from other seafood products were not significant prior to 2003. As a result of the acquisition of substantially all of the assets of SPC in December 2002, the other seafood products segment became significant to the Company.

Segment information for the six month period ended June 30, 2003 is as follows (in thousands):

Six Months Ended June 30, 2003
Total revenues:
Ocean harvested white fish	$166,107
Other seafood products	66,856

$232,963

Income before income taxes:
Ocean harvested white fish	$39,749
Other seafood products	(1,536)

$38,213

Total assets:
Ocean harvested white fish	$504,184
Other seafood products	49,892

$554,076

Note 11.    Pending Transaction

American Seafoods Corporation, a wholly-owned indirect subsidiary of the Company, is pursuing an offering of public equity and debt securities that, if completed, would result in the sale of a significant portion of the equity interests of the Company to American Seafoods Corporation. The Company has incurred approximately $2.2 million of offering costs, which have been deferred and are included in other long term assets in the June 30, 2003 consolidated balance sheet. While management believes it probable, there is no assurance that the offering will be completed.

In connection with the proposed securities offering, Holdings and certain of its 100% owned subsidiaries would guarantee repayment of the debt. These guarantees would be full and unconditional and joint and several. The debt would not be guaranteed by Pacific Long Line Company LLC, ASC, Inc. and certain foreign subsidiaries. Following is condensed consolidating financial information as of June 30, 2003 and for the six month periods ended June 30, 2003 and 2002 relating to the financial position, cash flows, and operations of Holdings and the subsidiary guarantors combined, and of the non-guarantor subsidiaries combined.

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

Condensed Consolidating Balance Sheet Information, June 30, 2003:

	Holdings and Guarantor Subsidiaries Combined	Non Guarantor Subsidiaries Combined	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$3,086	$1,812	$—	$4,898
Receivables, net	25,893	847	(158)	26,582
Inventories	39,538	794	(360)	39,972
Other current assets	31,001	8,448	—	39,449

Total current assets	99,518	11,901	(518)	110,901

Property, vessels and equipment, net	230,312	9,994	—	240,306
Cooperative rights, net	82,503	1,327	—	83,830
Intangibles and other noncurrent assets, net	85,124	85,002	(91,934)	78,192
Goodwill	40,847	—	—	40,847

Total assets	$538,304	$108,224	$(92,452)	$554,076

Liabilities and Members’ Interest (Deficit)
Current liabilities:
Current portion of long-term debt	$14,613	$804	$—	$15,417
Other current liabilities	37,466	3,709	(158)	41,017

Total current liabilities	52,079	4,513	(158)	56,434

Long-term debt, net of current portion	498,147	6,433	—	504,580
Notes payable to related party, net of discounts	23,212	—	—	23,212
Other noncurrent liabilities	47,128	43,288	(38,304)	52,112
Minority interest in consolidated subsidiary	836	—	—	836
Members’ interest (deficit)	(83,098)	53,990	(53,990)	(83,098)

Total liabilities and members’ interest (deficit)	$538,304	$108,224	$(92,452)	$554,076

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

June 30, 2003

Condensed Consolidating Income Statement Information, Six Months Ended June 30, 2003:

	Holdings and Guarantor Subsidiaries Combined	Non Guarantor Subsidiaries Combined	Eliminations	Consolidated
Total revenue	$228,062	$7,603	$(2,702)	$232,963
Cost of sales	140,974	5,278	(1,455)	144,797

Gross profit	87,088	2,325	(1,247)	88,166
Selling, general and administrative expenses	31,528	2,151	(1,026)	32,653
Amortization and depreciation of other assets	3,989	43	—	4,032

Operating profit	51,571	131	(221)	51,481
Interest expense, net	(21,471)	(123)	—	(21,594)
Foreign exchange gains, net	8,304	1	—	8,305
Other	(2,571)	6,138	(3,513)	54
Minority interest	(33)	—	—	(33)

Income before income taxes	35,800	6,147	(3,734)	38,213
Income tax provision	—	2,413	—	2,413

Net income	$35,800	$3,734	$(3,734)	$35,800

Condensed Consolidating Income Statement Information, Six Months Ended June 30, 2002:

	Holdings and Guarantor Subsidiaries Combined	Non Guarantor Subsidiaries Combined	Eliminations	Consolidated
Total revenue	$178,290	$5,518	$(1,098)	$182,710
Cost of sales	101,412	3,469	(349)	104,532

Gross profit	76,878	2,049	(749)	78,178
Selling, general and administrative expenses	26,292	1,881	(879)	27,294
Amortization and depreciation of other assets	3,332	38	—	3,370

Operating profit	47,254	130	130	47,514
Interest expense, net	(14,661)	(2,283)	—	(16,944)
Foreign exchange gains (losses), net	6,572	(5)	—	6,567
Loss from debt repayment and related writeoffs	(11,053)	(4,658)	—	(15,711)
Other	(7,183)	7,083	(262)	(362)
Minority interest	104	—	—	104

Income before income taxes	21,033	267	(132)	21,168
Income tax provision	492	135	—	627

Net income	$20,541	$132	$(132)	$20,541

AMERICAN SEAFOODS HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED  FINANCIAL STATEMENTS—(Continued)

June 30, 2003

Condensed Consolidating Cash Flow Information, Six Months Ended June 30, 2003:

	Holdings and Guarantor Subsidiaries Combined	Non Guarantor Subsidiaries Combined	Consolidated
Cash flows from operating activities	$39,763	$191	$39,954

Cash flows from investing activities:
Purchases of property, vessels and equipment	(6,515)	(193)	(6,708)
Other	(1,139)	(34)	(1,173)

Net cash flows from investing activities	(7,654)	(227)	(7,881)

Cash flows from financing activities:
Principal payments on long-term debt	(41,305)	—	(41,305)
Net borrowing on revolving debt	15,999	—	15,999
Payments on other obligations to related party	(4.639)	—	(4,639)
Other	(2,824)	(9)	(2,833)

Net cash flows from financing activities	(32,769)	(9)	(32,778)

Net increase (decrease) in cash	(660)	(45)	(705)
Cash and cash equivalents at beginning of period	3,746	1,857	5,603

Cash and cash equivalents at end of period	$3,086	$1,812	$4,898

Condensed Consolidating Cash Flow Information, Six Months Ended June 30, 2002:

	Holdings and Guarantor Subsidiaries Combined	Non Guarantor Subsidiaries Combined	Consolidated
Cash flows from operating activities	$73,824	$1,354	$75,178

Cash flows from investing activities:
Purchases of property, vessels and equipment	(4,698)	(371)	(5,069)
Other	227	2	229

Net cash flows from investing activities	(4,471)	(369)	(4,840)

Cash flows from financing activities:
Borrowings of long-term debt	495,000	—	495,000
Principal payments on long-term debt	(314,886)	(402)	(315,288)
Net repayments on revolving debt	(12,000)	—	(12,000)
Payments on other obligations to related party	(1,350)	—	(1,350)
Financing fees and costs	(35,933)	—	(35,933)
Distributions to members, net	(183,937)	(259)	(184,196)

Net cash flows from financing activities	(53,106)	(661)	(53,767)

Net increase (decrease) in cash	16,247	324	16,571
Cash and cash equivalents at beginning of period	1,665	630	2,295

Cash and cash equivalents at end of period	$17,912	$954	$18,866

INDEPENDENT AUDITORS’ REPORT

The Members

American Seafoods Group LLC

We have audited the accompanying balance sheets of Southern Pride Catfish Company, Inc. as of December 31, 2001 and December 15, 2002, and the related statements of income, stockholder’s equity, and cash flows for the year ended December 31, 2001 and for the period from January 1, 2002 to December 15, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Pride Catfish Company, Inc. as of December 31, 2001 and December 15, 2002, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

Seattle, Washington

May 19, 2003

SOUTHERN PRIDE CATFISH COMPANY, INC.

BALANCE SHEETS

December 31, 2001 and December 15, 2002

(in thousands)

	2001	2002
ASSETS
Current assets:
Cash	$755	$2,179
Trade accounts receivable, net of allowance of $0 and $72	6,060	7,246
Receivables from related parties	162	174
Inventories	2,612	2,157
Prepaid expenses and other current assets	39	62

Total current assets	9,628	11,818
Property, plant and equipment, net	16,153	15,837

Total assets	$25,781	$27,655

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Notes payable	$3,000	$2,350
Accounts payable	3,153	2,907
Accrued expenses	1,338	1,421
Payables to related parties	1,242	—

Total current liabilities	8,733	6,678

Commitments and contingencies
Stockholder’s equity:
Common stock	1	1
Retained earnings	17,047	20,976

Total stockholder’s equity	17,048	20,977

Total liabilities and stockholder’s equity	$25,781	$27,655

See accompanying notes to financial statements.

SOUTHERN PRIDE CATFISH COMPANY, INC.

STATEMENTS OF INCOME

Year ended December 31, 2001 and Period from

January 1, 2002 to December 15, 2002

(in thousands)

	2001	2002
Seafood sales	$101,283	$94,064
Other	447	1,550

Total revenue	101,730	95,614

Cost of sales, including depreciation of production—related property, plant, and equipment of $1,808 and $2,204	76,640	71,561
Cost of sales-related parties	3,001	2,671

Gross profit	22,089	21,382

Selling, general, and administrative expenses, including depreciation of distribution—related equipment of $938 and $847	15,195	15,949
Selling, general, and administrative expenses—related parties	2,797	248
Depreciation of other property and equipment	388	346

Operating profit	3,709	4,839

Other income (expense):
Interest income	126	27
Interest expense	(76)	(97)
Other	(54)	(38)

Total other expense, net	(4)	(108)

Net income	$3,705	$4,731

See accompanying notes to financial statements.

SOUTHERN PRIDE CATFISH COMPANY, INC.

STATEMENTS OF STOCKHOLDER’S EQUITY

Year ended December 31, 2001 and Period from

January 1, 2002 to December 15, 2002

(in thousands)

	Common stock	Retained earnings
Balance, December 31, 2000	$1	$16,002
Net income	—	3,705
Dividends	—	(2,660)

Balance, December 31, 2001	1	17,047
Net income	—	4,731
Dividends	—	(802)

Balance, December 15, 2002	$1	$20,976

See accompanying notes to financial statements.

SOUTHERN PRIDE CATFISH COMPANY, INC.

STATEMENTS OF CASH FLOWS

Year ended December 31, 2001 and Period from

January 1, 2002 to December 15, 2002

(in thousands)

	2001	2002
Cash flows from operating activities:
Net income	$3,705	$4,731
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,134	3,397
(Gain) loss on disposal of assets	(3)	16
Change in operating assets and liabilities:
Trade accounts receivable	674	(1,186)
Receivables from related parties	71	(12)
Inventories	(65)	455
Prepaid expenses and other current assets	(25)	(23)
Accounts payable	39	(246)
Accrued expenses	(192)	83
Payables to related parties	501	(1,242)

Net cash flows from operating activities	7,839	5,973

Cash flows from investing activities:
Purchases of property, plant, and equipment	(8,094)	(3,097)
Other	10	—

Net cash flows from investing activities	(8,084)	(3,097)

Cash flows from financing activities:
Borrowings under notes payable	3,000	2,350
Principal payments of notes payable	—	(3,000)
Dividends	(2,660)	(802)

Net cash flows from financing activities	340	(1,452)

Net increase in cash	95	1,424
Cash at beginning of period	660	755

Cash at end of period	$755	$2,179

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$52	$97

See accompanying notes to financial statements.

SOUTHERN PRIDE CATFISH COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and December 15, 2002

(Dollar amounts in thousands)

(1)    Description of Business and Summary of Significant Accounting Policies

(a)  Description of Business

Southern Pride Catfish Company, Inc. (SPCC), an Alabama corporation, produces, markets, sells, and distributes fish products. SPCC owns and operates two catfish processing facilities and distribution equipment in Alabama.

(b)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates impacting the financial statements include the collectibility of trade accounts receivable, allocation of costs to inventories, recoverability of inventories, depreciable lives of plant and equipment, worker’s compensation liability, and a National Labor Relations Board claim.

(c)  Concentration of Risk

SPCC’s operations are concentrated in the fish products industry. Material changes in this industry could have a significant impact on SPCC.

(d)  Accounts Receivable and Revenue Recognition

SPCC sells fish products to its domestic customers and recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. The allowance for doubtful accounts reflects management’s estimate of potential losses inherent in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. It is SPCC’s policy to write off accounts as collectibility becomes remote.

(e)  Inventories

Inventories, which consist of processed fish products and certain raw materials, are stated at the lower of cost or market. The average cost method is used to cost all inventories.

(f)  Shipping and Handling

Seafood sales revenue is based on the delivered price and there is no separate charge to the customer for freight.

Shipping and handling costs, which consist principally of costs to operate SPCC’s distribution equipment and other distribution operations, are classified within selling, general, and administrative expenses in the statements of income. Total shipping and handling costs incurred for the year ended December 31, 2001 and the period from January 1, 2002 to December 15, 2002 were approximately $7,128 and $6,710, respectively.

SOUTHERN PRIDE CATFISH COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and December 15, 2002

(g)  Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Significant additions and improvements are capitalized while repairs and maintenance are expensed as incurred. Depreciation of property, plant, and equipment is provided using the straight-line method over the assets’ estimated useful lives as follows:

Buildings and improvements	25 years
Machinery and equipment	3 to 7 years
Distribution equipment	5 years
Other equipment, furniture, and fixtures	3 to 5 years

(h)  Income Taxes

SPCC is an S-corporation, which is a flow through entity for income tax purposes. Accordingly, no income taxes are reflected on SPCC’s financial statements. At December 31, 2001, the excess of the book basis of assets and liabilities over the tax basis was $266. At December 15, 2002, the excess of the tax basis over the book basis was $45. These differences relate to depreciation differences, offset by valuation allowances and costs not currently deductible.

(i)  Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of the asset is less than the expected future net cash flows, undiscounted and without interest, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the asset. There are no material assets to be disposed of.

(j)  Recent Accounting Pronouncements

In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. SFAS 143 is effective for SPCC’s 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 143 is not expected to have a material impact on SPCC’s consolidated results of operations or fiscal position.

(2)    Inventories

Inventories at December 31, 2001 and December 15, 2002 consist of the following:

	December 31, 2001	December 15, 2002
Finished catfish products	$2,337	$1,906
Breading, batter, and packaging	275	251

	$2,612	$2,157

SOUTHERN PRIDE CATFISH COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and December 15, 2002

(3)    Property, Plant, and Equipment

Property, plant, and equipment at December 31, 2001 and December 15, 2002 consist of the following:

	December 31, 2001	December 15, 2002
Land	$230	$519
Building and improvements	4,068	4,578
Machinery and equipment	20,523	22,035
Distribution equipment	6,008	6,126
Other equipment, furniture, and fixtures	2,531	2,883

	33,360	36,141
Less accumulated depreciation	(17,207)	(20,304)

	$16,153	$15,837

Depreciation expense was $3,134 and $3,397 for the year ended December 31, 2001 and the period from January 1, 2002 to December 15, 2002, respectively.

(4)    Accrued Expenses

Accrued expenses at December 31, 2001 and December 15, 2002 consist of the following:

	December 31, 2001	December 15, 2002
Accrued payroll and benefits	$555	$463
Workers compensation liability	518	633
Labor relations board liability equipment	236	278
Other	29	47

	$1,338	$1,421

(5)    Notes Payable

SPCC had two credit agreements with a commercial bank. The first agreement provided for a line of credit of $3,000, all of which was outstanding at December 31, 2001, and no amount was outstanding at December 15, 2002. The interest rate was LIBOR plus 1.75%. The line of credit was terminated in connection with the sale of the assets of the business (see note 11).

The second agreement was entered into on August 1, 2002, and provided for a promissory note in the amount of $2,350 due August 1, 2003. The interest rate on the note was LIBOR plus 1.75%. This note was secured by certain production-related equipment. This note was repaid and terminated in connection with the sale of the assets of the business (see note 11).

(6)    Related Parties

SPCC purchased catfish from its sole stockholder under a long-term fixed pricing arrangement. Over the same period of time, prices paid for catfish from other sources were based on current market prices. As a result of lower market prices for catfish in 2001 and 2002, SPCC purchased catfish from its sole stockholder in those

SOUTHERN PRIDE CATFISH COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and December 15, 2002

years at a price above the price paid for catfish purchased from other sources. Total catfish purchased from the stockholder during the year ended December 31, 2001 and the period from January 1, 2002 to December 15, 2002 was approximately $3,000 and $2,671, respectively. Consequently, this resulted in an increase to cost of goods sold of approximately $1,000 and $866 during the year ended December 31, 2001 and the period from January 1, 2002 to December 15, 2002, respectively, and an immaterial increase in inventories at both December 31, 2001 and December 15, 2002.

SPCC received advances from fish farms owned by the stockholder during the year ended December 31, 2001. No interest is paid or accrued on these advances. The balances due to the farms were $1,242 at December 31, 2001 and were paid in full in the period January 1, 2002 to December 15, 2002.

SPCC provides management and marketing services to related party companies. SPCC did does not charge the related party companies for these services.

(7)    Retirement Plan

SPCC sponsors a defined contribution profit sharing plan that covers all eligible full-time employees. Profit sharing contributions to the plan are at the discretion of management. SPCC also matches 25% of the employees’ contributions to the plan. The total amount of SPCC’s contribution was approximately $53 and $61 for the year ended December 31, 2001 and the period from January 1, 2002 to December 15, 2002, respectively.

(8)    Major Customer

Revenues from one customer of SPCC represented approximately 14% and 13% of SPCC’s revenues for the year ended December 31, 2001 and for the period from January 1, 2002 to December 15, 2002, respectively. The balances due from this customer were approximately $941 and $572 at December 31, 2001 and December 15, 2002, respectively.

(9)    Commitments and Contingencies

(a)  Litigation

SPCC is a party to lawsuits involving employment matters. One is a National Labor Relations Board claim brought by a number of former employees who allege that they were unlawfully discharged. During 2000, SPCC received a judgment against it related to this matter. Subsequent to December 15, 2002, the matter was settled for $278. The cost associated with this matter is reflected as an expense in the period the judgment was received, and the liability has been increased for interest cost while the matter was being appealed. Other lawsuits related principally to employment, health and safety matters and are not expected by management to be material to SPCC’s consolidated financial position or results of operations.

(b)  Worker’s Compensation Claims

SPCC had excess worker’s compensation policies for its two processing plants. SPCC was responsible for up to $250 per accident and 72.5% and 126.6% of normal premiums in aggregate for the year ended December 31, 2001 and the period from January 1, 2002 to December 15, 2002, respectively. Normal premiums were approximately $664 and $622 for the year ended December 31, 2001 and the period from January 1, 2002 to December 15, 2002, respectively. The aggregate limit during 2001 and 2002 was $2,000.

SOUTHERN PRIDE CATFISH COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 31, 2001 and December 15, 2002

SPCC incurred expenses of approximately $363 and $468 related to worker’s compensation costs for the year ended December 31, 2001 and the period ended from January 1, 2002 to December 15, 2002, respectively. The workers’ compensation liability is based on the undiscounted, actuarially determined estimate of future payments.

(10)    Fair Value of Financial Instruments

SPCC’s financial instruments include cash, receivables, accounts payable, and notes payable. Management believes that the fair value of these financial instruments approximates their carrying amounts based on current market indicators, such as prevailing interest rates and market pricing models.

(11)    Subsequent Event

SPCC sold substantially all of its assets pursuant to an asset purchase agreement (the Asset Purchase Agreement) dated as of December 16, 2002. The buyer assumed substantially all of SPCC’s liabilities other than the National Labor Relations Board liability, costs associated with the transactions and certain other liabilities identified in the Asset Purchase Agreement.

AMERICAN SEAFOODS HOLDINGS LLC AND

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this registration statement. The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2002 and the six month periods ended June 30, 2002 and 2003 gives effect to the proposed transactions, including (1) the distribution by American Seafoods Holdings LLC of its interest in Pacific Longline Company LLC to American Seafoods, L.P., (2) the acquisition of substantially all of the assets and liabilities of Southern Pride Catfish Company, Inc. (SPCC) on December 16, 2002 (the SPCC Acquisition) and (3) the financing transactions described under “Capitalization” and the application of the proceeds therefrom as if all these transactions had been consummated on January 1, 2002. The unaudited pro forma condensed consolidated balance sheet data as of June 30, 2003 gives effect to the proposed transactions including (1) the distribution by American Seafoods Holdings LLC of its interest in Pacific Longline Company LLC to American Seafoods, L.P. and (2) the financing transactions described under “Capitalization” and the application of the proceeds thereof as if these transactions were consummated on June 30, 2003. Additionally, certain pro forma adjustments take into consideration that Holdings management has allocated the cost of the SPCC Acquisition to the assets acquired and liabilities assumed based on their estimated fair values at the date of the SPCC Acquisition. These estimates are preliminary and the final valuation could differ from these estimates. Asset lives were estimated considering provisions that impact the useful life as well as demand, competition and other factors.

The financing transactions described under “Capitalization” and the application of the proceeds therefrom are reflected as transfers of net assets and exchanges of equity interests between entities under common control. A group of owners owns more than 50 percent of the voting ownership interests of American Seafoods, L.P., American Seafoods Holdings LLC and American Seafoods Corporation, and there is an agreement to vote a majority of each entity’s voting securities to complete the transactions described under “Capitalization.”

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, the unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the capitalization and related financing transactions and the SPCC Acquisition been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations data as of any future date or for any future period.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this registration statement.

AMERICAN SEAFOODS HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2003

(in thousands)

	Holdings	Pro forma adjustments to reflect PLC Distribution(a)	Pro forma Holdings
ASSETS
Current Assets:
Cash and cash equivalents	$4,898	$(1,721)	$3,177
Receivables, net	26,582	(789)	25,793
Inventories	39,972	(794)	39,178
Other current assets	39,449	(1,015)	38,434

Total current assets	110,901	(4,319)	106,582

Property, vessels and equipment, net	240,306	(9,976)	230,330
Other assets:
Deferred financing fees, net	31,778	—	31,778
Other noncurrent assets, net	130,244	(1,316)	128,928
Goodwill, net	40,847	—	40,847

Total assets	$554,076	$(15,611)	$538,465

LIABILITIES AND MEMBERS’ DEFICIT
Current Liabilities:
Current portion of long-term debt	$15,417	$(804)	14,613
Other current liabilities	41,017	(977)	40,040

Total current liabilities	56,434	(1,781)	54,653

Long-term debt, net of current portion	527,792	(6,433)	521,359
Other non-current liabilities	52,112	(3,525)	48,587
Minority interest	836	(836)	—
Members’ deficit	(83,098)	(3,036)	(86,134)

Total liabilities and members’ deficit	$554,076	$(15,611)	$538,465

The accompanying notes are an integral part of these unaudited pro forma  condensed consolidated financial statements.

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2003

(in thousands)

	Issuer	Pro forma adjustments			Pro forma Issuer
		Pro Forma Holdings	The Transactions
ASSETS
Current Assets:
Cash and cash equivalents	$1	$3,177			$3,178
Restricted cash			25,000	(h)	25,000
Receivables, net		25,793			25,793
Inventories		39,178			39,178
Other current assets		38,434			38,434

Total current assets	1	106,582	25,000		131,583

Property, vessels and equipment, net		230,330			230,330
Other assets:
Deferred financing fees, net		31,778	(31,778	)(i)	21,605
			21,605	(i)
Other noncurrent assets, net		128,928	(6,800	)(j)	122,128
Goodwill, net		40,847			40,847

Total assets	$1	$538,465	$8,027		$546,493

LIABILITIES AND MEMBERS’ AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current portion of long-term debt		$14,613	$(14,613	)(k)	—
Other current liabilities		40,040	(3,690	)(k)	36,350

Total current liabilities		54,653	(18,303)		36,350

Long-term debt, net of current portion		521,359	(521,359	)(k)	584,975
			584,975	(l)
Other non-current liabilities		48,587	(39,763	)(l)	33,824
			25,000	(m)
Long term liability for redeemable junior preferred securities	—	—	31,397	(n)	31,397
Minority interest		—	—	(o)	—
Members’ and shareholders’ deficit	1	(86,134)	(53,920	)(p)	(140,053)

Total liabilities and members’ and shareholders’ deficit	$1	$538,465	$8,027		$546,493

The accompanying notes are an integral part of these unaudited pro forma  condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(in thousands)

	Historical results of operations		Pro forma adjustments to reflect			Pro Forma Holdings
	Holdings	SPCC	SPCC Acquisition		PLC Distribution(a)
Total revenue	$332,872	$95,614	$—		$(9,193)	$419,293
Cost of sales	206,391	74,232	(668	)(b)	(9,006)	272,665
			1,716	(c)

Gross profit	126,481	21,382	(1,048)		(187)	146,628

Selling, general and administrative expenses	60,689	16,197	142	(d)	(1,636)	75,392
Amortization and depreciation of other assets	6,817	346	499	(e)	(55)	7,607

Operating profit	58,975	4,839	(1,689)		1,504	63,629

Interest expense, net	(39,542)	(70)	(2,538	)(f)	371	(41,911)
			(132	)(g)
Other income (expense), net	3,178	(38)	—		—	3,140

Income before income taxes and minority interest	22,611	4,731	(4,359)		1,875	24,858

Income tax provision	759	—	—		—	759
Minority interest	401	—	—		(401)	—

Net income	$22,253	$4,731	$(4,359)		$1,474	$24,099

The accompanying notes are an integral part of these unaudited pro forma  condensed consolidated financial statements.

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(in thousands, except shares and per share data)

	Pro Forma Holdings	Pro forma adjustments to reflect the transactions			Pro Forma Issuer
Total revenue	$419,293	$			$419,293
Cost of sales	272,665				272,665

Gross profit	146,628				146,628

Selling, general and administrative expenses	75,392				75,392
Amortization and depreciation of other assets	7,607				7,607

Operating profit	63,629				63,629

Interest expense, net	(41,911)		41,911	(q)	(69,190)
			(47,186	)(q)
			(17,308	)(q)
			(1,895	)(q)
			(2,801	)(r)
Other income, net	3,140				3,140

Income (loss) before income taxes	24,858		(27,279)		(2,421)

Income tax provision	759		(759	)(s)	—

Net income (loss)	$24,099		$(26,520	)(t)	$(2,421)

Basic and diluted loss per share					$(0.05	)(u)

Number of shares used for per share calculation, basic and diluted					46,835,100	(u)

The accompanying notes are an integral part of these unaudited pro forma  condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2002

(in thousands)

	Historical results of operations		Pro forma adjustments
	Holdings	SPC	SPC Acquisition		PLC Distribution(a)	Pro Forma Holdings
Total revenue	$182,710	$49,916	$—		$(4,367)	$228,259
Cost of sales	104,532	37,785	(4	)(b)	(3,474)	139,734
			895	(c)

Gross profit	78,178	12,131	(891)		(893)	88,525

Selling, general and administrative expenses	27,294	8,536	74	(d)	(809)	35,095
Amortization and depreciation of other assets	3,370	145	260	(e)	(27)	3,748

Operating profit	47,514	3,450	(1,225)		(57)	49,682

Interest income (expense), net	(16,944)	19	(1,327	)(f)	203	(18,117)
			(68	)(g)
Loss from debt repayment and related write offs	(15,711)					(15,711)
Other income (expense), net	6,205	(104)	—		27	6,128

Income before income taxes and minority interest	21,064	3,365	(2,620)		173	21,982

Income tax provision	627	—	—		—	627
Minority interest	104	—	—		(104)	—

Net income	$20,541	$3,365	$(2,620)		$69	$21,355

The accompanying notes are an integral part of these unaudited pro forma  condensed consolidated financial statements.

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2002

(in thousands, except shares and per share data)

	Pro Forma Holdings	Pro forma adjustments to reflect the transactions			Pro Forma Issuer
Total revenue	$228,259	$			$228,259
Cost of sales	139,734				139,734

Gross profit	88,525				88,525

Selling, general and administrative expenses	35,095				35,095
Amortization and depreciation of other assets	3,748				3,748

Operating profit	49,682				49,682

Interest income (expense), net	(18,117)		18,117	(q)	(34,609)
			(23,593	)(q)
			(8,654	)(q)
			(962	)(q)
			(1,400	)(r)
Loss from debt repayment and related write off	(15,711)				(15,711)
Other income (expense), net	6,128				6,128

Income before income taxes	21,982		(16,492)		5,490

Income tax provision	627		(627	)(s)	—

Net income	$21,355		$(15,865	)(t)	$5,490

Net income per share:
Basic					$0.12	(u)

Diluted					$0.11	(u)

Number of shares used for per share calculation
Basic					46,835,100	(u)

Diluted					48,849,440	(u)

The accompanying notes are an integral part of these unaudited pro forma  condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED  STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2003

(in thousands)

	Historical results of operations	Pro forma adjustments to reflect PLC Distribution(a)	Pro Forma Holdings
	Holdings
Total revenue	$232,963	$(4,901)	$228,062
Cost of sales	144,797	(4,058)	140,739

Gross profit	88,166	(843)	87,323

Selling, general and administrative expenses	32,653	(819)	31,834
Amortization and depreciation of other assets	4,032	(27)	4,005

Operating profit	51,481	3	51,484

Interest expense, net	(21,594)	125	(21,469)
Other income (expense), net	8,359	(34)	8,325

Income before income taxes and minority interest	38,246	94	38,340

Income tax provision	2,413	—	2,413
Minority interest	(33)	33	—

Net income	$35,800	$127	$35,927

The accompanying notes are an integral part of these unaudited pro forma  condensed consolidated financial statements.

AMERICAN SEAFOODS CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED  STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2003

(in thousands, except shares and per share data)

	Pro Forma Holdings	Pro forma adjustments to reflect the transactions			Pro Forma Issuer
Total revenue	$228,062	$			$228,062
Cost of sales	140,739				140,739

Gross profit	87,323				87,323

Selling, general and administrative expenses	31,834				31,834
Amortization and depreciation of other assets	4,005				4,005

Operating profit	51,484				51,484

Interest expense, net	(21,469)		21,469	(q)	(33,039)
			(23,593	)(q)
			(7,180	)(q)
			(866	)(q)
			(1,400	)(r)
Other income, net	8,325				8,325

Income before income taxes	38,340		(11,570)		26,770

Income tax provision	2,413		(2,413	)(s)	—

Net income	$35,927		$(9,157	)(t)	$26,770

Net income per share:
Basic					$0.57	(u)

Diluted					$0.55	(u)

Number of shares used for per share calculation
Basic					$46,835,100	(u)

Diluted					$48,849,440	(u)

The accompanying notes are an integral part of these unaudited pro forma  condensed consolidated financial statements.

AMERICAN SEAFOODS HOLDINGS LLC AND

AMERICAN SEAFOODS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2003, for the year ended December 31, 2002

and for the six months ended June 30, 2002 and 2003

(in thousands)

Pro Forma Adjustments to Reflect the PLC Distribution

(a) In connection with this transaction, we intend to distribute to our immediate parent American Seafoods, L.P. (ASLP) our member interests in Pacific Longline Company LLC (PLC). At December 31, 2002, we had an 80% equity interest in PLC. We have consolidated PLC since acquiring a majority interest in August 2001. Entries have been made to the unaudited pro forma condensed consolidated balance sheet as of June 30, 2003 and our unaudited condensed consolidated statements of operations for the year ended December 31, 2002 and for the six-month periods ended June 30, 2002 and 2003 to reflect the elimination of assets and liabilities and revenues and expenses attributable to PLC.

Pro Forma Adjustments to Reflect the SPCC Acquisition

(b) An entry has been made to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six-month period ended June 30, 2002 to adjust for the amounts paid to the Southern Pride Catfish Company, Inc. (SPCC) selling shareholder for catfish purchased in excess of amounts that would be due based on a catfish supply agreement entered into contemporaneously with the acquisition of the assets of SPCC. No similar adjustment is required or made to the unaudited pro forma condensed consolidated statement of operations for the six-month period ended June 30, 2003 as the results of operations include Southern Price Catfish LLC (SPC) since the December 16, 2002 acquisition of the assets of SPCC (the SPCC Acquisition) and contribution of those assets to SPC.

(c) An entry has been made to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six-month period ended June 30, 2002 to adjust for the additional depreciation of production-related assets resulting from the step-up to fair values. No similar adjustment is required or made to the unaudited pro forma condensed consolidated statement of operations for the six-month period ended June 30, 2003 as the results of operations include SPC since the SPCC Acquisition.

(d) An entry has been made to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six-month period ended June 30, 2002 to adjust for the difference between historical compensation and bonuses paid to the SPCC selling shareholder and the amounts to be paid to the SPCC selling shareholder subsequent to the SPCC Acquisition based on an employment agreement entered into contemporaneously with the SPCC Acquisition. No similar adjustment is required or made to the unaudited pro forma condensed consolidated statement of operations for the six-month period ended June 30, 2003 as the results of operations include SPC since the SPCC Acquisition.

(e) An entry has been made to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six-month period ended June 30, 2002 to adjust for amortization of the fair value of customer relationships and the tradename over their estimated lives of ten years and amortization of the non-compete agreement over the contractual life of five years. No similar adjustment is required or made to the unaudited pro forma condensed consolidated statement of operations for the six-month period ended June 30, 2003 as the results of operations include SPC since the SPCC Acquisition.

(f) An entry has been made to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six-month period ended June 30, 2002 to adjust for interest cost of the

AMERICAN SEAFOODS HOLDINGS LLC AND

AMERICAN SEAFOODS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED  CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of June 30, 2003, for the year ended December 31, 2002  and for the six months ended June 30, 2002 and 2003 funds borrowed to complete the acquisition of SPC at 5.5%, the average interest rate on the outstanding senior notes, for the year ended December 31, 2002 and the six month period ended June 30, 2002. Interest expense of $97 for the period from January 1, 2002 to December 15, 2002 and $49 for the six-month period ended June 30, 2002 was eliminated as it related to existing SPCC debt that was repaid as part of the acquisition of SPCC. No similar adjustment is required or made to the unaudited pro forma condensed consolidated statement of operations for the six-month period ended June 30, 2003 as the results of operations include SPC since the SPCC Acquisition.

(g) An entry has been made to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six-month period ended June 30, 2002 to adjust for amortization of the deferred financing fees over the remaining term of the $50 million of additional debt incurred to fund the acquisition of SPCC through its maturity date of March 31, 2009, using the straight-line method, which approximates the effective interest method for the periods presented. No similar adjustment is required or made to the unaudited pro forma condensed consolidated statement of operations for the six-month period ended June 30, 2003 as the results of operations include SPC since the SPCC Acquisition.

Pro Forma Adjustments to Reflect the Transactions

(h) To reflect offering proceeds initially restricted following the transaction. The restriction will be lifted after 3 months and the restricted cash will be available to pay dividends and interest.

(i) Entries have been made to the unaudited condensed consolidated balance sheet as of June 30, 2003 to reflect the write-off of existing deferred financing fees and to record the new deferred financing fees incurred related to the Transactions.

(j) An entry has been made to the unaudited condensed consolidated balance sheet as of June 30, 2003 to reflect the collection of notes receivable from certain members of management.

(k) Entries have been made to the unaudited condensed consolidated balance sheet as of June 30, 2003 to adjust for the repayment of senior notes of $337,760, senior subordinated notes of $175,000 (and accrued interest thereon of $3,690), and preferred equity securities and subordinated Holdings notes of $23,212 that will be paid down with proceeds from this offering and the issuance of $584,975 of new debt under this offering.

(l) An entry has been made to eliminate the existing deferred tax liability of $39,763 as the transactions result in a significant deferred tax asset, representing the difference between the book basis and tax basis of the Issuer’s investment in Holdings. As a result, the deferred tax asset exceeds deferred tax liabilities and therefore, a valuation allowance has been provided for the net deferred tax asset due to the uncertainty regarding the realizability of the asset.

(m) In connection with the transaction, American Seafoods Holding LLC (Holdings) has made a commitment to issue long-term debt and equity interests to ASLP in the event that options held by Holdings employees to purchase Partnership interests in ASLP vest and are exercised. An entry has been made to the unaudited condensed consolidated balance sheet at June 30, 2003 to reflect the liability associated with this derivative financial instrument at its estimated fair value of $25.0 million.

AMERICAN SEAFOODS HOLDINGS LLC AND

AMERICAN SEAFOODS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED  CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of June 30, 2003, for the year ended December 31, 2002  and for the six months ended June 30, 2002 and 2003

(n) To reflect the liability relating to the issuance of redeemable junior preferred equity units at their estimated fair value. The junior preferred equity units (with face value of $33.0 million and a 13% stated interest rate) will be automatically redeemed by the Issuer through the issuance of long term debt five years from the date of issuance or earlier if certain performance and dividend targets are met. Dividends, subordinated to dividends on regular equity units, will be payable at a rate of 13%.

(o) Minority interest is a deficit balance and the minority interest holders are under no obligation to repay the deficit. Therefore, the deficit attributable to the minority interest holders has been allocated to the majority interest holders’ equity balance.

(p) An entry has been made to the unaudited condensed consolidated balance sheet as of June 30, 2003 to adjust for additional equity of $318,156 that will result from the units sold in connection with this offering and issuances to the Corporate Partners combined with the elimination of the $39,763 of deferred tax liabilities as noted above, offset by the increases to the deficit minority interest attributable to ASLP of $129,078, the exchange of Holdings equity held by two parties for equity in ASLP of $450, $19,331 of costs incurred to sell such units, $185,414 of distributions to equity holders, and $77,566 of debt related expenses.

(q) Entries have been made to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and for the six-month periods ended June 30, 2002 and 2003 to adjust for the elimination of interest expense (including amortization of deferred financing fees) of $41,911, $18,117 and $21,469, respectively, on the existing debt of Holdings, replaced by interest expense of $47,186, $23,593 and $23,593, respectively, for the new 13% subordinated debt; $17,308, $8,654 and $7,180, respectively, for the new senior debt at the 5 year treasury rate plus a margin of 3.75% for the private placement portion and 3.00% for the term notes portion of the new senior debt, which is based on historical rates of 7.87%, 7.87% and 6.53%, respectively; and $1,895, $962 and $866, respectively for the initial drawdown on the revolver at LIBOR plus 3.00%, which is based on historical rates of 4.77%, 4.85% and 4.30%, respectively, plus a 0.5% commitment fee on the initial unused balance on the revolver. A change of 1/8% in the interest rate would result in a change to interest expense of $0.8 for the year ended December 31, 2002 and $0.4 for the six-month periods ended June 30, 2002 and 2003.

(r) Entries have been made to the unaudited pro forma condensed consolidated statements of operations to adjust for the amortization of deferred financing fees in connection with the new debt under this offering of $2,801 for the year ended December 31, 2002 and $1,400 for the six-month periods ended June 30, 2002 and 2003.

(s) An entry has been made to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 to reduce the tax provision to zero as the pro forma loss before income taxes would not result in a tax benefit after considering valuation allowance. Entries have been made to the unaudited pro forma condensed consolidated statements of operations for the six month periods ended June 30, 2002 and 2003 to reduce the tax provision to zero as the expected tax rate, after considering valuation allowance, is zero.

(t) There are no entries for minority interest in earnings (loss) on the unaudited pro forma condensed consolidated statements of operations as no earnings (loss) are attributed to the minority interest holders until the deficit minority interest balance is reduced to zero.

AMERICAN SEAFOODS HOLDINGS LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED  CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of June 30, 2003, for the year ended December 31, 2002  and for the three months ended June 30, 2003

(u) Basic earnings per share has been calculated using common shares of 46,835,100 which includes and assumes all ASLP units have been exchanged for 12,428,426 common shares. These additional shares are issuable for no cash consideration upon the satisfaction of certain conditions, and are considered outstanding common shares for purposes of calculating basic earnings per share. Diluted earnings per share is calculated using the weighted average number of common shares assumed outstanding plus the effect of outstanding stock options using the treasury stock method, unless the effect of the stock options is anti dilutive.

Impacts of the transactions for which no pro forma adjustments are made to the unaudited pro forma condensed consolidated statements of operations

No entries have been made to the unaudited pro forma condensed consolidated statements of operations for the following matters that do not have continuing impact:

(v) SPC incurred and expensed approximately $350 of costs associated with the prior owner’s sale of SPC during the period January 1, 2002 to December 15, 2002. There is no pro forma adjustment for these costs because they will not have continuing impact.

(w) Inventories purchased in connection with the SPCC Acquisition were recorded at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort. The expensing of the inventory step-up of $237 is not reflected as a pro forma adjustment because it will not have continuing impact.

(x) On completion of the transaction certain employee equity options will be modified to accelerate vesting and targets relating to certain performance based employee equity options will be achieved. As a result, the Issuer will recognize an equity based compensation charge of approximately $2,026. This charge is not reflected as a pro forma adjustment because it will not have a continuing impact.

(y) As a result of repaying existing debt of Holdings, a loss totaling approximately $77,566 is expected to be recorded, which consists of repayment premiums, unamortized debt discounts and write off of deferred financing costs. This expected loss is not reflected as a pro forma adjustment because it will not have continuing impact.

(z) As a result of the transactions, $39,763 of deferred tax liabilities will be eliminated. This expected benefit is not reflected as a pro forma adjustment because it will not have continuing impact.

GLOSSARY

As used in this prospectus, the following terms have the corresponding meanings:

•	“biomass” of a given species means the estimated aggregate weight of fish of spawning age;

•	“by-catch” means the total catch of fish from species other than the species a vessel intended to catch;

•	“community development quota” means the amount of the total allowable catch in the U.S. Bering Sea pollock fishery allocated to six Alaska Community Development Groups;

•	“directed pollock catch” means the total allowable catch of pollock reduced by the by-catch of pollock in other fisheries and the community development quota;

•	“round metric tons” means the weight, measured in metric tons, of the whole fish brought on board the vessel before any processing occurs; and

•	“total allowable catch” means, with respect to a species of fish in a given fishery, the total weight of fish that is legally permitted to be removed from the population during a given period.

G-1

Income Deposit Securities (IDSs)

PROSPECTUS

, 2003

CIBC World Markets

Credit Suisse First Boston

UBS Investment Bank

RBC Capital Markets

Legg Mason Wood Walker

Incorporated

McDonald Investments Inc.

SunTrust Robinson Humphrey

U.S. Bancorp Piper Jaffray

Wells Fargo Securities, LLC

Morgan Joseph & Co. Inc.

Scotia Capital

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Until                     , 2003 (25 days after the date of this prospectus), all dealers that buy, sell or trade our IDSs, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by American Seafoods Corporation in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC Registration fee		$3,400	(1)
NASD filing fee		$30,500
listing fee*
AMEX filing fee		$1,500
listing fee*
Transfer agent’s fee*
Trustee’s fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Miscellaneous*

Total	$

(1)	$36,405 and $15,124 were previously paid in connection with the initial filing of this Registration Statement on May 22, 2003 and the filing of Amendment No. 1 on July 9, 2003, respectively.
*	To be completed by amendment.

Item 14.    Indemnification of Directors and Officers

The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The certificate of incorporation of the registrant includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends); or for transactions from which the director derived improper personal benefit.

The certificate of incorporation of the registrant provides that the registrant must indemnify its directors or officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain insurance to protect us and our directors, officers and representatives and those of our subsidiaries against any such expense, liability or loss, whether or not we would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 15.    Recent Sales of Unregistered Securities

See “Detailed Transaction Steps” in the enclosed prospectus.

Item 16.    Exhibits

The following exhibits are filed as part of this Registration Statement, or incorporated herein by reference:

Exhibit Number		Description of Exhibit

1.1		Form of Underwriting Agreement.

3.1	*	Certificate of Incorporation of American Seafoods Corporation.

3.2	*	By-Laws of American Seafoods Corporation.

3.3		Form of Amended and Restated Certificate of Incorporation of American Seafoods Corporation.

3.4		Form of Amended and Restated By-Laws of American Seafoods Corporation.

3.5		Form of Board Ownership Policies.

4.1		Form of Indenture.

4.2		Form of Note (included in exhibit 4.1).

4.3		Form of stock certificate for common stock.

4.4		Form of IDS certificate.

4.5		Form of Exchange and Registration Rights Agreement.

4.6		Form of Exchange Warrant to purchase IDSs.

4.7		Form of American Seafoods Holdings LLC Partnership Agreement.

4.8	**

Indenture, dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as trustee, relating to the 10 1/8% Senior Subordinated Notes due 2010.

4.9	***

Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., Southern Pride Catfish LLC and Wells Fargo Bank Minnesota, National Association, as trustee.

4.10	***

Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., Southern Pride Catfish Trucking Inc. and Wells Fargo Bank Minnesota, National Association, as trustee.

4.11

Third Supplemental Indenture, dated as of September 26, 2003, among American Seafoods Group LLC, American Seafoods Finance, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as Trustee.

4.12	**	Form of 10 1/8% Senior Subordinated Note due 2010.

5.1	****	Opinion of Debevoise & Plimpton.

8.1	****	Opinion of Debevoise & Plimpton.

10.1	****	Credit Agreement, dated as of , , among American Seafoods Corporation and certain financial institutions as the Lenders.

10.2	****	Intercompany loan agreement, dated as of , , among and (includes form of Intercompany Note).

10.3	**

Amended and Restated Credit Agreement, dated as of April 18, 2002, by and among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the banks and other financial institutions from time to time party thereto, Harris Trust and Savings Bank, as Documentation Agent, the Bank of Nova Scotia, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

Exhibit Number		Description of Exhibit

10.4	***

Second Amended and Restated Credit Agreement, dated as of December 16, 2002, among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

10.5	**	Pollock Conservation Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest and process 16.57% of the directed pollock catch.

10.6	**	High Seas Catchers’ Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest 0.31% of the directed pollock catch.

10.7	*

Community Development Quota Royalty Agreement for 2003 through 2005, dated as of October 4, 2002, between Coastal Villages Region Fund and American Seafoods Company LLC (sections marked with “****” are redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission on July 9, 2003).

10.8		Form of Amended Employment Agreement, dated as of , , among , and Bernt O. Bodal.

10.9		Form of Amended Employment Agreement, dated as of , , among , and Jeffrey Davis.

10.10		Form of Amended Employment Agreement, dated as of , , among , and Michael J. Hyde.

10.11		Form of Amended Employment Agreement, dated as of , , among , and Inge Andreassen.

10.12		Form of Amended Employment Agreement, dated as of , , among , and Brad Bodenman.

10.13		Form of Indemnification Agreement.

12.1	****	Computation of Ratio of Earnings to Fixed Charges.

16.1	**	Letter from Arthur Andersen LLP regarding Change in Certifying Accountant.

21.1	*	Subsidiaries of American Seafoods Corporation.

23.1		Consent of KPMG LLP to American Seafoods Corporation.

23.2		Consent of KPMG LLP to American Seafoods Holdings LLC.

23.3		Consent of KPMG LLP to American Seafoods Group LLC.

23.4	****	Consent of Debevoise & Plimpton (included in exhibit 5.1).

24.1		Powers of Attorney (included on signature page).

25.1	****	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of , as Trustee.

*	Previously filed.
**	Incorporated by reference to the Registration Statement on Form S-4 (Registration No. 333-90436) filed by American Seafoods Group LLC with the Securities and Exchange Commission on June 13, 2002.
***	Incorporated by reference to the Form 8-K filed by American Seafoods Group LLC with the Securities and Exchange Commission on December 30, 2002.
****	To be filed by amendment.

Item 17.    Undertakings

1.  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned has duly caused this Amendment No. 2 to the registration statement to be signed on behalf of the registrant and the co-registrants, thereunto duly authorized, in Seattle, Washington, on October 16, 2003.

AMERICAN SEAFOODS CORPORATION

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Chief Executive Officer

AMERICAN SEAFOODS HOLDINGS LLC

By:	AMERICAN SEAFOODS, LP., its Managing Member

By:	ASC MANAGEMENT, INC., its General Partner

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: President

AMERICAN SEAFOODS GROUP LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

AMERICAN CHALLENGER LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

AMERICAN DYNASTY LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

AMERICAN SEAFOODS COMPANY LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

AMERICAN SEAFOODS INTERNATIONAL LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

AMERICAN SEAFOODS PROCESSING LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

AMERICAN TRIUMPH LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

THE HADLEY GROUP LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

KATIE ANN LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

NEW BEDFORD SEAFOODS LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

NORTHERN EAGLE LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

NORTHERN HAWK LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

NORTHERN JAEGER LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

OCEAN ROVER LLC

By:	/s/ BERNT O. BODAL
Name: Bernt O. Bodal Title: Manager

SOUTHERN PRIDE CATFISH LLC

By:	/s/ JOE T. GLOVER
Name: Joe T. Glover Title: President

SOUTHERN PRIDE CATFISH TRUCKING, INC.

By:	/s/ JOE T. GLOVER
Name: Joe T. Glover Title: President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernt O. Bodal, Brad Bodenman and Amy Wallace, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in their capacities on October 16, 2003.

Name	Title
* Bernt O. Bodal

Chairman and Chief Executive Officer, Director of American Seafoods Corporation; director of ASC Management, Inc. (Principal Executive Officer of American Seafoods Corporation and the co-registrants other than Southern Pride)

* Brad Bodenman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer of American Seafoods Corporation and the co-registrants other than Southern Pride)

/S/ JOE T. GLOVER, JR. Joe T. Glover, Jr.	(Principal Executive Officer of Southern Pride Catfish LLC and Southern Pride Catfish Trucking, Inc.)

/S/ GARRY D. SMITH Garry D. Smith	(Principal Financial Officer and Principal Accounting Officer of Southern Pride Catfish LLC and Southern Pride Catfish Trucking, Inc.)

* Morgen Crow	Director of American Seafoods Corporation; director of ASC Management, Inc.

* John M. Fluke, Jr.	Director of American Seafoods Corporation; director of ASC Management, Inc.

/S/ MICHAEL MAGERMAN Michael Magerman	Director of ASC Management, Inc.

* George L. Majoros, Jr.	Director of American Seafoods Corporation; director of ASC Management, Inc.

* Scott Perekslis	Director of American Seafoods Corporation; director of ASC Management, Inc.

/S/ LESTER POLLACK Lester Pollack	Director of ASC Management, Inc.

Name	Title

William Tisher	Director of ASC Management, Inc.

/S/ ERIC WILMES Eric Wilmes	Director of ASC Management, Inc.

*By:	/S/ BRAD BODENMAN
Brad Bodenman Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

1.1		Form of Underwriting Agreement.

3.1	*	Certificate of Incorporation of American Seafoods Corporation.

3.2	*	By-Laws of American Seafoods Corporation.

3.3		Form of Amended and Restated Certificate of Incorporation of American Seafoods Corporation.

3.4		Form of Amended and Restated By-Laws of American Seafoods Corporation.

3.5		Form of Board Ownership Policies.

4.1		Form of Indenture.

4.2		Form of Note (included in exhibit 4.1).

4.3		Form of stock certificate for common stock.

4.4		Form of IDS certificate.

4.5		Form of Exchange and Registration Rights Agreement.

4.6		Form of Exchange Warrant to purchase IDSs.

4.7		Form of American Seafoods Holdings LLC Partnership Agreement.

4.8	**

Indenture, dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as trustee, relating to the 10 1/8% Senior Subordinated Notes due 2010.

4.9	***

Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., Southern Pride Catfish LLC and Wells Fargo Bank Minnesota, National Association, as trustee.

4.10	***

Supplemental Indenture, dated as of December 16, 2002, among American Seafoods Group LLC, American Seafoods Finance, Inc., Southern Pride Catfish Trucking Inc. and Wells Fargo Bank Minnesota, National Association, as trustee.

4.11

Third Supplemental Indenture, dated as of September 26, 2003, among American Seafoods Group LLC, American Seafoods Finance, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as Trustee.

4.12	**	Form of 10 1/8% Senior Subordinated Note due 2010.

5.1	****	Opinion of Debevoise & Plimpton.

8.1	****	Opinion of Debevoise & Plimpton.

10.1	****	Credit Agreement, dated as of , , among American Seafoods Corporation and certain financial institutions as the Lenders.

10.2	****	Intercompany loan agreement, dated as of , , among and (includes form of Intercompany Note).

10.3	**

Amended and Restated Credit Agreement, dated as of April 18, 2002, by and among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the banks and other financial institutions from time to time party thereto, Harris Trust and Savings Bank, as Documentation Agent, the Bank of Nova Scotia, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

10.4	***

Second Amended and Restated Credit Agreement, dated as of December 16, 2002, among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

10.5	**	Pollock Conservation Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest and process 16.57% of the directed pollock catch.

10.6	**	High Seas Catchers’ Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest 0.31% of the directed pollock catch.

10.7	*

Community Development Quota Royalty Agreement for 2003 through 2005, dated as of October 4, 2002, between Coastal Villages Region Fund and American Seafoods Company LLC (sections marked with “****” are redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission on July 9, 2003).

Exhibit Number		Description of Exhibit

10.8		Form of Amended Employment Agreement, dated as of , , among , and Bernt O. Bodal.

10.9		Form of Amended Employment Agreement, dated as of , , among , and Jeffrey Davis.

10.10		Form of Amended Employment Agreement, dated as of , , among , and Michael J. Hyde.

10.11		Form of Amended Employment Agreement, dated as of , , among , and Inge Andreassen.

10.12		Form of Amended Employment Agreement, dated as of , , among , and Brad Bodenman.

10.13		Form of Indemnification Agreement.

12.1	****	Computation of Ratio of Earnings to Fixed Charges.

16.1	**	Letter from Arthur Andersen LLP regarding Change in Certifying Accountant.

21.1	*	Subsidiaries of American Seafoods Corporation.

23.1		Consent of KPMG LLP to American Seafoods Corporation.

23.2		Consent of KPMG LLP to American Seafoods Holdings LLC.

23.3		Consent of KPMG LLP to American Seafoods Group LLC.

23.4	****	Consent of Debevoise & Plimpton (included in exhibit 5.1).

24.1		Powers of Attorney (included on signature page).

25.1	****	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of , as Trustee.

*	Previously filed.
**	Incorporated by reference to the Registration Statement on Form S-4 (Registration No. 333-90436) filed by American Seafoods Group LLC with the Securities and Exchange Commission on June 13, 2002.
***	Incorporated by reference to the Form 8-K filed by American Seafoods Group LLC with the Securities and Exchange Commission on December 30, 2002.
****	To be filed by amendment.